As filed with the Securities and Exchange Commission on December 18, 1998.

                              File No. 333-62695
                              File No. 811-05343

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-4

            Registration Statement Under the Securities Act of 1933 X

                         Pre-Effective Amendment No.1

                         Post-Effective Amendment No.

         For Registration Under the Investment Company Act of 1940 X
                               Amendment No. 35

                     Life of Virginia Separate Account 4
                          (Exact Name of Registrant)

                    The Life Insurance Company of Virginia
                             (Name of Depositor)
                             6610 W. Broad Street
                           Richmond, Virginia 23230
             (Address of Depositor's Principal Executive Office)
                 Depositor's Telephone Number: (804) 281-6000

                              Patricia L. Dysart
            Assistant Vice President and Associate General Counsel
                    The Life Insurance Company of Virginia
                             6610 W. Broad Street
                           Richmond, Virginia 23230
                   (Name and address of Agent for Service)

                                   Copy to:
                           Stephen E. Roth, Esquire
                       Sutherland Asbill & Brennan LLP
                        1275 Pennsylvania Avenue, N.W.
                         Washington, D.C. 20004-24104

                Approximate Date of Proposed Public Offering:
As soon as practicable after the effective date of the registration statement.

                    Title of Securities Being Registered:
   Interests in a Separate Account Under Flexible Premium Variable Annuity
                                   Policies

                               Filing Fee: None

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

GE Life & Annuity Separate Account 4 Prospectus For
Flexible Premium Variable Deferred
Annuity Policy
Form P1152 1/99
Issued by:                                        Home Office:
GE Life and Annuity Assurance Company             6610 West Broad Street

                                                  Richmond, Virginia 23230
                                                  Telephone: (804) 281-6000

This Prospectus describes an individual flexible premium variable deferred annuity policy issued by GE Life and Annuity Assurance Company. Variable annuities are long-term vehicles designed to provide retirement income.

Under the policy, you accumulate account value that you can use to buy retirement income payments. The income payments can be variable or fixed in amount. You pick the date when payments start. If the annuitant dies before payments start, your beneficiary may receive a death benefit.

Generally, you do not pay current federal income tax on any growth in the policy until we pay it out. Under some qualified plans, an exclusion from your income will be allowed generally equal to the amount of your contributions to the plan. This may include contributions made by way of premium payments to this policy when used in connection with such qualified plans.

The minimum amount you need to purchase the policy is $10,000.

Investments (premium payments), including the automatic bonus credits we provide you, may accumulate account value on a variable or fixed basis, or both. If you choose our variable option , we will invest your premium payments and bonus credits in mutual fund ("Fund") portfolios. The portfolios are:

Janus Aspen Series:
      Growth Portfolio, Aggressive Growth Portfolio, International Growth Portfolio, Worldwide Growth Portfolio, Balanced Portfolio, Flexible Income Portfolio, Capital Appreciation Portfolio
Variable Insurance Products Fund:
      VIP  Equity-Income   Portfolio,   VIP  Overseas  Portfolio,  VIP  Growth
      Portfolio
Variable Insurance Products Fund II:
      VIP II Asset  Manager  Portfolio,  VIP II  Contrafund  Portfolio
Variable Insurance Products Fund III:
      VIP  III  Growth  &  Income  Portfolio,  VIP  III  Growth  Opportunities
      Portfolio
GE Investments Funds, Inc.:
      S&P 500 Index Fund, Money Market Fund, Total Return Fund, International Equity Fund, Real Estate Securities Fund, Value Equity Fund, Income Fund, U.S. Equity Fund
Oppenheimer Variable Account Funds:
      Oppenheimer Bond Fund,  Oppenheimer  Aggressive Growth Fund, Oppenheimer
      Growth  Fund,   Oppenheimer  High  Income  Fund,   Oppenheimer  Multiple
      Strategies Fund
Federated Insurance Series:
      Federated   American  Leaders  Fund  II,  Federated   Utility  Fund  II,
      Federated High Income Bond Fund II
The Alger American Fund:
      Alger American Growth Portfolio, Alger American Small Capitalization Portfolio
Goldman Sachs Variable Insurance Trust Fund:
      Goldman Sachs Growth and Income Fund, Goldman Sachs Mid Cap Equity Fund Salomon Brothers Variable Series Fund*
      Salomon Investors Fund, Salomon Total Return Fund, Salomon Strategic Bond Fund
*Not all of these portfolios may be available in all states or markets.

You bear the investment risk if you allocate your premium payments and bonus credits to our variable option. Your account value will depend on the performance of the portfolios.

If you choose our fixed option, your premium payments and bonus credits will grow at a rate of at least 3%. We take the investment risk of premium payments and bonus credits allocated to our fixed option. The fixed option may not be available in all states.

The Securities and Exchange Commission has not approved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares in the portfolios and interests in the policies are not deposits or obligations of, or guaranteed or endorsed by, a bank, and the shares and interests are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency; they are subject to investment risks, including possible loss of principal.

This Prospectus details the information about the policy that you should know before you buy a policy and make premium payments. You should also review the prospectuses for the Funds and keep all prospectuses for future reference.

We filed a statement of additional information (SAI), dated ____ __, 1999, concerning the policy with the Securities and Exchange Commission (SEC) and its terms are made part of this Prospectus. If you would like a free copy, call us at 1-800-352-9910. The SAI and other information about the policy is available on the SEC's internet site at http://www.sec.gov. A table of contents for the SAI appears on the last page of this Prospectus.

This Prospectus is dated ____ __, 1999

Table of Contents

                                                                            Page

Definitions...................................................................

Expense tables................................................................

Synopsis......................................................................

Condensed Financial Information...............................................

Investment Results............................................................

Financial Statements..........................................................

GE Life and Annuity Assurance Company.........................................

Account 4.....................................................................

Guarantee Account.............................................................

Charges and Other Deductions..................................................

The Policy....................................................................

Income Payments...............................................................

Federal Tax Matters...........................................................

Voting Rights.................................................................

Requesting Payments...........................................................

Distribution of the Policies..................................................

Owner Questions...............................................................

Return Privilege..............................................................

State Regulation..............................................................

Records and Reports...........................................................

Other Information.............................................................

Year 2000 Readiness Disclosure................................................

Legal Matters.................................................................

Table of Contents for Statement of Additional Information.....................


This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

Definitions

We have tried to make this Prospectus as understandable for you as possible. However, in explaining how the Policy works, we have had to use certain terms that have special meanings. We define these terms below.

Account 4 -- GE Life & Annuity Separate Account 4, a separate investment account we established to receive and invest premiums paid under the Policy and other variable annuity policies we issue. We divide Account 4 into Investment Subdivisions, each of which invests in a portfolio of the Funds.

Account Value -- The value of the Policy equal to the amount allocated to the Investment Subdivisions of Account 4 and the Guarantee Account.

Accumulation Unit -- An accounting unit of measure we use in calculating the Account Value in Account 4 before the Maturity Date.

Annuitant -- The Annuitant is the person you named in the Policy upon whose age and, where appropriate, sex, we determine Monthly Income Benefits.

Annuity Unit -- An accounting unit of measure we use in the calculation of the amount of the second and each subsequent variable income payment.

Bonus Credit -- A bonus credit is the enhanced premium amount described in your Policy. For qualifying Policies, it is an amount we will add to each premium payment we receive.

Code -- The Internal Revenue Code of 1986, as amended.

Company -- GE Life and Annuity Assurance Company. "We", "us" or "our" refers to the Company.

Contingent Annuitant -- The person named by the Owner who at the death of the Annuitant prior to the Maturity Date may become the Annuitant in certain circumstances.

Death Benefit -- The benefit provided under a Policy upon the death of an Annuitant prior to the Maturity Date.

Designated Beneficiary(ies) -- The person(s) designated in the Policy who is alive (or in existence for non-natural designations) on the date of an Owner's, Joint Owner's or Annuitant's death and who will be treated as the sole owner of the Policy following such a death.


General Account -- The assets of the Company that are not segregated in any of the separate investment accounts of the Company.

Guarantee Account -- Part of our General Account that provides a Guaranteed Interest Rate for a specified Guarantee Period. This account is not part of and does not depend on the investment performance of Account 4.

Guarantee Amount - An allocation to the Guarantee Account.

Guarantee Period -- A specific period for which we agree to credit a particular effective annual rate of interest.

Guaranteed Interest Rate -- The applicable effective annual rate of interest that we will pay on a Guarantee Amount. The Guaranteed Interest Rate will be at least three percent per year.


Maturity Date -- The date stated in the Policy on which income payments are scheduled to commence, if the Annuitant is living on that date.

Owner -- The person or persons (in the case of Joint Owners) entitled to receive income payments after the Maturity Date. The Owner also is entitled to the ownership rights stated in the Policy during the lifetime of the Annuitant and in any application. "You" or "your" refers to the Owner or Joint Owners.


Policy Date -- The date the Policy is issued and becomes effective. Your Policy Date is shown in your Policy and is used to determine Policy years and anniversaries.

Surrender Value -- The Account Value less any applicable surrender charge, premium tax, and optional benefit charges.

Valuation Day -- For each Investment Subdivision, each day on which the New York Stock Exchange is open for business except for days that the Fund does not value its shares.

Valuation Period -- The period between the close of business on a Valuation Day and the close of business on the next succeeding Valuation Day.

                                Expense Table

This table describes the various costs and expenses that you will pay (either directly or indirectly) if you purchase the Policy. The table reflects expenses of the Policy, of the Investment Subdivisions of Account 4, and of the portfolios. For more complete descriptions of the various costs and expenses involved, see Charges and Other Deductions in this Prospectus, and the Fund prospectuses. Premium taxes may also be applicable, although they do not appear in the table.

Owner transaction expenses:

       The maximum surrender charge (as a percentage of premium payments
       surrendered/withdrawn):                    8%


We reduce the surrender charge percentage over time. In general, the later a redemption occurs after a premium payment is surrendered or withdrawn, the lower the surrender charge with respect to that surrender or withdrawal.

       Transfer Charge:                            None*

Annual Expenses (as a percentage of Account Value):

Mortality and Expense Risk Charge                  1.30%
Administrative Expense Charge                       .25%
                                                   -----

Total Annual Expenses                              1.55%

Other Annual Expenses:

Annual Policy Maintenance Charge                    $25**
Maximum Guaranteed Minimum Death
Benefit Charge (as a percentage
     of average benefit amount)                     .35%***

*We reserve the right to impose a  fee of $10 per transfer.
**We do not assess  this charge if your  Account  Value at the time the charge is due is at least $10,000.
***If  applicable.

Fund Annual Expenses

Annual expenses of the portfolios of the Funds for the year ended December 31, 1997: (as a percentage of each portfolio's average net assets):



                                     Management Fees    Other Expenses
                                        (after fee          (after
                                          waiver        reimbursement-      Total Annual
Fund                                  as applicable)    as applicable)         Expense
----                                  --------------    --------------         -------

Balanced
    Janus Aspen Balanced Portfolio        0.76%              0.07%              0.83%
    VIP II Asset Manager Portfolio*       0.55%              0.10%              0.65%
    Salomon  Brothers  Total  Return      0.75%              0.25%              1.00%
      Fund
    GE Total Return Fund                  0.50%              0.15%              0.65%
    Oppenheimer  Multiple Strategies      0.72%              0.03%              0.75%
      Fund
Growth
    Janus Aspen Growth Portfolio          0.65%              0.05%              0.70%
    Janus Aspen Capital Appreciation      0.23%              1.03%              1.26%
      Portfolio
    Alger American Growth Portfolio       0.75%              0.04%              0.79%
    VIP II Contrafund Portfolio*          0.60%              0.11%              0.71%
    VIP Growth Portfolio*                 0.60%              0.09%              0.69%
    Oppenheimer Growth Fund               0.73%              0.02%              0.75%
    VIP  III  Growth   Opportunities      0.60%              0.14%              0.74%
      Portfolio*
    Goldman  Sachs  Mid  Cap  Equity      0.80%              0.15%              0.95%
      Fund
    GE Value Equity Fund                  0.37%              0.09%              0.46%
International Stock
    Janus Aspen International Growth      0.67%              0.29%              0.96%
      Portfolio
    VIP Overseas Portfolio*               0.75%              0.17%              0.92%
    GE International Equity Fund          0.98%              0.36%              1.34%
High Yield Bond
    Oppenheimer High Income Fund          0.75%              0.07%              0.82%
    Federated High Income Bond Fund       0.51%              0.29%              0.80%
Diversified Bond
    Janus Aspen Flexible Income           0.65%              0.10%              0.75%
      Portfolio
Aggressive Growth
    Janus Aspen Aggressive Growth         0.73%              0.03%              0.76%
      Portfolio
    Oppenheimer Aggressive Growth         0.71%              0.02%              0.73%
      Fund
    Alger American Small                  0.85%              0.04%              0.89%
      Capitalization Portfolio
Growth & Income
    Federated American Leaders Fund       0.66%              0.19%              0.85%
      II
    GE US Equity Fund                     0.55%              0.25%              0.80%
    Goldman Sachs Growth & Income         0.75%              0.15%              0.90%
      Fund
    Salomon Brothers Investors Fund       0.75%              0.25%              1.00%
    VIP Equity-Income Portfolio*          0.50%              0.08%              0.58%
    VIP III Growth & Income               0.49%              0.21%              0.70%
      Portfolio*
    GE S&P 500 Index Fund                 0.34%              0.12%              0.46%
Corporate Bond
    Oppenheimer Bond Fund                 0.73%              0.05%              0.78%
    Salomon Brothers Strategic Bond       0.75%              0.25%              1.00%
      Fund
    GE Income Fund                        0.42%              0.17%              0.59%
Specialty
    Federated Utility Fund II             0.48%              0.37%              0.85%
    GE Real Estate Securities Fund        0.83%              0.12%              0.95%
Global Stock
    Janus Aspen Worldwide Growth          0.66%              0.08%              0.74%
      Portfolio
Money Market
    GE Money Market Fund                  0.20%              0.12%              0.32%


* The fees and expenses for these funds are prior to any fee waiver and/or reimbursement as applicable.

The following numbers are shown according to Fund Company:

Absent reimbursements, the total annual expenses of the portfolios of the Janus Aspen Series during 1997 would have been .78% for Growth Portfolio, .78% for Aggressive Growth Portfolio, 1.08% for International Growth Portfolio, .81% for Worldwide Growth Portfolio, .83% for Balanced Portfolio and 2.19% for Capital Appreciation Portfolio.

With reimbursements, the total annual expenses of the portfolios of the Variable Insurance Products Fund during 1997 would have been .57% for VIP Equity-Income Portfolio, .90% for VIP Overseas Portfolio and .67% for VIP Growth Portfolio.

With reimbursements, the total annual expenses of the portfolios of the Variable Insurance Products Fund II during 1997 would have been .64% for VIP II Asset Manager Portfolio and .68% for VIP II Contrafund Portfolio.

With reimbursements, the total annual expenses of the portfolios of the Variable Insurance Products Fund III during 1997 would have been .73% for VIP III Growth Opportunities Portfolio.

Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of Goldman Sachs Variable Insurance Trust would have been 1.51% for Growth and Income Fund and 1.33% for Mid Cap Equity Fund.

Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of Salomon Brothers Variable Series Fund would have been 2.61% for Investors Fund, 2.71% for Total Return Fund and 2.66% Strategic Bond Fund. The Other Expenses listed for these Funds are estimates provided by the Fund as these portfolios were recently organized and have no operating history, and actual expense may be greater or less than those shown.

GE Investment Management Incorporated currently serves as investment adviser to GE Investments Funds, Inc. (formerly Life of Virginia Series Fund, Inc.). Prior to May 1, 1997, Aon Advisors, Inc. served as investment adviser to this Fund and had agreed to reimburse the Fund for certain expenses of each of the Fund's portfolios. Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of GE Investments Funds, Inc. during 1997 would have been .46% for S&P 500 Index Fund, .48% for Money Market Fund, .65% for Total Return Fund, 1.43% for International Equity, .96% for Real Estate Fund, .46% for Value Equity Fund, .76% for Income Fund and .86% for U.S. Equity Fund.

Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of the Federated Insurance Series during 1997 would have been .94% for Federated American Leaders Fund II, 1.12% for Federated Utility Fund II, and
 .89% for Federated High Income Bond Fund II.

Examples

These examples show what your costs would be under certain hypothetical situations. The examples do not represent past or future expenses. Your actual expenses may be more or less than those shown. The examples are based on the annual expenses of the portfolios for the Funds for the year ended December 31, 1997 (shown above in Fund Annual Expenses). The examples assume that a full 4% Bonus Credit applies (if a lower Bonus Credit applied, or if no Bonus Credit applied, the numbers shown would be lower). The examples also assume that the $25 policy maintenance charge is equivalent to 0.1% of account value attributable to the hypothetical investment (this charge will be waived if the Account Value is at least $10,000 at the time the charge is due). To the extent that the examples reflect a charge for the elective Guaranteed Minimum Death Benefit Rider, the examples assume that the maximum charge (.35% of the average benefit amount) applies.

                               *        *      *

EXAMPLES: A Policyowner would pay the following expense on a $1,000 investment, assuming a 5% annual return on assets and the charges and expenses reflected in the Fee Table above (including the guaranteed minimum death benefit rider):

1. If you surrender* your Policy at the end of the applicable period:

Fund:                                          1 Year      3 Years

Balanced
Janus Aspen Balanced Portfolio                 101.18       153.90
VIP II Asset Manager Portfolio                  99.35       148.34
Salomon Brothers Total Return Fund             102.91       159.13
GE Investments Total Return Fund                99.35       148.34
Oppenheimer Multiple Strategies Fund           100.37       151.43

Growth
Janus Aspen Growth Portfolio                    99.86       149.88
Janus Aspen Capital Appreciation               105.55       167.07
 Portfolio
Alger American Growth Portfolio                100.77       152.67
VIP II Contrafund Portfolio                     99.96       150.19
VIP Growth Portfolio                            99.75       149.58
Oppenheimer Growth Fund                        100.37       151.43
VIP III Growth Opportunities Portfolio         100.26       151.12
Goldman Sachs Mid Cap Equity Fund              102.40       157.59
GE Investments Value Equity Fund                97.41       142.43

International Stock
Janus Aspen International Growth Portfolio     102.50       157.90
VIP Overseas Portfolio                         102.10       156.67
GE Investments International Equity Fund       106.36       169.50

High Yield Bond
Oppenheimer High Income Fund                   101.08       153.59
Federated High Income Bond Fund II             100.88       152.98

Diversified Bond
Janus Aspen Flexible Income Portfolio          100.37       151.43

Aggressive Growth
Janus Aspen Aggressive Growth Portfolio        100.47       151.74
Oppenheimer Aggressive Growth Fund             100.16       150.81
Alger  American  Small   Capitalization        101.79       155.75
 Portfolio

Growth & Income
Federated American Leaders Fund II             101.38       154.52
GE Investments US Equity Fund                  100.88       152.98
Goldman Sachs Growth & Income Fund             101.89       156.06
Salomon Brothers Investors Fund                102.91       159.13
VIP Equity-Income  Portfolio                    98.63       146.16
VIP III Growth & Income Portfolio               99.86       149.88
GE Investments S&P 500 Index Fund               97.41       142.43

Corporate Bond
Oppenheimer Bond Fund                          100.67       152.36
Salomon Brothers Strategic Bond Fund           102.91       159.13
GE Investments  Income Fund                     98.73       146.47

Specialty
Federated Utility Fund II                      101.38       154.52
GE Investments Real Estate Securities Fund     102.40       157.59

Global Stock
Janus Aspen Worldwide Growth Portfolio         100.26       151.12

Money Market
GE Investments Money Market Fund                95.92       137.59

*  surrender includes annuitization over a period of less than 5 years.

2. If you annuitize at the end of the applicable period, or do not surrender*:

Fund:                                          1 Year      3 Years

Balanced
Janus Aspen Balanced Portfolio                  29.18        90.90
VIP II Asset Manager Portfolio                  27.35        85.34
Salomon Brothers Total Return Fund              30.91        96.13
GE Investments Total Return Fund                27.35        85.34
Oppenheimer Multiple Strategies Fund            28.37        88.43

Growth
Janus Aspen Growth Portfolio                    27.86        86.88
Janus Aspen Capital Appreciation Portfolio      33.55       104.07
Alger American Growth Portfolio                 28.77        89.67
VIP II Contrafund Portfolio                     27.96        87.19
VIP Growth Portfolio                            27.75        86.58
Oppenheimer Growth Fund                         28.37        88.43
VIP III Growth Opportunities Portfolio          28.26        88.12
Goldman Sachs Mid Cap Equity Fund               30.40        94.59
GE Investments Value Equity Fund                25.41        79.43

International Stock
Janus Aspen International Growth Portfolio      30.50        94.90
VIP Overseas Portfolio                          30.10        93.67
GE Investments International Equity Fund        34.36       106.50

High Yield Bond
Oppenheimer High Income Fund                    29.08        90.59
Federated High Income Bond Fund II              28.88        89.98

Diversified Bond
Janus Aspen Flexible Income Portfolio           28.37        88.43

Aggressive Growth
Janus Aspen Aggressive Growth Portfolio         28.47        88.74
Oppenheimer Aggressive Growth Fund              28.16        87.81
Alger  American  Small   Capitalization         29.79        92.75
 Portfolio

Growth & Income
Federated American Leaders Fund II              29.38        91.52
GE Investments US Equity Fund                   28.88        89.98
Goldman Sachs Growth & Income Fund              29.89        93.06
Salomon Brothers Investors Fund                 30.91        96.13
VIP Equity Income Portfolio                     26.63        83.16
VIP III Growth & Income Portfolio               27.86        86.88
GE Investments S&P 500 Index Fund               25.41        79.43

Corporate Bond
Oppenheimer Bond Fund                           28.67        89.36
Salomon Brothers Strategic Bond Fund            30.91        96.13
GE Investments Income Fund                      26.73        83.47

Specialty
Federated Utility Fund II                       29.38        91.52
GE Investments Real Estate Securities Fund      30.40        94.59

Global Stock
Janus Aspen Worldwide Growth Portfolio          28.26        88.12

Money Market
GE Investments Money Market Fund                23.92        74.59

*Surrender  includes  annuitization over a period of less than 5 years.

EXAMPLES: A Policyowner would pay the following expense on a $1,000 investment, assuming a 5% annual return on assets and the charges and expenses reflected in the Fee Table above (excluding the elective guaranteed minimum income benefit rider):

1. If you surrender* your Policy at the end of the applicable period:

Fund:                                          1 Year      3 Years

Balanced
Janus Aspen Balanced Portfolio                  97.62       142.85
VIP II Asset Manager Portfolio                  95.78       137.25
Salomon Brothers Total Return Fund              99.35       148.10
GE Investments Total Return Fund                95.78       137.25
Oppenheimer Multiple Strategies Fund            96.80       140.36

Growth
Janus Aspen Growth Portfolio                    96.29       138.81
Janus Aspen Capital Appreciation Portfolio     102.00       156.09
Alger American Growth Portfolio                 97.21       141.61
VIP II Contrafund Portfolio                     96.40       139.12
VIP Growth Portfolio                            96.19       138.50
Oppenheimer Growth Fund                         96.80       140.36
VIP III Growth Opportunities Portfolio          96.70       140.05
Goldman Sachs Mid Cap Equity Fund               98.84       146.56
GE Investments Value Equity Fund                93.84       131.31

International Stock
Janus Aspen International Growth Portfolio      98.95       146.87
VIP Overseas Portfolio                          98.54       145.63
GE Investments International Equity            102.81       158.53

High Yield Bond
Oppenheimer High Income Fund                    97.52       142.54
Federated High Income Bond Fund II              97.31       141.92

Diversified Bond
Janus Aspen Flexible Income Portfolio           96.80       140.36

Aggressive Growth
Janus Aspen Aggressive Growth Portfolio         96.91       140.67
Oppenheimer Aggressive Growth  Fund             96.60       139.74
Alger American Small Capitalization             98.23       144.70
 Portfolio

Growth & Income
Federated American Leaders Fund II              97.83       143.47
GE Investments US Equity Fund                   97.31       141.92
Goldman Sachs Growth & Income Fund              98.33       145.01
Salomon Brothers Investors Fund                 99.35       148.10
VIP Equity-Income Portfolio                     95.07       135.07
VIP III Growth & Income Portfolio               96.29       138.81
GE Investments S&P 500 Index Fund               93.84       131.31

Corporate Bond
Oppenheimer Bond Fund                           97.11       141.29
Salomon Brothers Strategic Fund                 99.35       148.10
GE Investments Income Fund                      95.17       135.38

Specialty
Federated Utility Fund II                       97.83       143.47
GE Investments Real Estate Securities Fund      98.84       146.56

Global Stock
Janus Aspen Worldwide Growth Portfolio          96.70       140.05

Money Market
GE Investments Money Market Fund                92.40       126.91

*surrender includes  annuitization over a period of less than 5 years.

2. If you annuitize at the end of the applicable period, or do not surrender*:

Fund:                                          1 Year      3 Years

Balanced
Janus Aspen Balanced Portfolio                  25.62        79.85
VIP II Asset Manager Portfolio                  23.78        74.25
Salomon Brothers Total Return Fund              27.35        85.10
GE Investments Total Return Fund                23.78        74.25
Oppenheimer Multiple Strategies Fund            24.80        77.36

Growth
Janus Aspen Growth Portfolio                    24.29        75.81
Janus Aspen Capital Appreciation Portfolio      30.00        93.09
Alger American Growth Portfolio                 25.21        78.61
VIP II Contrafund Portfolio                     24.40        76.12
VIP Growth Portfolio                            24.19        75.50
Oppenheimer Growth Fund                         24.80        77.36
VIP III Growth Opportunities Portfolio          24.70        77.05
Goldman Sachs Mid Cap Equity Fund               26.84        83.56
GE Investments Value Equity Fund                21.84        68.31

International Stock
Janus Aspen International Growth Portfolio      26.95        83.87
VIP Overseas Portfolio                          26.54        82.63
GE Investments International Equity Fund        30.81        95.53

High Yield Bond
Oppenheimer High Income Fund                    25.52        79.54
Federated High Income Bond Fund II              25.31        78.92

Diversified Bond
Janus Aspen Flexible Income Portfolio           24.80        77.36

Aggressive Growth
Janus Aspen Aggressive Growth Porfolio          24.91        77.67
Oppenheimer Aggressive Growth Fund              24.60        76.74
Alger  American  Small   Capitalization         26.23        81.70
Portfolio

Growth & Income
Federated American Leaders Fund II              25.83        80.47
GE Investments US Equity Fund                   25.31        78.92
Goldman Sachs Growth & Income Fund              26.33        82.01
Salomon Brothers Investors Fund                 27.35        85.10
VIP Equity-Income Portfolio                     23.07        72.07
VIP III Growth & Income Portfolio               24.29        75.81
GE Investments S&P 500 Index Fund               21.84        68.31

Corporate Bond
Oppenheimer Bond Fund                           25.11        78.29
Salomon Brothers Strategic Bond Fund            27.35        85.10
GE Investments Income Fund                      23.17        72.38

Specialty
Federated Utility Fund II                       25.83        80.47
GE Investments Real Estate Securities Fund      26.84        83.56


Global Stock
Janus Aspen Worldwide Growth Portfolio          24.70        77.05

Money Market
GE Investments Money Market Fund                20.40        63.91

*Surrender includes annuitization over a period of less than 5 years.

All of the figures provided under the subheading Fund Annual Expenses and part of the data used to produce the figures in the examples were supplied by the Funds. We have not independently verified this information.

Other Policies

We offer other variable annuity policies which also may invest in many of the same portfolios of the Funds offered under the Policy. These policies have different charges that could affect the value of the investment subdivisions, and they may offer different benefits more suitable to your needs. To obtain more information about these policies, contact your registered representative, or call (800) 352-9910.

Synopsis

What type of Policy am I buying? It is an individual flexible premium variable deferred annuity policy issued by us. We may issue it as a Qualified Policy or as a Non-Qualified Policy. This Prospectus is intended to provide disclosure only about the Policy. See The Policy.

How does the Policy work? Once we approve your application, we will issue the Policy to you. During the accumulation period, while you are paying in, you can use your net premium payments (i.e., your purchase payments minus any premium tax), along with the automatic bonus we provide you, to buy Accumulation Units under Account 4 or interests in the Guarantee Account. Should you decide to annuitize (that is, change your Policy to a payout mode rather than an accumulation mode), we will convert your Accumulation Units and Guarantee Account interests to Annuity Units. You can choose a fixed or variable income payment. If you choose a variable income payment, we will base your periodic income payment upon the number of Annuity Units to which you became entitled at the time you decided to annuitize and the value of each unit on that Valuation Day. See The Policy.

What is a Bonus Credit? For qualifying Policies, it is an amount we will add to each premium payment we receive. If the Annuitant was age 75 or younger when we issued the Policy, we will add 4% of each premium payment to your Account Value. For Annuitants age 76 through age 80 at the time we issued the Policy, the amount of the Bonus Credit will be 3%. For Annuitants over age 80 at the time we issued the Policy, we will not pay any Bonus Credits.
See Bonus Credits.

What is Account 4? It is a segregated asset account established under Virginia insurance law, and registered with the SEC as a unit investment trust. We allocate the assets of Account 4 to one or more Investment Subdivisions, according to your investment choice. We do not charge those assets with liabilities arising out of any other business which we may conduct. See Account 4.

What are my variable investment choices? Through its various Investment Subdivisions, Account 4 uses your net premium payments to purchase shares, at your direction, in one or more of the portfolios of the Funds. In turn, each portfolio holds securities consistent with its own particular investment policy. See Investments of Account 4.

What is the Guarantee Account? We offer fixed investment choices through our Guarantee Account. The Guarantee Account is part of our General Account and pays interest at declared rates ("Guaranteed Interest Rates") guaranteed by us for selected periods of time ("Guarantee Periods"). The principal, after deductions, is also guaranteed. Since the Guarantee Account is part of the General Account, we assume the risk of investment gain or loss on this amount. All assets in the General Account are subject to our general liabilities from business operations. The Guarantee Account may not be available in all states.



The Guarantee Account is not part of and does not depend on the investment performance of Account 4. You may allocate all or a portion of your net premium payments and Bonus Credits to the Guarantee Account (see The Guarantee Account), and you may transfer Account Value between the Guarantee Account and Account 4 subject to certain restrictions. See Transfers Before the Maturity Date.

What charges are associated with this Policy? Should you decide to withdraw Account Value before your premium payments have been in your Policy for a certain minimum period, you will incur a surrender charge of anywhere from 0% to 8%, depending upon how many full years those payments have been in the Policy. (Note: We do not assess this surrender charge upon Account Value surrendered, partially surrendered or annuitized that represents gain. You may also partially surrender up to 10% of premium payments each Policy year without application of the surrender charge. We do not assess the surrender charge against any Account Value annuitized under an Optional Payment Plan with a life contingency or period certain guaranteeing payments for five years or more. We waive the surrender charge under certain other conditions). See Surrender Charge.

If your state assesses a premium tax with respect to your Policy, then at the time we incur the tax (or at such other time as we may choose), we will deduct those amounts from premium payments or Account Value, as applicable. See Charges and Other Deductions and Deductions for Premium Taxes.

We assess annual charges in the aggregate at an effective annual rate of 1.55% against the daily net asset value of Account 4, including that portion of the account attributable to your premium payments. These charges consist of .25% as an administrative expense charge and 1.30% as a mortality and expense risk charge. If the Guaranteed Minimum Death Benefit Rider (the "GMDB rider") is in effect, we will assess an annual charge for the benefit under the rider. The charge at full surrender for this benefit will be a pro-rata portion of the annual charge. We guarantee that the charge for this benefit will never exceed an annual rate of .35% of the prior year's average guaranteed minimum death benefit. There is also a $25 Annual Policy Maintenance Charge which we will waive if the Account Value is at least $10,000 at the time the charge is due. For a complete discussion of the charges associated with the Policy, see Charges and Other Deductions.

There are expenses associated with the Funds. These include management fees and other expenses associated with the daily operation of each portfolio. See Investments of Account 4. These Fund expenses are more fully described in the Prospectus for each Fund.

How much must I pay, and how often? Subject to certain minimum and maximum payments, the amount and frequency of your premium payments are completely flexible. See The Policies - premium payments.

How will my income payments be calculated? We will pay you a monthly income beginning on the Maturity Date if the Annuitant is still living. You may also decide to annuitize under one of the Optional Payment Plans. Your initial payment will be based on Maturity Value and other factors. See income payments.

What happens if I die before the Maturity Date? Prior to the Maturity Date, if an Owner, Joint Owner, or Annuitant dies while the Policy is in force, we will treat the Designated Beneficiary as the sole owner of the Policy, subject to certain distribution rules. We may pay a Death Benefit to the Designated Beneficiary. See Death of the Owner, Joint Owner or Annuitant Before the Maturity Date.

May I transfer Account Value among portfolios? Yes, but there may be limits on how often you may do so. The minimum transfer amount is currently $100 or the entire balance in the Investment Subdivision if the transfer will leave a balance of less than $100. Transfers from or to the Guarantee Account may be subject to restrictions described in the Guarantee Account rider. See The
Policies - Transfers Before the Maturity Date, income payments - Transfers following the Maturity Date, and the Guarantee Account rider.

May I surrender the Policy or make a partial surrender? Yes, subject to Policy requirements and to restrictions imposed under certain retirement plans. For example, Owners under a plan for a public school system or tax-exempt institution qualifying under Section 403(b) of the Code are subject to special restrictions upon surrender and partial surrender.

If you surrender the Policy or make a partial surrender, we may assess certain charges, as discussed above and under Charges and Other Deductions. In addition, you may be subject to income tax and, if you are younger than age 59 1/2 at the time of the surrender, a 10% premature withdrawal penalty tax. A surrender or a partial surrender may also be subject to withholding. See Federal Tax Matters. A partial surrender will reduce the death benefit by the proportion that the partial surrender (including any applicable surrender charge) reduces Account Value.

Do I get a free look at this Policy? Yes. You have the right to return the Policy to us at our Home Office, and have us cancel the Policy within a certain number of days (usually 10 days from the date you receive the Policy, but some states require different periods).

If you exercise this right, we will cancel the Policy as of the day we receive it and send you a refund equal to your Account Value less any bonus credits but plus any charges we have deducted on or before the date we received the returned Contract, or if greater and required by the law of your state, your premium payments (less any withdrawals previously taken). See Return Privilege.

When are my allocations effective? In states that require us to return your premium payments upon exercise of your free look right, we will allocate any amounts you allocated to Account 4 to the Money Market Investment Subdivision until the free look period is deemed to expire. See Allocation of Premium Payments.

Condensed Financial Information

Because the Investment Subdivisions which are available under the Policy did not begin operation before the date of this prospectus, we do not include financial information for the Investment Subdivisions in this prospectus or in the SAI.

Investment Results

At times, Account 4 may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature and advertisements. We will calculate the results on a total return basis for various periods, with or without surrender charges. Results calculated without surrender charges will be higher. Total returns include the reinvestment of all distributions of the portfolios, which are reflected in changes in unit value. See the SAI for further information.

Financial Statements

The financial statements for The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and Life of Virginia Account 4, now known as GE Life & Annuity Separate Account 4, are located in the SAI. If you would like a free copy of the SAI, call 1-800-352-9910. Otherwise, the SAI is available on the SEC's website at http://www.sec.gov.

GE Life and Annuity Assurance Company

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance and annuity policies. We are admitted to do business in 49 states and the District of Columbia. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230. Prior to January 1, 1999, our company name was The Life Insurance Company of Virginia.

Eighty percent of our capital stock is owned by General Electric Capital Assurance Company ("GE Capital Assurance"), which is an indirect wholly-owned subsidiary of GE Capital ("GE Capital"). The remaining 20% is owned by GE Financial Assurance Holdings Inc., a direct wholly-owned subsidiary of GE Capital. GE Capital, a New York corporation, is a diversified financial services company whose subsidiaries consist of specialty insurance, equipment management, and commercial and consumer financing businesses. GE Capital's indirect parent, General Electric Company, founded more than one hundred years ago by Thomas Edison, is the world's largest manufacturer of jet engines, engineering plastics, medical diagnostic equipment and large electric power generation equipment.

GNA Corporation, a direct wholly-owned subsidiary of GE Financial Assurance Holdings, Inc., directly owns the stock of Capital Brokerage Corporation (the principal underwriter for the Policies and a broker/dealer registered with the U.S. Securities and Exchange Commission).

We are a member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

Account 4

We established Account 4 as a separate investment account on August 19, 1987. Account 4 may invest in mutual funds, unit investment trusts, managed separate accounts, and other portfolios, and we use it to support the Policy as well as for other purposes permitted by law.

Account 4 currently has 37 Investment Subdivisions available under the Policy, but that number may change in the future. Each Investment Subdivision invests exclusively in shares representing an interest in a separate corresponding portfolio of the Funds described below. We allocate net premium payments and Bonus Credits (see Bonus Credits), in accordance with your instructions among up to ten of the 37 Investment Subdivisions available under the Policy.

The assets of Account 4 belong to us. Nonetheless, we do not charge the assets in Account 4 attributable to the Policies with liabilities arising out of any other business which we may conduct. The assets of Account 4 shall, however, be available to cover the liabilities of our General Account to the extent that the assets of Account 4 exceed its liabilities arising under the Policies supported by it. Income and both realized and unrealized gains or losses from the assets of Account 4 are credited to or charged against Account 4 without regard to the income, gains or losses arising out of any other business we may conduct.

We registered Account 4 with the SEC as a unit investment trust under the 1940 Act. Account 4 meets the definition of a separate account under the federal securities laws. Registration with the SEC does not involve supervision of the management or investment practices or policies of Account 4 by the SEC. You assume the full investment risk for all amounts placed in Account 4.

Investments of Account 4

You decide the Investment Subdivisions to which you allocate net premium payments and bonus credits. You may change your allocation without penalty or charges. There is a separate Investment Subdivision which corresponds to each portfolio of a Fund offered in this Policy.

Each Fund is registered with the Securities and Exchange Commission as an open-end management investment company under the 1940 Act. The assets of each portfolio are separate from other portfolios of a Fund and each portfolio has separate investment objectives and policies. As a result, each portfolio operates as a separate portfolio and the investment performance of one portfolio has no effect on the investment performance of any other portfolio.

Before choosing an Investment Subdivision to allocate your net premium payments, Bonus Credits, and Account Value, carefully read the prospectus for each Fund, along with this Prospectus. We summarize the investment objectives of each portfolio below. There is no assurance that any of the portfolios will meet these objectives.

The investment objectives and policies of certain portfolios are similar to the investment objectives and policies of other portfolios that may be managed by the same investment adviser or manager. The investment results of the portfolios, however, may be higher or lower than the results of such other portfolios. There can be no assurance, and no representation is made, that the investment results of any of the portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment adviser or manager, or if the other portfolio has a similar name.

INVESTMENT SUBDIVISIONS

Commonwealth VA Extra offers you a choice from among 37 Investment Subdivisions, each of which invests in an underlying portfolio of one of the Funds. You may invest in up to ten Investment Subdivisions at any one time.

-------------------------------------------------------------------------------------------
                                       Balanced Funds

-------------------------------------------------------------------------------------------
Investment Subdivision               Investment Objective                   Adviser
                                                                       (and Sub-Adviser,
                                                                        as applicable)
-------------------------------------------------------------------------------------------




Janus Aspen Series       Long term growth of capital, consistent         Janus Capital
Balanced Portfolio       with the preservation of capital and            Corporation
                         balanced by current income. Normally
                         invests 40-60% of its assets in securities
                         selected primarily for their growth
                         potential and 40-60% of its assets in
                         securities selected primarily for their
                         income potential.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Fidelity Variable        High total return with reduced risk over        Fidelity
Insurance Products       the long-term by allocating assets among        Management &
Fund II VIP II           domestic and foreign stocks, bonds and          Research Company
Asset Manager Portfolio  short-term fixed income instruments.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Salomon Brothers         Primarily invests in a broad variety of         Salomon Brothers
Variable Series Funds    securities, including stocks, fixed-income      Asset Management, Inc.
Total Return Fund        securities and short-term obligations
(currently not
available in
California and may
not be available in
all markets)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investments Funds     Objective of providing highest total            GE Investment
 Total Return Fund       return, composed of current income and          Management
                         capital appreciation, as is consistent with     Incorporated
                         prudent investment risk by investing in
                         common stock, bonds and money market
                         instruments, the proportion of each being
                         continuously determined by the investment
                         adviser.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Oppenheimer              Total investment return (which includes         OppenheimerFunds,
Variable Account         current income and capital appreciation in      Inc.
Funds                    the values of its shares) from investments
Multiple Strategies      in common stocks and other equity
Fund                     securities, bonds and other debt
                         securities, and "money market" securities.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


                             Aggressive Growth Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Janus Aspen Series       Non-diversified portfolio achieving             Janus Capital
Aggressive Growth        long-term growth of capital by normally         Corporation
Portfolio                investing at least 50% of its equity assets
                         in securities issued by medium- sized
                         companies.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Oppenheimer              Achieves capital appreciation by investing      OppenheimerFunds,
Variable Account Funds   in  "growth-type" companies.   Prior to May     Inc.
                         1, 1998 this fund was known as Capital
Aggressive Growth        Appreciation Fund.
Fund
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
The Alger American       Long-term capital appreciation.  Except         Fred Alger
Fund                     during temporary defensive periods, the         Management, Inc.
Alger American           portfolio invests at least 65% of its total
Small Capitalization     assets in equity securities of companies
Portfolio                that, at the time of purchase of the
                         securities, have total market capitalization
                         within the range of companies included in the
                         Russell 2000 Growth Index or the S&P Small Cap
                         600 Index, updated quarterly. Both indexes are
                         broad indexes of small capitalization stocks.
                         The portfolio may invest up to 35% of its total
                         assets in equity securities of companies that,
                         at the time of purchase, have total market
                         capitalization outside this combined range and
                         in excess of that amount (up to 100% of its assets)
                         during temporary defensive periods.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                  Growth Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Janus Aspen Series       Long-term capital growth consistent with        Janus Capital
Growth Portfolio         the preservation of capital and pursues its     Corporation
                         objective by investing in common stocks of
                         companies of any size. Emphasizes larger,
                         more established issuers.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Janus Aspen Series       Long-term growth of capital by investing        Janus Capital
Capital Appreciation     primarily in common stocks of companies of      Corporation
Portfolio                any size.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
The Alger American       Long-term capital appreciation.  Except         Fred Alger
Fund                     during temporary defensive periods, this        Management, Inc.
Alger American           portfolio invests at least 65% of its total
Growth Portfolio         assets in equity securities of companies
                         that, at the time of purchase have a total
                         market capitalization of $1 billion or
                         greater
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Fidelity Variable        Capital appreciation by investing mainly in     Fidelity
Insurance Products       equity securities of companies believed to      Management &
Fund II                  be undervalued or out-of-favor.                 Research Company
VIP II Contrafund
Portfolio
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Fidelity Variable        Capital appreciation by normally purchasing     Fidelity
Insurance Products       common stocks, although its investments are     Management &
Fund                     not restricted to any one type of               Research Company
VIP Growth Portfolio     security.  Capital appreciation may also be
                         found in other types of securities,
                         including bonds and preferred stocks.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Oppenheimer              Capital appreciation normally through           OppenheimerFunds,
Variable Account         purchases in common stocks, although its        Inc.
Funds                    investments are not restricted to any one
Growth Portfolio         type of security.  Capital appreciation may
                         also be found in other types of securities
                         including bonds and preferred stocks
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Fidelity Variable        Capital growth by investing primarily in        Fidelity
Insurance Products       common stock and securities convertible to      Management &
Fund III                 common stock.                                   Research Company
VIP III Growth
Opportunities
Portfolio
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Goldman Sachs            Long-term capital appreciation, primarily       Goldman Sachs
Variable Insurance       through equity securities of companies with     Asset  Management
Trust                    public stock market capitalization between
Mid Cap Equity Fund      $500 million and $10 billion at the time of
                         investment.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investment Funds      Provides long term growth of capital            GE Investment
Value Equity Fund        appreciation by investing primarily in          Management
                         common   stock   and   other   equity           Incorporated
                         securities of companies undervalued by the      (Subadvised by NWQ
                         market and offer above-average growth           Investment
                         potential.                                      Management Company)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


                             Growth and Income Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Federated Insurance      Long-term growth of capital and a secondary     Federated
Series                   objective of providing income.  Seeks to        Advisors
American Leaders         achieve its objective by investing, under
Fund II                  normal circumstances, at least 65% of its
                         total assets in common stock of "blue chip"
                         companies.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investment Funds      Long-term growth of capital through             GE Investment
U.S. Equity Fund         investments primarily in equity securities      Management
                         of U.S. companies.                              Incorporated
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Goldman Sachs            Long-term capital growth and growth of          Goldman Sachs
Variable Insurance       income, primarily through equity securities     Asset Management
Trust                    that, in the management team's view, offer
Growth and Income        favorable capital appreciation and/or
Fund                     dividend-paying ability.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Salomon Brothers         Long-term growth of capital with current        Salomon Brothers
Variable Series Funds    income as a secondary objective, primarily      Asset Management,
Investors Fund           through investments in common stocks of         Inc.
(currently not           well-known companies.
available in
California and may
not be available in
all markets)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Fidelity Variable        Reasonable income by investing primarily in     Fidelity
Insurance Products       income-producing equity securities.  In         Management &
Fund                     choosing these securities, the Portfolio        Research Company
VIP Equity-Income        will also consider the potential for
Portfolio                capital appreciation.  The portfolio's goal
                         is to achieve a yield, which exceeds the
                         composite yield on the securities
                         comprising the Standard & Poor's Composite
                         Index of 500 Stocks.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Fidelity Variable        High total return through a combination of      Fidelity
Insurance Products       current income and capital appreciation by      Management &
Fund III                 investing mainly in equity securities.          Research Company
VIP III Growth &
Income Portfolio
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investments Funds     Provides capital appreciation and               GE Investment
S&P 500(1) Index Fund    accumulation of income that corresponds to      Management
                         the  investment  return of the Standard &       Incorporated
                         Poor's 500 Composite Stock Price Index,         (Subadvised by
                         through investment in common stocks traded      State Street
                         on the New York Stock Exchange and the          Global Advisors)
                         American Stock Exchange, to a limited extent,
                         in the over-the-counter markets.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                            International Stock Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Janus  Aspen  Series     Long-term growth of capital primarily           Janus Capital
International Growth     through investments in common stocks of         Corporation
Portfolio                issuers located outside the United States.
                         The portfolio normally invests at least 65%
                         of its total assets in securities of issuers
                         from at least five different countries,
                         excluding the United States.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Fidelity Variable        Long-term growth of capital through             Fidelity
Insurance                investments in foreign securities and           Management &
Products Fund            provides a means for investors to diversify     Research Company
VIP Overseas             their own portfolios by participating in
Portfolio                companies and economies outside of the
                         United States.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investments Funds     Long-term capital appreciation by investing     GE Investment
International Equity     primarily in equity and equity-related          Management
Fund                     securities of companies that are organized      Incorporated
                         outside of the U.S. or whose securities are
                         principally traded outside the U.S.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

--------
    (1) "Standard & Poor's," "S&P," and "S&P 500" are trademarks of Mc-Graw Hill
Companies,  Inc.  and have been  licensed  for use by GE  Investment  Management
Incorporated.  The  S&P  500  Index  Fund is not  sponsored,  endorsed,  sold or promoted by Standard & Poor's,  and Standard & Poor's makes no representation or warranty,  express or implied,  regarding the  advisability of investing in this
Fund or the Policy.





                              Corporate Bond Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Oppenheimer              High level of current income and capital        OppenheimerFunds,
Variable Account         growth when consistent with its primary         Inc.
Funds                    objective.  Under normal conditions this
Bond Fund                fund will invest at least 65% of its total
                         assets in investment grade debt securities.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Salomon Brothers         High level of current income with capital       Salomon Brothers
Variable Series Funds    appreciation as a secondary objective,          Asset Management,
Strategic Bond Fund      through a globally diverse portfolio of         Inc.
(currently not           fixed-income investments, including
available in             lower-rated fixed income securities
California and may       commonly known as junk bonds.
not be available in
all markets)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investments Funds     Maximum income consistent with prudent          GE Investment
Income Fund              investment management and preservation of       Management
                         capital by investing primarily in               Incorporated
                         income-bearing debt securities and other
                         income bearing instruments.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                              High Yield Bond Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Oppenheimer              High current income from investments in     OppenheimerFunds,
Variable Account         high yield fixed income securities,         Inc.
Funds                    including unrated securities or high risk
High Income Fund         securities in lower rating categories.
                         These securities may be considered
                         speculative. This Fund may have substantial
                         holdings of lower-rated debt securities or
                         "junk"  bonds.  The risks of investing in
                         junk bonds are described in the prospectus
                         for the Oppenheimer Variable Account Funds,
                         which should be read carefully before investing.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Federated Insurance      High current income by investing primarily      Federated
Series                   in a diversified portfolio of                   Advisers
High Income Bond         professionally managed fixed-income
Fund II                  securities.  The fixed income securities in
                         which the Fund intends to invest are
                         lower-rated corporate debt obligations,
                         commonly referred to as "junk bonds". The
                         risks of these securities are described in
                         the prospectus for the Federated Insurance
                         Series, which should be read careful before
                         investing.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                 Specialty Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Federated Insurance      High current income and moderate capital        Federated
Series                   appreciation by investing primarily in          Advisers
Utility Fund II          equity and debt securities of utility
                         companies.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investments Funds     Maximum total return through current income     GE Investment
Real Estate              and capital appreciation by investing           Management
Securities Fund          primarily in securities of U.S. issuers         Incorporated
                         that are principally engaged in or related      (Subadvised by
                         to the real estate industry including those     Seneca Capital
                         that own significant real estate assets.        Management, L.L.C.)
                         The portfolio will not invest directly in
                         real estate.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                             Diversified Bond Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Janus Aspen Series       Maximum total return consistent with            Janus Capital
Flexible Income          preservation of capital.  Total return is       Corporation
Portfolio                expected to result from a combination of
                         income and capital appreciation. The
                         portfolio pursues its objective primarily
                         by investing in any type of income-producing
                         securities.  This portfolio may have
                         substantial  holdings of lower-rated debt
                         securities or "junk" bonds. The risks of
                         investing in junk bonds are described in
                         the prospectus for Janus Aspen Series,
                         which should be read  carefully  before
                         investing.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


                               Global Stock Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Janus Aspen Series       Long-term capital growth in a manner            Janus Capital
Worldwide Growth         consistent with the preservation of capital     Corporation
Portfolio                by investing in a diversified portfolio of
                         common stocks of foreign and domestic
                         issuers of all sizes. Normally invests in
                         at least five different companies including
                         the United States
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                               Money Market Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
GE Investments Funds     Highest level of current income as is           GE Investment
Money Market Fund        consistent with high liquidity and safety       Management
                         of principal by investing in high quality       Incorporated
                         money market securities.
-------------------------------------------------------------------------------------------



We will purchase shares of the portfolios at net asset value and direct them to the appropriate Investment Subdivisions of Account 4. We will redeem sufficient shares of the appropriate portfolios at net asset value to pay Death Benefits and surrender/partial surrender proceeds, to make income payments, or for other purposes described in the Policy. We automatically reinvest all dividend and capital gain distributions of the portfolios in shares of the distributing portfolios at their net asset value on the date of distribution. In other words, we do not pay portfolio dividends or portfolio distributions out to Owners as additional units, but instead reflect them in unit values.

Shares of the Funds are not sold directly to the general public. They are sold to the Company, and may be sold to other insurance companies, for investment of the assets of the investment subdivisions established by those insurance companies to fund variable annuity and variable life insurance policies, or to retirement plans.

When a Fund sells shares in any of its portfolios both to variable annuity and to variable life insurance separate accounts, it is said to engage in mixed funding. When a Fund sells shares in any of its portfolios to separate accounts of unaffiliated life insurance companies, it is said to engage in shared funding.

Each Fund may engage in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various shareholders participating in a Fund could conflict. A Fund's Board of Directors will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the Prospectuses for the Funds.

Changes to Account 4 and the Investment Subdivisions
We reserve the right, within the law, to make additions, deletions and substitutions for the Funds and/or any portfolios within the Funds in which Account 4 participates. (We may substitute shares of other portfolios for shares already purchased, or to be purchased in the future, under the Policy. This substitution might occur if shares of a portfolio should no longer be available, or if investment in any portfolio's shares should become inappropriate, in the judgment of our management, for the purposes of the Policy.) No substitution of the shares attributable to your account may take place without notice to you and before approval of the SEC, in accordance with the 1940 Act.

We also reserve the right to establish additional Investment Subdivisions, each of which would invest in a separate portfolio of a Fund, or in shares of another investment company, with a specified investment objective. We may also eliminate one or more Investment Subdivisions if, in our sole discretion, marketing, tax, or investment conditions warrant.

If permitted by law, we may deregister Account 4 under the 1940 Act in the event such registration is no longer required; manage Account 4 under the direction of a committee; or combine Account 4 with other separate accounts of the Company. Further, to the extent permitted by applicable law, we may transfer the assets of Account 4 to another separate account.

The Guarantee Account

Due to certain exemptive and exclusionary provisions, we have not registered interests in the Guarantee Account under the Securities Act of 1933 (the "1933 Act"), and we have not registered either the Guarantee Account or our General Account as an investment company under the Investment Company Act of 1940 (the "1940 Act"). Accordingly, neither the interests in the Guarantee Account, nor our General Account are generally subject to regulation under the 1933 Act and the 1940 Act. Disclosures relating to the interests in the Guarantee Account, and the General Account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy of statements made in a registration statement.

You may allocate some or all of your net premium payments and Bonus Credits, and transfer some or all of your Account Value, to the Guarantee Account. We credit the portion of the Account Value allocated to the Guarantee Account with interest (as described below). Account Value in the Guarantee Account is subject to some, but not all, of the charges we assess in connection with the Policy. See Charges and Other Deductions.

Each time you allocate net premium payments and bonus credits, or transfer Account Value to the Guarantee Account, we establish an interest rate guarantee period. Your net premium payment and its accompanying bonus credits will share the same Guarantee Period. We guarantee each Guarantee Period an interest rate for a specified period of time. At the end of the Guarantee Period, a new interest rate will become effective, and a one year Guarantee Period will commence for the remaining portion of that particular allocation. We determine interest rates in our sole discretion. The determination made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which we may acquire with the amounts we receive as premium payments or transfers of Account Value under the Policies. You will have no direct or indirect interest in these investments. We also will consider other factors in determining interest rates for a Guarantee Period including, but not limited to, regulatory and tax requirements, sales commissions, and administrative expenses borne by us, general economic trends, and competitive factors. Amounts you allocate to the Guarantee Account will not share in the investment performance of our General Account, or any portion thereof. We cannot predict or guarantee the level of interest rates in future guarantee periods. However, the interest rates for any interest guarantee period will be at least the guaranteed interest rate shown in your policy.

We will notify Owners in writing at least 10 days prior to the expiration date of any Guarantee Period about the then currently available Guarantee Periods and the Guaranteed Interest Rates applicable to such Guarantee Periods. A new one year Guarantee Period will commence automatically unless we receive written notice prior to the end of the 30 day period following the expiration of the Guarantee Period ("30 day window") of your election of a different Guarantee Period from among those being offered by us at that time, or instructions to transfer all or a portion of the remaining amount to one or more Investment Subdivisions subject to certain restrictions. (See Transfers Before the Maturity Date.) During the 30 day window, the allocation will accrue interest at the new Guarantee Period's interest rate.

To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods that differ from those available when we issued the Policy, and to credit bonus interest on premium payments allocated to a Guarantee Account participating in the Dollar-Cost Averaging Program. (This may not be available to all classes of Policies.) We also reserve the right, at any time, to stop accepting premium payments or transfers of Account Value to a particular Guarantee Period. Since the specific Guarantee Periods available may change periodically, please contact our Home Office to determine the Guarantee Periods currently being offered.

Charges and Other Deductions

All of the charges described in this section apply to Account Value allocated to Account 4. Account Value in the Guarantee Account is subject to all of the charges described in this section except for the mortality and expense risk charge and the administrative expense charge.

We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the Policies. We incur certain costs and expenses for the distribution and administration of the Policies and for providing the benefits payable thereunder. More particularly, our administrative services include: processing applications for and issuing the Policies, processing purchases and redemptions of portfolio shares as required, maintaining records, administering annuity payouts, furnishing accounting and valuation services (including the calculation and monitoring of daily Investment Subdivision values), reconciling and depositing cash receipts, providing Policy confirmations, providing toll-free inquiry services and furnishing telephone fund transfer services. The risks we assume include: the risk that the death benefit will be greater than the Surrender Value; the risk that the actual life-span of persons receiving income payments under Policy guarantees will exceed the assumptions reflected in our guaranteed rates (these rates are incorporated in the Policy and cannot be changed); the risk that more Owners than expected will qualify for waivers of the surrender charges; and the risk that our costs in providing the services will exceed our revenues from Policy charges (which cannot be changed by us). The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, the surrender charge collected may not fully cover all of the sales and distribution expenses actually incurred by us. Further, we may realize a profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

Deductions from Account 4
We deduct from Account 4 an amount, computed daily, which is equal to an annual rate of 1.55% of the daily net asset value. The charge consists of an administrative expense charge at an effective annual rate of .25% and a mortality and expense risk charge at an effective annual rate of 1.30%.

Guaranteed Minimum Death Benefit Charge
We will assess an annual charge of not more than .35% of the prior year's average guaranteed minimum death benefit for expenses related to the Death Benefit available under the terms of the optional Guaranteed Minimum Death Benefit Rider ("GMDB Rider"). The current rate at the time your GMDB Rider becomes effective will apply until coverage under the Rider is terminated. We deduct this charge against the Account Value in Account 4 on each Policy anniversary and at surrender to compensate us for the increased risks associated with providing the enhanced Death Benefit. If the Guarantee Account is available under the Policy and the Account Value in Account 4 is not sufficient to cover the charge for the Guaranteed Minimum Death Benefit Rider, we will deduct the charge in Account 4 first from the available Account Value in Account 4, and then from the Guarantee Account. Charges from the Guarantee Account will be taken from the amounts that have been in the Guarantee Account for the longest period of time. The charge at full surrender will be a pro-rata portion of the annual charge.

Policy Maintenance Charge
We will deduct an annual charge of $25 annually from the Account Value of each Policy to compensate us for certain administrative expenses incurred in connection with the Policies. We will deduct the charge at each Policy anniversary and at full surrender. We will waive this charge if your Account Value at the time of deduction is at least $10,000.

We will allocate the annual Policy Maintenance Charge among the Investment Subdivisions in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions at the time the charge is made. If there is insufficient Account Value allocated to Account 4, we will deduct any remaining portion of the charge from the Guarantee Account from the amounts that have been in the Guarantee Account for the longest period of time. Other allocation methods may be available upon request.

Surrender Charge
We assess a surrender charge (except as described below) on partial and full surrenders of premium payments. You pay this charge to compensate us for the losses we experience on Policy distribution costs when Owners surrender or partially surrender.

We calculate the surrender charge separately for each premium payment to which a charge applies. For purposes of calculating this charge, we assume that premium payments are withdrawn on a first in-first out basis. We deduct the surrender charge proportionately from the Investment Subdivisions. However, if there is no Account Value in Account 4, we will deduct the charge from the Guarantee Account. The surrender charge is as follows:

             Surrender charge as a percentage of the surrendered
                   or partially surrendered premium payment


                                         Year       Percentage
Number of full and partially
completed years since the premium       1             8%
payment was received                    2             8%
                                        3             7%
                                        4             6%
                                        5             5%
                                        6             4%
                                        7             3%
                                        8             2%
                                        9 or more     0%

We do not assess the surrender charge:

             o     on amounts representing gain (as defined below);

             o     on free withdrawal amounts (as defined below);

             o if the surrender is taken under optional payment plan 1, optional payment plan 2 (for a period of 5 or more years) , or optional payment plan 5;

             o     if a waiver of surrender charge provision applies; or

             o     upon the death of the Annuitant.

You may withdraw your gain under your Policy free of any surrender charge. We calculate gain under the Policy as: (a) plus (b) minus (c) minus (d), but not less than zero where:

     (a) is the Account Value on the date we receive your surrender request;

     (b) is the total of any partial surrenders previously taken;

     (c) is the total of premium payments made; and

     (d) is the total of any gain previously surrendered.

In addition to any gain, you may withdraw an amount equal to 10% of your total premium payments each Policy year without a surrender charge ("free withdrawal amount"). The free withdrawal amount is not cumulative from Policy year to Policy year.

Further, we will waive the surrender charge if you annuitize under Optional Payment Plan 1 (Life Income with Period Certain), Optional Payment Plan 2 (Income for a Fixed Period), provided that you select a fixed period of 5 years or more, or Optional Payment Plan 5 (Joint Life and Survivor Income). See Optional Payment Plans.

We also will waive surrender charges arising from a surrender occurring before income payments begin if, at the time we receive the surrender request, we have received due proof that the Annuitant has a qualifying terminal illness, or has a qualifying confinement to a state licensed or legally operated hospital or inpatient nursing facility for a minimum period as set forth in the Policy (provided the confinement began, or the illness was diagnosed, at least one year after the Policy Date). If you surrender the policy under the terminal illness waiver, please remember that you will be paid the account value, which could be less than the death benefit otherwise available. The terms and conditions of the waivers are set forth in your Policy.

Deductions for Premium Taxes
Any premium tax or other tax levied by any governmental entity as a result of the existence of the Policies or Account 4 will be deducted from Account Value when incurred, or at another time of our choosing.

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes generally depend upon the law of your state of residence. The tax generally ranges from 0.0% to 3.5%.

Other Charges and Deductions
There are deductions from and expenses paid out of the assets of each Fund that are more fully described in each Fund's Prospectus.

Additional Information
We may reduce or eliminate the administrative expense and surrender charges described previously for any particular Policy. However, we will reduce these charges only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges. Lower distribution and administrative expenses may be the result of economies associated with (1) the use of mass enrollment procedures, (2) the performance of administrative or sales functions by the employer, (3) the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees or (4) any other circumstances which reduce distribution or administrative expenses. We will state the exact amount of administrative expense and surrender charges applicable to a particular Policy in that Policy.

The Policy

The Policy is an individual flexible deferred variable annuity Policy. Your rights and benefits are described below and in the Policy. There may be differences in your Policy because of requirements of the State where we issued your Policy. We will include any such differences in your Policy.

Purchase of the Policy
If you wish to purchase a Policy, you must apply for it through a sales representative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If we accept the application, our legally authorized officers prepare and execute a Policy. We then send the Policy to you through your sales representative. See Distribution of the Policies.

If we receive a completed application and all other information necessary for processing a purchase order, we will apply an initial premium payment no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold the initial premium payment for no more than five business days. If the incomplete application cannot be completed within those five days, we will inform you of the reasons, and will return your premium payment immediately (unless you specifically authorize us to keep it until the application is complete). Once you complete your application, we must apply the initial premium payment within two business days.

To apply for a Policy, you must be of legal age in a state where we may lawfully sell the Policies and also be eligible to participate in any of the qualified or non-qualified plans for which the Policies are designed. The Annuitant cannot be older than age 80, unless we approve a different age.

Ownership
As Owner, you have all rights under the Policy, subject to the rights of any irrevocable beneficiary. According to Virginia law, the assets of Account 4 are held for the exclusive benefit of all Owners and their Designated Beneficiaries. Qualified Policies may not be assigned or transferred except as permitted by the Employee Retirement Income Security Act (ERISA) of 1974 and upon written notification to us. We assume no responsibility for the validity or effect of any assignment. Consult your tax advisor about the tax consequences of an assignment.

If you name a Joint Owner in the application, we will treat the Joint Owners as having equal undivided interests in the Policy. All Owners must together exercise any ownership rights in this Policy.

Premium Payments
You may make premium payments to us at a frequency and in the amount you selected. You must obtain our prior approval before you make total premium payments for an Annuitant age 79 or younger that exceed $2,000,000. If the Annuitant is age 80 or older at the time of payment, the total amount not subject to prior approval is $1,000,000. Payments may be made or, if stopped, resumed at any time until the Maturity Date, the surrender of the Policy, or the death of the Owner (or Joint Owner, if applicable), whichever comes first. We reserve the right to refuse to accept a premium payment for any lawful reason.

The minimum initial premium payment is $10,000. We may accept a lower initial premium payment in the case of certain group sales. Each Additional premium payment must be at least $1,000 for Non-Qualified Policies, $100 for Qualified Policies, or $50 for IRA Policies.

Valuation Day
We will value Accumulation and Annuity Units once daily at the close of trading (currently 4:00 p.m., New York time) on each day the New York Stock Exchange is open except for days on which a fund does not value its shares (Valuation Day). On any date other than a Valuation Day, the Accumulation Unit value and the Annuity Unit value will not change.

Allocation of premium payments
We place net premium payments and bonus credits (described below) into Account 4's Investment Subdivisions, each of which invests in shares of a corresponding portfolio of the Funds, and/or the Guarantee Account, according to your instructions. However, in those states which require that premium payments be returned during the free look period (see Return Privilege), we will place your premium payments allocated to Account 4 in the Money Market Investment Subdivision. At the end of the free look period, if your initial premium payment was allocated to the Money Market Investment Subdivision by us, we will transfer the value of what is in the Money Market Investment Subdivision to the Investment Subdivisions you specified in your application. Solely for the purpose of processing transfers from the Money Market Investment Subdivision, we will deem the free look period to end 15 days after the Policy Date. This transfer from the Money Market Investment Subdivision to the other Investment Subdivisions upon the expiration of the free look period does not count as a transfer for any other purposes under the Policy.

The percentage of any premium payment and bonus credit which you can put into any one Investment Subdivision or Guarantee Period must equal at least 1%. Upon allocation to the appropriate Investment Subdivision, we convert net premium payments into Accumulation Units. We determine the number of Accumulation Units credited by dividing the amount allocated to each Investment Subdivision by the value of an Accumulation Unit for that Investment Subdivision on the Valuation Day on which we receive the premium payment at our Home Office if received before 4:00 p.m., New York time. If we receive the premium payment at or after 4:00 p.m., New York time, we will use the Accumulation Unit value computed on the next Valuation Day. The number of Accumulation Units determined in this way is not changed by any subsequent change in the value of an Accumulation Unit. However, the dollar value of an Accumulation Unit will vary depending not only upon how well the portfolio's investments perform, but also upon the expenses of Account 4 and the portfolios.

Bonus Credits
For most Policies, we will add a bonus credit to each premium payment we receive. (The bonus credit is referred to as an "enhanced premium amount" in your Policy.) We fund this credit from our General Account. For each premium payment you make, we will add 4% of that premium payment to your Account Value, provided the Annuitant was age 75 or younger when we issued the Policy. If the Annuitant was age 76 through age 80 when we issued the Policy, the amount of the bonus credit will be 3%. For Annuitants over age 80 at time of issue, we will not pay any bonus credits. We apply the bonus credits when we apply your premium payment to your Account Value, and allocate the credits on a pro-rata basis to the Investment Options you select in the same ratio as the applicable premium payment.

Valuation of Accumulation Units
Accumulation Units for each Investment Subdivision are valued separately. Initially, the value of each Accumulation Unit was set arbitrarily at $10.00. Thereafter, the value of an Accumulation Unit in any Investment Subdivision for a Valuation Period equals the value of an Accumulation Unit in that Investment Subdivision as of the preceding Valuation Period multiplied by the net investment factor of that Investment Subdivision for the current Valuation Period.

The net investment factor is an index used to measure the investment performance of an Investment Subdivision from one Valuation Period to the next. The net investment factor for any Investment Subdivision for any Valuation Period reflects the change in the net asset value per share of the portfolio held in the Investment Subdivision from one Valuation Period to the next, adjusted for the daily deduction of the administrative expense and mortality and expense risk charges from assets in the Investment Subdivision. If any "ex-dividend" date occurs during the Valuation Period, we take into account the per share amount of any dividend or capital gain distribution so that the unit value is not impacted. Also, if any taxes need to be reserved, we take into account a per share charge or credit for any taxes reserved for, which we determine to have resulted from the operations of the Investment Subdivision.

Transfers Before the Maturity Date
Prior to the earlier of the surrender of the Policy, payment of any Death Benefit, or the Maturity Date, you may transfer all or a portion of your investment between and among the Investment Subdivisions of Account 4 and the Guarantee Account subject to certain conditions. Transfers among the Investment Subdivisions of Account 4 and from an Investment Subdivision to a Guarantee Account are made as of the end of the Valuation Period that we receive the transfer request at our Home Office. We may postpone transfers to, from, or among the Investment Subdivisions of Account 4 under certain circumstances. See Requesting Payments.

We restrict transfers from any particular allocation of a Guarantee Account to an Investment Subdivision. You may make such transfers only during the 30 day period beginning with the end of the preceding Guarantee Period applicable to that particular allocation. We also may limit the amount which you may transfer to the Investment Subdivisions. However, for any particular allocation to an Investment Subdivision, the limited amount will not be less than any accrued interest on that allocation plus 25% of the original amount of that allocation.

Further, we may restrict certain transfers from an Investment Subdivision. We reserve the right to limit the number of transfers from an Investment Subdivision to the Guarantee Account made during the six month period following the transfer of any amount from a Guarantee Account to any Investment Subdivision.

Currently, there is no limit on the number of transfers between and among Investment Subdivisions of Account 4 and the Guarantee Account; however, we reserve the right to limit the number of transfers each calendar year to twelve, or if it is necessary for the Policy to continue to be treated as an annuity policy by the Internal Revenue Service, a lower number. Currently, all transfers under the Policy are free. However, we reserve the right to assess a fee of $10 per transfer. The minimum transfer amount is $100 or the entire balance in the Investment Subdivision or Guarantee Period if the transfer will leave a balance of less than $100. We may not honor a transfer request: (i) if any of the Investment Subdivisions that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Investment Subdivision invests; (ii) if the transfer is a result of more than one trade involving the same Investment Subdivision within a 30 day period; or (iii) if the transfer would adversely affect accumulation unit values. We also may not honor transfers made by third parties holding multiple powers of attorney. (See Powers of Attorney.)

When thinking about a transfer of Account Value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that you will make a transfer at an inopportune time.

Telephone Transfers
We permit telephone transfers. We may be liable for losses resulting from unauthorized or fraudulent telephone transfers if we fail to employ reasonable procedures to confirm that the telephone instructions that we receive are genuine. Therefore, we will employ means to prevent unauthorized or fraudulent telephone requests, such as sending written confirmation, recording telephone requests, and/or requesting other identifying information. In addition, we may require written authorization before allowing you to make telephone transfers. We reserve the right to limit telephone transfers.

To request a telephone transfer, you should call our Telephone Transfer Line. We will record all telephone transfer requests. We will execute transfer requests received prior to the close of the New York Stock Exchange that Valuation Day at that day's prices. We will execute requests received after that time on the next Valuation Day at that day's prices.

Powers of Attorney
As a general rule and as a convenience to you, we allow the use of powers of attorney whereby you give third parties the right to effect transfers on your behalf. However, when the same third party possesses powers of attorney executed by many Owners, the result can be simultaneous transfers involving large amounts of Account Value. Such transfers can disrupt the orderly management of the Funds underlying the Policy, can result in higher costs to Owners, and are generally not compatible with the long-range goals of Owners. We believe that such simultaneous transfers effected by such third parties are not in the best interests of all shareholders of the Funds underlying the Policies, and the management of the Funds share this position. Therefore, as described in your Policy, we may limit transfers made by a third party holding multiple powers of attorney.

Dollar-Cost Averaging
The dollar-cost averaging program permits you to systematically transfer on a monthly or quarterly basis a set dollar amount from the Investment Subdivision investing in the Money Market Fund of the GE Investments Funds (the "Money Market Investment Subdivision") and/or the Guarantee Account to any combination of other Investment Subdivisions (as long as the total number of Investment Subdivisions used does not exceed the maximum number allowed under the Policy). The dollar-cost averaging method of investment is designed to reduce the risk of making purchases only when the price of units is high, but you should carefully consider your financial ability to continue the program over a long enough period of time to purchase Accumulation Units when their value is low as well as when it is high. Dollar-cost averaging does not assure a profit or protect against a loss.

You may participate in the dollar-cost averaging program by selecting the program on the application, completing a dollar-cost averaging agreement , or calling our Home Office. To use the dollar-cost averaging program, you must transfer at least $100 from an Investment Subdivision or a Guarantee Period with each transfer. Once elected, dollar-cost averaging remains in effect from the date we receive your request until the value of the Investment Subdivision or the Guarantee Period from which transfers are being made is depleted, or until you cancel the program by written request or by telephone if we have your telephone authorization on file.

With regard to dollar-cost averaging from the Guarantee Account, we reserve the right to determine the amount of each automatic transfer. We reserve the right to transfer any remaining portion of an allocation used for dollar-cost averaging to a Guarantee Account with a new Guarantee Period upon termination of the dollar-cost averaging program for that allocation.

There is no additional charge for dollar-cost averaging. We reserve the right to discontinue offering or to modify the dollar-cost averaging program at any time and for any reason.

Asset Allocation

You may select from five asset allocation model portfolios offered by us, or you may use a model offered by us as a guide to help you develop your own asset allocation program. The models designed by us are as follows:


                     Model     Investment and Risk Profile

                       1            Income
                       2            Enhanced Income
                       3            Growth & Income
                       4            Growth
                       5            Aggressive Growth

If you elect to participate in the asset allocation program, we will automatically allocate all premium payments among the Investment Subdivisions indicated by the model and the Funds within the model you select. The models do not include allocation to the Guarantee Account. Although you may use only one model at a time, you may elect to change your selection as your tolerance for risk, needs, and/or objectives change. You may use a questionnaire that we offer to determine the model that best meets your risk tolerance and time horizons. Asset allocation does not guarantee a profit or protect against a loss.

Because each Investment Subdivision performs differently over time, your portfolio mix may vary from its initial allocations. You may elect to have the portfolios automatically rebalanced under our portfolio rebalancing program, described below.

From time to time, we will review the models and may find that allocation percentages among the Investment Subdivisions or even some of the Investment
Subdivisions within a particular model need to be changed. We will send you notice that such a change has been made. Unless you elect to participate in the new allocation model you will remain in your current designated allocation model. This change will not be made automatically.

There is no additional charge for the asset allocation program. We reserve the right to discontinue offering this program at any time and for any reason.

Portfolio Rebalancing Program
Once your money has been allocated among the Investment Subdivisions, the performance of each Investment Subdivision may cause your allocation to shift. You may instruct us to automatically rebalance (on a quarterly, semi-annual or annual basis) your Account Value among the Investment Subdivisions to return to the percentages specified in your allocation instructions. The program does not include allocations to the Guarantee Account. You may elect to participate in the portfolio rebalancing program at any time by completing the portfolio rebalancing agreement. Your percentage allocations must be in whole percentages. Subsequent changes to your percentage allocations may be made at any time by written or telephone instructions to the Home Office. Once elected, portfolio rebalancing remains in effect from the date we receive your written request until you instruct us to discontinue portfolio rebalancing. There is no additional charge for using portfolio rebalancing, and we do not consider a portfolio rebalancing transfer a transfer for purposes of assessing a transfer processing fee or calculating the maximum number of transfers permitted in a calendar year. We reserve the right to discontinue offering the portfolio rebalancing program at any time and for any reason. Portfolio rebalancing does not guarantee a profit or protect against a loss.

Surrenders and Partial Surrenders
Subject to the rules discussed below, we will allow the surrender of the Policy or a withdrawal of the Account Value at any time before the Maturity Date upon your written request. Surrender or partial surrender rights after the Maturity Date depend upon the income payment Option you select.

We will not permit a partial surrender that is less than $500 or that reduces Account Value to less than $10,000. If your partial surrender request would reduce Account Value to less than $10,000, we will surrender only that amount of Account Value that would reduce the remaining Account Value to $10,000 and deduct any surrender charge from the amount surrendered.

The amount payable on full surrender of the Policy is the Surrender Value at the end of the Valuation Period during which we receive the request. The Surrender Value equals the Account Value on the date we receive a request for surrender less any applicable surrender charge and GMDB charge and less any applicable premium tax. We may pay the Surrender Value in a lump sum or under one of the optional payment plans specified in the Policy.

You may indicate, in writing, from which Investment Subdivisions or Guarantee Periods we are to take your partial surrender. If you do not so specify, we will deduct the amount of the partial surrender first from the Investment Subdivisions of Account 4 on a pro-rata basis, in proportion to the Account Value in Account 4. We will deduct any remaining amount from the Guarantee Account. We will take deductions from the Guarantee Account from the amounts (including any interest credited to such amounts) which have been in the Guarantee Account for the longest period of time.

Please remember that a partial surrender will reduce the Death Benefit by the proportion that the partial surrender (including any applicable surrender charge) reduced Account Value.

Restrictions on Distributions from Certain Policies
Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a variable annuity contract issued under the ORP only upon (i) termination of employment in the Texas public institutions of higher education, (ii) retirement, (iii) death, or (iv) the participant's attainment of age 70 1/2. Accordingly, before we distribute any amounts from these Policies, you must furnish us proof that one of these four events has occurred.

Systematic Withdrawals

At any time after 30 days from the Policy Date, you may elect in writing on a form provided by us to take systematic withdrawals of a specified dollar amount (in equal installments of at least $100) on a monthly, quarterly, semi-annual or annual basis. Your systematic withdrawals in a Policy year may not exceed the amount which is not subject to a surrender charge. You may provide specific instructions as to how we are to take the systematic withdrawals, but you must take the withdrawals first from the Investment Subdivisions of Account 4 and may only take the withdrawals from the Guarantee Account to the extent that the Account Value in Account 4 is insufficient to accomplish the withdrawal. If you have not provided specific instructions, or if such specific instructions cannot be carried out, we will process the withdrawals by taking on a pro-rata basis Accumulation Units from all of the Investment Subdivisions in which you have an interest and the Guarantee Account.

After your systematic withdrawals begin, you may change the frequency and/or amount of your payments, subject to the following:

          o     only one such change may be requested in a calendar quarter; and

          o the total amount to be withdrawn over the next 12 months is limited to the maximum amount at the time you elected to change your systematic withdrawals.

A systematic withdrawal program will terminate automatically when a systematic withdrawal would cause the remaining Account Value to be less than $10,000. If a systematic withdrawal would cause the Account Value to be less than $10,000, then that systematic withdrawal transaction will not be processed. You may discontinue systematic withdrawals at any time by notifying us in writing at our Home Office.

When you consider systematic withdrawals, please remember that each systematic withdrawal is subject to federal income taxes on the taxable portion. In addition, you may be assessed a 10% federal penalty tax on systematic withdrawals if you are under age 59 1/2 at the time of the withdrawal.


Both partial surrenders at your specific request and withdrawals pursuant to a systematic withdrawal program will count toward the limit of the amount that you may withdraw in any Policy year free under the Free Withdrawal Privilege.

We reserve the right to prohibit simultaneous systematic withdrawals and dollar-cost averaging.

The Beneficiary
You may select one or more primary and contingent Beneficiaries during your lifetime upon application and by filing a written request with our Home Office. Each change of Beneficiary revokes any previous designation.

Death Benefit at Death of Annuitant

If the Annuitant dies before income payments begin, regardless of whether the Annuitant is also an Owner or Joint Owner of the Policy, the amount of proceeds available is the Death Benefit (which may be referred to in our marketing materials as the "Annual EstateProtector"). Upon receipt of due proof of the Annuitant's death, the Death Benefit will constitute the new Surrender Value and we will treat it in accordance with instructions provided by the Owner, subject to distribution rules and termination of contract provisions described elsewhere.

The Death Benefit equals the sum of (a) and (b) where: (a) is the Account Value as of the date we receive due proof of death, and (b) is the excess, if any, of the unadjusted death benefit (as defined below) as of the date of the Annuitant's death over the Account Value as of the date of the Annuitant's death, with interest credited on that excess from the date of the Annuitant's death to the date we receive due proof. The rate credited may depend on applicable law or regulation. Otherwise, it will be set by us.

The unadjusted death benefit varies based on the Annuitant's age at the time the Policy is issued and on the Annuitant's age at the time of death.

For a Policy  issued with an  Annuitant  who was age 75 or younger on the Policy
Date:

      1. If the Annuitant dies during the first Policy year, the unadjusted death benefit is the greater of:

    (i)  Account Value determined as of the date of the Annuitant's death; or
    (ii) the total of premium payments made (excluding any Bonus Credits) adjusted by the proportion that any partial surrender (including applicable surrender charge) reduced Account Value and less any applicable premium tax.

      2. If the Annuitant dies after the first Policy year but prior to the Policy anniversary that the Annuitant reaches age 80, the unadjusted death benefit is the greater of:

    (i)  Account Value  determined as of the date of the  Annuitant's  death; or
    (ii) the Policy's unadjusted Death Benefit on the previous Policy anniversary plus the total premium payments (excluding any Bonus Credits) made since that date, less the proportion that any partial surrender (including applicable surrender charge) reduced Account Value and less any applicable premium tax.

     3. If the Annuitant dies on or after the Policy anniversary the Annuitant reaches age 80, the unadjusted death benefit is the greater of:

    (i)  Account Value  determined as of the date of the  Annuitant's  death; or
    (ii) the unadjusted Death Benefit as of the Policy anniversary the Annuitant reached age 80 plus any premium payments (excluding any Bonus Credits) made since that date, less the proportion that any partial surrender (including applicable surrender charge) reduced Account Value and less any applicable premium tax.

Example: Assuming an Owner: (i) purchases a Policy for $100,000; (ii) makes no additional premium payments and no partial surrenders; (iii) is not subject to premium taxes; and (iv) the Annuitant's age is 70 on the Policy date then:

                                                    Unadjusted
Annuitant's       End of         Account            Death
Age               Year           Value              Benefit

71                  1            $103,000           $103,000
72                  2            $110,000           $110,000
73                  3            $ 80,000           $110,000
74                  4            $120,000           $120,000
75                  5            $130,000           $130,000
76                  6            $150,000           $150,000
77                  7            $160,000           $160,000
78                  8            $130,000           $160,000
79                  9            $ 90,000           $160,000
80                 10            $170,000           $170,000
81                 11            $140,000           $170,000
82                 12            $190,000           $190,000
83                 13            $150,000           $170,000


For a Policy issued with an Annuitant who was age 76 through age 80 on the Policy Date:

      1. If the Annuitant dies prior to the Policy anniversary the Annuitant reaches age 80, the unadjusted death benefit is the greater of:

     (i) Account Value as of the date of the Annuitant's  death; or
     (ii) the total of premium payments (excluding any Bonus Credits) made adjusted by the proportion that any partial surrender reduced Account Value (including any applicable surrender charge) and less any applicable premium tax.

     2. If the Annuitant dies on or after the Policy anniversary the Annuitant reaches age 80, the unadjusted death benefit is the greater of:

     (i)  Account  Value as of the date of the  Annuitant's  death;  or
     (ii) the unadjusted Death Benefit as of the Policy anniversary the Annuitant reached age 80 plus the total premium payments (excluding any Bonus Credits) made since that date, less the proportion that any partial surrender (including applicable surrender charge) reduced Account Value and less any applicable premium tax.

For a Policy  issued  with an  Annuitant  who was age 81 or older on the  Policy
Date:

The unadjusted death benefit is the Account Value determined as of the date of the Annuitant's death.

Death of an Owner, Joint Owner, or Annuitant Before the Maturity Date

General: In certain circumstances, Federal tax law requires that distributions be made under this Policy upon the first death of:

  o    an Owner or Joint Owner, or

  o the Annuitant if any Owner is a non-natural entity (such as a trust or corporation).

The discussion below describes the methods available for distributing the value of the Policy upon death.

Designated Beneficiary: At the death of any Owner (or Annuitant, if any Owner is a non-natural entity), the person or entity first listed below who is alive or in existence on the date of that death will become the Designated Beneficiary:

  (1) Owner or Joint Owners.

  (2) primary beneficiary.

  (3) contingent beneficiary.

  (4) Owner's estate.

The Designated Beneficiary will then be treated as the sole Owner of the Policy. If there is more than one Designated Beneficiary, each one will be treated separately in applying the tax law's rules described below.

Distribution rules: The distributions required by Federal tax law differ depending on whether the Designated Beneficiary is the spouse of the deceased Owner (or of the Annuitant, if the Policy is owned by an entity).

  o Spouses - If the Designated Beneficiary is the surviving spouse of the deceased person, we will continue the Policy in force with the surviving spouse as the new Owner. If the deceased person was the Annuitant and there was no surviving Contingent Annuitant, the surviving spouse will automatically become the new Annuitant. At the death of the surviving spouse, this provision may not be used again, even if the surviving spouse remarries. In that case, the rules for non-spouses will apply.

  o Non-Spouses - If the Designated Beneficiary is not the surviving spouse of the deceased person, this Policy cannot be continued in force indefinitely. Instead, upon the death of any Owner (or Annuitant, if any Owner is a non-natural entity), payments must be made to (or for the benefit of) the Designated Beneficiary under one of the following payment choices:

            (1) Receive the Surrender Value in one lump sum payment upon receipt of due proof of death.

            (2) Receive the Surrender Value at any time during the five year period following the date of death. At the end of the five year period, we will pay in a lump sum payment any Surrender Value still remaining.

            (3) Apply the Surrender Value to provide a Monthly Income Benefit under Optional Payment Plan 1 or 2. The first Monthly Income Benefit payment must be made no later than one year after the date of death. Also, the Monthly Income Benefit payment period must be either the lifetime of the Designated Beneficiary or a period not exceeding the Designated Beneficiary's life expectancy.

      If no choice is made by the Designated Beneficiary within 30 days following receipt of due proof of death, we will use payment choice 2 (payment of the entire value of the Policy within 5 years of the date of death). Due proof of death must be provided within 90 days of the date of death. No further premium payments will be accepted after the non-spouse's death. If the Designated Beneficiary dies before the entire Surrender Value has been distributed, we will pay in a lump sum payment any Surrender Value still remaining to the person named by the Designated Beneficiary. If no person is so named, payment will be made to the Designated Beneficiary's estate.

      Under payment choices 1 or 2, the Policy will terminate upon payment of the entire Surrender Value. Under payment choice 3, this Policy will terminate when the Surrender Value is applied to provide a Monthly Income Benefit.

Amount of the proceeds: If an Owner or Joint Owner dies and that person is someone other than the Annuitant, the amount of the proceeds available is the Surrender Value. If the Annuitant dies (whether or not he or she is an Owner or Joint Owner), the amount of the proceeds available is the Death Benefit. Upon receipt of due proof of the Annuitant's death, the Death Benefit will constitute the new Surrender Value and will be treated in accordance with the instructions provided by the Owner, subject to the distribution rules described above.

Guaranteed Minimum Death Benefit Rider
If an Annuitant dies prior to the Maturity Date while the Guaranteed Minimum Death Benefit Rider (the "GMDB Rider") is in effect, the Designated Beneficiary may elect the Death Benefit, described below, in lieu of the Surrender Value. (The death benefit under the GMDB Rider may be referred to in our marketing materials as the "Six Percent EstateProtector".) The Guaranteed Minimum Death Benefit Rider may not be available in all states or markets.

If the GMDB Rider applies, the Death Benefit will be the greater of: (1) the Death Benefit described above under "Death Benefit at Death of Annuitant," and
(2) the Guaranteed Minimum Death Benefit on the date the Company receives due proof of the Annuitant's death, or, if later, the date of the request. The Guaranteed Minimum Death Benefit is, on the Policy Date, equal to the initial premium payment (excluding any Bonus Credits). At the end of each Valuation Period after such date, the Guaranteed Minimum Death Benefit is the lesser of:
(1) the total of all premium payments (excluding any Bonus Credits) received, multiplied by two, less the proportion by which any partial surrenders (including applicable surrender charges) made prior to or during that Valuation Period reduced Account Value; or (2) the Guaranteed Minimum Death Benefit at the end of the preceding Valuation Period, increased as specified below, plus any Additional premium payments during the current Valuation Period and less the proportion by which any partial surrender including any applicable surrender charge reduced Account Value during the current Valuation Period.

The amount of the increase for the Valuation Period will be calculated by applying a factor to the Guaranteed Minimum Death Benefit at the end of the preceding Valuation Period. Until the anniversary on which the Annuitant attains age 80, the factor is determined for each Valuation Period at an effective annual rate of 6%, except that with respect to amounts invested in certain Investment Subdivisions shown in the Policy, the increase factor will be calculated as the lesser of: (1) the Net Investment Factor for the Valuation Period, minus one, and (2) a factor for the Valuation Period equivalent to an effective annual rate of 6%. Currently, these subdivisions include only the Money Market Investment Subdivision. With respect to amounts allocated to the Guarantee Account, we replace Item (1) above with a factor for the Valuation Period equivalent to the credited rate(s) applicable to such amounts.

You may only purchase the GMDB Rider at the time of application. The Rider is effective on the Policy Date and will remain in effect while the Policy is in force and before income payments begin, or until the Policy anniversary following the date of receipt of the Owner's request to terminate the rider. There will be a charge made each year for expenses related to the Death Benefit available under the terms of the Guaranteed Minimum Death Benefit Rider. This charge will not exceed .35% of the prior year's average guaranteed minimum death benefit. (See Guaranteed Minimum Death Benefit Charge.)

Income Payments

When you apply for a Policy, you may select any Maturity Date permitted by law; however, this date can not be any later than the Policy anniversary following the Annuitant's 90th birthday, unless approved by the Company. (Please note the following exception: Policies issued under Qualified Retirement Plans provide for income payments to start at the date and under the option specified in the plan.)

We will pay a Monthly Income Benefit to the Owner beginning on the Maturity Date if the Annuitant is still living. We will pay the Monthly Income Benefit in the form of Variable income payments similar to those described in Optional Payment Plan 1, Life Income with 10 Years Certain (automatic payment plan), using the sex and settlement age of the Annuitant instead of the payee, unless another election is made by the Owner. You may also choose to receive the Maturity Value in one lump sum (in which case we will cancel the Policy).

Under the Life Income with 10 Years Certain plan, if the Annuitant lives longer than ten years, payments will continue for his or her life. If the Annuitant dies before the end of ten years, the remaining payments for the ten year period will be discounted at the same rate used to calculate the monthly income. If the remaining payments are Variable income payments, the amount of each payment to be discounted will be assumed equal to the value of the payment amount on the date we receive Due Proof of Death. We will pay this discounted amount in one sum.

The Policy also provides optional forms of annuity payments, each of which is payable on a fixed basis. Optional Payment Plans 1 and 5 also are available on a variable basis. The Policy provides that all or part of the Account Value may be used to purchase an annuity.

If you elect fixed income payments, the guaranteed amount payable will earn interest at 3% compounded yearly. We may increase the interest rate which will increase the amount paid to you or the payee.

If you elect variable income payments, your income payments, after the first payment, will reflect the investment experience of the Investment Subdivisions to which you allocated Account Value.

Annuity payments will be made monthly unless you elect quarterly, semi-annual or annual installments. Under the Monthly Income Benefit and all of the Optional Payment Plans, if any payment made more frequently than annually would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. If the annual payment payable at maturity is less than $20, we will pay the Maturity Value in a lump sum. Upon making such a payment, we will have no future obligation under the Policy. Following are explanations of the Optional Payment Plans available.

Optional Payment Plans
Plan 1 -- Life Income with Period Certain. This option guarantees periodic payments during a designated period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15, or 20 years. The payee selects the designated period. If the payee dies during the minimum period, we will discount the amount of the remaining guaranteed payments at the same rate used in calculating income payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

Plan 2 -- Income for a Fixed Period. This option provides for periodic payments to be made for a fixed period not longer than 30 years. Payments can be annual, semi-annual, quarterly, or monthly. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at the same rate used in calculating income payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

Plan 3 -- Income of a Definite Amount. This option provides periodic payments of a definite amount to be paid. Payments can be annual, semi-annual, quarterly, or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. If the payee dies, we will pay the amount of the remaining proceeds with earned interest in one sum to the payee's estate unless otherwise provided.

Plan 4 -- Interest Income. This option provides for periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly, or monthly. If the payee dies, we will pay the amount of remaining proceeds and any earned but unpaid interest in one sum to the payee's estate unless otherwise provided. This plan is not available under Qualified Policies.

Plan 5 -- Joint Life and Survivor Income. This option provides for monthly payments to be made to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10-year period at the same rate used in calculating income payments. We will pay the discounted amount in one sum to the survivor's estate unless otherwise provided.

If the payee is not a natural person, our consent must be obtained prior to selecting an Optional Payment Plan.

Prior to the Maturity Date, you may change your Maturity Date to any date at least ten years after the last premium payment. You also may change your Optional Payment Plan or change the allocation of your investment among the Investment Subdivisions before your Maturity Date. Further, during the Annuitant's lifetime and before the Maturity Date, you may change the Owner, Joint Owner, primary Beneficiary, contingent Beneficiary, and contingent Annuitant upon written notice to the Home Office if you reserved this right. We must receive this request for a change in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment made before we recorded the change.

Fixed Income Payments will begin on the date we receive due proof of the Annuitant's death, on surrender, or on the Policy's Maturity Date. Variable income payments will begin within seven days after the date payments would begin under the corresponding fixed option. Payments under Optional Payment Plan 4 (Interest Income) will begin at the end of the first interest period after the date proceeds are otherwise payable.

Variable income payments
Variable income payments will be determined using:

1.     The Maturity Value;

2.     The annuity tables contained in the Policy;

3.     The Optional Payment Option selected; and

4.     The investment performance of the portfolios selected.

To determine the amount of payment, we make this calculation:

1.    Determine the dollar amount of the first income payment; then

2. Allocate that amount to the Investment Subdivisions according to your instructions; then

3. Determine the number of Annuity Units for each Investment Subdivision by dividing the amount allocated by the Annuity Unit Value on the Valuation Day; and then

4. Calculate the value of the Annuity Units for each Investment Subdivision on the Valuation Day for each income payment thereafter.

We assume an investment return of 3% per year, as applied to the applicable mortality table. The amount of each income payment after the initial income payment will depend upon how the portfolios perform, relative to the 3% assumed rate.

Transfers After the Maturity Date
After income payments begin, if Variable income payments are being made, the payee may change the Investment Subdivisions from which Payments are being made once each calendar year by exchanging Annuity Units of one Subdivision for an equivalent dollar amount of Annuity Units of another Subdivision. We will not assess a charge on such transfers. The transfer will be effective as of the end of the Valuation Period during which we receive written request at our Home Office. However, we reserve the right to limit the number of transfers if necessary for the Policy to continue to be treated as an annuity under the Code. We also reserve the right to refuse to execute any transfer if any of the Investment Subdivisions that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Investment Subdivision invests or if the transfer would adversely affect Account Value. If the number of annuity units remaining in an Investment Subdivision after a transfer is less than 1, we will transfer the remaining balance in addition to the amount requested for the transfer. We do not permit transfers between the Investment Subdivisions and the Guarantee Account after the Maturity Date.

Federal Tax Matters

Introduction

This part of the Prospectus discusses the Federal income tax treatment of the Policy. The Federal income tax treatment of the Policy is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not address all of the Federal income tax rules that may affect you and your Policy. This discussion also does not address other Federal tax consequences, or state or local tax consequences, associated with a Policy. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.

Taxation of Non-Qualified Policies

This part of the discussion describes some of the Federal income tax rules applicable to Non-Qualified Policies. A Non-Qualified Policy is a Policy not issued in connection with a qualified retirement plan receiving special tax treatment under the Code, such as an individual retirement annuity or a section 401(k) plan.

Tax Deferral on Earnings. The Federal income tax law does not tax any increase in an Owner's Account Value until there is a distribution from the Policy. However, certain requirements must be satisfied in order for this general rule to apply, including:

      o An individual must own the Policy (or the tax law must treat the Policy as owned by an individual);

      o The investments of Account 4 must be "adequately diversified" in accordance with Internal Revenue Service ("IRS") regulations;

      o The Owner's right to choose particular investments for a Policy must be limited; and

      o The Policy's Maturity Date must not occur near the end of the Annuitant's life expectancy.

This part of the Prospectus discusses each of these requirements.

Policies not owned by an individual -- no tax deferral and loss of interest deduction: As a general rule, the Code does not treat a Policy that is owned by an entity (rather than an individual) as an annuity contract for Federal income tax purposes. The entity owning the Policy pays tax currently on the excess of the Account Value over the premiums paid for the Policy. Policies issued to a corporation or a trust are examples of Policies where the Owner pays current tax on the Policy's earnings.

There are several exceptions to this rule. For example, the Code treats a Policy as owned by an individual if the nominal owner is a trust or other entity that holds the Policy as an agent for an individual. However, this exception does not apply in the case of any employer that owns a Policy to provide deferred compensation for its employees.

In the case of a Policy issued after June 8, 1997 to a taxpayer that is not an individual, or a Policy held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the Owner pays tax on the annual increase in the Account Value. Entities that are considering purchasing the Policy, or entities that will benefit from someone else's ownership of a Policy, should consult a tax advisor.

Investments in Account 4 must be diversified: For a Policy to be treated as an annuity contract for Federal income tax purposes, the investments of a separate account such as Account 4 must be "adequately diversified." The IRS has issued regulations that prescribe standards for determining whether the investments of Account 4 are adequately diversified. If Account 4 fails to comply with these diversification standards, the Owner could be required to pay tax currently on the excess of the Account Value over the premiums paid for the Policy.

Although we do not control the investments of all of the Funds (the Company only indirectly controls those of GE Investments Funds, Inc., through an affiliated company), we expect that the Funds will comply with the IRS regulations so that Account 4 will be considered "adequately diversified."

Restrictions on the extent to which an Owner can direct the investment of Account Values: Federal income tax law limits the Owner's right to choose particular investments for the Policy. The U.S. Treasury Department stated in 1986 that it expected to issue guidance clarifying those limits, but it has not yet done so. Thus, the nature of the limits is currently uncertain. As a result, an Owner's right to allocate Account Values among the portfolios may exceed those limits. If so, the Owner would be treated as the owner of the assets of Account 4 and thus subject to current taxation on the income and gains from those assets.

The Company does not know what limits the Treasury Department may set forth in any guidance that the Treasury Department may issue or whether any such limits will apply to existing Policies. The Company therefore reserves the right to modify the Policy without the Owners' consent to attempt to prevent the tax law from considering the Owners as the owners of the assets of Account 4.

Age at which annuity payouts must begin: Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin.
However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's premiums paid and earnings. If annuity payouts under the Policy begin or are scheduled to begin on a date past the Annuitant's 85th birthday, it is possible that the tax law will not treat the Policy as an annuity contract for Federal income tax purposes. In that event, the Owner would be currently taxable on the excess of the Account Value over the premiums paid for the Policy.

No Guarantees Regarding Tax Treatment: The Company makes no guarantees regarding the tax treatment of any Policy or of any transaction involving a Policy. However, the remainder of this discussion assumes that your Policy will be treated as an annuity contract for Federal income tax purposes and that the tax law will not impose tax on any increase in your Account Value until there is a distribution from your Policy.

Withdrawals and Surrenders. A withdrawal occurs when you receive less than the total amount of the Policy's Surrender Value. In the case of a withdrawal, you will pay tax on the amount you receive to the extent your Account Value before the withdrawal exceeds your "investment in the contract." (This term is explained below.) This income (and all other income from your Policy) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

A surrender occurs when you receive the total amount of the Policy's Surrender Value. In the case of a surrender, you will pay tax on the amount you receive to the extent it exceeds your "investment in the contract."

Your "investment in the contract" generally equals the total of your premium payments under the Policy, reduced by any amounts you previously received from the Policy that you did not include in your income.

Your Policy imposes mortality charges relating to the Death Benefit, including any GMDB Rider charges. It is possible that all or a portion of these charges could be treated as withdrawals from the Policy.

Loans and Assignments. With the exception of certain Qualified Policies, the Code treats any amount received as a loan under a Policy, and any assignment or pledge (or agreement to assign or pledge) any portion of your Account Value, as a withdrawal of such amount or portion.

Gifting a Policy. If you transfer ownership of your Policy - without receiving a payment equal to your Policy's value - to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Account Value to the extent it exceeds your "investment in the contract." In such a case, the new owner's "investment in the contract" will be increased to reflect the amount included in your income.

Systematic Withdrawals. In the case of systematic withdrawals, the amount of each withdrawal should be considered a distribution and taxed in the same manner as a withdrawal from the Policy. However, there is some uncertainty regarding the tax treatment of systematic withdrawals, and it is possible that additional amounts could be included in income.

Taxation of Annuity Payouts. The Code imposes tax on a portion of each annuity payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract." The Company will notify you annually of the taxable amount of your annuity payout.

Pursuant to IRS regulations, you will pay tax on the full amount of your annuity payouts once you have recovered the total amount of the "investment in the contract." If annuity payouts cease because of the death of the Annuitant and before the total amount of the investment in the contract has been recovered, the unrecovered amount generally will be deductible.

If proceeds are left with the Company (Optional Payment Plan 4), they are taxed in the same manner as a surrender. The Owner must pay tax currently on the interest credited on these proceeds. This treatment could also apply to Plan 3 if the payee is at an advanced age, such as age 80 or older.

Taxation of Death Benefits. The Company may distribute amounts from your Policy because of the death of an Owner, a Joint Owner, or an Annuitant. The tax treatment of these amounts depends on whether the Owner, Joint Owner, or Annuitant dies before or after the Policy's Maturity Date.

Prior to the Policy's Maturity Date:

      o If received under an annuity payout option, death benefits are taxed in the same manner as annuity payouts.

      o If not received under an annuity payout option, death benefits are taxed in the same manner as a withdrawal.

After the Policy's Maturity Date:

      o If received in accordance with the existing annuity payout option, death benefits are excludible from income to the extent that they do not exceed the unrecovered "investment in the contract." All annuity payouts in excess of the unrecovered "investment in the contract" are includible in income.

      o If received in a lump sum, the tax law imposes tax on death benefits to the extent that they exceed the unrecovered "investment in the contract" at that time.

Penalty Taxes Payable on Withdrawals, Surrenders, or Annuity Payouts. The Code may impose a penalty tax equal to 10% of the amount of any payment from your Policy that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include withdrawals, surrenders, or annuity payouts that:

      o      you receive on or after you reach age 59 1/2,

      o you receive because you became disabled (as defined in the tax law),

      o      a beneficiary receives on or after the death of the Owner, or

      o you receive as a series of substantially equal periodic payments for the life (or life expectancy) of the Owner.

It is uncertain whether systematic withdrawals will qualify for this last exception. If they did, any modification of the systematic withdrawals could result in certain adverse tax consequences. In addition, a transfer between Investment Subdivisions may result in payments not qualifying for this exception.

Special Rules If You Own More Than One Policy. In certain circumstances, you must combine some or all of the Non-Qualified Policies you own in order to determine the amount of an annuity payout, a surrender, or a withdrawal that you must include in income. For example:

      o If you purchase a Policy offered by this Prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract.

      o If you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract.

The effects of such aggregation are not clear. However, it could affect:

      o the amount of a surrender, a withdrawal or an annuity payout that you must include in income, and

      o the amount that might be subject to the penalty tax described above.

Qualified Retirement Plans

The Company also designed the Policies for use in connection with certain types of retirement plans that receive favorable treatment under the Code. Policies issued to or in connection with a qualified retirement plan are called "Qualified Policies." The Company does not currently offer all of the types of Qualified Policies described, and may not offer them in the future. Prospective purchasers should contact the Company's Home Office to learn the availability of Qualified Policies at any given time.

The Federal income tax rules applicable to qualified plans are complex and varied. As a result, this Prospectus makes no attempt to provide more than general information about use of the Policy with the various types of qualified plans. Persons intending to use the Policy in connection with a qualified plan should obtain advice from a competent advisor.

Types of Qualified Policies. Some of the different types of Qualified Policies include:

      o      Individual Retirement Accounts and Annuities ("Traditional IRAs")

      o      Roth IRAs

      o      Simplified Employee Pensions ("SEP's")

      o      Savings Incentive Matched Plan for Employees ("SIMPLE plans")

      o Public school system and tax-exempt organization annuity plans ("403(b) plans")

      o Qualified corporate employee pension and profit-sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

      o      Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

      o Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans")

Terms of Qualified Plans and Qualified Policies. The terms of a qualified plan may affect your rights under a Qualified Policy. When issued in connection with a qualified plan, the Company will amend a Policy as generally necessary to conform to the requirements of the type of plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Policy. In addition, the Company is not bound by the terms and conditions of qualified plans to the extent such terms and conditions contradict the Policy, unless we consent.

The Death Benefit and Qualified Policies. Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the Death Benefit, including that provided by the GMDB Rider, from being provided under the Policies when the Company issues the Policies as Traditional IRAs or Roth IRAs. However, the law is unclear and it is possible that the presence of the Death Benefit under a Policy issued as a Traditional or Roth IRA could result in increased taxes to the Owner.

It is also possible that the Death Benefit could be characterized as an incidental death benefit. If the Death Benefit were so characterized, this could result in currently taxable income to purchasers. In addition, there are limitations on the amount of incidental death benefits that may be provided under qualified plans, such as in connection with a 403(b) plan. Even if the Death Benefit under the Policy were characterized as an incidental death benefit, it is unlikely to violate those limits unless the purchaser also purchases a life insurance contract in connection with such plan.

Treatment of Qualified Policies Compared with Non-Qualified Policies. Although some of the Federal income tax rules are the same for both Qualified and Non-Qualified Policies, many of the rules are different. For example:

      o The Code generally does not impose tax on the earnings under either Qualified or Non-Qualified Policies until received.

      o The Code does not limit the amount of premium payments and the time at which premium payments can be made under Non-Qualified Policies. However, the Code does limit both the amount and frequency of premium payments made to Qualified Policies.

      o     The Code does not allow a deduction  for premium payments  made for
            Non-Qualified   Policies,   but  sometimes  allows  a  deduction  or
            exclusion  from  income for  premium payments  made to a  Qualified
            Policy.

The Federal income tax rules applicable to qualified plans and Qualified Policies vary with the type of plan and Policy. For example:

      o Federal tax rules limit the amount of premium payments that can be made, and the tax deduction or exclusion that may be allowed for the premium payments. These limits vary depending on the type of qualified plan and the circumstances of the plan participant, e.g., the participant's compensation.

      o Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the Owner must begin receiving payments from the Policy in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.

     o Loans are allowed in connection with certain types of qualified plans, but Federal income tax rules prohibit loans under other types of qualified plans. For example, Federal income tax rules permit loans under some section 403(b) plans, but prohibit loans under Traditional and Roth IRAs. If allowed, loans are subject to a variety of limitations, including restrictions as to the amount of the loan, the duration of the loan, and the manner in which the loan must be repaid.

Amounts Received Under Qualified Policies. Amounts are generally subject to income tax: Federal income tax rules generally include distributions from a Qualified Policy in your income as ordinary income. Premium payments that are deductible or excludible from income do not create "investment in the contract." Thus, under many Qualified Policies there will be no "investment in the contract" and you include the total amount you receive in your income. There are exceptions. For example, you do not include amounts received from a Roth IRA if certain conditions are satisfied.

Additional  Federal taxes may be payable in connection with a Qualified  Policy:
For example, failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions: The Code may impose a penalty tax equal to 10% of the amount of any payment from your Qualified Policy that is includible in your income. The Code does not impose the penalty tax if one of several exceptions apply. The exceptions vary depending on the type of Qualified Policy you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender, or annuity payout:

      o      received on or after the Owner reaches age 59 1/2,

      o received on or after the Owner's death or because of the Owner's disability (as defined in the tax law),

      o received as a series of substantially equal periodic payments for the life (or life expectancy) of the Owner, or

      o received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

Moving Money from One Qualified Policy or Qualified Plan to Another. Rollovers and Transfers: In many circumstances you may move money between Qualified Policies and qualified plans by means of a rollover or a transfer. Special rules apply to such rollovers and transfers. If you do not follow the applicable rules, you may suffer adverse Federal income tax consequences, including paying taxes which you might not otherwise have had to pay. You should always consult a qualified advisor before you move or attempt to move funds between any Qualified Policy or plan and another Qualified Policy or plan.

Direct rollovers: The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or
(b) plans, HR 10 plans, and Policies used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or section 457 plans). The direct rollover rules require Federal income tax equal to 20% of the eligible rollover distribution to be withheld from the amount of the distribution, unless the Owner elects to have the amount directly transferred to certain Qualified Policies or plans.

Prior to receiving an eligible rollover distribution from the Company, we will provide you with a notice explaining these requirements and how you can avoid 20% withholding by electing a direct rollover.

Federal Income Tax Withholding

The Company will withhold and remit to the IRS a part of the taxable portion of each distribution made under a Policy unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time you request a withdrawal, surrender, or annuity payout, we will send you forms that explain the withholding requirements.

Tax Status of the Company

Under existing Federal income tax laws, the Company does not pay tax on investment income and realized capital gains of Account 4. The Company does not anticipate that it will incur any Federal income tax liability on the income and gains earned by Account 4. The Company, therefore, does not impose a charge for Federal income taxes. If Federal income tax law changes and the Company must pay tax on some or all of the income and gains earned by Account 4, the Company may impose a charge against Account 4 to pay the taxes.

Changes in the Law

This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this Prospectus. Congress, the IRS, and the courts may modify these authorities, however, sometimes retroactively.

Voting Rights

As required by law, we will vote the portfolio shares held in Account 4 at meetings of the shareholders of the Funds. The voting will be done according to the instructions of Owners who have interests in any Investment Subdivisions which invest in the portfolios of the Funds. If the 1940 Act or any regulation under it should be amended, and if as a result we determine that we are permitted to vote the portfolios' shares in our own right, we may elect to do so.

We will determine the number of votes which you have the right to cast by applying your percentage interest in an Investment Subdivision to the total number of votes attributable to the Investment Subdivision. In determining the number of votes, we will recognize fractional shares.

We will vote portfolio shares of a class held in an Investment Subdivision for which we received no timely instructions in proportion to the voting instructions which we received for all Policies participating in that Investment Subdivision. We will apply voting instructions to abstain on any item to be voted on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a Fund calls a shareholders meeting, each person having a voting interest in an Investment Subdivision will receive proxy voting material, reports and other materials relating to the portfolio. Since each portfolio may engage in shared funding, other persons or entities besides the Company may vote portfolio shares. See Investments of Account 4.

Requesting Payments

To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any Death Benefit, partial surrenders, or surrender proceeds within seven days after receipt at our Home Office of all the requirements for such a payment. We will determine the amount as of the date our Home Office receives all such requirements.

We may delay making a payment, applying Account Value to a payment plan, or processing a transfer request if: (1) the disposal or valuation of Account 4's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC, by order, permits postponement of payment to protect our Owners. We also may defer making payments attributable to a check that has not cleared (which may take up to 15 days), and we may defer payment of proceeds from the Guarantee Account for a withdrawal, surrender, or transfer request for up to six months from the date we receive the request. The amount deferred will earn interest at a rate and for a time period not less than the minimum required in the jurisdiction in which the Policy is delivered.

Distribution of the Policies

Distributor
Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) ("Capital Brokerage") is the distributor and principal underwriter of the Policies. Capital Brokerage, a Washington corporation and an affiliate of the Company, is located at 6630 W. Broad St., Richmond, Virginia 23230.

Properly licensed registered representatives of independent broker-dealers will sell the Policies. These broker-dealers have selling agreements with Capital Brokerage and have been licensed by state insurance departments to represent us. Properly licensed registered representatives of Capital Brokerage will also sell the Policies. Capital Brokerage is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). The Company will offer Policies in all states where it is licensed to do business.

Commissions
Writing agents of the Company will receive commissions based on a commission schedule and rules. The agents will receive a maximum commission of 2.5% of the initial premium payment and any Additional premium payment.

Agents may also be eligible to receive certain bonuses and allowances, as well as retirement plan credits, based on commissions earned. Field management of the Company receives compensation which we may base in part on the level of agent commissions in their management units. Broker-dealers and their registered agents will receive first-year and subsequent year commissions equivalent to the total commissions and benefits received by the field management and writing agents of the Company. We do not deduct these commissions from premium payments or Account Value; we pay these commissions.

Owner Questions

The obligations to Owners under the Policies are those of the Company. Please direct your questions and concerns to us at our Home Office.

Return Privilege
Within the free-look period after you receive the Policy, you may cancel it for any reason by delivering or mailing it postage prepaid, to our Home Office, Variable Products Department, 6610 W. Broad Street, Richmond, Virginia 23230. A Policy canceled under this provision will be void. Unless state law requires that premium payments be returned as the refund, the amount of the refund will equal the Account Value less the bonus credits but without reduction of any surrender charge. If state law requires that premium payments be returned, the amount of the refund will equal the greater of (1) the Account Value less the bonus credits but without reduction by any surrender charges, plus any amount deducted from the premium payments prior to allocation to Account 4 and (2) the premium payments made less any withdrawals previously taken. In certain states the Owner may have more than 10 days to return the Policy for a refund.

State Regulation
As a life insurance company organized and operated under the laws of the Commonwealth of Virginia, we are subject to provisions governing life insurers and to regulation by the Virginia Commissioner of Insurance.

Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. That Commission conducts a full examination of our operations at least every five years.

Records and Reports

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to Account 4. At least once each year, we will send you a report showing information about your Policy for the period covered by the report. The report will show the Account Value in each Investment Subdivision. The report also will show premium payments and charges made during the statement period. We also will send you an annual and a semi-annual report for each portfolio underlying an Investment Subdivision to which you have allocated Account Value, as required by the 1940 Act. In addition, when you make premium payments make transfers or make partial surrenders, you will receive a written confirmation of these transactions.

Other Information

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, for the Policies being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about Account 4, the Company, and the Policies offered. Statements in this Prospectus about the content of Policies and other legal instruments are summaries. For the complete text of those Policies and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

Year 2000 Readiness Disclosure

Like all financial services providers, we utilize computer systems that may be affected by Year 2000 date data processing issues and we also rely on service providers, including banks, custodians, administrators, and investment managers that also may be affected. We are engaged in a process to evaluate and develop plans to have our computer systems and critical applications ready to process Year 2000 date data. We also are confirming that our service providers are also so engaged. The resources that are being devoted to this effort are substantial. Further, we anticipate that we will spend approximately $2 million to $5 million dollars on this conversion. Remedial actions include inventorying our computer systems, applications and interfaces, assessing the impact of Year 2000 date data on them, developing a range of solutions specific to particular situations and implementing appropriate solutions. Some systems, applications and interfaces will be replaced or upgraded to new software or new releases or existing software which are Year 2000 ready. It is difficult to predict with precision whether the amount of resources ultimately devoted, or the outcome of these efforts, will have any negative impact on us and Account 4. However, as of the date of this prospectus, we do not anticipate that Owners will experience negative effects on their investment, or on the services provided in connection therewith, as a result of Year 2000 transition implementation. Our target dates for completion of these activities depend upon the particular situation. Our goal is to be substantially Year 2000 ready for critical applications on or about mid-1999, but there can be no assurance that we will be successful, or that interaction with other service providers will not impair our services at that time.

If we are not successful in our Year 2000 transition, implementation or interaction with other service providers is impaired, it is possible that we could encounter difficulty and/or delays in calculating unit values, redeeming shares, delivering account statements and providing other information, communication and servicing to our policyowners. In light of our current efforts to address this issue, we do not consider the likelihood of such occurrences to be very high.

Legal Matters

The Company, like other life insurance companies, is involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Although the Company cannot predict the outcome of any litigation with certainty, the Company believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on it or Account 4.

                     STATEMENT OF ADDITIONAL INFORMATION

                              TABLE OF CONTENTS


                                                                            Page

The Policies
  Transfer of Annuity Units.
  Net Investment Factor.

Termination of Participation Agreements.

Calculation of Performance Date.
  Money Market Investment Subdivisions
  Other Investment Subdivisions.

Federal Tax Matters.
  Taxation of GE Life & Annuity
  IRS Required Distributions

General Provisions
  Using the Policies as Collateral
  Non-Participating.
  Misstatement of Age or Sex
  Incontestability
  Statement of Values.
  Written Notice

Distribution of the Policies

Legal Developments Regarding Employment-Related Benefit Plans.


Legal Matters.

Experts.

Change in Auditors

Financial Statements

                                    PART B

                    GE Life and Annuity Assurance Company
                              Separate Account 4

                     Statement of Additional Information
                                   For the
              Flexible Premium Variable Deferred Annuity Policy
                               Form P1152 1/99

                                  Offered by
                    GE Life and Annuity Assurance Company
                        (A Virginia Stock Corporation)
                             6610 W. Broad Street
                           Richmond, Virginia 23230



This Statement of Additional Information expands upon subjects discussed in the current Prospectus for the above-named Flexible Premium Variable Deferred Annuity Policy ("Policy") offered by GE Life and Annuity Assurance Company. You may obtain a copy of the Prospectus dated _________ by calling (800) 352-9910, or by writing to GE Life and Annuity Assurance Company, 6610 W. Broad Street, Richmond, Virginia 23230. Terms used in the current Prospectus for the Policy are incorporated in this Statement.

                 This statement of additional information is
           not a prospectus and should be read only in conjunction
             with the prospectuses for the Policy and the Funds.

Dated ___________

                     Statement of Additional Information
                              Table of Contents


Page

The Policies
  Transfer of Annuity Units.
  Net Investment Factor.

Termination of Participation Agreements.

Calculation of Performance Date.
  Money Market Investment Subdivisions
  Other Investment Subdivisions.

Federal Tax Matters.
  Taxation of GE Life & Annuity
  IRS Required Distributions

General Provisions
  Using the Policies as Collateral
  Non-Participating.
  Misstatement of Age or Sex
  Incontestability
  Statement of Values.
  Written Notice

Distribution of the Policies

Legal Developments Regarding Employment-Related Benefit Plans.


Legal Matters.

Experts.

Change in Auditors

Financial Statements

The Policies

Transfer of Annuity Units

At the Owner's request, Annuity Units may be transferred once per calendar year from the Investment Subdivisions in which they are currently held. However, where permitted by state law, we reserve the right to refuse to execute any transfer if any of the Investment Subdivisions that would be affected by the transfer are unable to purchase or redeem shares of the mutual funds in which the Investment Subdivisions invest. The number of Annuity Units to be transferred is (a) times (b) divided by (c) where: (a) is the number of Annuity Units in the current Investment Subdivision desired to be transferred; (b) is the Annuity Unit Value for the Investment Subdivision in which the Annuity Units are currently held; and (c) is the Annuity Unit Value for the Investment Subdivision to which the transfer is made.

If the number of Annuity Units remaining in an Investment Subdivision after the transfer is less than 1, the Company will transfer the amount remaining in addition to the amount requested. The Company will not transfer into any Investment Subdivision unless the number of Annuity Units of that Investment Subdivision after the transfer is at least 1. The amount of the income payment as of the date of the transfer will not be affected by the transfer (however, subsequent Variable Income Payments will reflect the investment experience of the selected Investment Subdivisions).

Net Investment Factor

The Net Investment Factor measures investment performance of the Investment Subdivisions of Account 4 during a Valuation Period. Each Investment Subdivision has its own Net Investment Factor for a Valuation Period. The Net Investment Factor of an Investment Subdivision available under the policies for a Valuation Period is (a) divided by (b) minus (c) where:

  (a) is (1) the value of the net assets of that Investment Subdivision at the end of the preceding Valuation Period, plus (2) the investment income and capital gains, realized or unrealized, credited to the net assets of that Investment Subdivision during the Valuation Period for which the Net Investment Factor is being determined, minus (3) the capital losses, realized or unrealized, charged against those assets during the Valuation Period, minus
  (4) any amount charged against that Investment Subdivision for taxes, or any amount set aside during the Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that Subdivision; and

  (b) is the value of the net assets of that Investment Subdivision at the end of the preceding Valuation Period; and

  (c) is a charge no greater than .004271% for each day in the Valuation Period. This corresponds to 1.30% and 0.25% per year of the net assets of that Investment Subdivision for mortality and expense risks, and for administrative expenses, respectively.

  The values of the assets in Account 4 will be taken at their fair market value in accordance with generally accepted accounting practices and applicable laws and regulations.


Termination of Participation Agreements

The participation agreements pursuant to which the Funds sell their shares to Account 4 contain varying provisions regarding termination. The following summarizes those provisions:

Janus Aspen Series. This agreement may be terminated by the parties on six months' advance written notice.

Variable Insurance Products Fund, Variable Insurance Products Fund II and Variable Insurance Products Fund III. ("the Fund") These agreements provide for termination (1) on one year's advance notice by either party, (2) at the Company's option if shares of the Fund are not reasonably available to meet requirements of the policies, (3) at the option of either party if certain enforcement proceedings are instituted against the other, (4) upon vote of the policyowners to substitute shares of another mutual fund, (5) at the Company's option if shares of the Fund are not registered, issued, or sold in accordance with applicable laws, if the Fund ceases to qualify as a regulated investment company under the Code, (6) at the option of the Fund or its principal underwriter if it determines that the Company has suffered material adverse changes in its business or financial condition or is the subject of material adverse publicity, (7) at the option of the Company if the Fund has suffered material adverse changes in its business or financial condition or is the subject of material adverse publicity, or (8) at the option of the Fund or its principal underwriter if the Company decides to make another mutual fund available as a funding vehicle for its policies.

GE Investments Funds, Inc. . This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

Oppenheimer Variable Account Funds. This agreement may be terminated by the parties on six months' advance written notice.

Federated Insurance Series. This agreement may be terminated by any of the parties on 180 days written notice to the other parties.

The Alger American Fund. This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

PBHG Insurance Series Fund, Inc. This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

Goldman Sachs Variable Insurance Trust. This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

Salomon Brothers Variable Series Fund. This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

Calculation of Performance Data

From time to time, the Company may disclose total return, yield, and other performance data for the Investment Subdivisions pertaining to the Policies. Such performance data will be computed, or accompanied by performance data computed, in accordance with the standards defined by the Securities and Exchange Commission.

The calculations of yield, total return, and other performance data do not reflect the effect of any premium tax that may be applicable to a particular Policy. Premium taxes currently range from 0% to 3.5% of premium payments and are generally based on the rules of the state in which the Owner resides.

"Money Market" Investment Subdivisions
From time to time, advertisements and sales literature may quote the yield of one or more of the "money market" Investment Subdivisions for a seven-day period, in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the corresponding money market investment portfolio or on its portfolio securities. This current annualized yield is computed by determining the net change (exclusive of unrealized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) at the end of the seven-day period in the value of a hypothetical account under a Policy having a balance of one unit in that "money market" Investment Subdivision at the beginning of the period, dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return, and annualizing the result on a 365-day basis. The net change in account value reflects: 1) net income from the investment portfolio attributable to the hypothetical account; and 2) charges and deductions imposed under the Policy which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the policy maintenance charge, administrative expense charge, annual death benefit charge and the mortality and expense risk charge. For purposes of calculating current yields for a Policy, an average per unit policy maintenance charge is used. Current Yield will be calculated according to the following formula:

  Current Yield = ((NCP - ES)/UV) X (365/7)

  where:

  NCP = the net change in the value of the investment portfolio (exclusive of realized gains or losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Investment Subdivision unit.

  ES = per unit expenses of the hypothetical account for the seven-day period.

  UV = the unit value on the first day of the seven-day period.

  The effective yield of a "money market" Investment Subdivision determined on a compounded basis for the same seven-day period may also be quoted. The effective yield is calculated by compounding the base period return according to the following formula:

  Effective Yield = (1 + ((NCP - ES)/UV))365/7 - 1

  where:

  NCP = the net change in the value of the investment portfolio (exclusive of realized gains or losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Investment Subdivision unit.

  ES = per unit expenses of the hypothetical account for the seven-day period.

  UV = the unit value for the first day of the seven-day period.


The yield on amounts held in a "money market" Investment Subdivision normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. A "money market" Investment Subdivision's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Investment Subdivision's corresponding money market investment portfolio, the types and quality of portfolio securities held by that investment portfolio, and that investment portfolio's operating expenses. Because of the charges and deductions imposed under the Policy, the yield for a "money market" Investment Subdivision will be lower than the yield for its corresponding "money market" investment portfolio.

Yield calculations do not take into account the Surrender Charge under the Policy, a maximum of 8% of each premium payment made during the 8 years prior to a full or partial surrender, or charges for the GMDB rider.

Other Investment Subdivisions
Total Return. Sales literature or advertisements may quote total return, including average annual total return for one or more of the Investment Subdivisions for various periods of time including 1 year, 5 years and 10 years, or from inception if any of those periods are not available.

Average annual total return for a period represents the average annual compounded rate of return that would equate an initial investment of $1,000 under a Policy to the redemption value of that investment as of the last day of the period. The ending date for each period for which total return quotations are provided will be for the most recent practicable, considering the type and media of the communication, and will be stated in the communication.

For periods that begin before the Policy was available, performance data will be based on the performance of the underlying portfolios, with the level of Account 4 and policy charges currently in effect. Average annual total return will be calculated using Investment Subdivision unit values and deductions for the policy maintenance charge, annual death benefit charge and the surrender charge as described below:

  1. The Company calculates unit value for each Valuation Period based on the performance of the Investment Subdivision's underlying investment portfolio (after deductions for Fund expenses, the administrative expense charge, and the mortality and expense risk charge).

  2. The policy maintenance charge is $25 per year, deducted at the beginning of each Policy Year after the first. For purposes of calculating average annual total return, an average policy maintenance charge (currently 0.1% of account value attributable to the hypothetical investment) is used. This charge will be waived if the Account Value is at least $10,000 at the time the charge is due.

  3. The surrender charge will be determined by assuming a surrender of the Policy at the end of the period. Average annual total return for periods of eight years or less will therefore reflect the deduction of a surrender charge.

  4. Total return does not consider the GMDB charges.

  5. Total return assumes the payment of a full 4% bonus credit (the rate of the bonus credit is reduced if the Annuitant was age 76 or older at the time we issued the Policy). The total return figures would be lower if a reduced bonus credit applied, or if no bonus credit applied.

  6. Total return will then be calculated according to the following formula:

  TR =  (ERV/P)1/N - 1

  where:

  TR = the average annual total return for the period.

  ERV = the ending redeemable value (reflecting deductions as described above) of the hypothetical investment at the end of the period.

   P = a hypothetical single investment of $1,000.

   N = the duration of the period (in years).

The available Investment Subdivisions have not yet commenced operations; therefore, standard performance data for the available Investment Subdivisions is not available at this time. However, non-standard adjusted historical performance data (reflects all fees and charges including surrender charges) for the Funds underlying the available Investment Subdivisions is as follows:


Total Return for the available Investment Subdivisions is as follows:



                                                                       From the
                                                  For the    For the   Date of
                            For the     For the   5-year     10-year   Subaccount Date of
                            1-year      3-year    period     period    Inception  Subaccount
                            period      period    ended      ended        to      Inception
                            ended       ended     12/31/98   12/31/98  12/31/98
                            12/31/98    12/31/98

        Subdivision
Balanced
Janus Aspen Balanced              17.70     19.08        N/A       N/A     14.76  09/13/93
Portfolio
VIP II Asset Manager              16.21     15.41      11.39       N/A     11.40  09/06/89
Portfolio
Salomon Brothers Total              N/A       N/A        N/A       N/A       N/A    N/A
Return Fund
GE Investments Total              13.48     16.72      12.71     12.22     10.73  07/01/85
Return Fund
Oppenheimer Multiple              12.71     16.04      11.75     11.33     10.60  02/09/87
Strategies Fund
Growth
Janus Aspen Growth                18.36     21.86        N/A       N/A     16.15  09/13/93
Portfolio
Janus Aspen Capital                 N/A       N/A        N/A       N/A     22.97  05/01/97
Appreciation Portfolio
Alger American Growth             21.43     22.98      17.78       N/A     18.04  01/09/89
Portfolio
VIP II Contrafund Portfolio       19.78       N/A        N/A       N/A     26.77  01/03/95
VIP Growth Portfolio              19.11     22.41      16.49     15.71     13.91  10/09/86
Oppenheimer Growth Fund           22.38     27.68      17.10     15.20     13.88  04/03/85
VIP III Growth                    25.73       N/A        N/A       N/A     25.04  01/03/95
Opportunities Portfolio
Goldman Sachs Mid Cap               N/A       N/A        N/A       N/A       N/A    N/A
Equity Fund
GE Investments Value                N/A       N/A        N/A       N/A     29.10  05/01/97
Equity Fund
International Stock
Janus Aspen International         14.02     23.47        N/A       N/A     17.65  05/02/94
Growth Portfolio
VIP Overseas Portfolio             6.91      9.35      12.55      8.24      6.82  01/28/87
GE Investments                     5.50       N/A        N/A       N/A      7.99  05/01/95
International Equity Fund
High Yield Bond
Oppenheimer High Income            7.58     13.89      12.20     12.87     11.84  04/30/86
Fund
Federated High Income Bond         9.24     14.14        N/A       N/A      9.55  03/01/94
Fund II
Diversified Bond
Janus Aspen Flexible               7.12     12.73        N/A       N/A      8.40  09/13/93
Income Portfolio
Aggressive Growth
Janus Aspen Aggressive             8.04     13.73        N/A       N/A     17.71  09/13/93
Growth  Portfolio
Oppenheimer Aggressive             7.03     19.29      14.39     14.76     13.80  08/15/86
Growth Fund
Alger American Small               6.74     16.81      11.08       N/A     17.76  09/21/88
Capitalization Portfolio
Growth & Income
Federated American Leaders        28.17     27.35        N/A       N/A     19.94  02/10/94
Fund II
GE Investments US Equity          27.94       N/A        N/A       N/A     28.01  01/02/95
Fund
Goldman Sachs Growth &              N/A       N/A        N/A       N/A       N/A    N/A
Income Fund
Salomon Brothers Investors          N/A       N/A        N/A       N/A       N/A    N/A
Fund
VIP Equity-Income                 23.84     23.73      18.65     15.25     13.02  10/09/86
Portfolio
VIP III Growth & Income           25.87       N/A        N/A       N/A     25.87  12/31/96
Portfolio
GE Investments S&P 500            26.08     28.51      18.91     16.27     14.38  04/14/85
Index Fund
Corporate Bond
Oppenheimer Bond Fund              4.55      8.08       6.60      8.12      8.40  04/03/85
Salomon Brothers Strategic          N/A       N/A        N/A       N/A       N/A    N/A
Bond Fund
GE Investments Income Fund         4.34       N/A        N/A       N/A      7.28  01/02/95
Specialty
Federated Utility Fund II         22.33     18.71        N/A       N/A     12.83  02/10/94
GE Investments Real Estate        15.05       N/A        N/A       N/A     25.42  05/01/95
Securities Fund
Global Stock
Janus Aspen Worldwide             17.75     24.36        N/A       N/A     21.44  09/13/93
Growth Portfolio
Money Market
GE Investments Money               0.60      3.25       2.86      4.04      4.02  06/30/85
Market Fund



++  Returns for periods of less than one year are not annualized.

Past performance is not a guarantee of future results.

The Funds have provided the price information used to calculate the total return of the Investment Subdivisions for periods prior to the inception of the Investment Subdivisions. While we have no reason to doubt the accuracy of the figures provided by the Funds, we have not independently verified such information.

Other Performance Data

We may disclose cumulative total return in conjunction with the standard format described above. The cumulative total return will be calculated using the following formula:

   CTR =                             (ERV/P) - 1

   where:

   CTR =                             the cumulative total return for the period.

   ERV = the ending redeemable value (reflecting deductions as described above) of the hypothetical investment at the end of the period.

   P   =                             a hypothetical single investment of $1,000.


Sales literature may also quote cumulative and/or average annual total return that does not reflect the surrender charge. This is calculated in exactly the same way as average annual total return, except that the ending redeemable value of the hypothetical investment is replaced with an ending value for the period that does not take into account any charges on withdrawn amounts.

Other non-standard quotations of Investment Subdivision performance may also be used in sales literature. Such quotations will be accompanied by a description of how they were calculated.

Federal Tax Matters

Taxation of GE Life & Annuity

We do not expect to incur any federal income tax liability attributable to investment income or capital gains retained as part of the reserves under the Policies. (See Federal Tax Matters section of the prospectus.) Based upon these expectations, no charge is being made currently to Account 4 for federal income taxes which may be attributable to the Account. We will periodically review the question of a charge to Account 4 for federal income taxes related to the Account. Such a charge may be made in future years if we believe that we may incur federal income taxes. This might become necessary if the tax treatment of the Company is ultimately determined to be other than what we currently believe it to be, if there are changes made in the federal income tax treatment of annuities at the corporate level, or if there is a change in the Company's tax status. In the event that we should incur federal income taxes attributable to investment income or capital gains retained as part of the reserves under the Policies, the Account Value would be correspondingly adjusted by any provision or charge for such taxes.

We may also incur state and local taxes (in addition to premium taxes) in several states. At present, these taxes, with the exception of premium taxes, are not significant. If there is a material change in applicable state or local tax laws causing an increase in taxes other than premium taxes (for which the Company currently imposes a charge), charges for such taxes attributable to Account 4 may be made.

IRS Required Distributions
In order to be treated as an annuity  contract for federal  income tax purposes, section 72(s) of the Code requires any Non-Qualified Policy to provide that (a) if any Owner dies on or after the Maturity Date but prior to the time the entire interest in the Policy has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if any Owner dies prior to the Maturity Date, the entire interest in the Policy will be distributed (1) within five years after the date of that Owner's death, or (2) as income payments which will begin within one year of that Owner's death and which will be made over the life of the Owner's "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary. The "designated beneficiary" generally is the person who will be treated as the sole owner of the Policy following the death of the Owner, Joint Owner or, in certain circumstances, the Annuitant. However, if the "designated beneficiary" is the surviving spouse of the decedent, these distribution rules will not apply until the surviving spouse's death (and this spousal exception will not again be available). If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner for purposes of these rules.

The Non-Qualified Policies contain provisions which are intended to comply with the requirements of section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. The Company intends to review such provisions and modify them if necessary to assure that they comply with the requirements of Code section 72(s) when clarified by regulation or otherwise.

Other rules may apply to Qualified Policies.

General Provisions

Using the Policies as Collateral
A Non-Qualified Policy can be assigned as collateral security. We must be notified in writing if a Policy is assigned. Any payment made before the assignment is recorded at our Home Office will not be affected. We are not responsible for the validity of an assignment. An Owner's rights and the rights of a Beneficiary may be affected by an assignment.

A Qualified Policy may not be sold, assigned, transferred, discounted, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

The basic benefits of the Policy are assignable. Additional benefits added by rider may or may not be available/eligible for assignments.

Non-Participating
The Policy is non-participating.  No dividends are payable.

Misstatement of Age or Sex
If an Annuitant's age or sex was misstated on the policy data page, any policy benefits or proceeds, or availability thereof, will be determined using the correct age and sex.

Incontestability
We will not contest the Policy.

Statement of Values
At least once each year, we will send the Owner a statement of values within 30 days after each report date. The statement will show Account Value, premium payments and charges made during the report period.

Written Notice
Any written notice should be sent to us at our Home Office at 6610 West Broad Street, Richmond, Virginia 23230. The policy number and the Annuitant's full name must be included.

We will send all notices to the Owner at the last known address on file with the company.

Distribution of the Policies

Capital Brokerage Corporation, the principal underwriter of the Policies, is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

The Policies are sold to the public through brokers licensed under the federal securities laws and state insurance laws that have entered into agreements with Capital Brokerage Corporation. The Policy is also sold by properly registered representatives of Capital Brokerage Corporation. The offering is continuous and Capital Brokerage Corporation does not anticipate discontinuing the offering of the Policies. However, the Company does reserve the right to discontinue the offering of the Policies.

Legal Developments Regarding Employment-Related Benefit Plans

On July 6, 1983, the Supreme Court held in Arizona Governing Committee for Tax Deferred Annuity v. Norris, 463 U.S. 1073 (1983), that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women on the basis of sex. The Policy contains guaranteed annuity purchase rates for certain optional payment plans that distinguish between men and women. Accordingly, employers and employee organizations should consider, in consultation with legal counsel, the impact of Norris, and Title VII generally, on any employment-related insurance or benefit program for which a Policy may be purchased.

In addition, the Company is subject to the insurance laws and regulations of other states within which it is licensed to operate. Generally, the Insurance Department of any other state applies the laws of the state of domicile in determining permissible investments. Presently, the Company is licensed to do business in the District of Columbia and all states, except New York.

Legal Matters

Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain legal matters relating to federal securities laws applicable to the issue and sale of the Policies described in this Prospectus. Patricia L. Dysart, Assistant Vice President and Associate General Counsel of the Company, has provided advice on certain legal matters pertaining to the Policy, including the validity of the Policy and the Company's right to issue the Policies under Virginia insurance law.

Experts

KPMG Peat Marwick LLP.

The consolidated balance sheets of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholder's equity and cash flows for the year ended December 31, 1997, the nine months ended December 31, 1996 and the preacquisition three months period ended March 31, 1996, and the statement of assets and liabilities of Life of Virginia Separate Account 4, now known as GE Life & Annuity Separate Account 4, as of December 31, 1997 and the related statements of operations and changes in net assets for each of the two years or lesser periods then ended have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

The report of KPMG Peat Marwick LLP with respect to the consolidated financial statements of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and subsidiary contains an explanatory paragraph that states that effective April 1, 1996, General Electric Capital Corporation acquired all of the outstanding stock of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

Ernst & Young LLP.

Ernst & Young LLP, independent auditors, have audited the consolidated statements of income, stockholder's equity and cash flows of GE Life and Annuity Assurance Company and subsidiaries (formerly The Life Insurance Company of Virginia and subsidiaries) for the year ended December 31, 1995 and the statements of operations and changes in net assets of GE Life & Annuity Separate Account 4 (formerly Life of Virginia Separate Account 4) for the year or period ended December 31, 1995 as set forth in their report, which is included in this Statement of Additional Information and Registration Statement. The financial statements are included herein in reliance on their report, given on their authority as experts in accounting and auditing.

Change in Auditors

Subsequent to the acquisition of us by GNA Corporation on April 1, 1996, we selected KPMG Peat Marwick LLP to be our auditor. Accordingly, our principal auditor has changed for the year ending December 31, 1996, from Ernst & Young LLP, to KPMG Peat Marwick LLP. The former auditors were dismissed and KPMG Peat Marwick LLP was retained because KPMG Peat Marwick LLP is the auditor for GE Capital, the indirect parent of GNA Corporation. This change was approved by the members of the Board of Directors of the Company.

Neither KPMG Peat Marwick LLP's nor Ernst & Youngs LLP's reports on the financial statements contain any adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty or audit scope. Furthermore, there were no disagreements with either on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

Financial Statements

This Statement of Additional Information contains financial statements for the Company and for Life of Virginia Separate Account 4, now known as GE Life & Annuity Separate Account 4, as of December 31, 1997, and for each of the three years in the period then ended.

Unaudited interim financial statements for the Company through September 30, 1998 have also been included.

The consolidated financial statements of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and subsidiaries included herein should be distinguished from the financial statements of Account 4 and should be considered only as bearing on the ability of the Company to meet its obligations under the Policy.

Such consolidated financial statements of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and subsidiaries should not be considered as bearing on the investment performance of the assets held in Account 4.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4


Statements of Assets and Liabilities

Year ended December 31, 1997

(With Independent Auditors' Report Thereon)

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Table of Contents

Year ended December 31, 1997

=============================================================================

                                                                         Page

Independent Auditors' Report................................................1

Financial Statements:

      Statements of Assets and Liabilities..................................3
      Statements of Operations..............................................9
      Statements of Changes in Net Assets..................................20

Notes to Financial Statements..............................................31

=============================================================================

Report of Independent Auditors


Contractholders
Life of Virginia Separate Account 4
   and Board of Directors
The Life Insurance Company of Virginia


We have audited the accompanying statements of assets and liabilities of Life of Virginia Separate Account 4 (the Account) (comprising the GE Investments Funds, Inc.--S&P 500 Index, Money Market, Total Return, International Equity, Real Estate Securities, Global Income, Value Equity and Income Funds; the Oppenheimer Variable Account Funds--Bond, Capital Appreciation, Growth, High Income and Multiple Strategies Funds; the Variable Insurance Products Fund--Equity-Income, Growth and Overseas Portfolios; the Variable Insurance Products Fund II--Asset Manager and Contrafund Portfolios; the Variable Insurance Products III--Growth & Income and Growth Opportunities Portfolios; the Federated Investors Insurance Series--American Leaders, High Income Bond and Utility Funds II; the Alger American--Small Cap and Growth Portfolios; the PBHG Insurance Series Fund--PBHG Large Cap Growth and PBHG Growth II Portfolios; and the Janus Aspen Series--Aggressive Growth, Growth, Worldwide Growth, Balanced, Flexible Income, International Growth and Capital Appreciation Portfolios) as of December 31, 1997 and the related statements of operations and changes in net assets for the aforementioned funds and the GE Investments Funds Inc. --Government Securities Fund; Oppenheimer Variable Account Funds--Money Fund; Variable Insurance Products Funds--Money Market and High Income Portfolios; and Neuberger & Berman Advisers Management Trust--Balanced, Bond and Growth Portfolios of Life of Virginia Separate Account 4 for each of the two years or lesser periods then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying statements of operations and changes in net assets of Life of Virginia Separate Account 4 for the year or period ended December 31, 1995, were audited by other auditors, whose report thereon dated February 8, 1996 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the underlying mutual funds or their transfer agent. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting Life of Virginia Separate Account 4 as of December 31, 1997 and the results of their operations and changes in their net assets for each of the two years or lesser periods then ended in conformity with generally accepted accounting principles.


                                           /s/ KPMG PEAT MARWICK LLP
                                           -------------------------
                                           KPMG PEAT MARWICK LLP


Richmond, Virginia
February 13, 1998

                         REPORT OF INDEPENDENT AUDITORS

Policyholders
Life of Virginia Separate Account 4
 and
Board of Directors
The Life Insurance Company of Virginia

We have audited the accompanying statements of operations and changes in net assets for the year ended December 31, 1995 for the Life of Virginia Series Fund, Inc. Common Stock Index, Government Securities, Money Market and Total Return portfolios, the Oppenheimer Variable Account Funds portfolios, the Variable Insurance Products Fund portfolios, the Variable Insurance Products Fund II Asset Manager portfolio, the Advisers Management Trust portfolios, the Janus Aspen Aggressive Growth, Growth, and Worldwide Growth portfolios, and for the period from May 23, 1995 (date of inception) to December 31, 1995 for the Life of Virginia Series Fund, Inc. International Equity portfolio, for the period from May 2, 1995 (date of inception) to December 31, 1995 for the Life of Virginia Series Fund, Inc. Real Estate Securities portfolio, for the period from January 5, 1995 (date of inception) to December 31, 1995 for the Variable Insurance Products Fund II Contrafund portfolio, for the period from February 3, 1995 (date of inception) to December 31, 1995 for the Insurance Management Series Corporate Bond portfolio, for the period from January 27, 1995 (date of inception) to December 31, 1995 for the Insurance Management Series Utility portfolio, for the period from October 11, 1995 (date of inception) to December 31, 1995 for the Janus Aspen Balanced portfolio, for the period from October 13, 1995 (date of inception) to December 31, 1995 for the Janus Aspen Flexible Income portfolio, for the period from October 3, 1995 (date of inception) to December 31, 1995 for the Alger American Small Cap portfolio and for the period from October 4, 1995 (date of inception) to December 31, 1995 for the Alger American Growth portfolio. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in net assets for the periods described in the first paragraph of each of the respective portfolios constituting Life of Virginia Separate Account 4, in conformity with generally accepted accounting principles.

                                                     ERNST & YOUNG LLP


Richmond, Virginia
February 8, 1996

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Assets and Liabilities

December 31, 1997

-------------------------------------------------------------------------------

                                                                              GE Investment Funds, Inc.
                                                                   (formerly Life Of Virginia Series Fund, Inc.)
                                                                ------------------------------------------------
                                                                             S&P 500         Money         Total
                                                                               Index        Market        Return
                                                                                Fund          Fund          Fund
----------------------------------------------------------------------------------------------------------------

Investment GE Investments Funds, Inc.,
 at fair value (note 2):
  S&P 500 Index Fund (7,976,419 shares; cost - $145,723,059)          $  153,386,538         -              -
  Money Market Fund (118,336,576 shares; cost - $117,791,205)                  -       118,336,576          -
  Total Return Fund (3,370,192 shares; cost - $48,733,062)                     -             -        44,520,238
  International Equity Fund (2,151,087 shares; cost - $24,524,231)             -             -              -
  Real Estate Securities Fund (3,452,544 shares; cost - $48,950,718)           -             -              -
  Global Income Fund (611,834 shares; cost - $6,150,915)                       -             -              -
  Value Equity Fund (1,199,676 shares; cost - $14,841,949)                     -             -              -
  Income Fund (1,845,624 shares; cost - $22,362,706)                           -             -              -
Receivable from affiliate                                                    131,054         -            34,825
Receivable for units sold                                                     52,884     5,964,313          -

----------------------------------------------------------------------------------------------------------------

                                                                      $  153,570,476   124,300,889    44,555,063
----------------------------------------------------------------------------------------------------------------

Liabilities
----------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                        $      144,152       606,185        27,866
Payable for units withdrawn                                                    -             -                80
----------------------------------------------------------------------------------------------------------------

Total liabilities                                                            144,152       606,185        27,946
----------------------------------------------------------------------------------------------------------------

Net Assets                                                            $  153,426,324   123,694,704    44,527,117
----------------------------------------------------------------------------------------------------------------

Analysis of net assets:
Attributable to:
  Variable deferred annuity contractholders                          $  153,426,324   123,694,704     44,527,117
  The Life Insurance Company
  of Virginia                                                                 -             -              -
----------------------------------------------------------------------------------------------------------------

Net assets                                                           $  153,426,324   123,694,704     44,527,117
----------------------------------------------------------------------------------------------------------------

Outstanding units: Type I (note 2)                                          918,847     3,512,260        631,828
----------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type I                                     $        39.63         14.77          28.96
----------------------------------------------------------------------------------------------------------------

Outstanding units: Type II (note 2)                                       3,025,140     4,980,487        928,145
----------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type II                                    $        38.68         14.42          28.26
----------------------------------------------------------------------------------------------------------------


                                                                         GE Investments Funds, Inc.
                                                                 (formerly Life of Virginia Series Fund, Inc.)(continued)
                                                              ---------------------------------------------------------------------
                                                                   International   Real Estate       Global     Value
                                                                          Equity    Securities       Income    Equity       Income
                                                                            Fund          Fund         Fund      Fund         Fund
-----------------------------------------------------------------------------------------------------------------------------------
Investment GE Investments Funds, Inc.,
at fair value (note 2):
  S&P 500 Index Fund (7,976,419 shares; cost - $145,723,059)               -             -            -          -               -
  Money Market Fund (118,336,576 shares; cost - $117,791,205)              -             -            -          -               -
  Total Return Fund (3,370,192 shares; cost - $48,733,062)                 -             -            -          -               -
  International Equity Fund (2,151,087 shares; cost - $24,524,231)    22,973,610         -            -          -               -
  Real Estate Securities Fund (3,452,544 shares; cost - $48,950,718)       -        52,754,866        -          -               -
  Global Income Fund (611,834 shares; cost - $6,150,915)                   -             -      6,026,567        -               -
  Value Equity Fund (1,199,676 shares; cost - $14,841,949)                 -             -            -    15,727,748            -
  Income Fund (1,845,624 shares; cost - $22,362,706)                       -             -            -          -      22,350,507
Receivable from affiliate                                                 12,571       26,750         -        14,492            -
Receivable for units sold                                                  -               27      89,788     166,328            -
-----------------------------------------------------------------------------------------------------------------------------------

Total assets                                                          22,986,181   52,781,643   6,116,355  15,908,568    2,350,507
----------------------------------------------------------------------------------------------------------------------------------

Liabilities
----------------------------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                             7,311       22,389       1,057       8,560      306,136
Payable for units withdrawn                                              102,337       75,457        -         -            33,511
----------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                        109,648      97,846        1,057       8,560      339,647
----------------------------------------------------------------------------------------------------------------------------------

Net Assets                                                            22,876,533  52,683,797    6,115,298  15,900,008   22,010,860
----------------------------------------------------------------------------------------------------------------------------------

Analysis of net assets:
Attributable to:
  Variable deferred annuity contractholders                            9,954,696  33,635,732      944,793  11,923,320   22,010,860
  The Life Insurance Company
  of Virginia                                                         12,921,837  19,048,065    5,170,505   3,976,688            -
----------------------------------------------------------------------------------------------------------------------------------

Net assets                                                            22,876,533  52,683,797    6,115,298  15,900,008   22,010,860
----------------------------------------------------------------------------------------------------------------------------------

Outstanding units: Type I (note 2)                                     1,212,802   1,385,306      516,898     479,621    1,295,638
----------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type I                                           12.53       18.46        10.26       13.15        10.01
----------------------------------------------------------------------------------------------------------------------------------

Outstanding units: Type II (note 2)                                      614,410   1,478,247       79,290     730,616      903,249
----------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type II                                          12.50       18.34        10.24       13.13        10.01
----------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------

                                                                                  Oppenheimer Variable Account Funds
                                                                 -----------------------------------------------------------------
                                                                                        Capital               High      Multiple
                                                                              Bond Appreciation    Growth   Income    Strategies
Assets                                                                        Fund         Fund      Fund     Fund          Fund
----------------------------------------------------------------------------------------------------------------------------------
Investment in Oppenheimer Variable Account Funds,
   at fair value (note 2):
   Bond Fund (3,338,044 shares;  cost-$38,648,132)                  $39,756,108        -           -            -            -
   Capital Appreciation Fund (5,085,365 shares; cost-$177,299,340)         -      208,296,549      -            -            -
   Growth Fund (4,282,333 shares; cost-$115,624,020)                       -           -      138,918,887       -            -
   High Income Fund (12,856,952 shares; cost-$143,356,020)                 -           -           -       148,112,092       -
   Multiple Strategies Fund (4,239,791 shares; cost-$61,776,406)           -           -           -            -       72,118,841
Receivable from affiliate                                                 3,463        56,595      -            89,573      13,227
Receivable for units sold                                                84,091        81,846     211,756      188,070       6,302
----------------------------------------------------------------------------------------------------------------------------------

Total assets                                                        $39,843,662   208,434,990 139,130,643  148,389,735  72,138,370
----------------------------------------------------------------------------------------------------------------------------------

Liabilities
----------------------------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                      $    43,140       587,754     114,827      104,109     114,775
Payable for units withdrawn                                              54,839        -           -            -               42
----------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                        97,979       587,754     114,827      104,109     114,817
----------------------------------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity
  contractholders                                                   $39,745,683   207,847,236 139,015,816  148,285,626  72,023,553
----------------------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type I (note 2)                                     929,630     2,591,419   1,291,813    1,869,843   1,553,549
----------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type I                                   $     20.92         36.52       37.62        31.32       26.43
----------------------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type II (note 2)                                    994,017     3,176,448   2,462,359    2,934,974   1,200,126
----------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type II                                  $     20.42         35.64       36.72        30.57       25.80
----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

                                                                                     Variable Insurance Products Fund
                                                                               -----------------------------------------
                                                                                   Equity-
                                                                                    Income         Growth      Overseas
                                                                                 Portfolio      Portfolio     Portfolio
-----------------------------------------------------------------------------------------------------------------------

Investment in Variable Insurance Products
Fund, at fair value (note 2):
  Equity-Income Portfolio (25,284,474 shares; cost - $481,451,916)           $ 613,907,020              -             -
  Growth Portfolio (8,496,260 shares; cost - $238,768,154)                               -    315,211,237             -
  Overseas Portfolio (5,812,347 shares; cost - $99,900,187)                              -              -   111,597,056
Receivable from affiliate                                                          204,695        116,417        14,558
Receivable for units sold                                                          118,450         58,665             -
-----------------------------------------------------------------------------------------------------------------------

Total assets                                                                 $ 614,230,165    315,386,319   111,611,614
-----------------------------------------------------------------------------------------------------------------------

Liabilities
-----------------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note3)                                $     437,839        312,937       172,653
Payable for units withdrawn                                                        209,554         59,775     3,134,340
-----------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                  647,393        372,712     3,306,993
-----------------------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity contractholders         $ 613,582,772    315,013,607   108,304,621
-----------------------------------------------------------------------------------------------------------------------

Outstanding units: Type I (note 2)                                               6,589,338      4,467,825     3,398,260
-----------------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type I                                             $       37.36          39.40         21.16
-----------------------------------------------------------------------------------------------------------------------

Outstanding units: Type II (note 2)                                             10,074,173      3,614,598     1,762,588
-----------------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type II                                            $       36.47          38.45         20.65
-----------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                                                                                    Variable Insurance        Variable Insurance
                                                                                     Products Fund II          Products Fund III
                                                                               --------------------------------------------------
                                                                                     Asset                Growth &         Growth
                                                                                   Manager   Contrafund     Income  Opportunities
                                                                                 Portfolio    Portfolio  Portfolio      Portfolio
---------------------------------------------------------------------------------------------------------------------------------

Investment in Variable Insurance Products Fund II, at fair value (note 2):
  Asset Manager Portfolio (26,932,347 shares;  cost - $393,528,382)          $ 485,051,564            -          -              -
  Contrafund Portfolio (12,134,794 shares; cost - $193,722,470)                          -  241,967,789          -              -

Investment in Variable Insurance Products Fund III, at fair value (note 2):
  Growth & Income Portfolio (1,247,313 shares; cost - $15,170,737)                       -            - 15,628,837              -
  Growth Opportunities Portfolio (883,879 shares; cost - $15,976,584)                    -            -          -     17,032,342

Receivable from affiliate                                                            5,351      176,780     25,307          3,157
Receivable for units sold                                                           43,195      255,163     64,010         64,775
---------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                 $ 485,100,110  242,399,732 15,718,154     17,100,274
---------------------------------------------------------------------------------------------------------------------------------

Liabilities
---------------------------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                               $   1,187,116      176,209      9,932         12,499
Payable for units withdrawn                                                         38,182       86,127          -              -
----------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                1,225,298      262,336      9,932         12,499
----------------------------------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity contractholders         $ 483,874,812  242,137,396 15,708,222     17,087,775
----------------------------------------------------------------------------------------------------------------------------------

Outstanding units: Type I (note 2)                                              17,101,510    3,296,201    294,329        341,417
----------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type I                                             $       24.53        20.47      12.38          12.30
----------------------------------------------------------------------------------------------------------------------------------

Outstanding units: Type II (note 2)                                              2,678,933    8,595,677    976,086      1,049,540
----------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit: Type II                                            $       24.03        20.32      12.36          12.28
----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------



                                                                                            Federated Investors
                                                                                            Insurance Series
                                                                              -----------------------------------------
                                                                                 American           High
                                                                                  Leaders    Income Bond       Utility
Assets                                                                            Fund II        Fund II       Fund II
-------------------------------------------------------------------------------------------------------------------------

Investments in Federated Investors Insurance Series, at fair value (note 2):
     American Leaders Fund II (1,767,003 shares; cost - $31,138,913)        $  34,686,268              -             -
     High Income Bond Fund II (3,216,287 shares; cost - $33,511,201)                    -     35,218,348             -
     Utility Fund II (2,126,742 shares - cost - $24,061,328)                            -              -    30,391,148
Investment in Alger American, at fair value (note 2):
     Small Cap Portfolio (1,690,554 shares; cost - $70,050,792)                         -              -             -
     Growth Portfolio (1,691,682 shares; cost - $61,989,581)                            -              -             -
PBHG Insurance Series Fund at fair value (note 2):
     PBHG Large Cap Growth Portfolio (401,761 shares; cost - $4,598,913)                -              -             -
     PBHG Growth II Portfolio (629,476 shares; cost - $6,856,693)                       -              -             -
Receivable from affiliate                                                           9,118          6,282        20,101
Receivable for units sold                                                         223,715         12,611        12,121
-------------------------------------------------------------------------------------------------------------------------

Total assets                                                                $  34,919,101     35,237,241    30,423,370
-------------------------------------------------------------------------------------------------------------------------

Liabilities
-------------------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                              $      25,357         26,612        22,088
Payable for units withdrawn                                                            18         15,282         3,388
-------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                  25,375         41,894        25,476
-------------------------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity contractholders        $  34,893,726     35,195,347    30,397,894
-------------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type I (note 2)                                               361,619        456,124       485,332
-------------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type I                                           $       14.48          15.11         16.88
-------------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type II (note 2)                                            2,056,691      1,886,887     1,325,701
-------------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type II                                          $       14.42          15.00         16.75
-------------------------------------------------------------------------------------------------------------------------




Statements of Assets and Liabilities, Continued



--------------------------------------------------------------------------------



                                                                                         Alger American
                                                                                ---------------------------
                                                                                        Small
                                                                                          Cap        Growth
Assets                                                                              Portfolio     Portfolio
------------------------------------------------------------------------------------------------------------

Investments in Federated Investors Insurance Series, at fair value (note 2):
     American Leaders Fund II (1,767,003 shares; cost - $31,138,913)                       -             -
     High Income Bond Fund II (3,216,287 shares; cost - $33,511,201)                       -             -
     Utility Fund II (2,126,742 shares - cost - $24,061,328)                               -             -
Investment in Alger American, at fair value (note 2):
     Small Cap Portfolio (1,690,554 shares; cost - $70,050,792)                   73,961,717             -
     Growth Portfolio (1,691,682 shares; cost - $61,989,581)                               -    72,336,337
PBHG Insurance Series Fund at fair value (note 2):
     PBHG Large Cap Growth Portfolio (401,761 shares; cost - $4,598,913)                   -             -
     PBHG Growth II Portfolio (629,476 shares; cost - $6,856,693)                          -             -
Receivable from affiliate                                                             23,461        28,703
Receivable for units sold                                                                  -         7,598
-----------------------------------------------------------------------------------------------------------

Total assets                                                                      73,985,178    72,372,638
-----------------------------------------------------------------------------------------------------------

Liabilities
-----------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                                        56,893       156,426
Payable for units withdrawn                                                          100,595        62,399
-----------------------------------------------------------------------------------------------------------

Total liabilities                                                                    157,488       218,825
-----------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity contractholders              73,827,690    72,153,813
-----------------------------------------------------------------------------------------------------------

Outstanding units:  Type I (note 2)                                                1,325,070     1,022,514
-----------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type I                                                      10.64         13.42
-----------------------------------------------------------------------------------------------------------

Outstanding units:  Type II (note 2)                                               5,645,458     4,380,186
-----------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type II                                                     10.58         13.34
-----------------------------------------------------------------------------------------------------------

Statements of Assets and Liabilities, Continued



-------------------------------------------------------------------------------



                                                                             PBHG Insurance Series Fund
                                                                             --------------------------
                                                                               PBHG Large         PBHG
                                                                               Cap Growth    Growth II
Assets                                                                          Portfolio    Portfolio
-------------------------------------------------------------------------------------------------------

Investments in Federated Investors Insurance Series, at fair value (note 2):
     American Leaders Fund II (1,767,003 shares; cost - $31,138,913)                    -            -
     High Income Bond Fund II (3,216,287 shares; cost - $33,511,201)                    -            -
     Utility Fund II (2,126,742 shares - cost - $24,061,328)                            -            -
Investment in Alger American, at fair value (note 2):
     Small Cap Portfolio (1,690,554 shares; cost - $70,050,792)                         -            -
     Growth Portfolio (1,691,682 shares; cost - $61,989,581)                            -            -
PBHG Insurance Series Fund at fair value (note 2):
     PBHG Large Cap Growth Portfolio (401,761 shares; cost - $4,598,913)        4,748,811            -
     PBHG Growth II Portfolio (629,476 shares; cost - $6,856,693)                       -    6,766,864
Receivable from affiliate                                                          19,040          423
Receivable for units sold                                                          24,969      241,497
-------------------------------------------------------------------------------------------------------

Total assets                                                                    4,792,820    7,008,784
-------------------------------------------------------------------------------------------------------

Liabilities
-------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                                     21,750        5,127
Payable for units withdrawn                                                        52,803       51,717
-------------------------------------------------------------------------------------------------------

Total liabilities                                                                  74,553       56,844
-------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity contractholders            4,718,267    6,951,940
-------------------------------------------------------------------------------------------------------

Outstanding units:  Type I (note 2)                                                 55,997       76,611
-------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type I                                                   11.73        10.67
-------------------------------------------------------------------------------------------------------

Outstanding units:  Type II (note 2)                                              346,833      576,010
-------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type II                                                  11.71        10.65
-------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------



                                                                                               Janus Aspen Series
                                                                    -----------------------------------------------------------
                                                                       Aggressive                    Worldwide
                                                                           Growth        Growth         Growth      Balanced
Assets                                                                  Portfolio     Portfolio      Portfolio     Portfolio
-------------------------------------------------------------------------------------------------------------------------------

Investment in Janus Aspen Series,
  at fair value (note 2):
     Aggressive Growth Portfolio
        (5,150,041 shares; cost - $90,470,714)                        105,833,338             -              -             -
     Growth Portfolio (12,128,299
       shares; cost - $177,459,821)                                             -   224,130,972              -             -
     Worldwide Growth Portfolio
       (14,763,565 shares; cost - $285,300,634)                                 -             -    345,319,777             -
     Balanced Portfolio (4,444,303
       shares; cost - $72,670,094)                                              -             -              -    77,641,966
     Flexible Income Portfolio
       (1,218,449 shares; cost - $14,017,277)                                   -             -              -             -
     International Growth Portfolio
       (3,130,281 shares; cost - $56,025,325)                                   -             -              -             -
     Capital Appreciation Portfolio
       (214,897 shares; cost - $2,699,822)                                      -             -              -             -
Receivable from affiliate                                                  48,595        24,477        118,902        52,126
Receivable for units sold                                                  10,900       166,892        194,595         5,036
-------------------------------------------------------------------------------------------------------------------------------

Total assets                                                          105,892,833   224,322,341    345,633,274    77,699,128
-------------------------------------------------------------------------------------------------------------------------------

Liabilities
-------------------------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                             77,711       253,424        249,062        52,851
Payable for units withdrawn                                                     -             -        258,130         8,042
-------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                          77,711       253,424        507,192        60,893
-------------------------------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity contractholders $105,815,122   224,068,917    345,126,082    77,638,235
-------------------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type I (note 2)                                     1,817,576     4,505,765      4,938,272     2,481,552
-------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type I                                           20.26         19.15          23.10         14.73
-------------------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type II (note 2)                                    3,442,667     7,270,898     10,111,685     2,804,435
-------------------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type II                                          20.04         18.95          22.85         14.65
-------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.





Statements of Assets and Liabilities, Continued



------------------------------------------------------------------------------


                                                                       -------------------------------------------
                                                                         Flexible     International        Capital
                                                                           Income            Growth   Appreciation
Assets                                                                  Portfolio         Portfolio      Portfolio
------------------------------------------------------------------------------------------------------------------
Investment in Janus Aspen Series, at fair value (note 2):
     Aggressive Growth Portfolio
        (5,150,041 shares; cost - $90,470,714)                                  -                -               -
     Growth Portfolio (12,128,299
       shares; cost - $177,459,821)                                             -                -               -
     Worldwide Growth Portfolio
       (14,763,565 shares; cost - $285,300,634)                                 -                -               -
     Balanced Portfolio (4,444,303
       shares; cost - $72,670,094)                                              -                -               -
     Flexible Income Portfolio
       (1,218,449 shares; cost - $14,017,277)                          14,353,326                -               -
     International Growth Portfolio
       (3,130,281 shares; cost - $56,025,325)                                   -       57,847,585               -
     Capital Appreciation Portfolio
       (214,897 shares; cost - $2,699,822)                                      -                -       2,712,004
Receivable from affiliate                                                   4,412           34,124             812
Receivable for units sold                                                  42,930                -           1,500
------------------------------------------------------------------------------------------------------------------

Total assets                                                           14,400,668       57,881,709       2,714,316
------------------------------------------------------------------------------------------------------------------

Liabilities
------------------------------------------------------------------------------------------------------------------

Accrued expenses payable to affiliate (note 3)                             10,126           40,026          39,487
Payable for units withdrawn                                                53,791        3,175,957           5,254
------------------------------------------------------------------------------------------------------------------

Total liabilities                                                          63,917        3,215,983          44,741
------------------------------------------------------------------------------------------------------------------

Net assets attributable to variable deferred annuity contractholders   14,336,751       54,665,726       2,669,575
------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type I (note 2)                                       280,878        1,004,669          49,257
------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type I                                           12.52            13.69           12.56
------------------------------------------------------------------------------------------------------------------

Outstanding units:  Type II (note 2)                                      869,089        3,001,600         163,550
------------------------------------------------------------------------------------------------------------------

Net asset value per unit:  Type II                                          12.45            13.63           12.54
------------------------------------------------------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Operations



                                      GE Investments Funds, Inc. (formerly Life of Virginia Series Fund, Inc.)
-------------------------------------------------------------------------------------------------

                                                    S&P 500                         Government
                                                     Index                          Securities
                                                     Fund                             Fund
                                        -------------------------------- -------------------------------
                                               Year ended December 31,          Year ended December 31,
                                             1997       1996       1995      1997       1996       1995
----------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends                  4,001,897  23,435,279   411,769         -    1,309,648    565,524
    Expenses - Mortality and expense
      risk charges (note 3)             1,356,740     492,403   139,329   147,796      143,919     83,929
----------------------------------------------------------------------------------------------------------

Net investment income (expense)         2,645,157  22,942,876   272,440  (147,796)   1,165,729    481,595
----------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
  on investments:
      Net realized gain (loss)           (899,446)  1,510,464   345,068  (242,895)     (68,248)   (20,275)
      Unrealized appreciation
         (depreciation) on investments 21,611,136 (16,204,375) 2,539,788   987,049    (995,503)   567,616
----------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
     on investments                    20,711,690 (14,693,911) 2,884,856   744,154  (1,063,751)   547,341
----------------------------------------------------------------------------------------------------------

Increase in net assets
    from operations                    23,356,847   8,248,965  3,157,296   596,358      101,978  1,028,936
----------------------------------------------------------------------------------------------------------

                                              GE Investments Funds, Inc. (formerly Life
                                                         of Virginia Series Fund, Inc.)
                                      -----------------------------------------------------------------
                                                  Money Market                     Total Return
                                                          Fund                             Fund
                                      --------------------------------- ----------------------------------
                                               Year ended December 31,          Year ended December 31,
                                            1997       1996       1995       1997      1996       1995
--------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends                 5,626,589  5,204,323  1,098,198  6,098,862  9,319,880   1,576,466
    Expenses - Mortality and expense
      risk charges (note 3)            1,421,044    980,270    144,841    496,469    357,589     187,419
--------------------------------------------------------------------------------------------------------

Net investment income (expense)        4,205,545  4,224,053    953,357  5,602,393  8,962,291   1,389,047
--------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
  on investments:
      Net realized gain (loss)        (4,421,730) 1,686,452    312,501   (454,827)   614,446     308,073
      Unrealized appreciation
         (depreciation) on investments 4,383,879 (2,984,484) (757,472)    657,828 (6,827,262)  1,987,241
--------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
     on investments                     (37,851) (1,298,032) (444,971)    203,001 (6,212,816)  2,295,314
--------------------------------------------------------------------------------------------------------

Increase in net assets
    from operations                    4,167,694  2,926,021    508,386  5,805,394  2,749,475   3,684,361
--------------------------------------------------------------------------------------------------------


                                                           GE Investments Funds, Inc. (formerly Life
                                                                of Virginia Series Fund, Inc.)
                                                                        (continued)

                                            -------------------------------------------------------------------------------


                                                       International                     Real Estate
                                                             Equity                       Securities
                                                               Fund                             Fund
                                            ---------------------------------     ----------------------------------------
                                                                    Period from                                Period from
                                                                         May 23,                                    May 2,
                                             Year ended   Year ended     1995 to     Year ended   Year ended       1995 to
                                            December 31  December 31 December 31,  December 31,  December 31,  December 31
                                                   1997         1996        1995           1997          1996         1995
-------------------------------------------------------  -----------------------  -----------------------------------------

Investment income:
    Income - Dividends                      2,686,699    1,056,063    31,010      5,456,896      1,627,291       670,339
    Expenses - Mortality and expense risk
      charges (note 3)                        113,987       56,953     4,298        292,230         49,030         2,663
-------------------------------------------------------  -----------------------  -----------------------------------------

Net investment income                       2,572,712      999,110    26,712      5,164,666      1,578,261       667,676
-------------------------------------------------------  -----------------------  -----------------------------------------

Net realized and unrealized gain (loss) on
  investments:
    Net realized gain (loss)                  665,649       86,537       646      2,710,582        299,159        24,928
    Unrealized appreciation (depreciation)
      on investments                        (1,565,382)    (11,119)   25,880     (1,305,117)     4,059,521     1,049,744
-------------------------------------------------------  ------------------------------------------------------------------

Net realized and unrealized gain (loss) on
 investments                                  (899,733)      75,418    26,526     1,405,465      4,358,680     1,074,672
-------------------------------------------------------  ------------------------------------------------------------------

Increase in net assets from operations       1,672,979    1,074,528    53,238     6,570,131      5,936,941     1,742,348
-------------------------------------------------------  ------------------------------------------------------------------


                                                     GE Investments Funds, Inc.
                                           (formerly Life of Virginia Series Fund, Inc.)
                                                             (continued)
                                           -------------------------------------------


                                               Global        Value
                                               Income       Equity          Income
                                                 Fund         Fund            Fund
                                            ----------     ----------     ----------
                                            Period from   Period from     Period from
                                                 May 1,        May 1,    December 12,
                                                1997 to       1997 to         1997 to
                                            December 31   December 31    December 31,
                                                   1997          1997            1997
------------------------------------------------------------------------------------

Investment income:
    Income - Dividends                         300,672       142,788          58,034
    Expenses - Mortality and expense risk
      charges (note 3)                           2,982        38,307          14,197
------------------------------------------------------------------------------------

Net investment income                          297,690       104,481         43,837
-----------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments:
    Net realized gain (loss)                     2,417      357,048         (6,710)
    Unrealized appreciation (depreciation)
      on investments                          (124,348)     885,799        (12,199)
-----------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments                                 (121,931)   1,242,847        (18,909)
-----------------------------------------------------------------------------------

Increase in net assets from operations         175,759    1,347,328         24,928
-----------------------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

-----------------------------------------------------------------

                                 Oppenheimer Variable Account Funds
                                 -----------------------------------

                                                 Money
                                                  Fund
                                 ----------------------------------
                                           Year ended December 31,
                                         1997       1996       1995
--------------------------------------------------------------------

Investment income:
    Income - Dividends              $   110,711    175,537   303,556
    Expenses - Mortality and expense
       risk charges (note 3)             25,908     40,663     64,415
---------------------------------------------------------------------

Net investment income (expense)          84,803    134,874    239,141
---------------------------------------------------------------------

Net  realized and unrealized gain
  (loss) on investments:
      Net realized gain                     -          -          -
      Unrealized appreciation
         (depreciation) on investments      -          -          -
--------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                          -          -          -
--------------------------------------------------------------------

Increase in net assets
     from operations                   $ 84,803    134,874    239,141
--------------------------------------------------------------------



                            Oppenheimer Variable Account Funds (continued)
                            ---------------------------------------------

                                              Bond
                                              Fund
                                 -----------------------------------
                                       Year ended December 31,
                                     1997       1996       1995
---------------------------------------------------------------------

Investment income:
    Income - Dividends               2,260,511  1,774,226 1,222,079
    Expenses - Mortality and expense
       risk charges (note 3)           437,693    336,825   220,766
---------------------------------------------------------------------

Net investment income (expense)      1,822,818  1,437,401 1,001,313
---------------------------------------------------------------------

Net realized and unrealized gain
 (loss) on investments:
      Net realized gain                187,695    106,242     53,120
      Unrealized appreciation
         (depreciation) on investments 663,371   (442,815) 1,654,610
---------------------------------------------------------------------

Net realized and unrealized gain
    (loss) on investments              851,066   (336,573) 1,707,730
---------------------------------------------------------------------

Increase in net assets
     from operations                 2,673,884  1,100,828  2,709,043
---------------------------------------------------------------------

                          Oppenheimer Variable Account Funds (continued)
                          -----------------------------------------------
                                                 Capital
                                            Appreciation
                                                    Fund
                                ------------------------------------
                                         Year ended December 31,
                                      1997       1996         1995
--------------------------------------------------------------------

Investment income:
    Income - Dividends               8,221,818  6,069,096    331,803
    Expenses - Mortality and expense
       risk charges (note 3)         2,381,196  1,506,102    868,053
---------------------------------------------------------------------

Net investment income (expense)      5,840,622  4,562,994   (536,250)
---------------------------------------------------------------------

Net  realized and unrealized gain
   (loss) on investments:
      Net realized gain              6,868,228  6,301,279  1,666,666
      Unrealized appreciation
         (depreciation) on
         investments)                5,927,622  7,478,382 18,977,772
---------------------------------------------------------------------

Net realized and unrealized gain
    (loss) on investments          12,795,850  13,779,661 20,644,438
----------------------------------------------------------------------

Increase in net assets
     from operations               18,636,472  18,342,655 20,108,188
----------------------------------------------------------------------





                                  Oppenheimer Variable Account Funds (continued)
                                  ---------------------------------------------

                                                      Growth
                                                        Fund
                                          ---------------------------------
                                                     Year ended December 31,
                                                   1997      1996      1995
----------------------------------------------------------------------------

Investment income:
    Income - Dividends                       4,911,400  3,110,376   393,011
    Expenses - Mortality and expense
       risk charges (note 3)                 1,372,378    599,846   265,718
----------------------------------------------------------------------------

Net investment income (expense)              3,539,022  2,510,530   127,293
----------------------------------------------------------------------------

Net realized and unrealized gain
  (loss) on investments:
      Net realized gain                      5,826,603  1,959,742   739,151
      Unrealized appreciation
         (depreciation) on
         investments)                       11,621,155 5,568,726  5,287,316
----------------------------------------------------------------------------

Net realized and unrealized gain
    (loss) on investments                   17,447,758 7,528,468  6,026,467
----------------------------------------------------------------------------

Increase in net assets
     from operations                       20,986,780 10,038,998 6,153,760
----------------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4


-------------------------------------------------------------------------------------------------------

                                             Oppenheimer Variable Account Funds (continued)
                                 ----------------------------------------------------------------------
                                               High                            Multiple
                                             Income                          Strategies
                                               Fund                                Fund
                                 -------------------------------- -------------------------------------
                                         Year ended December 31,          Year ended December 31,
                                      1997       1996       1995      1997       1996       1995
-------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends              $9,138,791  6,387,294  3,582,283  4,485,399  3,343,955 2,521,297
    Expenses - Mortality and expense
      risk charges (note 3)          1,397,317    825,956    471,932    794,598    571,993   410,701
------------------------------------------------------------------------------------------------------

Net investment income                7,741,474  5,561,338  3,110,351  3,690,801  2,771,962 2,110,596
------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
  (loss) on investments:
      Net realized gain (loss)       1,298,149    763,575   (105,319) 1,435,981   701,256    353,442
      Unrealized appreciation
         (depreciation) on
         investments)                2,089,422  2,079,281  2,497,291  4,025,778  2,786,345 3,750,075
-----------------------------------------------------------------------------------------------------

Net realized and unrealized gain
    (loss) on investments           3,387,571   2,842,856  2,391,972  5,461,759  3,487,601 4,103,517
-----------------------------------------------------------------------------------------------------

Increase in net assets
     from operations              $11,129,045   8,404,194  5,502,323  9,152,560  6,259,563 6,214,113
-----------------------------------------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

-----------------------------------------------------------------------------------------------------------------------------------
                                                          Variable Insurance Products Fund
                                 --------------------------------------------------------------------------------------------------
                                                                                High                          Equity-
                                            Money Market                      Income                           Income
                                               Portfolio                   Portfolio                        Portfolio
                                 -------------------------------- -----------------------------------------------------------------
                                        Year ended December 31,          Year ended December 31,          Year ended December 31,
                                   1997       1996       1995      1997       1996      1995        1997       1996       1995
-----------------------------------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends           $843,023  1,655,033  3,320,468  1,930,318  2,780,632 1,144,671  42,510,440  12,605,854 10,037,638
    Expenses - Mortality and expense
      risk charges (note 3)       212,121    382,911    699,880    277,254    332,922   297,241   6,650,343   4,253,036  2,138,272
-----------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)   630,902  1,272,122  2,620,588  1,653,064  2,447,710   847,430  35,860,097   8,352,818  7,899,366
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
  (loss) on investments:
      Net realized gain (loss)         -          -          -   4,673,705    479,085   425,760  15,417,526   9,394,625  4,284,587
      Unrealized appreciation
         (depreciation) on
         investments                   -          -          -  (2,814,608)   308,688 2,702,738  65,899,106  23,601,942 37,953,951
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                     -          -          -   1,859,097    787,773 3,128,498  81,316,632  32,996,567 42,238,538
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from
    operations                  $630,902  1,272,122  2,620,588   3,512,161  3,235,483 3,975,928 117,176,729  41,349,385 50,137,904
-----------------------------------------------------------------------------------------------------------------------------------




                                   Variable Insurance Products Fund
                                ----------------------------------------

                                              Growth
                                           Portfolio (continued)
                                ---------------------------------------
                                       Year ended December 31,
                                     1997         1996        1995
-----------------------------------------------------------------------

Investment income:
    Income - Dividends               9,229,913  13,903,188    567,790
    Expenses - Mortality and expense
      risk charges (note 3)          3,552,903   2,834,086  1,696,933
----------------------------------------------------------------------

Net investment income (expense)      5,677,010  11,069,102 (1,129,143)
----------------------------------------------------------------------

Net realized and unrealized gain
  (loss) on investments:
      Net realized gain (loss)      14,576,544   9,229,819  7,510,176
      Unrealized appreciation
         (depreciation) on
         investments)               34,536,532   6,990,625 29,804,134
---------------------------------------------------------------------

Net realized and unrealized gain
    (loss) on investments          49,113,076   16,220,444 37,314,310
---------------------------------------------------------------------

Increase in net assets from
    operations                     54,790,086   27,289,546 36,185,167
---------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

---------------------------------------------------------------------------------------------------------------------------------

                                           Variable Insurance Products Fund              Variable Insurance Products Fund II
                                          --------------------------------    ---------------------------------------------------
                                                                                       Asset
                                                     Overseas                         Manager                         Contrafund
                                                     Portfolio                       Portfolio                        Portfolio
                                          -------------------------------      ------------------------------- ---------------------


                                                                                                          Year ended    Year ended
                                               Year ended December 31,    Year ended December 31,       December 31,  December 31,
                                               1997       1996      1995     1997       1996       1995         1997          1996
------------------------------------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends                   $9,303,257  2,309,161   644,375   52,909,448  27,801,550  9,085,957  4,672,962     634,656
    Expenses - Mortality and expense
     risk charges (note 3)                1,401,167  1,245,263   999,548    5,474,604   4,059,911  4,926,810  2,588,608   1,322,883
------------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)           7,902,090  1,063,898  (355,173)  47,434,844  23,741,639  4,159,147  2,084,354    (688,227)
------------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
  (loss) on investments:
    Net realized gain                     6,802,686  2,693,770   734,798    9,093,636   7,507,674  1,958,733  9,468,307   2,738,082
    Unrealized appreciation
       (depreciation) on investments     (3,387,543) 7,585,836 6,428,977   24,430,304  23,008,153 55,306,129  26,750,686 17,275,767
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain on
  investments                             3,415,143 10,279,606 7,163,775   33,523,940  30,515,827 57,264,862  36,218,993 20,013,849
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations $ 11,317,233 11,343,504 6,808,602   80,958,784  54,257,466 61,424,009  38,303,347 19,325,622
-----------------------------------------------------------------------------------------------------------------------------------

                                             Variable Insurance Products     Variable Insurance Products
                                                  Fund II (continued)                     Fund III
                                           -----------------------------      --------------------------
                                                                              Growth &        Growth
                                             Contrafund                         Income  Opportunities
                                             Portfolio                       Portfolio     Portfolio
                                           -------------                     ---------    ----------
                                            Period from                     Period from    Period from
                                             January 5,                          May 1,         May 1,
                                                1995 to                         1997 to        1997 to
                                             December 3                    December 31,   December 31,
                                                   1995                            1997           1997
-------------------------------------------------------                      -------------------------

Investment income:
    Income - Dividends                       784,088                                -          -
    Expenses - Mortality and expense risk
      charges (note 3)                       323,922                           53,296     69,440
-----------------------------------------------------                      -------------------------

Net investment income (expense)              460,166                          (53,296)   (69,440)
-----------------------------------------------------                      -------------------------

Net realized and unrealized gain (loss) on
  investments:
    Net realized gain                        905,255                          103,153     67,071
    Unrealized appreciation (depreciation)
       on investments                      4,218,866                          458,100  1,055,758
-----------------------------------------------------                       -----------------------

Net realized and unrealized gain on
  investments                              5,124,121                          561,253  1,122,829
-----------------------------------------------------                       -----------------------

Increase in net assets from operations      5,584,287                         507,957  1,053,389
-------------------------------------------------------                      ----------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4


------------------------------------------------------------------------------------------------------

                                                 Neuberger & Berman Advisers Management Trust
                                 ---------------------------------------------------------------------
                                            Balanced                           Bond
                                            Portfolio                        Portfolio
                                 -------------------------------- ------------------------------------
                                            Year ended December 31,          Year ended December 31,
                                     1997           1996       1995      1997       1996       1995
-------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends              $1,992,971      5,226,886    748,770   550,544  1,231,424   958,338
    Expenses - Mortality and expense
       risk charges (note 3)           337,918        381,777    385,789    99,586    151,484   210,707
-----------------------------------------------    ----------------------------------------------------

Net investment income                1,655,053      4,845,109    362,981   450,958  1,079,940   747,631
-----------------------------------------------    ----------------------------------------------------

Net realized and unrealized gain
  (loss) on investments:
      Net realized gain (loss)       5,097,861        419,822    895,552    12,018   (136,701)   45,793
      Unrealized appreciation
         (depreciation) on
         investments)               (2,501,835)    (3,501,201) 5,264,633   (23,525)  (646,673)  816,276
------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
    (loss) on investments            2,596,026     (3,081,379) 6,160,185   (11,507)  (783,374)  862,069
------------------------------------------------------------------------------------------------------

Increase in net assets from
    operations                  $    4,251,079     1,763,730   6,523,166   439,451    296,566 1,609,700
------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------

                                    Neuberger & Berman Advisers
                                    Management Trust (continued)
                                 -----------------------------------
                                          Growth
                                         Portfolio
                                 -----------------------------------
                                         Year ended December 31,
                                       1997       1996      1995
--------------------------------------------------------------------

Investment income:
    Income - Dividends               903,849  1,152,528    246,676
    Expenses - Mortality and expense
       risk charges (note 3)         132,989    146,484    127,144
--------------------------------------------------------------------

Net investment income                 770,860  1,006,044    119,532
--------------------------------------------------------------------

Net realized and unrealized gain
  (loss) on investments:
      Net realized gain (loss)      2,304,768    315,046    242,067
      Unrealized appreciation
         (depreciation) on
         investments)                (880,241)  (363,320) 1,957,190
--------------------------------------------------------------------

Net realized and unrealized gain
    (loss) on investments           1,424,527    (48,274) 2,199,257
--------------------------------------------------------------------

Increase in net assets from
    operations                      2,195,387    957,770  2,318,789
---------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4


-----------------------------------------------------------------------------------------------------------------------

                                                                            Federated Investors Insurance
                                                                                       Series
                                 --------------------------------------------------------------------------------------
                                            American              High Income
                                            Leaders                 Bond                          Utility
                                            Fund II               Fund II                         Fund II
                                 --------------------- ------------------------------- --------------------------------
                           Year ended     Period from   Year ended    Year ended  Period from   Year ended   Year ended Period from
                         December 31,  May 6, 1996 to  December 31, December 31,  February 3, December 31, December 31, January 27,
                                 1997    December 31,         1997          1996      1995 to         1997         1996     1995 to
                                                 1996                            December 31,                          December 31,
                                                                                         1995                                  1995


----------------------------------------------------------------------------------------------------------------------------------
Investment income:
    Income - Dividends         $228,362     15,977      1,129,533       579,337     45,272     1,046,132       766,616    223,744
    Expenses - Mortality
       and expense risk
       charges (note 3)         228,448     12,003        302,211        87,381      6,392       326,253       243,314     61,497
----------------------------------------------------------------------------------------------------------------------------------

Net investment income
    (expense)                       (86)     3,974        827,322       491,956     38,880       719,879       523,302    162,247
----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized
    gain (loss) on
    investments:
      Net realized gain
         (loss)                 544,140     29,680        630,351        31,769      3,368       731,431       336,527     90,613
      Unrealized appreciation
         (depreciation) on
         investments          3,385,309    162,046      1,256,745       424,014     26,388     4,302,272     1,113,241    914,307
----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized
    gain (loss) loss
    on investments            3,929,449    191,726      1,887,096       455,783     29,756     5,033,703     1,449,768  1,004,920
----------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net
    assets from operations   $3,929,363    195,700      2,714,418       947,739     68,636     5,753,582     1,973,070  1,167,167
----------------------------------------------------------------------------------------------------------------------------------

                                                                   Alger American
                                ----------------------------------------------------------------
                                             Small
                                              Cap                           Growth
                                           Portfolio                       Portfolio
                                -------------------------------- -------------------------------

                                                         Period from                            Period from
                                                          October 3,                             October 4,
                                Year ended   Year ended      1995 to   Year ended   Year ended      1995 to
                              December 31, December 31, December 31, December 31, December 31, December 31,
                                      1997         1996        1995          1997         1996         1995
-----------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends                2,044,748   105,411          -       528,437    668,828          -
    Expenses - Mortality and expense
      risk charges (note 3)             799,242   414,206      9,745       811,338    358,846      6,776
----------------------------------------------------------------------------------------------------------

Net investment income (expense)       1,245,506  (308,795)    (9,745)     (282,901)   309,982     (6,776)
-----------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
   (loss) on investments:
      Net realized gain (loss)         411,624  (122,299)   (20,417)     3,954,588    315,644     (2,380)
      Unrealized appreciation
         (depreciation) on
         investments)                4,016,910   (80,937)   (25,048)     8,095,163  2,224,353     27,240
-----------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
     loss) on investments            4,428,534  (203,236)   (45,465)     12,049,751 2,539,997     24,860
-----------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
     from operations                 5,674,040  (512,031)   (55,210)     11,766,850 2,849,979     18,084
------------------------------------------------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Operations, Continued


-----------------------------------------------------------------

                                                PBHG Insurance
                                                 Series Fund
                                            ---------------------
                                                 PBHG
                                            Large Cap          PBHG
                                               Growth     Growth II
                                            Portfolio     Portfolio
                                            ----------   ----------

                                             Period from  Period from
                                                  May 1,       May 1,
                                                 1997 to      1997 to
                                            December 31, December 31,
                                                    1997         1997
-------------------------------------------------------------------------

Investment income:
    Income - Dividends                           $      -          -
    Expenses - Mortality and expense
      risk charges (note 3)                        17,112     30,512
---------------------------------------------------------------------

Net investment income (expense)                   (17,112)   (30,512)
---------------------------------------------------------------------

Net  realized and unrealized gain (loss) on investments:
      Net realized gain                            13,525      7,643
      Unrealized appreciation
         (depreciation) on investments            149,898    (89,829)
---------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                                163,423    (82,186)
---------------------------------------------------------------------

Increase (decrease) in net assets
     from operations                            $ 146,311   (112,698)
---------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

------------------------------------------------------------------------------------------------------------------------------

                                                                                      Janus Aspen Series
                                                    --------------------------------------------------------------------------
                                                                Aggressive
                                                                  Growth                                Growth
                                                                Portfolio                             Portfolio
                                                    ------------------------------------  ------------------------------------
                                                                 Year ended                            Year ended
                                                                December 31,                          December 31,
                                                         1997         1996         1995        1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------

Investment income:
   Income - Dividends                             $         -      755,467      701,550   5,821,316    3,316,849    1,774,926
   Expenses - Mortality and expense risk charges
     (note 3)                                       1,187,720      880,271      464,496   2,533,302    1,496,337      686,203
------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                     (1,187,720)   (124,804)     237,054   3,288,014    1,820,512    1,088,723
------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments:
   Net realized gain                                6,675,700    3,422,984    1,735,504   9,346,395    4,286,543    1,220,855
   Unrealized appreciation (depreciation) on
     investments                                    5,540,954      109,555    7,840,280   23,212,981  11,457,707   11,886,046
------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain on investments     12,216,654   3,532,539    9,575,784   32,559,376  15,744,250   13,106,901
------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations            $ 11,028,934   3,407,735    9,812,838   35,847,390  17,564,762   14,195,624
------------------------------------------------------------------------------------------------------------------------------

                                                      Janus Aspen Series (continued)
                                                  --------------------------------------
                                                                 Worldwide
                                                                  Growth
                                                                Portfolio
                                                    ------------------------------------
                                                                 Year ended
                                                                December 31,
                                                         1997              1996    1995
----------------------------------------------------------------------------------------

Investment income:
   Income - Dividends                               4,490,822    2,094,632      225,282
   Expenses - Mortality and expense risk charges
     (note 3)                                       3,656,021    1,418,611      477,320
----------------------------------------------------------------------------------------

Net investment income (expense)                       834,801      676,021     (252,038)
----------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments:
   Net realized gain                                11,585,008   5,069,677      439,501
   Unrealized appreciation (depreciation) on
     investments                                    32,530,512  18,944,795    9,549,318
----------------------------------------------------------------------------------------

Net realized and unrealized gain on investments     44,115,520  24,014,472    9,988,819
----------------------------------------------------------------------------------------

Increase in net assets from operations              44,950,321  24,690,493    9,736,781
----------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

------------------------------------------------------------------------------------------------------------------------------
                                                                          Janus Aspen Series (continued)
                                                    --------------------------------------------------------------------------
                                                                                                       Flexible
                                                                 Balanced                               Income
                                                                Portfolio                             Portfolio
                                                  --------------------------------------  ------------------------------------
                                                                              Period from                          Period from
                                                                              October 11,                          October 13,
                                                     Year ended   Year ended       1995 to            Year ended       1995 to
                                                    December 31,December 31, December 31,           December 31,   December 31,
                                                         1997         1996         1995        1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------

Investment income:
   Income - Dividends                             $ 1,376,630      283,521       12,299     699,223      288,802       20,133
   Expenses - Mortality and expense risk charges
     (note 3)                                         445,275      113,425        2,009     120,354       40,424          980
------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                       931,355      170,096       10,290     578,869      248,378       19,153
------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments:
   Net realized gain                                1,239,519      122,576        9,364      86,470        4,524           29
   Unrealized appreciation (depreciation) on
     investments                                    4,013,343      920,620       37,909     269,390       68,898       (2,240)
------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments                                       5,252,862    1,043,196       47,273     355,860       73,422       (2,211)
------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations            $ 6,184,217    1,213,292       57,563     934,729      321,800       16,942
------------------------------------------------------------------------------------------------------------------------------


                                                       Janus Aspen Series (continued)
                                                  -----------------------------------------
                                                      International              Capital
                                                             Growth         Appreciation
                                                          Portfolio            Portfolio
                                                    -----------------------  --------------
                                                                  Period from   Period from
                                                                  May 3, 1996   May 2, 1997
                                                                   Year ended            to
                                                    December 31, December 31,  December 31,
                                                            1997         1996          1997
-------------------------------------------------------------------------------------------
Investment income:
   Income - Dividends                                 348,585       54,433            8,437
   Expenses - Mortality and expense risk charges
     (note 3)                                         516,236       45,378            9,981
--------------------------------------------------------------------------------------------

Net investment income (expense)                      (167,651)       9,055           (1,544)
--------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments:
   Net realized gain                                3,329,942      187,391           31,894
   Unrealized appreciation (depreciation) on
     investments                                    1,235,644      586,615           12,182
--------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on
  investments                                       4,565,586      774,006           44,076
--------------------------------------------------------------------------------------------

Increase in net assets from operations              4,397,935      783,061           42,532
--------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of  Changes in Net Assets



-----------------------------------------------------------------------------------------------------------------------------------

                                                                                           GE Investments Funds, Inc.
                                                                                     (formerly Life of Virginia Series Fund, Inc.)
                                                                               ----------------------------------------------------
                                                                                                  S&P 500
                                                                                                   Index
                                                                                                    Fund
                                                                               ---------------------------------------------------
                                                                                                Year ended December 31,
                                                                                       1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                        $     2,645,157         22,942,876            272,440
     Net realized gain (loss)                                                      (899,446)         1,510,464            345,068
     Unrealized appreciation (depreciation)
         on investments                                                          21,611,136        (16,204,375)         2,539,788
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                           23,356,847          8,248,965          3,157,296
-----------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                                40,575,050         18,225,715          7,357,078
     Transfers (to) from the general account of
         Life of Virginia:
             Death benefits                                                      (1,735,027)           (77,864)          (143,652)
             Surrenders                                                          (3,415,596)        (1,079,082)          (306,506)
             Administrative expense (note 3)                                       (102,362)           (45,091)           (22,813)
             Transfer gain (loss) and transfer fees                                  (4,503)             7,463             (8,822)
         Transfers (to) from the Guarantee
             Account (note 1)                                                    14,747,561          3,139,208            695,771
     Interfund transfers                                                         24,135,903          5,665,381          5,341,899
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                                 74,201,026         25,835,730         12,912,955
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                           97,557,873         34,084,695         16,070,251

Net assets at beginning of year                                                  55,868,451         21,783,756          5,713,505
-----------------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                                   $   153,426,324         55,868,451         21,783,756
-----------------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------------------

                                                     GE Investments Funds, Inc. (formerly Life of Virginia Series Fund, Inc.)
                                                      --------------------------------------------------------------------------
                                                                          Government
                                                                          Securities
                                                                             Fund
                                                      ------------------------------------------------------
                                                                             Year ended December 31,
                                                                1997                1996               1995
-------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                        (147,796)          1,165,729            481,595
     Net realized gain (loss)                               (242,895)            (68,248)           (20,275)
     Unrealized appreciation (depreciation)
         on investments                                      987,049            (995,503)           567,616
-------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                       596,358             101,978          1,028,936
-------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                          1,053,538           3,734,757          1,619,783
     Transfers (to) from the general account of
         Life of Virginia:
             Death benefits                                  (64,230)            (76,802)           (44,216)
             Surrenders                                     (666,510)           (492,750)          (500,706)
             Administrative expense (note 3)                 (18,501)            (21,731)           (17,040)
             Transfer gain (loss) and transfer fees          (36,688)              8,420             (9,439)
         Transfers (to) from the Guarantee
             Account (note 1)                                827,432             135,548             60,927
     Interfund transfers                                 (14,821,369)            (65,339)         2,038,922
-------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions         (13,726,328)          3,222,103          3,148,231
-------------------------------------------------------------------------------------------------------------

Increase in net assets                                   (13,129,970)          3,324,081          4,177,167

Net assets at beginning of year                           13,129,970           9,805,889          5,628,722
-------------------------------------------------------------------------------------------------------------

Net assets at end of year                                          -          13,129,970          9,805,889
-------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------

                                                                    GE Investments Funds, Inc.
                                                      (formerly Life of Virginia Series Fund, Inc.) (continued)
                                                      ----------------------------------------------------------

                                                                              Money Market
                                                                                  Fund
                                                           -------------------------------------------------
                                                                           Year ended December 31,
                                                                   1997              1996             1995
------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                          4,205,545         4,224,053           953,357
     Net realized gain (loss)                                (4,421,730)        1,686,452           312,501
     Unrealized appreciation (depreciation)
         on investments                                       4,383,879        (2,984,484)         (757,472)
------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                        4,167,694         2,926,021           508,386
------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                           107,140,555       153,728,177        52,511,585
     Transfers (to) from the general account of
         Life of Virginia:
             Death benefits                                  (1,753,311)         (781,386)           (4,954)
             Surrenders                                     (18,383,973)       (8,255,412)       (2,099,100)
             Administrative expense (note 3)                   (134,339)          (78,769)          (17,072)
             Transfer gain (loss) and transfer fees            (130,614)           28,173            52,426
         Transfers (to) from the Guarantee
             Account (note 1)                                10,195,112         4,298,099         4,957,966
     Interfund transfers                                    (67,593,593)      (93,981,321)      (30,878,764)
------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions             29,339,837        54,957,561        24,522,087
------------------------------------------------------------------------------------------------------------

Increase in net assets                                       33,507,531        57,883,582        25,030,473

Net assets at beginning of year                              90,187,173        32,303,591         7,273,118
------------------------------------------------------------------------------------------------------------

Net assets at end of year                                   123,694,704        90,187,173        32,303,591
------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------

                          GE Investments Funds, Inc. (formerly Life of Virginia Series Fund, Inc.) (continued)
--------------------------------------------------------------------------------------------------------------

                                                                            Total Return
                                                                                Fund
--------------------------------------------------------------------------------------------------------------
                                                                                Year ended December 31,
                                                                    1997              1996               1995
--------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                             5,602,393         8,962,291          1,389,047
     Net realized gain (loss)                                     (454,827)          614,446            308,073
     Unrealized appreciation (depreciation)
         on investments                                            657,828        (6,827,262)         1,987,241
----------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                           5,805,394         2,749,475          3,684,361
----------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                5,641,626         8,515,814          4,777,568
     Transfers (to) from the general account of
         Life of Virginia:
             Death benefits                                       (271,179)         (153,153)          (184,615)
             Surrenders                                         (2,558,265)         (946,894)          (685,070)
             Administrative expense (note 3)                       (60,731)          (51,588)           (40,610)
             Transfer gain (loss) and transfer fees                (15,082)          (69,616)             5,627
         Transfers (to) from the Guarantee
             Account (note 1)                                    2,622,768           919,901            401,449
     Interfund transfers                                          (231,875)           75,151          2,419,115
----------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                 5,127,262         8,289,615          6,693,464
----------------------------------------------------------------------------------------------------------------

Increase in net assets                                          10,932,656        11,039,090         10,377,825

Net assets at beginning of year                                 33,594,461        22,555,371         12,177,546
----------------------------------------------------------------------------------------------------------------

Net assets at end of year                                       44,527,117        33,594,461         22,555,371
----------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4



----------------------------------------------------------------------------------------------------------------------------------

                                                     GE Investments Funds, Inc. (formerly Life of Virginia Series Fund, Inc.)
                                                                                   (continued)
                                                                   ---------------------------------------------


                                                                                 International
                                                                                     Equity
                                                                                      Fund
                                                                   --------------------------------------------
                                                                                                    Period from
                                                                                                       May 23,
                                                                    Year ended         Year ended      1995 to
                                                                    December 31,      December 31,   December 31,
                                                                        1997               1996         1995
------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                         $  2,572,712          999,110        26,712
     Net realized gain (loss)                                           665,649           86,537           646
     Unrealized appreciation (depreciation) on investments           (1,565,382)         (11,119)       25,880
-------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                1,672,979          1,074,528        53,238
-------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                     1,854,537          2,563,735       332,761
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                  (2,360)            (3,522)       (2,053)
         Surrenders                                                    (349,063)          (103,501)       (1,796)
         Administrative expense (note 3)                                (10,458)            (6,060)         (661)
         Transfer gain and transfer fees                                 49,348            (92,027)        1,565
         Capital contribution                                                 -         10,925,561             -
     Transfers from the Guarantee Account (note 1)                    1,095,648            557,466       101,612
     Interfund transfers                                                664,758          1,263,184     1,237,114
-------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                      3,302,410         15,104,836     1,668,542
-------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                4,975,389         16,179,364     1,721,780

Net assets at beginning of period                                    17,901,144          1,721,780             -
-------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                        $ 22,876,533         17,901,144     1,721,780
-------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------

                                                                             GE Investments Funds, Inc. (formerly Life of Virginia
                                                                                      Series Fund, Inc.) (continued)
                                                                            -------------------------------------------------------


                                                                                                 Real Estate
                                                                                                 Securities
                                                                                                    Fund
                                                                            -------------------------------------------------------
                                                                                                                       Period from
                                                                                                                            May 2,
                                                                                 Year ended          Year ended            1995 to
                                                                                 December 31,       December 31,       December 31,
                                                                                       1997                1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                                        5,164,666           1,578,261            667,676
     Net realized gain (loss)                                                     2,710,582             299,159             24,928
     Unrealized appreciation (depreciation) on investments                       (1,305,117)          4,059,521          1,049,744
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                            6,570,131           5,936,941          1,742,348
-----------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                                10,679,221           2,949,990            301,414
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                             (18,462)                  -             (1,392)
         Surrenders                                                                (654,786)            (41,760)            (1,136)
         Administrative expense (note 3)                                            (19,846)             (3,136)              (286)
         Transfer gain and transfer fees                                            122,915            (107,856)             1,212
         Capital contribution                                                             -                   -         10,000,000
     Transfers from the Guarantee Account (note 1)                                4,443,497             539,647             70,614
     Interfund transfers                                                          5,849,780           4,063,439            261,308
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                                 20,402,319           7,400,324         10,631,734
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                           26,972,450          13,337,265         12,374,082

Net assets at beginning of period                                                25,711,347          12,374,082                  -
-----------------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                                      52,683,797          25,711,347         12,374,082
-----------------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------------------

                                                                                GE Investments Funds, Inc.
                                                                (formerly Life of Virginia Series Fund, Inc.) (continued)
                                                                ----------------------------------------------------------------


                                                                              Global              Value
                                                                              Income              Equity            Income
                                                                               Fund                Fund              Fund
                                                                         ------------------  ----------------- -----------------
                                                                               Period from        Period from       Period from
                                                                                    May 1,             May 1,      December 12,
                                                                                   1997 to            1997 to          1997 to
                                                                              December 31,        December 31,     December 31,
                                                                                      1997               1997              1997
--------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                                         297,690            104,481            43,837
     Net realized gain (loss)                                                        2,417            357,048            (6,710)
     Unrealized appreciation (depreciation) on investments                        (124,348)           885,799           (12,199)
--------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                             175,759          1,347,328            24,928
--------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                                  198,123          3,244,942            19,521
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                                  -             (1,960)                -
         Surrenders                                                                 (5,701)           (75,503)          (59,137)
         Administrative expense (note 3)                                              (209)            (1,938)           (2,414)
         Transfer gain and transfer fees                                              (472)            15,109              (467)
         Capital contribution                                                    5,000,000          3,000,000                 -
     Transfers from the Guarantee Account (note 1)                                 234,749          2,034,025            52,096
     Interfund transfers                                                           513,049          6,338,005        21,976,333
--------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                                 5,939,539         14,552,680        21,985,932
--------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                           6,115,298         15,900,008        22,010,860

Net assets at beginning of period                                                        -                  -                 -
--------------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                                      6,115,298         15,900,008        22,010,860
--------------------------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4



-----------------------------------------------------------------------------------------------------------------------------

                                                                                Oppenheimer Variable Account Funds
                                                                     --------------------------------------------------------

                                                                                             Money
                                                                                              Fund
                                                                     -------------------------------------------------------
                                                                                              Year ended December 31,
                                                                                 1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                              $            84,803            134,874            239,141
     Net realized gain                                                              -                  -                  -
     Unrealized appreciation (depreciation) on investments                          -                  -                  -
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                         84,803            134,874            239,141
-----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                                 440              1,000          1,236,189
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                             -            (25,650)                 -
         Surrenders                                                      $    (84,605)          (248,877)          (534,163)
         Administrative expense (note 3)                                            -             (7,741)           (12,911)
         Transfer gain (loss) and transfer fees                                (4,611)            (6,711)           (10,807)
     Transfers (to) from the Guarantee Account (note 1)                        (9,897)           (72,686)          (522,980)
     Interfund transfers                                                   (2,736,806)        (1,858,335)        (3,724,005)
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions                (2,835,479)        (2,219,000)        (3,568,677)
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                          (2,750,676)        (2,084,126)        (3,329,536)

Net assets at beginning of year                                             2,750,676          4,834,802          8,164,338
-----------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                         $                 -          2,750,676          4,834,802
-----------------------------------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------------------------------------------------

                                                                     Oppenheimer Variable Account Funds (continued)
                                                                  --------------------------------------------------------

                                                                                          Bond
                                                                                          Fund
                                                                  -------------------------------------------------------
                                                                                          Year ended December 31,
                                                                             1997                1996               1995
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                    1,822,818           1,437,401          1,001,313
     Net realized gain                                                    187,695             106,242             53,120
     Unrealized appreciation (depreciation) on investments                663,371            (442,815)         1,654,610
--------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                  2,673,884           1,100,828          2,709,043
--------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                       3,472,666           6,447,661          3,897,393
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                  (234,610)           (255,232)          (103,070)
         Surrenders                                                    (2,350,488)         (1,174,644)        (1,044,752)
         Administrative expense (note 3)                                  (53,814)            (47,633)           (43,224)
         Transfer gain (loss) and transfer fees                           (12,509)             15,212            (70,035)
     Transfers (to) from the Guarantee Account (note 1)                 3,535,189           1,424,034            277,812
     Interfund transfers                                                1,076,424           1,248,636          1,434,738
--------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions             5,432,858           7,658,034          4,348,862
--------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                       8,106,742           8,758,862          7,057,905

Net assets at beginning of year                                        31,638,941          22,880,079         15,822,174
--------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                              39,745,683          31,638,941         22,880,079
--------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------------------------------------------------

                                                                         Oppenheimer Variable Account Funds (continued)
                                                                 --------------------------------------------------------
                                                                                        Capital
                                                                                      Appreciation
                                                                                          Fund
                                                                 ------------------------------------------------------
                                                                                         Year ended December 31,
                                                                             1997               1996              1995
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                    5,840,622          4,562,994          (536,250)
     Net realized gain                                                  6,868,228          6,301,279         1,666,666
     Unrealized appreciation (depreciation) on investments              5,927,622          7,478,382        18,977,772
-------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                 18,636,472         18,342,655        20,108,188
-------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                      25,418,900         35,523,585        13,056,769
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                  (450,528)          (577,949)         (315,870)
         Surrenders                                                    (7,755,383)        (5,679,609)       (3,725,572)
         Administrative expense (note 3)                                 (291,649)          (237,053)         (179,980)
         Transfer gain (loss) and transfer fees                           (53,714)          (234,268)         (110,449)
     Transfers (to) from the Guarantee Account (note 1)                13,461,161          5,093,547           910,511
     Interfund transfers                                                   37,796         16,982,928           899,125
-------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions            30,366,583         50,871,181        10,534,534
-------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                      49,003,055         69,213,836        30,642,722

Net assets at beginning of year                                       158,844,181         89,630,345        58,987,623
-------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                             207,847,236        158,844,181        89,630,345
-------------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------------------

                                                                     Oppenheimer Variable Account Funds (continued)
                                                                ------------------------------------------------------

                                                                                           Growth
                                                                                             Fund
                                                                ------------------------------------------------------
                                                                                     Year ended December 31,
                                                                            1997              1996               1995
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                   3,539,022         2,510,530            127,293
     Net realized gain                                                 5,826,603         1,959,742            739,151
     Unrealized appreciation (depreciation) on investments            11,621,155         5,568,726          5,287,316
----------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                20,986,780        10,038,998          6,153,760
----------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                     31,719,458        15,322,231          8,623,363
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                 (350,617)         (246,052)           (11,683)
         Surrenders                                                   (5,238,134)       (1,802,707)          (531,276)
         Administrative expense (note 3)                                (138,883)          (79,593)           (49,718)
         Transfer gain (loss) and transfer fees                          (28,403)           (9,390)            (2,381)
     Transfers (to) from the Guarantee Account (note 1)               12,928,357         2,323,647            807,793
     Interfund transfers                                              11,277,889         8,265,699          5,644,624
----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions           50,169,667        23,773,835         14,480,722
----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                     71,156,447        33,812,833         20,634,482

Net assets at beginning of year                                       67,859,369        34,046,536         13,412,054
----------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                            139,015,816        67,859,369         34,046,536
----------------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4



-----------------------------------------------------------------------------------------------------------------------------

                                                                           Oppenheimer Variable Account Funds (continued)
                                                                     --------------------------------------------------------
                                                                                              High
                                                                                             Income
                                                                                              Fund
                                                                     -------------------------------------------------------
                                                                                              Year ended December 31,
                                                                                 1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                        $         7,741,474          5,561,338          3,110,351
     Net realized gain (loss)                                               1,298,149            763,575           (105,319)
     Unrealized appreciation (depreciation) on investments                  2,089,422          2,079,281          2,497,291
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                     11,129,045          8,404,194          5,502,323
-----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                          21,931,355         22,356,655         11,530,804
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                      (689,590)          (693,092)           (69,961)
         Surrenders                                                        (5,920,831)        (2,655,530)        (1,461,891)
         Administrative expense (note 3)                                     (139,006)          (100,320)           (73,580)
         Transfer gain (loss) and transfer fees                              (112,330)           (25,953)           144,255
     Transfers (to) from the Guarantee Account (note 1)                    12,750,648          3,777,050          1,497,477
     Interfund transfers                                                   23,573,698          9,730,803          2,860,809
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                           51,393,944         32,389,613         14,427,913
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                     62,522,989         40,793,807         19,930,236

Net assets at beginning of year                                            85,762,637         44,968,830         25,038,594
-----------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                         $       148,285,626         85,762,637         44,968,830
-----------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------------------------------------------------

                                                                     Oppenheimer Variable Account Funds (continued)
                                                                  -------------------------------------------------------
                                                                                        Multiple
                                                                                       Strategies
                                                                                          Fund
                                                                  -------------------------------------------------------
                                                                                          Year ended December 31,
                                                                             1997                1996               1995
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                              3,690,801           2,771,962          2,110,596
     Net realized gain (loss)                                           1,435,981             701,256            353,442
     Unrealized appreciation (depreciation) on investments              4,025,778           2,786,345          3,750,075
-------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                  9,152,560           6,259,563          6,214,113
-------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                       9,089,218           8,520,761          4,566,130
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                  (332,263)           (389,751)          (183,215)
         Surrenders                                                    (4,493,985)         (2,097,537)        (1,641,635)
         Administrative expense (note 3)                                 (119,442)           (104,392)           (93,990)
         Transfer gain (loss) and transfer fees                            (8,995)            (27,395)           (65,699)
     Transfers (to) from the Guarantee Account (note 1)                 4,101,390           1,507,791            282,847
     Interfund transfers                                                  516,158             198,943            787,704
-------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                        8,752,081           7,608,420          3,652,142
-------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                 17,904,641          13,867,983          9,866,255

Net assets at beginning of year                                        54,118,912          40,250,929         30,384,674
-------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                              72,023,553          54,118,912         40,250,929
-------------------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4




-----------------------------------------------------------------------------------------------------------------------------

                                                                                Variable Insurance Products Fund
                                                                     --------------------------------------------------------

                                                                                          Money Market
                                                                                           Portfolio
                                                                     -------------------------------------------------------
                                                                                              Year ended December 31,
                                                                                 1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                              $           630,902          1,272,122          2,620,588
     Net realized gain                                                              -                  -                  -
     Unrealized appreciation (depreciation) on investments                          -                  -                  -
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                        630,902          1,272,122          2,620,588
-----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                             (28,472)           117,921         36,176,530
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                      (193,170)          (458,667)           103,982
         Surrenders                                                        (1,206,916)        (2,213,343)        (4,660,173)
         Administrative expense (note 3)                                      (39,130)           (65,257)          (121,073)
         Transfer gain (loss) and transfer fees                                86,971           (204,381)            49,754
     Transfers (to) from the Guarantee Account (note 1)                       (27,901)          (661,457)          (141,309)
     Interfund transfers                                                  (21,205,932)       (23,959,305)       (47,938,008)
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions               (22,614,550)       (27,444,489)       (16,530,297)
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                         (21,983,648)       (26,172,367)       (13,909,709)

Net assets at beginning of year                                            21,983,648         48,156,015         62,065,724
-----------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                         $                 -         21,983,648         48,156,015
-----------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------------------------------------------------

                                                                      Variable Insurance Products Fund (continued)
                                                                 --------------------------------------------------------
                                                                                         High
                                                                                        Income
                                                                                       Portfolio
                                                                 -------------------------------------------------------
                                                                                         Year ended December 31,
                                                                            1997                1996               1995
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                   1,653,064           2,447,710            847,430
     Net realized gain                                                 4,673,705             479,085            425,760
     Unrealized appreciation (depreciation) on investments            (2,814,608)            308,688          2,702,738
-------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                 3,512,161           3,235,483          3,975,928
-------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                          8,207            (248,987)         7,262,170
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                  (66,792)            (33,131)          (117,911)
         Surrenders                                                   (2,281,288)         (1,859,776)          (953,927)
         Administrative expense (note 3)                                 (46,012)            (54,571)           (51,018)
         Transfer gain (loss) and transfer fees                          (18,007)            (14,545)           (10,918)
     Transfers (to) from the Guarantee Account (note 1)                  (23,044)           (109,624)           860,461
     Interfund transfers                                             (25,886,326)         (7,008,575)         4,509,566
-------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions          (28,313,262)         (9,329,209)        11,498,423
-------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                    (24,801,101)         (6,093,726)        15,474,351

Net assets at beginning of year                                       24,801,101          30,894,827         15,420,476
-------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                                      -          24,801,101         30,894,827
-------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------------------------------------------------

                                                                       Variable Insurance Products Fund (continued)
                                                                 --------------------------------------------------------
                                                                                        Equity-
                                                                                         Income
                                                                                       Portfolio
                                                                 ------------------------------------------------------
                                                                                         Year ended December 31,
                                                                             1997               1996              1995
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                   35,860,097          8,352,818         7,899,366
     Net realized gain                                                 15,417,526          9,394,625         4,284,587
     Unrealized appreciation (depreciation) on investments             65,899,106         23,601,942        37,953,951
-------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                117,176,729         41,349,385        50,137,904
-------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                      78,673,490         91,217,558        63,044,040
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                (3,144,602)        (2,317,929)         (623,306)
         Surrenders                                                   (22,544,378)       (12,923,609)       (7,390,359)
         Administrative expense (note 3)                                 (744,663)          (565,181)         (384,060)
         Transfer gain (loss) and transfer fees                          (156,609)           (81,577)         (128,097)
     Transfers (to) from the Guarantee Account (note 1)                34,236,802         14,669,920         8,592,478
     Interfund transfers                                                4,787,401         12,688,430        43,164,815
-------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions            91,107,441        102,687,612       106,275,511
-------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                     208,284,170        144,036,997       156,413,415

Net assets at beginning of year                                       405,298,602        261,261,605       104,848,190
-------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                             613,582,772        405,298,602       261,261,605
-------------------------------------------------------------------------------------------------------------------------






----------------------------------------------------------------------------------------------------------------------

                                                                      Variable Insurance Products Fund (continued)
                                                                 -----------------------------------------------------

                                                                                       Growth
                                                                                     Portfolio
                                                                 -----------------------------------------------------
                                                                                   Year ended December 31,
                                                                            1997              1996               1995
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                   5,677,010        11,069,102         (1,129,143)
     Net realized gain                                                14,576,544         9,229,819          7,510,176
     Unrealized appreciation (depreciation) on investments            34,536,532         6,990,625         29,804,134
----------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                54,790,086        27,289,546         36,185,167
----------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                     19,742,111        40,351,417         35,842,400
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                               (1,127,415)       (1,395,457)          (338,418)
         Surrenders                                                  (15,488,583)       (8,362,725)        (5,531,711)
         Administrative expense (note 3)                                (502,085)         (441,506)          (345,393)
         Transfer gain (loss) and transfer fees                          (84,076)         (243,398)            13,309
     Transfers (to) from the Guarantee Account (note 1)                9,277,787         7,334,280          3,842,828
     Interfund transfers                                              (3,139,585)       (3,259,632)        18,922,427
----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions            8,678,154        33,982,979         52,405,442
----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                     63,468,240        61,272,525         88,590,609

Net assets at beginning of year                                      251,545,367       190,272,842        101,682,233
----------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                            315,013,607       251,545,367        190,272,842
----------------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4




-----------------------------------------------------------------------------------------------------------------------------


                                                                            Variable Insurance Products Fund (continued)
                                                                      -------------------------------------------------------

                                                                                            Overseas
                                                                                            Portfolio
                                                                      ------------------------------------------------------



                                                                                           Year ended December 31,
                                                                                  1997               1996              1995
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                $        7,902,090          1,063,898          (355,173)
     Net realized gain                                                       6,802,686          2,693,770           734,798
     Unrealized appreciation (depreciation) on investments                  (3,387,543)         7,585,836         6,428,977
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                      11,317,233         11,343,504         6,808,602
-----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                            5,009,263         11,020,984        10,634,049
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                       (527,674)          (528,522)         (556,976)
         Surrenders                                                         (5,102,924)        (3,972,175)       (3,063,268)
         Administrative expense (note 3)                                      (220,173)          (214,759)         (208,318)
         Transfer gain (loss) and transfer fees                                (38,435)           (85,300)          (53,050)
     Transfers (to) from Guarantee Account (note 1)                          3,378,950          3,116,987           590,771
     Interfund transfers                                                   (12,846,872)        (4,620,473)       (7,084,976)
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions                (10,347,865)         4,716,742           258,232
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                              969,368         16,060,246         7,066,834

Net assets at beginning of period                                          107,335,253         91,275,007        84,208,173
-----------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                         $      108,304,621        107,335,253        91,275,007
-----------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------------


                                                                        Variable Insurance Products Fund II
                                                                 ---------------------------------------------------------
                                                                                          Asset
                                                                                         Manager
                                                                                        Portfolio
                                                                 --------------------------------------------------------



                                                                                          Year ended December 31,
                                                                              1997               1996               1995
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                    47,434,844         23,741,639          4,159,147
     Net realized gain                                                   9,093,636          7,507,674          1,958,733
     Unrealized appreciation (depreciation) on investments              24,430,304         23,008,153         55,306,129
--------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                  80,958,784         54,257,466         61,424,009
--------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                       12,956,133         15,580,792         21,217,331
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                 (2,389,147)        (3,090,108)        (2,849,779)
         Surrenders                                                    (26,860,066)       (23,863,347)       (23,760,769)
         Administrative expense (note 3)                                (1,170,300)        (1,159,170)        (1,245,010)
         Transfer gain (loss) and transfer fees                         (5,281,252)        (2,150,299)          (305,606)
     Transfers (to) from Guarantee Account (note 1)                      4,580,560          2,112,849         (7,015,144)
     Interfund transfers                                               (14,758,069)       (31,512,425)       (58,702,053)
--------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions            (32,922,141)       (44,081,708)       (72,661,030)
--------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                       48,036,643         10,175,758        (11,237,021)

Net assets at beginning of period                                      435,838,169        425,662,411        436,899,432
--------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                            483,874,812        435,838,169        425,662,411
--------------------------------------------------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------------------


                                                                     Variable Insurance Products Fund II (continued)
                                                                 ------------------------------------------------------

                                                                                      Contrafund
                                                                                      Portfolio
                                                                 ------------------------------------------------------
                                                                                                           Period from
                                                                                                            January 5,
                                                                       Year ended        Year ended               1995
                                                                      December 31,       December 31,      December 31,
                                                                             1997              1996               1995
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                    2,084,354          (688,227)           460,166
     Net realized gain                                                  9,468,307         2,738,082            905,255
     Unrealized appreciation (depreciation) on investments             26,750,686        17,275,767          4,218,866
-----------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                 38,303,347        19,325,622          5,584,287
-----------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                      39,049,020        41,520,289         26,666,752
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                  (778,781)         (569,391)           (17,699)
         Surrenders                                                    (7,578,528)       (3,409,236)          (676,614)
         Administrative expense (note 3)                                 (239,385)         (139,550)           (42,327)
         Transfer gain (loss) and transfer fees                            (1,813)           (6,491)           (28,134)
     Transfers (to) from Guarantee Account (note 1)                    20,874,655         8,894,897          4,851,438
     Interfund transfers                                                9,642,188        15,486,630         25,426,220
-----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions            60,967,356        61,777,148         56,179,636
-----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                      99,270,703        81,102,770         61,763,923

Net assets at beginning of period                                     142,866,693        61,763,923                  -
-----------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                           242,137,396       142,866,693         61,763,923
-----------------------------------------------------------------------------------------------------------------------






----------------------------------------------------------------------------------------------------

                                                                     Variable Insurance Products
                                                                              Fund III
                                                                ------------------------------------
                                                                        Growth &             Growth
                                                                          Income      Opportunities
                                                                       Portfolio          Portfolio
                                                                ------------------------------------
                                                                    Period from         Period from
                                                                          May 1,             May 1,
                                                                         1997 to            1997 to
                                                                      December 31,     December 31,
                                                                            1997               1997
----------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                     (53,296)           (69,440)
     Net realized gain                                                   103,153             67,071
     Unrealized appreciation (depreciation) on investments               458,100          1,055,758
----------------------------------------------------------------------------------------------------

Increase in net assets from operations                                   507,957          1,053,389
----------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                      5,782,503          6,759,512
     Transfers (to) from the general account of Life of Virginia
         Death benefits                                                   (2,062)           (11,218)
         Surrenders                                                     (116,741)          (178,411)
         Administrative expense (note 3)                                  (3,046)            (4,370)
         Transfer gain (loss) and transfer fees                          358,955                734
     Transfers (to) from Guarantee Account (note 1)                    2,665,501          2,684,605
     Interfund transfers                                               6,515,155          6,783,534
----------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions           15,200,265         16,034,386
----------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                     15,708,222         17,087,775

Net assets at beginning of period                                              -                  -
----------------------------------------------------------------------------------------------------

Net assets at end of period                                           15,708,222         17,087,775
----------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4




------------------------------------------------------------------------------------------------------------------------------

                                                                           Neuberger & Berman Advisers Management Trust
                                                                     ---------------------------------------------------------
                                                                                            Balanced
                                                                                           Portfolio
                                                                     -------------------------------------------------------
                                                                                              Year ended December 31,
                                                                                 1997               1996               1995
------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                        $         1,655,053          4,845,109            362,981
     Net realized gain (loss)                                               5,097,861            419,822            895,552
     Unrealized appreciation (depreciation) on investments                 (2,501,835)        (3,501,201)         5,264,633
------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                      4,251,079          1,763,730          6,523,166
------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                              (6,001)                 -          2,535,815
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                      (126,435)          (191,199)          (153,937)
         Surrenders                                                        (2,675,228)        (2,074,244)        (1,503,514)
         Administrative expense (note 3)                                      (71,576)           (82,124)           (88,114)
         Transfer gain (loss) and transfer fees                               (78,959)           (12,205)             7,049
         Capital contribution                                                (629,209)                 -                  -
     Transfers (to) from the Guarantee Account (note 1)                      (185,078)           (37,694)          (134,229)
     Interfund transfers                                                  (31,241,057)        (3,810,712)        (2,179,193)
------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions               (35,013,543)        (6,208,178)        (1,516,123)
------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                         (30,762,464)        (4,444,448)         5,007,043

Net assets at beginning of year                                            30,762,464         35,206,912         30,199,869
------------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                         $                 -         30,762,464         35,206,912
------------------------------------------------------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------------------

                                                               Neuberger & Berman Advisers Management Trust (continued)
                                                               --------------------------------------------------------
                                                                                        Bond
                                                                                      Portfolio
                                                                 ------------------------------------------------------
                                                                                        Year ended December 31,
                                                                           1997                1996               1995
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                              450,958           1,079,940            747,631
     Net realized gain (loss)                                            12,018            (136,701)            45,793
     Unrealized appreciation (depreciation) on investments              (23,525)           (646,673)           816,276
-----------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                  439,451             296,566          1,609,700
-----------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                         1,800                   -          4,761,820
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                (196,037)           (225,838)            (7,505)
         Surrenders                                                    (508,821)           (366,908)          (522,591)
         Administrative expense (note 3)                                (15,911)            (24,278)           (37,167)
         Transfer gain (loss) and transfer fees                         (11,476)             (9,665)           (23,158)
         Capital contribution                                                 -                   -                  -
     Transfers (to) from the Guarantee Account (note 1)                 (86,454)            (92,797)           798,511
     Interfund transfers                                             (9,344,589)         (5,700,964)        (9,447,152)
-----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions         (10,161,488)         (6,420,450)        (4,477,242)
-----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                    (9,722,037)         (6,123,884)        (2,867,542)

Net assets at beginning of year                                       9,722,037          15,845,921         18,713,463
-----------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                                     -           9,722,037         15,845,921
-----------------------------------------------------------------------------------------------------------------------






------------------------------------------------------------------------------------------------------------------------

                                                                 Neuberger & Berman Advisers Management Trust (continued)
                                                                 -------------------------------------------------------
                                                                                          Growth
                                                                                        Portfolio
                                                                 -------------------------------------------------------
                                                                                          Year ended December 31,
                                                                              1997               1996              1995
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income                                                 770,860          1,006,044           119,532
     Net realized gain (loss)                                            2,304,768            315,046           242,067
     Unrealized appreciation (depreciation) on investments                (880,241)          (363,320)        1,957,190
------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                   2,195,387            957,770         2,318,789
------------------------------------------------------------------------------------------------------------------------

From capital transactions:
     Net premiums                                                            6,456              4,370         2,833,430
     Transfers (to) from the general account of Life of Virginia:
         Death benefits                                                    (58,098)           (56,431)          (78,819)
         Surrenders                                                       (247,815)          (415,296)         (251,354)
         Administrative expense (note 3)                                   (22,353)           (25,172)          (23,723)
         Transfer gain (loss) and transfer fees                             (2,057)           (10,420)             (697)
         Capital contribution                                                    -                  -                 -
     Transfers (to) from the Guarantee Account (note 1)                          -            (14,970)           36,976
     Interfund transfers                                               (12,373,616)        (3,652,818)        1,961,133
------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions            (12,697,483)        (4,170,737)        4,476,946
------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                      (10,502,096)        (3,212,967)        6,795,735

Net assets at beginning of year                                         10,502,096         13,715,063         6,919,328
------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                                        -         10,502,096        13,715,063
------------------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4



---------------------------------------------------------------------------------------------------------

                                                                         Federated Investors Insurance
                                                                                       Series
                                                                  ---------------------------------------
                                                                                     American
                                                                                      Leaders
                                                                                      Fund II
                                                                  ---------------------------------------


                                                                                             Period from
                                                                           Year ended     May 6, 1996 to
                                                                         December 31,       December 31,
                                                                                 1997               1996
---------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                              $               (86)             3,974
     Net realized gain                                                        544,140             29,680
     Unrealized appreciation (depreciation)
         on investments                                                     3,385,309            162,046
---------------------------------------------------------------------------------------------------------

Increase in net assets
      from operations                                                       3,929,363            195,700
---------------------------------------------------------------------------------------------------------
From capital transactions:
     Net premiums                                                          13,540,849          2,249,062
     Transfers (to) from the general account
          of Life of Virginia:
             Death benefits                                                   (91,917)                 -
             Surrenders                                                      (423,567)           (28,376)
             Administrative expense (note 3)                                  (11,789)              (522)
             Transfer gain (loss) and transfer fees                               791              4,221
     Transfers from the Guarantee Account (note 1)                          4,966,466            146,563
     Interfund transfers                                                    9,208,512          1,208,370
---------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                           27,189,345          3,579,318
---------------------------------------------------------------------------------------------------------

Increase in net assets                                                     31,118,708          3,775,018

Net assets at beginning of period                                           3,775,018                  -
---------------------------------------------------------------------------------------------------------

Net assets at end of period                                       $        34,893,726          3,775,018
---------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------------

                                                                                     Federated Investors Insurance
                                                                                             Series (continued)
                                                                 ----------------------------------------------------------
                                                                                        High Income
                                                                                          Bond
                                                                                         Fund II
                                                                 ----------------------------------------------------------

                                                                                                             Period from
                                                                                                             February 3,
                                                                        Year ended        Year ended            1995 to
                                                                       December 31,      December 31,       December 31,
                                                                              1997              1996               1995
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                       827,322           491,956             38,880
     Net realized gain                                                     630,351            31,769              3,368
     Unrealized appreciation (depreciation)
         on investments                                                  1,256,745           424,014             26,388
---------------------------------------------------------------------------------------------------------------------------

Increase in net assets
      from operations                                                    2,714,418           947,739             68,636
---------------------------------------------------------------------------------------------------------------------------
From capital transactions:
     Net premiums                                                        9,254,617         4,468,263          1,448,946
     Transfers (to) from the general account
          of Life of Virginia:
             Death benefits                                               (120,443)          (42,084)                 -
             Surrenders                                                   (861,128)         (428,701)           (12,805)
             Administrative expense (note 3)                               (18,435)           (5,233)              (601)
             Transfer gain (loss) and transfer fees                         (2,424)              (43)             5,535
     Transfers from the Guarantee Account (note 1)                       4,882,888           670,397            200,240
     Interfund transfers                                                 5,675,771         6,113,878            235,916
---------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                        18,810,846        10,776,477          1,877,231
---------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                  21,525,264        11,724,216          1,945,867

Net assets at beginning of period                                       13,670,083         1,945,867                  -
---------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                             35,195,347        13,670,083          1,945,867
---------------------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------------------

                                                                             Federated Investors Insurance
                                                                               Series (continued)
                                                                ------------------------------------------------------

                                                                                      Utility
                                                                                      Fund II
                                                                ------------------------------------------------------

                                                                                                          Period from
                                                                                                          January 27,
                                                                     Year ended         Year ended            1995 to
                                                                    December 31,      December 31,        December 31,
                                                                           1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
     Net investment income (expense)                                    719,879            523,302            162,247
     Net realized gain                                                  731,431            336,527             90,613
     Unrealized appreciation (depreciation)
         on investments                                               4,302,272          1,113,241            914,307
-----------------------------------------------------------------------------------------------------------------------

Increase in net assets
      from operations                                                 5,753,582          1,973,070          1,167,167
-----------------------------------------------------------------------------------------------------------------------
From capital transactions:
     Net premiums                                                     3,510,754          7,032,730          4,723,697
     Transfers (to) from the general account
          of Life of Virginia:
             Death benefits                                             (63,646)          (172,666)                 -
             Surrenders                                              (1,420,075)          (708,499)          (150,715)
             Administrative expense (note 3)                            (32,050)           (25,376)            (7,470)
             Transfer gain (loss) and transfer fees                      (1,043)            11,752               (650)
     Transfers from the Guarantee Account (note 1)                    1,540,929          1,313,211            982,260
     Interfund transfers                                             (1,399,267)           830,436          5,539,763
-----------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                      2,135,602          8,281,588         11,086,885
-----------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                7,889,184         10,254,658         12,254,052

Net assets at beginning of period                                    22,508,710         12,254,052                  -
-----------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                          30,397,894         22,508,710         12,254,052
-----------------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4


--------------------------------------------------------------------------------------------------------------------------------



                                                                                              Alger American
                                                                  --------------------------------------------------------------
                                                                                             Small
                                                                                              Cap
                                                                                           Portfolio
                                                                  --------------------------------------------------------------

                                                                                                                Period from
                                                                                                                 October 3,
                                                                           Year ended         Year ended             1995 to
                                                                           December 31,      December 31,        December 31,
                                                                                 1997               1996               1995
                                                                     -----------------------------------------------------------

Increase (decrease) in net assets From operations:
     Net investment income (expense)                              $         1,245,506           (308,795)            (9,745)
     Net realized gain (loss)                                                 411,624           (122,299)           (20,417)
     Unrealized appreciation (depreciation)
         on investments                                                     4,016,910            (80,937)           (25,048)
--------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
      from operations                                                       5,674,040           (512,031)           (55,210)
--------------------------------------------------------------------------------------------------------------------------------
From capital transactions:
     Net premiums                                                          12,048,925         25,934,981          3,369,922
     Transfers (to) from the general account
          of Life of Virginia:
             Death benefits                                                  (296,448)          (167,439)                 -
             Surrenders                                                    (1,974,869)          (837,016)           (18,166)
             Administrative expense (note 3)                                  (69,752)           (32,819)            (1,420)
             Transfer gain (loss) and transfer fees                            20,656            (18,410)             7,625
     Transfers from the Guarantee Account  (note 1)                         9,339,897          5,067,731            298,188
     Interfund transfers                                                    1,782,889         10,297,239          3,969,177
--------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                           20,851,298         40,244,267          7,625,326
--------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                     26,525,338         39,732,236          7,570,116

Net assets at beginning of period                                          47,302,352          7,570,116                  -
--------------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                       $        73,827,690         47,302,352          7,570,116
--------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------



                                                                                  Alger American
                                                                 ----------------------------------------------------

                                                                                     Growth
                                                                                    Portfolio
                                                                 ----------------------------------------------------

                                                                                                          Period from
                                                                                                           October 4,
                                                                     Year ended         Year ended            1995 to
                                                                   December 31,       December 31,       December 31,
                                                                           1997               1996               1995
                                                                 -----------------------------------------------------

Increase (decrease) in net assets From operations:
     Net investment income (expense)                                 (282,901)            309,982             (6,776)
     Net realized gain (loss)                                       3,954,588             315,644             (2,380)
     Unrealized appreciation (depreciation)
         on investments                                             8,095,163           2,224,353             27,240
----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
      from operations                                              11,766,850           2,849,979             18,084
----------------------------------------------------------------------------------------------------------------------
From capital transactions:
     Net premiums                                                  13,470,987          21,518,317          2,632,716
     Transfers (to) from the general account
          of Life of Virginia:
             Death benefits                                          (317,671)            (22,815)                 -
             Surrenders                                            (2,065,182)           (539,265)            (4,789)
             Administrative expense (note 3)                          (68,206)            (26,996)              (895)
             Transfer gain (loss) and transfer fees                  (390,379)            (32,858)             1,883
     Transfers from the Guarantee Account  (note 1)                 6,594,835           3,628,084            (47,006)
     Interfund transfers                                           (1,557,814)         11,823,073          2,922,881
----------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                   15,666,570          36,347,540          5,504,790
----------------------------------------------------------------------------------------------------------------------

Increase in net assets                                             27,433,420          39,197,519          5,522,874

Net assets at beginning of period                                  44,720,393           5,522,874                  -
----------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                        72,153,813          44,720,393          5,522,874
----------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------



                                                                      PBHG Insurance Series Fund
                                                              ------------------------------------
                                                                          PBHG               PBHG
                                                                     Large Cap          Growth II
                                                                     Portfolio          Portfolio
                                                              ------------------------------------

                                                                   Period from         Period from
                                                                        May 1,              May 1,
                                                                       1997 to             1997 to
                                                                  December 31,        December 31,
                                                                          1997                1997
                                                              ------------------------------------

Increase (decrease) in net assets From operations:
     Net investment income (expense)                                   (17,112)           (30,512)
     Net realized gain (loss)                                           13,525              7,643
     Unrealized appreciation (depreciation)
         on investments                                                149,898            (89,829)
--------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
      from operations                                                  146,311           (112,698)
--------------------------------------------------------------------------------------------------
From capital transactions:
     Net premiums                                                    1,239,113          3,502,382
     Transfers (to) from the general account
          of Life of Virginia:
             Death benefits                                               (715)                 -
             Surrenders                                                (12,383)           (53,142)
             Administrative expense (note 3)                              (684)            (1,455)
             Transfer gain (loss) and transfer fees                        865                787
     Transfers from the Guarantee Account  (note 1)                    610,146          1,108,447
     Interfund transfers                                             2,735,614          2,507,619
--------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                     4,571,956          7,064,638
--------------------------------------------------------------------------------------------------

Increase in net assets                                               4,718,267          6,951,940

Net assets at beginning of period                                            -                  -
--------------------------------------------------------------------------------------------------

Net assets at end of period                                          4,718,267          6,951,940
--------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4


--------------------------------------------------------------------------------------------------------------------------------

                                                                                           Janus Aspen Series
                                                                         -------------------------------------------------------
                                                                                               Aggressive
                                                                                                 Growth
                                                                                               Portfolio
                                                                         ----------------------------------------------------

                                                                                              Year ended
                                                                                            December 31,
                                                                              1997                  1996             1995
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                                   $    (1,187,720)         (124,804)         237,054
    Net realized gain                                                       6,675,700         3,422,984        1,735,504
    Unrealized appreciation (depreciation) on investments                   5,540,954           109,555        7,840,280
----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                     11,028,934         3,407,735        9,812,838
----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                           11,681,150        17,880,226       16,756,982
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                        (427,386)         (394,284)         (86,506)
       Surrenders                                                          (2,997,601)       (2,851,517)      (1,216,524)
       Administrative expense (note 3)                                       (120,078)         (112,813)         (73,928)
       Transfer gain (loss) and transfer fees                                 (19,458)          (40,003)          38,529
    Transfers (to) from the Guarantee Account (note 1)                      4,987,441         3,328,781        2,434,875
    Interfund transfers                                                    (2,281,417)        8,025,078        7,553,096
----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                           10,822,651        25,835,468       25,406,524
----------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                     21,851,585        29,243,203       35,219,362

Net assets at beginning of year                                            83,963,537        54,720,334       19,500,972
----------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                             $   105,815,122        83,963,537       54,720,334
----------------------------------------------------------------------------------------------------------------------------






----------------------------------------------------------------------------------------------------------------------------------

                                                                                         Janus Aspen Series (continued)
                                                                  ----------------------------------------------------------------

                                                                                               Growth
                                                                                             Portfolio
                                                                  ----------------------------------------------------------------

                                                                                               Year ended
                                                                                               December 31,
                                                                                 1997                  1996                  1995
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                                         3,288,014             1,820,512             1,088,723
    Net realized gain                                                       9,346,395             4,286,543             1,220,855
    Unrealized appreciation (depreciation) on investments                  23,212,981            11,457,707            11,886,046
----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                     35,847,390            17,564,762            14,195,624
----------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                           30,338,859            35,456,497            20,907,687
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                      (1,849,634)             (483,092)             (292,563)
       Surrenders                                                          (9,041,380)           (3,747,509)           (1,304,563)
       Administrative expense (note 3)                                       (280,500)             (199,595)             (125,440)
       Transfer gain (loss) and transfer fees                                (152,642)             (208,664)              (42,445)
    Transfers (to) from the Guarantee Account (note 1)                     16,216,500             7,027,293             2,397,459
    Interfund transfers                                                     1,293,752            11,381,396            14,146,981
----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                           36,524,955            49,226,326            35,687,116
----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                     72,372,345            66,791,088            49,882,740

Net assets at beginning of year                                           151,696,572            84,905,484            35,022,744
----------------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                                 224,068,917           151,696,572            84,905,484
----------------------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------

                                                                                         Janus Aspen Series
                                                                -----------------------------------------------------------------
                                                                                            Worldwide
                                                                                             Growth
                                                                                            Portfolio
                                                                  ---------------------------------------------------------------

                                                                                               Year ended
                                                                                             December 31,
                                                                               1997                  1996                 1995
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                                         834,801                676,021              (252,038)
    Net realized gain                                                    11,585,008              5,069,677               439,501
    Unrealized appreciation (depreciation) on investments                32,530,512             18,944,795             9,549,318
---------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                   44,950,321             24,690,493             9,736,781
---------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                         77,908,754             45,862,046            14,202,159
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                      (916,155)              (407,146)             (146,748)
       Surrenders                                                        (9,754,795)            (2,394,900)           (1,173,774)
       Administrative expense (note 3)                                     (346,218)              (172,873)              (87,512)
       Transfer gain (loss) and transfer fees                              (116,774)              (183,599)              (23,608)
    Transfers (to) from the Guarantee Account (note 1)                   30,845,279              8,313,366             1,874,804
    Interfund transfers                                                  25,144,972             42,049,450             7,110,222
---------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                        122,765,063             93,066,344            21,755,543
---------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                  167,715,384            117,756,837            31,492,324

Net assets at beginning of year                                         177,410,698             59,653,861            28,161,537
---------------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                               345,126,082            177,410,698            59,653,861
---------------------------------------------------------------------------------------------------------------------------------


LIFE OF VIRGINIA SEPARATE ACCOUNT 4



-----------------------------------------------------------------------------------------------------------------------------

                                                                      Janus Aspen Series (continued)
                                                            -----------------------------------------------------------------

                                                                                    Balanced
                                                                                   Portfolio
                                                            --------------------------------------------------------------
                                                                                                               Period from
                                                                                                               October 11,
                                                                   Year ended            Year ended                1995 to
                                                                 December 31,          December 31,           December 31,
                                                                         1997                  1996                   1995
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                        $       931,355                 170,096                 10,290
    Net realized gain                                            1,239,519                 122,576                  9,364
    Unrealized appreciation (depreciation) on investments        4,013,343                 920,620                 37,909
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                           6,184,217               1,213,292                 57,563
-----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                15,654,806               8,643,527                619,039
    Transfers (to) from the general account of
      Life of Virginia:
       Death benefits                                              (98,529)                (37,496)                     -
       Surrenders                                               (1,560,191)               (271,087)               (61,992)
       Administrative expense (note 3)                             (34,113)                 (7,301)                  (379)
       Transfer gain (loss) and transfer fees                      (11,920)                  5,413                   (240)
    Transfer (to) from the Guarantee Account (note 1)            6,551,408               1,091,622                210,233
    Interfund transfers                                         34,492,843               3,850,513              1,147,007
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                54,994,304              13,275,191              1,913,668
-----------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                          61,178,521              14,488,483              1,971,231

Net assets at beginning of period                               16,459,714               1,971,231                      -
-----------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                $    77,638,235              16,459,714              1,971,231
-----------------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------

                                                                             Janus Aspen Series (continued)
                                                                   --------------------------------------------------------------
                                                                                         Flexible
                                                                                          Income
                                                                                        Portfolio
                                                                   --------------------------------------------------------------
                                                                                                                 Period from
                                                                                                                 October 13,
                                                                      Year ended            Year ended               1995 to
                                                                    December 31,          December 31,          December 31,
                                                                            1997                  1996                  1995
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                                      578,869               248,378                19,153
    Net realized gain                                                     86,470                 4,524                    29
    Unrealized appreciation (depreciation) on investments                269,390                68,898                (2,240)
---------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                   934,729               321,800                16,942
---------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                       3,465,715             2,591,080               312,671
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                    (55,866)                    -                     -
       Surrenders                                                       (425,891)              (29,518)                 (451)
       Administrative expense (note 3)                                    (8,897)               (2,717)                 (111)
       Transfer gain (loss) and transfer fees                              1,786                  (413)                  179
    Transfer (to) from the Guarantee Account (note 1)                  3,010,637               345,536                41,646
    Interfund transfers                                                2,406,219               992,086               419,589
---------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                       8,393,703             3,896,054               773,523
---------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                 9,328,432             4,217,854               790,465

Net assets at beginning of period                                      5,008,319               790,465                     -
---------------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                           14,336,751             5,008,319               790,465
---------------------------------------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                Janus Aspen Series (continued)
                                                                      -------------------------------------------------------------
                                                                                          International                    Capital
                                                                                              Growth                  Appreciation
                                                                                            Portfolio                    Portfolio
                                                                      ---------------------------------------   -------------------
                                                                                                 Period from           Period from
                                                                                                 May 3, 1996           May 2, 1997
                                                                              Year ended                  to                    to
                                                                            December 31,        December 31,          December 31,
                                                                                    1997                1996                  1997
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                                          (167,651)                 9,055                (1,544)
    Net realized gain                                                       3,329,942                187,391                31,894
    Unrealized appreciation (depreciation) on investments                   1,235,644                586,615                12,182
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from operations                                      4,397,935                783,061                42,532
-----------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                           19,031,016              4,654,797               720,613
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                        (197,552)                     -                     -
       Surrenders                                                          (1,293,141)               (51,116)              (37,177)
       Administrative expense (note 3)                                        (39,068)                (3,441)                 (826)
       Transfer gain (loss) and transfer fees                                  24,476                  3,766               (33,752)
    Transfer (to) from the Guarantee Account (note 1)                       8,279,728                935,954               446,414
    Interfund transfers                                                    10,950,154              7,189,157             1,531,771
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                           36,755,613             12,729,117             2,627,043
-----------------------------------------------------------------------------------------------------------------------------------

Increase in net assets                                                     41,153,548             13,512,178             2,669,575

Net assets at beginning of period                                          13,512,178                      -                     -
-----------------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                                54,665,726             13,512,178             2,669,575
-----------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements

December 31, 1997

================================================================================



   (1)   Description of Entity

         Life of Virginia Separate Account 4 (the Account) is a separate investment account established in 1987 by The Life Insurance Company of Virginia (Life of Virginia) under the laws of the Commonwealth of Virginia. The Account operates as a unit investment trust under the Investment Company Act of 1940. The Account is used to fund certain benefits for flexible premium variable deferred annuity life insurance policies issued by Life of Virginia. The Life Insurance Company of Virginia is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. Eighty percent of the capital stock of Life of Virginia is owned by General Electric Capital Assurance Corporation. The remaining 20% is owned by GE Financial Assurance Holdings, Inc. General Electric Capital Assurance Corporation and GE Financial Assurance Holdings, Inc. are indirectly, wholly-owned subsidiaries of General Electric Capital ("GE Capital"). GE Capital, a diversified financial services company, is a wholly-owned subsidiary of General Electric Company (GE), a New York corporation. Prior to April 1, 1996, Life of Virginia was an indirect wholly-owned subsidiary of Aon Corporation (Aon).

         In May 1997, seven new investment subdivisions were added to the Account, for both Type I and II policies. The Growth & Income Portfolio and Growth Opportunities Portfolio each invest solely in a designated portfolio of the Variable Insurance Products Fund III. The Global Income Fund and the Value Equity Fund each invest solely in a designated portfolio of the GE Investments Funds, Inc. The Capital Appreciation Portfolio invests solely in a designated portfolio of the Janus Aspen Series. The Growth II Portfolio and the Large Cap Growth Portfolio each invest solely in a designated portfolio of the PBHG Insurance Series Fund. All designated portfolios described above are series type mutual funds.

         During 1997, the Life of Virginia Series Fund, Inc. changed its name to the GE Investments Funds, Inc. As a result the Life of Virginia Series Funds, Inc.--Common Stock Index, Government Securities, Money Market, Total Return, International Equity and Real Estate Securities Portfolios were renamed the GE Investments Funds, Inc.--S&P 500 Index, Government Securities, Money Market, Total Return, International Equity and Real Estate Securities Funds, respectively. On December 12, 1997, the Account added the GE Investments Funds, Inc.--Income Fund as a new investment subdivision and made the following substitutions of shares held by the investment subdivisions:

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements



================================================================



   (1)   Continued


           Before the Substitution                               After the Substitution

           Shares of Money Market Portfolio -                    Shares of Money Market Fund -
           Variable Insurance Products Fund                      GE Investments Funds, Inc.

           Shares of Money Fund -                                Shares of Money Market Fund -
           Oppenheimer Variable Account Funds                    GE Investments Funds, Inc.

           Shares of Bond  Portfolio -                           Shares of Income Fund Neuberger & Berman -
           Advisers Management Trust                             GE Investments Funds, Inc.

           Shares of High Income Portfolio -                     Shares of High Income Fund -
           Variable Insurance Products Fund                      Oppenheimer Variable Account Funds

           Shares of Growth Portfolio -                          Shares of Growth Portfolio -
           Neuberger & Berman Advisers Management Trust          Variable Insurance Products Fund

           Shares of Balanced Portfolio -                        Shares of Balanced Portfolio -
           Neuberger & Berman Advisers Management Trust          Janus Aspen Series

         The foregoing substitutions were carried out pursuant to an order of the Securities and Exchange Commission (Commission) issued on December 11, 1997, with the approval of any necessary department of insurance. The effect of such a share substitution was to replace certain portfolios of Variable Insurance Products Fund, Oppenheimer Variable Account Funds, GE Investments Funds, Inc., and Neuberger & Berman Advisers Management Trust with those of GE Investments Funds, Inc., Oppenheimer Variable Account Funds, Variable Insurance Products Fund, and Janus Aspen Series as investment options.

   (1)   Continued

         In May 1996, two new investment subdivisions were added to the Account, for both Type I and II policies. One of these subdivisions, the International Growth Portfolio, invests solely in a designated portfolio of the Janus Aspen Series, a series type mutual fund. The other new subdivision, the American Leaders Fund II, invests solely in a designated portfolio of the Federated Investors Insurance Series, a series type mutual fund.

         During 1995, nine new investment subdivisions were added to the Account, for both Type I and Type II policies. The Utility Fund II and High Income Bond Fund II each invest solely in a designated portfolio of the Federated Investors Insurance Series, a series type mutual fund. The Contrafund Portfolio invests solely in a designated portfolio of the Variable Insurance Products Fund II, a series type mutual fund. The International Equity Portfolio and the Real Estate Securities Portfolio each invest solely in a designated portfolio of GE Investments Funds, Inc., a series type mutual fund. The Balanced Portfolio and Flexible Income Portfolio each invest solely in a designated portfolio of the Janus Aspen Series, a series type mutual fund. The Growth Portfolio and Small Cap Portfolio each invest solely in a designated portfolio of the Alger American Fund, a series type mutual fund.

         In November 1995, six subdivisions were closed to new money for both Type I and Type II policies. For each policy type, three of these subdivisions, the Balanced Portfolio, Bond Portfolio, and Growth Portfolio each invest solely in a designated portfolio of the Advisers Management Trust, a series type mutual fund. The fourth and fifth closed subdivisions, the Money Market Portfolio and High Income Portfolio, each invest solely in a designated portfolio of the Variable Insurance Products Fund, a series type mutual fund. The sixth closed subdivision, the Money Fund, invests solely in a designated portfolio of the Oppenheimer Variable Account Funds, a series type mutual fund.

         Policyowners may transfer cash values between the Account's portfolios and the Guarantee Account that is part of the general account of Life of Virginia. Amounts transferred to the Guarantee Account earn interest at the interest rate in effect at the time of such transfer and remain in effect for one year, after which a new rate may be declared.

   (2)   Summary of Significant Accounting Policies

         Unit Classes

         There are two unit classes included in the Account. Type I units are sold under policy form P1140 and P1141. Type II units are sold under policy forms P1142, P1142N and P1143. Type II unit sales began in the third quarter of 1994.

         Investments

         Investments are stated at fair value which is based on the underlying net asset value per share of the respective portfolios or funds. Purchases and sales of investments are recorded on the trade date and income distributions are recorded on the ex-dividend date. Realized gains and losses on investments are determined on the average cost basis. The units and unit values are disclosed as of the last business day in the applicable year or period.

  (2)   Continued

         The aggregate cost of investments acquired and the aggregate proceeds of investments sold, for the year or period ended December 31, 1997 were:

                                                   Cost of         Proceeds
                                                    Shares             from
Fund/Portfolio                                    Acquired      Shares Sold
----------------------------------------------------------------------------

GE Investments Funds, Inc.:
     S&P 500 Index                        $    132,222,938       31,818,054
     Government Securities                      10,499,388       23,055,080
     Money Market                              887,060,254      868,724,486
     Total Return                               30,724,166       10,679,067
     International Equity                       18,393,561       11,389,194
     Real Estate Securities                     43,204,050       16,152,111
     Global Income                               6,336,231          187,733
     Value Equity                               17,622,017        3,137,116
     Income                                     25,679,422        3,310,006

Oppenheimer Variable Account Funds:
     Money                                         314,112        3,030,625
     Bond                                       16,807,159        9,544,382
     Capital Appreciation                       93,466,672       56,992,604
     Growth                                     85,183,495       31,490,581
     High Income                                95,915,615       36,944,770
     Multiple Strategies                        23,819,771       11,316,157

Variable Insurance Products Fund:
     Money Market                                1,556,148       23,557,498
     High Income                                 3,620,650       30,349,068
     Equity - Income                           220,439,185       93,043,056
     Growth                                     83,553,084       68,794,613
     Overseas                                   72,741,759       71,928,713

Variable Insurance Products Fund II:
     Asset Manager                              85,456,484       70,466,360
     Contrafund                                118,473,800       55,310,933

Variable Insurance Products Fund III:
     Growth & Income                            18,484,934        3,417,350
     Growth Opportunities                       17,590,719        1,681,206
----------------------------------------------------------------------------

  (2)   Continued



                                                    Cost of         Proceeds
                                                     Shares             from
Fund/Portfolio                                     Acquired      Shares Sold
-----------------------------------------------------------------------------

Neuberger & Berman Advisers
  Management Trust:
     Balanced                             $       2,635,418       36,069,865
     Bond                                         1,856,865       11,649,317
     Growth                                         977,918       12,925,079

Federated Investors Insurance Series:
     American Leaders II                         32,823,606        5,793,581
     High Income Bond II                         38,421,195       18,759,547
     Utility                                     10,012,564        7,198,898
     II

Alger American:
     Small Cap                                   46,888,772       24,542,187
     Growth                                      46,869,978       31,444,158

PBHG Insurance Series Fund:
     PBHG Large Cap Growth                        6,296,317        1,710,929
     PBHG Growth II                               7,969,729        1,120,679

Janus Aspen Series:
     Aggressive Growth                           99,975,217       90,226,548
     Growth                                      86,207,354       46,144,088
     Worldwide Growth                           183,578,974       59,756,806
     Balanced                                    67,917,334       11,980,846
     Flexible Income                             12,301,658        3,313,161
     International Growth                        94,751,055       54,755,744
     Capital Appreciation                         5,675,613        3,007,685
-----------------------------------------------------------------------------




         Capital Transactions

         The increase (decrease) in outstanding units for Type I and Type II from capital transactions for the years or periods ended December 31, 1997, 1996 and 1995 are as follows:

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements


(2)      Continued


                                                                       GE Investments Funds, Inc.
                                                 -----------------------------------------------------------------------------

                                                   S&P 500    Government       Money        Total  International   Real Estate
                                                     Index    Securities      Market       Return         Equity    Securities
Type I Units                                          Fund          Fund        Fund         Fund           Fund          Fund

---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994             297,274       384,930     484,719      666,497              -            -

    Net premiums                                    37,545         7,450     265,952       38,485          5,889        3,842
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                         (3,332)       (2,593)       (365)      (8,225)          (201)        (130)
             Surrenders                            (11,616)      (27,386)   (138,205)     (30,218)          (166)         (82)
             Administrative expenses                  (991)         (994)     (1,241)      (1,911)           (64)         (27)
    Transfers (to)/from the Guarantee Account       17,804           (78)    347,444        6,958          8,347        6,278
    Interfund transfers                            142,337        67,621     (64,330)      73,915        101,757       13,762
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      181,747        44,020     409,255       79,004        115,562       23,643
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995             479,021       428,950     893,974      745,501        115,562       23,643

    Net premiums                                    34,082        36,100     706,581       33,745         22,527       14,587
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                         (1,231)         (163)    (16,043)      (6,096)             -            -
             Surrenders                            (22,370)      (25,884)   (412,885)     (31,853)        (5,008)      (1,361)
             Administrative expenses                (1,347)       (1,204)     (4,925)      (2,175)          (446)        (192)
    Transfers (to)/from the Guarantee Account       37,400         4,534     358,505        1,905         22,249       21,124
    Interfund transfers                             54,702        62,264   1,023,952      (32,962)        52,528      147,118
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      101,236        75,647   1,655,185      (37,436)        91,850      181,276
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996             580,257       504,597   2,549,159      708,065        207,412      204,919

    Net premiums                                    43,467         2,027     273,183       24,404       (153,291)     215,116
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                         (2,505)       (3,654)    (88,771)      (5,480)             -            -
             Surrenders                            (34,875)      (27,521)   (773,658)     (56,645)       494,961     (112,838)
             Administrative expenses                (1,886)         (938)     (6,382)      (1,805)        20,280       (5,712)
    Transfers (to)/from the Guarantee Account       41,669         9,540     304,035        5,882       (736,706)     208,742
    Interfund transfers                            292,720      (484,051)  1,254,694      (42,593)     1,380,146      875,079
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      338,590      (504,597)    963,101      (76,237)     1,005,390    1,180,387
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997             918,847             -   3,512,260      631,828      1,212,802    1,385,306
---------------------------------------------------------------------------------------------------------------------------------




                                                   GE Investments Funds, Inc.              Oppenheimer Variable Account Funds
                                               -----------------------------------     -------------------------------------------

                                                    Global                                                   Capital
                                                    Income  Value Equity    Income     Money        Bond   Appreciation   Growth
Type I Units                                          Fund        Fund        Fund      Fund        Fund        Fund        Fund
----------------------------------------------------------------------------------     -------------------------------------------

Units outstanding at December 31, 1994                   -           -           -   549,261     967,029   2,708,957     734,287

    Net premiums                                         -           -           -    36,722     (11,303)    222,696    (521,582)
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -           -           -         -         263     (31,865)     48,092
             Surrenders                                  -           -           -   (38,250)      5,282    (311,147)    564,254
             Administrative expenses                     -           -           -      (910)        309     (13,475)     27,690
    Transfers (to)/from the Guarantee Account            -           -           -   (33,828)     (4,115)     27,379     (11,025)
    Interfund transfers                                  -           -           -  (230,533)     (4,765)     45,448     144,969
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                            -           -           -  (266,799)    (14,329)    (60,964)    252,398
----------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995                   -           -           -   282,462     952,700   2,647,993     986,685

    Net premiums                                         -           -           -         -      (4,744)   (181,755)    267,359
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -           -           -    (1,782)      2,016      44,441     (29,174)
             Surrenders                                  -           -           -   (16,283)      7,728     332,700    (364,042)
             Administrative expenses                     -           -           -      (531)        407      14,718     (16,121)
    Transfers (to)/from the Guarantee Account            -           -           -    (4,896)     (7,110)   (185,173)    105,286
    Interfund transfers                                  -           -           -   (96,465)     (9,728)     53,131     240,629
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                            -           -           -  (119,957)    (11,431)     78,062     203,937
----------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996                   -           -           -   162,505     941,269   2,726,055   1,190,622

    Net premiums                                    15,669      30,034         595         -      12,729      48,378      50,650
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -           -           -         -      (4,708)     (2,476)     (1,990)
             Surrenders                             (2,874)     (1,979)     (5,500)   (5,366)   (114,775)   (146,760)    (99,247)
             Administrative expenses                  (489)       (345)       (199)     (298)     (2,868)     (6,721)     (2,955)
    Transfers (to)/from the Guarantee Account      131,841      33,741           -         -      30,993      33,837      40,477
    Interfund transfers                            372,751     418,170   1,300,742  (156,841)     66,990     (60,894)    114,256
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      516,898     479,621   1,295,638  (162,505)    (11,639)   (134,636)    101,191
----------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997             516,898     479,621   1,295,638         -     929,630   2,591,419   1,291,813
----------------------------------------------------------------------------------------------------------------------------------




(2)      Continued

                                                   Oppenheimer Variable
                                                      Account Funds                      Variable Insurance Products Fund
                                                 ----------------------- ----------------------------------------------------------

                                                      High    Multiple       Money        High     Equity-
                                                    Income  Strategies      Market      Income      Income     Growth    Overseas
Type I Units                                          Fund        Fund   Portfolio   Portfolio   Portfolio  Portfolio   Portfolio
-----------------------------------------------  ---------------------------------------------------------------------------------
Units outstanding at December 31, 1994           1,125,497   1,797,950   4,123,571     804,420   5,088,608  4,641,036   5,128,595

    Net premiums                                    44,999      65,632     730,434      85,480     485,381    247,726     200,203
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                           (296)     (9,569)      8,759      (5,083)    (26,937)   (11,327)    (22,477)
             Surrenders                            (12,636)    (95,101)   (323,643)    (42,301)   (295,625)  (179,497)   (183,059)
             Administrative expenses                (1,249)     (5,559)     (8,471)     (2,631)    (16,777)   (12,038)    (12,905)
    Transfers (to)/from the Guarantee Account       10,579      (3,036)     36,658      35,020     214,956     67,303     (35,433)
    Interfund transfers                             96,818      12,445  (2,144,243)     83,390   1,492,501    433,983    (566,178)
-----------------------------------------------  ---------- ----------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      138,215     (35,188) (1,700,506)    153,875   1,853,499    546,150    (619,849)
-----------------------------------------------  ---------- ----------------------------------------------------------------------

Units outstanding at December 31, 1995           1,263,712   1,762,762   2,423,065     958,295   6,942,107  5,187,186   4,508,746

    Net premiums                                    15,693      26,028       8,114     (11,013)    209,607    133,676     102,472
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                           (411)    (15,299)    (26,867)          -     (39,084)   (25,152)    (17,537)
             Surrenders                            (23,047)    (88,160)   (136,342)    (64,247)   (314,228)  (232,300)   (188,428)
             Administrative expenses                (1,163)     (4,615)     (4,247)     (2,193)    (16,695)   (13,593)    (11,116)
    Transfers (to)/from the Guarantee Account       13,792      26,304     (46,251)     (1,584)    129,570     60,757      48,453
    Interfund transfers                             89,651     (66,358) (1,024,299)   (147,328)    (63,823)  (278,909)   (373,467)
-----------------------------------------------  ---------- ----------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       94,515    (122,100) (1,229,892)   (226,365)    (94,653)  (355,521)   (439,623)
-----------------------------------------------  ---------- ----------------------------------------------------------------------

Units outstanding at December 31, 1996           1,358,227   1,640,662   1,193,173     731,930   6,847,454  4,831,665   4,069,123

    Net premiums                                    44,846      26,455      (2,769)          -     132,909     46,481      33,637
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                         (6,846)     (7,589)     (3,458)     (2,224)    (25,251)   (14,556)    (15,035)
             Surrenders                            (87,976)   (127,118)    (72,594)    (65,456)   (376,813)  (325,620)   (189,716)
             Administrative expenses                (3,299)     (4,137)     (2,380)     (1,503)    (17,119)   (12,146)     (9,227)
    Transfers (to)/from the Guarantee Account       54,141      17,555      (1,822)       (257)     81,689     26,348      10,283
    Interfund transfers                            510,750       7,721  (1,110,150)   (662,490)    (53,531)   (84,347)   (500,805)
-----------------------------------------------  ---------- ----------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      511,616     (87,113) (1,193,173)   (731,930)   (258,116)  (363,840)   (670,863)
-----------------------------------------------  ---------- ----------------------------------------------------------------------

Units outstanding at December 31, 1997           1,869,843   1,553,549           -           -   6,589,338  4,467,825   3,398,260
-----------------------------------------------  ---------- ----------------------------------------------------------------------



(2)      Continued

                                          Variable Insurance Products  Variable Insurance Products
                                                      Fund II                   Fund III             Advisers Management Trust
                                         ----------------------------  ---------------------------  -------------------------------

                                                    Asset               Growth &        Growth
                                                  Manager  Contrafund     Income    Opportunities  Balanced       Bond      Growth
Type I Units                                    Portfolio   Portfolio  Portfolio     Portfolio    Portfolio  Portfolio   Portfolio
---------------------------------------------------------------------------------------------------------------------------------
Units outstanding at December 31, 1994         27,382,848          -        -            -        2,303,795  1,644,509    619,834

    Net premiums                                  387,499    582,483        -            -           19,872   (319,688)   (14,507)
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                      (158,949)    (1,220)       -            -             (260)    29,267      4,454
             Surrenders                        (1,411,202)   (39,641)       -            -          (16,268)    86,040     50,773
             Administrative expenses              (74,816)    (3,373)       -            -           (1,256)     8,665      2,990
    Transfers (to)/from the Guarantee Account    (514,204)    257,604       -            -           22,814     19,812     13,112
    Interfund transfers                        (3,617,814)  1,639,032       -            -         (302,761)  (529,362)    79,845
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                  (5,389,486)  2,434,885       -            -         (277,859)  (705,266)   136,667
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995         21,993,362   2,434,885       -            -        2,025,936    939,243    756,501

    Net premiums                                  164,394     191,853       -            -           -             692        -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                      (142,857)    (14,740)      -            -          (13,542)      (625)   (7,106)
             Surrenders                        (1,189,857)   (156,723)      -            -          (19,441)   (46,729)  (82,100)
             Administrative expenses              (60,017)     (7,215)      -            -           (1,491)    (2,782)   (3,304)
    Transfers (to)/from the Guarantee Account      (9,338)    168,994       -            -           (6,661)    (1,863)   (1,563)
    Interfund transfers                        (1,775,712)    480,447       -            -         (300,225)  (348,334) (131,122)
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                  (3,013,387)    662,616       -            -         (341,360)  (399,641) (225,195)
--------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996         18,979,975   3,097,501       -            -        1,684,576    539,602   531,306

    Net premiums                                  152,156     110,477     41,831        30,072         (343)       141       348
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                       (89,850)     (9,932)      -              -         (4,573)   (13,722)   (3,133)
             Surrenders                        (1,096,143)   (211,184)      (813)       (5,989)    (131,590)   (27,704)  (10,160)
             Administrative expenses              (52,182)     (7,854)      (183)         (318)      (3,702)    (1,043)   (1,125)
    Transfers (to)/from the Guarantee Account      25,895     101,581     19,562        24,545       (9,256)      (144)       -
    Interfund transfers                          (818,341)    215,612    233,932       293,107   (1,535,112)  (497,130) (517,236)
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                  (1,878,465)    198,700    294,329       341,417   (1,684,576)  (539,602) (531,306)
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997         17,101,510   3,296,201    294,329       341,417        -           -         -
---------------------------------------------------------------------------------------------------------------------------------



(2)    Continued

                                                    Federated Investors Insurance                            PBHG Insurance
                                                                Series               Alger American            Series Fund
                                                ---------------------------------  ---------------------  --------------------
                                                  American        High
                                                   Leaders      Income                                   Large Cap
                                                 Portfolio       Bonds     Utility Small Cap     Growth     Growth   Growth II
Type I Units                                       Fund II     Fund II     Fund II Portfolio  Portfolio  Portfolio   Portfolio
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994                   -           -           -          -          -          -          -

    Net premiums                                         -       6,661      74,380     67,353     46,215          -          -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -           -           -          -          -          -          -
             Surrenders                                  -         (60)       (682)      (606)      (423)         -          -
             Administrative expenses                     -         (15)       (144)      (147)       (90)         -          -
    Transfers (to)/from the Guarantee Account            -       1,534     126,922      8,574      4,799          -          -
    Interfund transfers                                  -      32,694     339,152    330,617    210,724          -          -
------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                            -      40,814     539,628    405,791    261,225          -          -
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995                   -      40,814     539,628    405,791    261,225          -          -

    Net premiums                                     6,132      11,997      34,892    260,309    140,387          -          -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -      (1,489)    (13,689)   (10,458)         -          -          -
             Surrenders                               (234)     (8,472)    (35,752)   (35,446)   (31,027)         -          -
             Administrative expenses                   (47)       (273)     (1,868)    (2,659)    (2,129)         -          -
    Transfers (to)/from the Guarantee Account        1,547      23,451      31,866    150,713    122,150          -          -
    Interfund transfers                             68,264     145,478      (9,854)   571,403    700,068          -          -
------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       75,662     170,692       5,595    933,862    929,449          -          -
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996              75,662     211,506     545,223  1,339,653  1,190,674          -          -

    Net premiums                                    35,396      49,848       7,670    694,521     66,490      1,019     17,111
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -        (469)       (853)   (42,319)    (2,907)         -          -
             Surrenders                             (1,961)    (14,353)    (38,555)(1,148,701)   (80,029)       (92)       (49)
             Administrative expenses                  (502)       (718)     (1,375)   (36,907)    (3,546)       (32)      (101)
    Transfers (to)/from the Guarantee Account       24,074      50,940       9,699    749,029      2,066      2,432      1,623
    Interfund transfers                            228,950     159,370     (36,477)  (230,206)  (150,234)    52,670     58,027
------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      285,957     244,618     (59,891)   (14,583)  (168,160)    55,997     76,611
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997             361,619     456,124     485,332  1,325,070  1,022,514     55,997     76,611
------------------------------------------------------------------------------------------------------------------------------



(2)      Continued


                                                                            Janus Aspen Series
                                            ----------------------------------------------------------------------------------

                                           Aggressive                                      Flexible International       Capital
                                               Growth     Growth   Worldwide   Balanced      Income        Growth  Appreciation
Type I Units                                Portfolio  Portfolio   Portfolio  Portfolio   Portfolio     Portfolio     Portfolio
----------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994           1,272,142   3,183,404   2,247,224          -           -          -            -

    Net premiums                                    41,540     495,631     154,654     47,108         369          -            -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -      (8,424)     (9,493)    (2,123)          -          -            -
             Surrenders                            (37,096)   (129,651)    (38,101)   (16,212)         (8)         -            -
             Administrative expenses                  (196)     (9,290)     (4,194)    (1,376)        (11)         -            -
    Transfers (to)/from the Guarantee Account       90,712     109,046      25,268      9,645       2,769          -            -
    Interfund transfers                            598,635     792,010     381,858     74,930      35,960          -            -
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      693,595   1,249,322     509,992    111,972      39,079          -            -
----------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995           1,965,737   4,432,726   2,757,216    111,972      39,079          -            -

    Net premiums                                     1,581   1,661,740     880,684     49,343       4,021        34,924         -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              -    (181,059)    (51,566)    (2,953)          -           -           -
             Surrenders                               (429) (2,320,448)   (739,842)   (15,986)     (1,075)       (1,689)        -
             Administrative expenses                   (22)   (113,310)    (48,025)    (1,541)       (194)         (301)        -
    Transfers (to)/from the Guarantee Account        1,256   1,066,999     455,640     26,519      11,223        37,626         -
    Interfund transfers                              7,695     217,761     916,700    191,453      64,966       403,878         -
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       10,081     331,683   1,413,591    246,835      78,941       474,438         -
----------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996           1,975,818   4,764,409   4,170,807    358,807     118,020       474,438         -

    Net premiums                                    55,368     109,351     257,478     32,492       8,506        99,898     2,452
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                         (1,972)    (66,404)     (7,323)         -           -           -           -
             Surrenders                            (87,614)   (321,901)   (229,991)   (34,024)    (17,779)      (40,170)   (1,327)
             Administrative expenses                (4,772)    (11,195)    (12,079)    (1,430)       (403)       (2,200)      (58)
    Transfers (to)/from the Guarantee Account       29,407      64,006     148,276     55,427      78,205        64,693       344
    Interfund transfers                           (148,659)    (32,501)    611,104  2,070,280      94,329       408,010    47,846
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                     (158,242)   (258,644)    767,465   2,122,745    162,858       530,231    49,257
----------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997           1,817,576   4,505,765   4,938,272   2,481,552    280,878     1,004,669    49,257
----------------------------------------------------------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements


------------------------------------------------------------------------------

(2)      Continued


                                                                         GE Investments Funds, Inc.
                                                 -----------------------------------------------------------------------------

                                                    S&P 500     Government       Money       Total   International Real Estate
                                                      Index     Securities      Market      Return       Equity     Securities
Type II Units                                          Fund           Fund        Fund        Fund         Fund           Fund
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994               10,408            889      75,600      12,498            -              -

    Net premiums                                    287,747         94,804   3,703,628     189,643       26,411         23,750
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                          (3,020)             -           -        (523)           -              -
             Surrenders                              (1,937)        (2,139)    (17,008)     (2,245)         (10)           (23)
             Administrative expenses                    (18)            (6)        (18)        (12)          (1)             -
    Transfers (to)/from the Guarantee Account        12,961          3,954      18,590      12,174        1,577            324
    Interfund transfers                              93,868         56,254  (2,272,432)     41,049       19,067         10,426
------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       389,601        152,867   1,432,760     240,086       47,044         34,477
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995              400,009        153,756   1,508,360     252,584       47,044         34,477

    Net premiums                                    647,438        194,563  10,719,294     345,169      204,787        214,051
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                          (1,638)        (4,586)    (41,657)       (930)        (313)             -
             Surrenders                             (17,183)        (4,362)   (189,358)    (11,361)      (4,056)        (1,826)
             Administrative expenses                   (290)          (130)       (792)       (196)         (80)           (43)
    Transfers (to)/from the Guarantee Account        78,749          3,809     (49,295)     38,959       26,698         19,914
    Interfund transfers                             155,417        (66,854) (8,053,173)     35,026       58,323        162,396
------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       862,493        122,440   2,385,019     406,667      285,359        394,492
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996            1,262,502        276,196   3,893,379     659,251      332,403        428,969

    Net premiums                                  1,106,640         58,332   7,321,970     188,455      143,803        604,427
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                         (46,669)             -     (31,824)     (4,811)        (188)        (1,092)
             Surrenders                             (61,683)       (10,472)   (497,702)    (40,510)     (16,180)       (24,343)
             Loans                                        -              -           -           -            -              -
             Administrative expenses                 (1,001)          (115)     (2,877)       (508)        (358)          (445)
    Transfers (to)/from the Guarantee Account       376,140         37,807     406,500      93,000       69,865        236,279
    Interfund transfers                             389,211       (361,748) (6,108,959)     33,268       85,065        234,452
------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                     1,762,638       (276,196)  1,087,108     268,894      282,007      1,049,278
------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997            3,025,140              -   4,980,487     928,145      614,410      1,478,247
------------------------------------------------------------------------------------------------------------------------------

(2)      Continued


                                                       GE Investments Funds, Inc.
                                                 ---------------------------------------

                                                       Global
                                                       Income  Value Equity     Income
Type II Units                                            Fund        Fund         Fund
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1994                      -           -            -

    Net premiums                                            -           -            -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                                 -           -            -
             Surrenders                                     -           -            -
             Administrative expenses                        -           -            -
    Transfers (to)/from the Guarantee Account               -           -            -
    Interfund transfers                                     -           -            -
----------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                               -           -            -
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1995                      -           -            -

    Net premiums                                            -           -            -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                                 -           -            -
             Surrenders                                     -           -            -
             Administrative expenses                        -           -            -
    Transfers (to)/from the Guarantee Account               -           -            -
    Interfund transfers                                     -           -            -
----------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                               -           -            -
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1996                      -           -            -

    Net premiums                                       19,022     242,987        1,357
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                                 -        (153)           -
             Surrenders                                  (487)     (5,196)        (415)
             Loans                                          -           -            -
             Administrative expenses                       (8)        (28)         (42)
    Transfers (to)/from the Guarantee Account          19,733     146,978        5,210
    Interfund transfers                                41,030     346,028      897,139
----------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                          79,290     730,616      903,249
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1997                 79,290     730,616      903,249
----------------------------------------------------------------------------------------


(2)      Continued


                                                                    Oppenheimer Variable Account Funds
                                                 -------------------------------------------------------------------------

                                                                               Capital                  High     Multiple
                                                      Money         Bond  Appreciation    Growth      Income   Strategies
Type II Units                                          Fund         Fund          Fund      Fund        Fund         Fund
---------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994               50,143       11,655      68,052      12,276      77,818       26,302

    Net premiums                                     54,745      214,451     355,504     325,547     366,507      185,233
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                               -         (219)       (166)       (229)          -       (1,207)
             Surrenders                                (652)      (5,734)     (5,891)     (3,339)     (1,757)      (2,408)
             Administrative expenses                    (31)         (49)        (30)        (68)        (24)         (36)
    Transfers (to)/from the Guarantee Account        (4,360)      13,097      21,250      28,166      20,898       17,850
    Interfund transfers                             (41,682)      42,279     143,860      61,411      97,702       30,947
---------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                         8,020      263,825     514,527     411,488     483,326      230,379
---------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995               58,163      275,480     582,579     423,764     561,144      256,681

    Net premiums                                         70      307,614   1,152,800     440,344     922,316      383,300
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                               -       (3,625)    (23,778)     (2,446)    (14,183)      (3,190)
             Surrenders                              (1,020)     (13,875)    (34,224)     (9,335)    (24,799)     (11,252)
             Administrative expenses                     (6)        (160)       (668)       (213)       (520)        (329)
    Transfers (to)/from the Guarantee Account          (156)      32,015     169,506      50,413      94,808       45,770
    Interfund transfers                             (33,183)     109,648     275,079     189,075     176,989       77,022
---------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       (34,295)     431,617   1,538,715     667,838   1,154,611      491,321
---------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996               23,868      707,097   2,121,294   1,091,602   1,715,755      748,002

    Net premiums                                         30      167,289     713,649     880,279     703,696      349,189
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                               -       (8,306)    (10,958)     (8,211)    (16,328)      (5,971)
             Surrenders                                (202)     (30,599)    (79,872)    (48,836)   (109,043)     (55,647)
             Loans                                        -            -           -           -           -            -
             Administrative expenses                     (5)        (513)     (1,748)       (951)     (1,245)        (701)
    Transfers (to)/from the Guarantee Account             -      156,266     369,347     337,722     379,179      151,804
    Interfund transfers                             (23,691)       2,783      64,736     210,754     262,960       13,450
---------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       (23,868)     286,920   1,055,154   1,370,757   1,219,219      452,124
---------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997                    -      994,017   3,176,448   2,462,359   2,934,974    1,200,126
---------------------------------------------------------------------------------------------------------------------------

(2)      Continued

                                                                   Variable Insurance Product Funds
                                                 -------------------------------------------------------------

                                                      Money         High     Equity-
                                                     Market       Income      Income      Growth     Overseas
Type II Units                                     Portfolio    Portfolio   Portfolio   Portfolio    Portfolio
--------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994              450,740       56,076     276,392     141,845      197,672

    Net premiums                                  1,923,388      288,601   2,285,441   1,079,779      464,979
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                          (1,352)      (1,092)       (898)       (663)     (12,509)
             Surrenders                             (10,590)      (7,686)    (33,936)    (16,831)     (10,082)
             Administrative expenses                   (211)         (53)       (378)       (170)        (235)
    Transfers (to)/from the Guarantee Account       (48,336)       9,984     165,649      72,558       71,820
    Interfund transfers                          (1,333,295)     149,732     427,705     248,497      117,726
--------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                       529,604      439,486   2,843,583   1,383,170      631,699
--------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995              980,344      495,562   3,119,975   1,525,015      829,371

    Net premiums                                        138            -   3,158,538   1,222,269      521,600
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                          (5,285)      (1,518)    (43,181)    (21,919)     (11,961)
             Surrenders                             (18,734)     (18,658)   (134,965)    (50,499)     (31,329)
             Administrative expenses                   (323)        (228)     (2,658)     (1,349)        (733)
    Transfers (to)/from the Guarantee Account           (31)      (3,382)    402,673     186,018      127,385
    Interfund transfers                            (659,500)    (168,501)    541,485     167,039      123,110
--------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      (683,735)    (192,287)  3,921,892   1,501,559      728,072
--------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996              296,609      303,275   7,041,867   3,026,574    1,557,443

    Net premiums                                        931          306   2,260,371     504,224      230,215
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                          (9,387)        (206)    (70,511)    (17,520)     (11,283)
             Surrenders                              (6,379)     (17,828)   (310,722)   (121,652)     (59,094)
             Loans                                        -            -           -           -            -
             Administrative expenses                   (179)        (172)     (5,614)     (2,437)      (1,374)
    Transfers (to)/from the Guarantee Account             -         (595)    959,930     232,691      169,290
    Interfund transfers                            (281,595)    (284,780)    198,852      (7,282)    (122,609)
--------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                      (296,609)    (303,275)  3,032,306     588,024      205,145
--------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997                    -            -  10,074,173   3,614,598    1,762,588
--------------------------------------------------------------------------------------------------------------


(2)      Continued


                                                Variable Insurance        Variable Insurance
                                                 Products  Fund II         Products Fund III         Advisers Management Trust
                                               --------------------   -------------------------  --------------------------------

                                                  Asset                 Growth &         Growth
                                                Manager  Contrafund       Income  Opportunities    Balanced         Bond    Growth
Type II Units                                 Portfolio   Portfolio    Portfolio      Portfolio   Portfolio    Portfolio Portfolio
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994          450,885           -            -           -        22,065       83,962    13,906

    Net premiums                                902,148   1,499,030            -           -       199,692      240,461   167,067
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                     (13,552)       (200)           -           -             -            -    (1,865)
             Surrenders                         (26,495)    (14,316)           -           -        (2,564)      (2,394)   (1,381)
             Administrative expenses               (510)        (43)           -           -           (46)         (47)      (47)
    Transfers (to)/from the Guarantee Account    88,564     128,048            -           -         6,725       11,012    19,747
    Interfund transfers                          68,627     395,429            -           -       (34,434)      65,282    12,482
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                 1,018,782   2,007,948            -           -       169,373      314,314   196,003
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995        1,469,667   2,007,948            -           -       191,438      398,276   209,909

    Net premiums                                640,444   2,595,994            -           -             -         (252)        -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                     (19,704)    (23,500)           -           -        (1,089)      (8,981)   (1,419)
             Surrenders                         (67,829)    (72,281)           -           -        (2,814)      (3,959)   (6,733)
             Administrative expenses             (1,135)     (2,159)           -           -          (103)        (315)     (174)
    Transfers (to)/from the Guarantee Account   117,636     428,333            -           -             -          120         -
    Interfund transfers                         109,440     559,664            -           -       (44,480)    (127,260)  (46,447)
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                   778,852   3,486,051            -           -       (48,486)    (140,647)  (54,773)
---------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996        2,248,519   5,493,999            -           -       142,952      257,629   155,136

    Net premiums                                317,380   2,003,590      452,458     553,737            25            -         -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                     (14,483)    (32,105)        (176)       (968)       (2,194)      (1,620)        -
             Surrenders                        (101,528)   (196,054)      (9,166)     (9,539)      (10,921)     (12,250)   (3,242)
             Loans                                    -           -            -           -             -            -         -
             Administrative expenses             (1,272)     (4,990)         (79)        (66)         (108)        (204)      (81)
    Transfers (to)/from the Guarantee Account   132,093   1,027,864      208,287     207,607          (601)      (6,721)        -
    Interfund transfers                          98,224     303,373      324,762     298,769      (129,153)    (236,834) (151,813)
---------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                   430,414   3,101,678      976,086   1,049,540      (142,952)    (257,629) (155,136)
-----------------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997        2,678,933   8,595,677      976,086   1,049,540           -            -           -
-----------------------------------------------------------------------------------------------------------------------------------


(2)      Continued

                                                       Federated Investors Insurance
                                                                  Series
                                                     -----------------------------------
                                                       American        High
                                                        Leaders      Income
                                                      Portfolio       Bonds     Utility
Type II Units                                           Fund II     Fund II     Fund II
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1994                        -           -           -

    Net premiums                                              -     112,682     377,786
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                                   -           -           -
             Surrenders                                       -        (398)     (2,336)
             Administrative expenses                          -           -         (32)
    Transfers (to)/from the Guarantee Account                 -       4,581      19,944
    Interfund transfers                                       -       6,287      68,114
----------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                                 -     123,152     463,476
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1995                        -     123,152     463,476

    Net premiums                                        208,871     343,618     543,077
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                                   -      (1,859)     (3,067)
             Surrenders                                  (2,478)    (25,640)    (28,920)
             Administrative expenses                         (2)       (143)       (566)
    Transfers (to)/from the Guarantee Account            12,459      29,882      81,126
    Interfund transfers                                  46,982     340,979      75,307
----------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                           265,832     686,837     666,957
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1996                  265,832     809,989   1,130,433

    Net premiums                                        998,765     599,938     229,931
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              (7,020)     (7,987)     (3,557)
             Surrenders                                 (30,390)    (46,149)    (62,619)
             Loans                                            -           -           -
             Administrative expenses                       (399)       (579)       (981)
    Transfers (to)/from the Guarantee Account           355,249     292,000      95,492
    Interfund transfers                                 474,654     239,675     (62,998)
----------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                         1,790,859   1,076,898     195,268
----------------------------------------------------------------------------------------

Units outstanding at December 31, 1997                2,056,691   1,886,887   1,325,701
----------------------------------------------------------------------------------------

(2)      Continued

                                                                                PBHG Insurance
                                                         Alger American          Series Fund          Janus Aspen Series
                                                      -------------------------------------------   ----------------------

                                                                            Large Cap               Aggressive
                                                      Small Cap      Growth    Growth  Growth II        Growth      Growth
Type II Units                                         Portfolio   Portfolio Portfolio  Portfolio     Portfolio   Portfolio
--------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994                        -           -         -          -       169,799     159,068

    Net premiums                                        291,288     228,664         -          -       781,202   1,408,112
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                                   -           -         -          -             -      (2,390)
             Surrenders                                  (1,324)        (74)        -          -          (487)    (24,299)
             Administrative expenses                         (2)         (3)        -          -           (77)       (303)
    Transfers (to)/from the Guarantee Account            23,122      (9,752)        -          -        84,482     173,800
    Interfund transfers                                  88,174      93,176                            216,085     161,652
--------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                           401,258     312,011         -          -     1,081,205   1,716,572
--------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995                  401,258     312,011         -          -     1,251,004   1,875,640

    Net premiums                                      2,385,857   1,979,744         -          -     1,109,539   1,939,884
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              (6,505)     (2,249)        -          -        (5,075)    (28,847)
             Surrenders                                 (49,583)    (21,913)        -          -       (20,314)   (111,109)
             Administrative expenses                       (658)       (517)        -          -          (141)     (2,321)
    Transfers (to)/from the Guarantee Account           364,980     234,626         -          -        99,771     288,072
    Interfund transfers                                 472,803     460,475         -          -       227,267     921,603
--------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                         3,166,894   2,650,166         -          -     1,411,047   3,007,282
--------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996                3,568,152   2,962,177         -          -     2,662,051   4,882,922

    Net premiums                                      1,139,813   1,030,593   108,061    306,146       608,750   1,633,216
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                             (25,827)    (23,277)      (63)         -       (22,328)    (36,365)
             Surrenders                                 (95,915)   (104,485)     (998)    (4,853)      (80,725)   (180,611)
             Loans                                            -           -         -          -             -           -
             Administrative expenses                     (3,710)     (2,759)      (28)       (35)       (1,935)     (4,325)
    Transfers (to)/from the Guarantee Account           865,037     527,894    51,297    100,624       253,985     867,094
    Interfund transfers                                 197,908      (9,957)  188,564    174,128        22,869     108,967
--------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                         2,077,306   1,418,009   346,833    576,010       780,616   2,387,976
--------------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997                5,645,458   4,380,186   346,833    576,010     3,442,667   7,270,898
--------------------------------------------------------------------------------------------------------------------------


(2)      Continued


                                                                           Janus Aspen Series
                                                   ------------------------------------------------------------------

                                                                                Flexible  International     Capital
                                                       Worldwide    Balanced      Income      Growth      Appreciation
Type II Units                                          Portfolio   Portfolio   Portfolio   Portfolio      Portfolio
----------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1994                   117,700           -           -           -              -

    Net premiums                                         873,533      55,928      30,062           -              -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                                 (786)        (74)          -           -              -
             Surrenders                                  (10,106)       (831)        (36)          -              -
             Administrative expenses                        (144)        (10)          -           -              -
    Transfers (to)/from the Guarantee Account             88,410       6,328       1,290           -              -
    Interfund transfers                                  158,463      12,197       4,956           -
---------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                          1,109,370      73,538      36,272           -              -
---------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1995                 1,227,070      73,538      36,272           -              -

    Net premiums                                       2,853,570     547,525     240,317     388,753              -
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              (26,212)     (1,525)          -           -              -
             Surrenders                                  (94,535)    (10,808)     (1,714)     (2,959)             -
             Administrative expenses                      (2,275)       (267)        (63)        (11)             -
    Transfers (to)/from the Guarantee Account            475,568      75,940      21,420      47,466              -
    Interfund transfers                                  713,001     308,093      28,937     249,356              -
---------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                          3,919,117     918,958     288,897     682,605              -
---------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1996                 5,146,187     992,496     325,169     682,605              -

    Net premiums                                       3,372,062   1,117,148     284,347   1,872,823         55,458
    Transfers (to) from the
         general account of Life of Virginia:
             Death benefits                              (35,456)     (7,246)     (4,723)    (15,267)             -
             Surrenders                                 (228,974)    (78,945)    (17,933)    (60,571)        (1,630)
             Loans                                             -           -           -           -              -
             Administrative expenses                      (4,300)     (1,005)       (342)       (863)            (7)
    Transfers (to)/from the Guarantee Account          1,289,775     423,506     175,029     576,462         35,560
    Interfund transfers                                  572,391     358,481     107,542     446,411         74,169
---------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in units
    from capital transactions                          4,965,498   1,811,939     543,920   2,818,995        163,550
---------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997                10,111,685   2,804,435     869,089   3,501,600        163,550
---------------------------------------------------------------------------------------------------------------------


  (2)   Continued

         Federal Income Taxes

         The Account is not taxed separately because the operations of the Account are part of the total operations of Life of Virginia. Life of Virginia is taxed as a life insurance company under the Internal Revenue Code (the Code). Life of Virginia is included in the General Electric Capital Assurance Company consolidated federal income tax return. The Account will not be taxed as a regulated investment company under subchapter M of the Code. Under existing federal income tax law, no taxes are payable on the investment income or on the capital gains of the Account.

         Use of Estimates

         Financial  statements  prepared in conformity  with generally  accepted
         accounting   principles   require  management  to  make  estimates  and
         assumptions that affect amounts and disclosures reported therein. Actual results could differ from those estimates.


   (3)   Related Party Transactions

         Net premiums transferred from Life of Virginia to the Account represent gross premiums recorded by Life of Virginia on its flexible premium variable deferred annuity products, less deductions retained as compensation for premium taxes. For policies issued on or after May 1, 1993, the deduction for premium taxes will be deferred until surrender. For Type I policies, during the first ten years following a premium payment, a charge of .20% of the premium payment is deducted monthly from the policy Account values to reimburse Life of Virginia for certain distribution expenses. In addition, a charge is imposed on full and certain partial surrenders that occur within six years of any premium payment (seven years for certain Type II policies) to cover certain expenses relating to the sale of a policy. Subject to certain limitations, the charge equals 6% (or less) of the premium surrendered, depending on the time between premium payment and surrender.

         Life of Virginia will deduct a charge of $30 per year and $25 plus .15% per year from the policy account values for certain administrative expenses incurred for policy Type I and Type II, respectively. For Type II policies, the $25 charge may be waived if the account value is greater than $75,000. In addition, Life of Virginia charges the Account 1.15% and 1.25% on policy Type I and Type II, respectively, for the mortality and expense risk

   (3)   Continued

         that Life of Virginia assumes. Administrative expenses as well as mortality and risk charges are deducted daily and reflect the effective annual rates.

         GE Investments Funds, Inc. (the Fund) is an open-end diversified management investment company.

         Capital Brokerage Corporation, an affiliate of Life of Virginia, is a Washington Corporation registered with the Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Capital Brokerage Corporation also serves as principal underwriter for variable life insurance policies issued by Life of Virginia.

         GE Investment Management Incorporated (Investment Advisor), a wholly-owned subsidiary of GE, currently serves as investment advisor to GE Investments Funds, Inc. As compensation for its services, the Investment Advisor is paid an investment advisory fee by the Fund based on the average daily net assets at an effective annual rate of .35% for the S&P 500 Index Fund, .10% for the Government Securities Fund, .50% for the Money Market and Total Return Funds, 1.00% for the International Equity Fund and .85% for the Real Estate Securities Fund. Prior to May 1, 1997, Aon Advisors, Inc. served as investment advisor to the Fund and was subject to the same compensation arrangement as GE Investment Management Incorporated.

         Certain officers and directors of Life of Virginia are also officers and directors of Capital Brokerage Corporation.

===============================================================================

                      Life of Virginia Separate Account 4
                      Financial Statements
                      For the nine months ended September 30, 1998
                      (Unaudited)

Life of Virginia Separate Account 4

Table of Contents

For the nine months ended September 30, 1998

--------------------------------------------------------------------------------
                                                                        Page
Financial Statements:
(Unaudited)

    Statements of Assets and Liabilities..................................1
    Statements of Operations..............................................6
    Statements of Changes in Net Assets..................................11

Notes to Financial Statements............................................16
(Unaudited)
--------------------------------------------------------------------------------

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Assets and Liabilities
As of September 30, 1998
(Unaudited)

====================================================================================================================================
                                                                                     GE Investments Funds, Inc.
                                                           -------------------------------------------------------------------------
                                                                 S&P 500          Money          Total  International    Real Estate
                                                                   Index         Market         Return         Equity     Securities
Assets                                                              Fund           Fund           Fund           Fund           Fund
------------------------------------------------------------------------------------------------------------------------------------
Investment in GE Investments Funds, Inc., at
  fair value (note 2):
     S&P 500 Index Fund (10,997,032 shares;
      cost - $216,414,448)                                 $ 223,679,636              -              -              -              -
     Money Market Fund (244,932,155 shares;
      cost - $244,932,150)                                             -    244,932,155              -              -              -
     Total Return Portolio (3,973,919 shares;
      cost - $57,183,361)                                              -              -     54,999,039              -              -
     International Equity Fund (2,152,831 shares;
      cost - $24,913,630)                                              -              -              -     22,755,420              -
     Real Estate Securities Fund (3,718,509 shares;
      cost - $52,748,423)                                              -              -              -              -     48,266,241
     Global Income Fund (797,674 shares;
      cost - $8,061,698)                                               -              -              -              -              -
     Value Equity Fund (2,663,875 shares;
      cost - $35,774,318)                                              -              -              -              -              -
     Income Fund (2,294,425 shares; cost  $28,158,943)                 -              -              -              -              -
     U.S. Equity Fund (25,953 shares; cost  $780,192)                  -              -              -              -              -
Receivable from affiliate (note 3)                               137,362              -         39,993        385,311         44,713
Receivable for units sold                                         56,001      1,520,795         19,241         10,273          9,163
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                               $ 223,872,999    246,452,950     55,058,273     23,151,004     48,320,117
====================================================================================================================================
Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Accrued expenses payable to affiliate (note 3)                   331,737        849,924         68,886         12,934         42,442
Payable for units withdrawn                                       20,428              -              -             33            135
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                352,165        849,924         68,886         12,967         42,577
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                                 $ 223,520,834    245,603,026     54,989,387     23,138,037     48,277,540
====================================================================================================================================
Analysis of net assets:
   Attributable to:
     Variable deferred annuity contractholders               223,520,834    245,603,026     54,989,387      9,974,218     32,071,725
     The Life Insurance Company of Virginia                            -              -              -     13,163,819     16,205,815
------------------------------------------------------------------------------------------------------------------------------------
Net Assets                                                   223,520,834    245,603,026     54,989,387     23,138,037     48,277,540
====================================================================================================================================
Outstanding units:  Type I (note 2)                              999,081      6,571,205        587,557      1,230,000      1,387,184
====================================================================================================================================
Net asset value per unit:  Type I                                  41.56          15.23          30.08          12.29          15.55
====================================================================================================================================
Outstanding units:  Type II (note 2)                           4,496,023      9,806,170      1,273,572        655,338      1,731,960
====================================================================================================================================
Net asset value per unit:  Type II                                 40.48          14.84          29.30          12.24          15.42
====================================================================================================================================
==============================================================================================================
                                                                       GE Investments Funds, Inc.
                                                           ---------------------------------------------------
                                                                Global         Value                     U.S.
                                                                Income        Equity         Income    Equity
Assets                                                            Fund          Fund           Fund      Fund
--------------------------------------------------------------------------------------------------------------
Investment in GE Investments Funds, Inc., at
  fair value (note 2):
     S&P 500 Index Fund (10,997,032 shares;
      cost - $216,414,448)                                           -             -              -         -
     Money Market Fund (244,932,155 shares;
      cost - $244,932,150)                                           -             -              -         -
     Total Return Portolio (3,973,919 shares;
      cost - $57,183,361)                                            -             -              -         -
     International Equity Fund (2,152,831 shares;
      cost - $24,913,630)                                            -             -              -         -
     Real Estate Securities Fund (3,718,509 shares;
      cost - $52,748,423)                                            -             -              -         -
     Global Income Fund (797,674 shares;
      cost - $8,061,698)                                     8,750,486             -              -         -
     Value Equity Fund (2,663,875 shares;
      cost - $35,774,318)                                            -    32,685,741              -         -
     Income Fund (2,294,425 shares; cost  $28,158,943)               -             -     29,896,362         -
     U.S. Equity Fund (25,953 shares; cost  $780,192)                -             -              -   744,846
Receivable from affiliate (note 3)                                  17        48,932              -         -
Receivable for units sold                                       25,090        33,363         84,038         -
--------------------------------------------------------------------------------------------------------------
Total assets                                                 8,775,593    32,768,036     29,980,400   744,846
==============================================================================================================
Liabilities
--------------------------------------------------------------------------------------------------------------
Accrued expenses payable to affiliate (note 3)                  20,034        65,511        118,525       789
Payable for units withdrawn                                          1             -          6,221         -
--------------------------------------------------------------------------------------------------------------
Total liabilities                                               20,035        65,511        124,746       789
--------------------------------------------------------------------------------------------------------------
Net assets                                                   8,755,558    32,702,525     29,855,654   744,057
==============================================================================================================
Analysis of net assets:
   Attributable to:
     Variable deferred annuity contractholders               3,012,885    28,919,970     29,855,654   744,057
     The Life Insurance Company of Virginia                  5,742,673     3,782,555              -         -
--------------------------------------------------------------------------------------------------------------
Net Assets                                                   8,755,558    32,702,525     29,855,654   744,057
==============================================================================================================
Outstanding units:  Type I (note 2)                            553,920       713,964      1,344,334    18,198
==============================================================================================================
Net asset value per unit:  Type I                                11.33         12.20          10.68      8.93
==============================================================================================================
Outstanding units:  Type II (note 2)                           219,632     1,973,040      1,453,862    65,196
==============================================================================================================
Net asset value per unit:  Type II                               11.29         12.16          10.66      8.92
==============================================================================================================

See accompanying notes to unaudited financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

As of  September 30, 1998
(Unaudited)

=========================================================================================================================

                                                                           Oppenheimer Variable Account Funds
                                                     -------------------------------------------------------------------
                                                                        Capital                        High     Multiple
                                                            Bond   Appreciation        Growth        Income   Strategies
Assets                                                      Fund           Fund          Fund          Fund         Fund
-------------------------------------------------------------------------------------------------------------------------
Investment in Oppenheimer Variable
  Account Funds, at fair value (note 2):
     Bond Fund (4,418,090 shares;
      cost - $51,944,009)                          $  54,475,048              -             -             -            -
     Capital Appreciation Fund (5,030,878 shares;
      cost - $192,892,655)                                     -    180,860,047             -             -            -
     Growth Fund (5,164,301 shares;
      cost - $166,150,140)                                     -              -   149,403,219             -            -
     High Income Fund (15,056,038 shares;
      cost - $169,212,902)                                     -              -             -   160,949,051            -
     Multiple Strategies Fund  (4,780,091 shares;
      cost - $72,410,885)                                      -              -             -             -   73,278,788
Investment in Goldmans Sachs Variable
   Insurance Trust, at fair value (note 2):
     Growth & Income Fund (267,353 shares;
      cost - $2,792,027)                                       -              -             -             -            -
     Mid Cap Equity Fund  (285,461 shares;
      cost - $2,550,043)                                       -              -             -             -            -
Receivable from affiliate (note 3)                             -         22,832             -        58,573        7,840
Receivable for units sold                                155,168          5,906        62,281        81,428            -
-------------------------------------------------------------------------------------------------------------------------
Total assets                                       $  54,630,216    180,888,785   149,465,500   161,089,052   73,286,628
=========================================================================================================================
Liabilities
-------------------------------------------------------------------------------------------------------------------------
Accrued expenses payable to affiliate (note 3)            92,336        664,413       259,478       205,539      167,665
Payable for units withdrawn                               24,971         87,119           485         1,013        6,154
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                        117,307        751,532       259,963       206,552      173,819
-------------------------------------------------------------------------------------------------------------------------
Net assets                                         $  54,512,909    180,137,253   149,205,537   160,882,500   73,112,809
=========================================================================================================================
Outstanding units:  Type I (note 2)                      879,022      2,334,489     1,239,081     1,768,204    1,434,711
=========================================================================================================================
Net asset value per unit:  Type I                          22.17          32.62         36.49         30.21        25.13
=========================================================================================================================
Outstanding units:  Type II (note 2)                   1,621,528      3,272,065     2,926,040     3,651,548    1,513,828
=========================================================================================================================
Net asset value per unit:  Type II                         21.60          31.78         35.54         29.43        24.48
=========================================================================================================================
===========================================================================
                                                     Goldman Sachs Variable
                                                        Insurance Trust
                                                    -----------------------
                                                     Growth &      Mid Cap
                                                       Income       Equity
Assets                                                   Fund         Fund
---------------------------------------------------------------------------
Investment in Oppenheimer Variable
  Account Funds, at fair value (note 2):
     Bond Fund (4,418,090 shares;
      cost - $51,944,009)                                   -            -
     Capital Appreciation Fund (5,030,878 shares;
      cost - $192,892,655)                                  -            -
     Growth Fund (5,164,301 shares;
      cost - $166,150,140)                                  -            -
     High Income Fund (15,056,038 shares;
      cost - $169,212,902)                                  -            -
     Multiple Strategies Fund  (4,780,091 shares;
      cost - $72,410,885)                                   -            -
Investment in Goldmans Sachs Variable
   Insurance Trust, at fair value (note 2):
     Growth & Income Fund (267,353 shares;
      cost - $2,792,027)                            2,628,081            -
     Mid Cap Equity Fund  (285,461 shares;
      cost - $2,550,043)                                    -    2,232,304
Receivable from affiliate (note 3)                          -            -
Receivable for units sold                              19,980       11,771
---------------------------------------------------------------------------
Total assets                                        2,648,061    2,244,075
===========================================================================
Liabilities
---------------------------------------------------------------------------
Accrued expenses payable to affiliate (note 3)          2,330        2,699
Payable for units withdrawn                                 -            -
---------------------------------------------------------------------------
Total liabilities                                       2,330        2,699
---------------------------------------------------------------------------
Net assets                                          2,645,731    2,241,376
===========================================================================
Outstanding units:  Type I (note 2)                    43,050       40,401
===========================================================================
Net asset value per unit:  Type I                        8.28         7.77
===========================================================================
Outstanding units:  Type II (note 2)                  276,817      248,065
===========================================================================
Net asset value per unit:  Type II                       8.27         7.77
===========================================================================

See accompanying notes to unaudited financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

As of  September 30, 1998
(Unaudited)

======================================================================================================================
                                                                                                 Variable Insurance
                                                       Variable Insurance Products Fund           Products Fund II
                                                    -------------------------------------     -----------------------
                                                         Equity                                   Asset
                                                         Income        Growth    Overseas       Manager    Contrafund
Assets                                                Portfolio     Portfolio   Portfolio     Portfolio     Portfolio
----------------------------------------------------------------------------------------------------------------------
Investment in Variable Insurance Products
  Fund, at fair value (note 2):
     Equity-Income Portfolio (27,771,370 shares;
      cost - $576,861,564)                        $ 611,525,562             -           -             -             -
     Growth Portfolio (9,338,970 shares;
      cost - $278,909,811)                                    -   337,136,826           -             -             -
     Overseas Portfolio (5,417,542 shares;
      cost - $102,708,584)                                    -             -  91,989,868             -             -
Investment in Variable Insurance Products
   Fund II, at fair value (note 2):
     Asset Manager Portfolio (28,551,256 shares;
      cost - $428,049,072)                                    -             -           -   459,675,215             -
     Contrafund Portfolio (13,844,998 shares;
      cost - $240,108,231)                                    -             -           -             -   273,854,067
Investment in Variable Insurance Products
   Fund III, at fair value (note 2):
     Growth & Income Portfolio (2,698,871 shares;
      cost - $36,054,312)                                     -             -           -             -             -
     Growth Opportunities Portfolio
      (1,988,973 shares;  cost - $38,168,564)                 -             -           -             -             -
Receivable from affiliate (note 3)                            -        48,318           -             -       102,346
Receivable for units sold                               158,620             -       3,807        32,596        47,317
----------------------------------------------------------------------------------------------------------------------
Total assets                                      $ 611,684,182   337,185,144  91,993,675   459,707,811   274,003,730
======================================================================================================================
Liabilities
----------------------------------------------------------------------------------------------------------------------
Accrued expenses payable to affiliate (note 3)          782,705       659,329     232,020     1,701,606       351,602
Payable for units withdrawn                              36,029       448,459      74,174       231,493        28,926
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                       818,734     1,107,788     306,194     1,933,099       380,528
----------------------------------------------------------------------------------------------------------------------
Net assets                                        $ 610,865,448   336,077,356  91,687,481   457,774,712   273,623,202
----------------------------------------------------------------------------------------------------------------------
Outstanding units:  Type I (note 2)                   6,047,973     4,022,569   2,947,195    15,459,382     3,097,818
======================================================================================================================
Net asset value per unit:  Type I                         35.82         43.83       20.03         24.80         21.35
======================================================================================================================
Outstanding units:  Type II (note 2)                 11,299,142     3,741,643   1,673,765     3,067,300     9,810,156
======================================================================================================================
Net asset value per unit:  Type II                        34.89         42.70       19.51         24.25         21.15
======================================================================================================================
==============================================================================
                                                        Variable Insurance
                                                         Product Fund III
                                                     ------------------------
                                                      Growth &         Growth
                                                        Income  Opportunities
Assets                                               Portfolio      Portfolio
------------------------------------------------------------------------------
Investment in Variable Insurance Products
  Fund, at fair value (note 2):
     Equity-Income Portfolio (27,771,370 shares;
      cost - $576,861,564)                                   -              -
     Growth Portfolio (9,338,970 shares;
      cost - $278,909,811)                                   -              -
     Overseas Portfolio (5,417,542 shares;
      cost - $102,708,584)                                   -              -
Investment in Variable Insurance Products
   Fund II, at fair value (note 2):
     Asset Manager Portfolio (28,551,256 shares;
      cost - $428,049,072)                                   -              -
     Contrafund Portfolio (13,844,998 shares;
      cost - $240,108,231)                                   -              -
Investment in Variable Insurance Products
   Fund III, at fair value (note 2):
     Growth & Income Portfolio (2,698,871 shares;
      cost - $36,054,312)                           36,029,928              -
     Growth Opportunities Portfolio
      (1,988,973 shares;  cost - $38,168,564)                -     37,691,045
Receivable from affiliate (note 3)                           -          4,233
Receivable for units sold                               31,972         20,506
------------------------------------------------------------------------------
Total assets                                        36,061,900     37,715,784
==============================================================================
Liabilities
------------------------------------------------------------------------------
Accrued expenses payable to affiliate (note 3)          83,292         48,165
Payable for units withdrawn                                  -          1,807
------------------------------------------------------------------------------
Total liabilities                                       83,292         49,972
------------------------------------------------------------------------------
Net assets                                          35,978,608     37,665,812
------------------------------------------------------------------------------
Outstanding units:  Type I (note 2)                    555,028        529,619
==============================================================================
Net asset value per unit:  Type I                        13.15          12.58
==============================================================================
Outstanding units:  Type II (note 2)                 2,189,312      2,472,345
==============================================================================
Net asset value per unit:  Type II                       13.10          12.54
==============================================================================

See accompanying notes to unaudited financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

As of September 30, 1998
(Unaudited)

=============================================================================================================================

                                                          Federated Investors Insurance Series        Alger American Fund
                                                        --------------------------------------- -----------------------------
                                                           American          High                        Small
                                                            Leaders   Income Bond      Utility  Capitalization        Growth
Assets                                                      Fund II       Fund II      Fund II       Portfolio     Portfolio
-----------------------------------------------------------------------------------------------------------------------------
Investments in Federated Investors Insurance Series,
  at fair value (note 2):
     American Leaders Fund II  (3,107,096 shares;
      cost - $59,972,495)                              $ 57,978,412             -            -               -             -
     High Income Bond Fund II  (4,244,938 shares;
      cost - $45,751,122)                                         -    44,996,345            -               -             -
     Utility Fund II (2,628,490 shares;
      cost - $32,346,450)                                         -             -   37,639,973               -             -
Investment in Alger American,
   at fair value (note 2):
     Small Capitalization Portfolio (1,989,833 shares;
      cost - $81,461,941)                                         -             -            -      70,181,393             -
     Growth Portfolio (2,291,621 shares;
      cost - $91,405,218)                                         -             -            -               -    96,843,917
Investment in PBHG Insurance Series
   Fund Inc., at fair value (note 2):
     PBHG Large Cap Portfolio (725,044 shares;
      cost - $9,121,531)                                          -             -            -               -             -
     PBHG Growth II Portfolio (897,847 shares;
      cost - $9,794,392)                                          -             -            -               -             -
Receivable from affiliate (note 3)                           22,908         6,643       18,127          12,283             -
Receivable for units sold                                    21,634             -       76,546               -        24,906
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                           $ 58,022,954    45,002,988   37,734,646      70,193,676    96,868,823
=============================================================================================================================
Liabilities
-----------------------------------------------------------------------------------------------------------------------------
 Accrued expenses payable to affiliate (note 3)              75,377        56,460       50,185         121,909       264,681
 Payable for units withdrawn                                     47        16,598       12,702          66,406        13,850
-----------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                           75,424        73,058       62,887         188,315       278,531
=============================================================================================================================
 Net assets                                            $ 57,947,530    44,929,930   37,671,759      70,005,361    96,590,292
=============================================================================================================================
 Outstanding units:  Type I (note 2)                        456,645       562,002      404,957       1,271,687     1,077,251
=============================================================================================================================
 Net asset value per unit:  Type I                            14.53         14.94        17.88            9.77         15.64
=============================================================================================================================
 Outstanding units:  Type II (note 2)                     3,553,496     2,468,488    1,718,302       5,936,184     5,138,021
=============================================================================================================================
 Net asset value per unit:  Type II                           14.44         14.80        17.71            9.70         15.52
=============================================================================================================================
================================================================================
                                                             PBHG Insurance
                                                               Series Fund
                                                         -----------------------
                                                               PBHG        PBHG
                                                          Large Cap   Growth II
Assets                                                    Portfolio   Portfolio
--------------------------------------------------------------------------------
Investments in Federated Investors Insurance Series,
  at fair value (note 2):
     American Leaders Fund II  (3,107,096 shares;
      cost - $59,972,495)                                         -           -
     High Income Bond Fund II  (4,244,938 shares;
      cost - $45,751,122)                                         -           -
     Utility Fund II (2,628,490 shares;
      cost - $32,346,450)                                         -           -
Investment in Alger American,
   at fair value (note 2):
     Small Capitalization Portfolio (1,989,833 shares;
      cost - $81,461,941)                                         -           -
     Growth Portfolio (2,291,621 shares;
      cost - $91,405,218)                                         -           -
Investment in PBHG Insurance Series
   Fund Inc., at fair value (note 2):
     PBHG Large Cap Portfolio (725,044 shares;
      cost - $9,121,531)                                  9,084,797           -
     PBHG Growth II Portfolio (897,847 shares;
      cost - $9,794,392)                                          -   8,367,932
Receivable from affiliate (note 3)                           19,881         120
Receivable for units sold                                         -      37,546
--------------------------------------------------------------------------------
Total assets                                              9,104,678   8,405,598
================================================================================
Liabilities
--------------------------------------------------------------------------------
 Accrued expenses payable to affiliate (note 3)              32,442      11,736
 Payable for units withdrawn                                 43,242      94,196
--------------------------------------------------------------------------------
 Total liabilities                                           75,684     105,932
================================================================================
 Net assets                                               9,028,994   8,299,666
================================================================================
 Outstanding units:  Type I (note 2)                         93,044     121,276
================================================================================
 Net asset value per unit:  Type I                            12.33        9.17
================================================================================
 Outstanding units:  Type II (note 2)                       641,387     786,386
================================================================================
 Net asset value per unit:  Type II                           12.28        9.14
================================================================================

See accompanying notes to unaudited financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

As of  September 30, 1998
(Unaudited)

====================================================================================================================================
                                                                                     Janus Aspen Series
                                                            ------------------------------------------------------------------------
                                                             Aggressive                      Worldwide                      Flexible
                                                                 Growth         Growth          Growth       Balanced         Income
                                                              Portfolio      Portfolio       Portfolio      Portfolio      Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Investment in Janus Aspen Series, at fair value (note 2):
     Aggressive Growth Portfolio (4,811,044 shares;
      cost - $92,491,724)                                 $  98,578,298              -               -              -              -
     Growth Portfolio (13,622,366 shares;
      cost - $217,283,170)                                            -    251,196,420               -              -              -
     Worldwide Growth Portfolio (17,044,934 shares;
      cost - $390,790,569)                                            -              -     410,782,910              -              -
     Balanced Portfolio (6,400,837 shares;
      cost - $112,608,063)                                            -              -               -    121,039,822              -
     Flexible Income Portfolio (2,261,803 shares;
      cost - $26,773,371)                                             -              -               -              -     27,729,705
     International Growth Portfolio (3,464,824 shares;
      cost - $71,978,767)                                             -              -               -              -              -
     Capital Appreciation Portfolio (1,008,797 shares;
      cost - $15,421,408)                                             -              -               -              -              -
Receivable from affiliate (note 3)                               39,531              -         124,855         13,635          1,508
Receivable for units sold                                        29,355         53,647               -        208,287        455,008
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                              $  98,647,184    251,250,067     410,907,765    121,261,744     28,186,221
====================================================================================================================================
Liabilities
------------------------------------------------------------------------------------------------------------------------------------
 Accrued expenses payable to affiliate (note 3)                 146,129        477,383         567,092        159,277         37,432
 Payable for units withdrawn                                     36,909              -         157,974        212,803             82
------------------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                              183,038        477,383         725,066        372,080         37,514
====================================================================================================================================
 Net assets                                               $  98,464,146    250,772,684     410,182,699    120,889,664     28,148,707
====================================================================================================================================
 Outstanding units:  Type I (note 2)                          1,589,195      4,308,965       4,870,129      2,621,386        504,304
====================================================================================================================================
 Net asset value per unit:  Type I                                20.03          20.17           24.43          16.30          13.43
====================================================================================================================================
 Outstanding units:  Type II (note 2)                         3,370,388      8,225,947      12,073,194      4,830,721      1,603,594
====================================================================================================================================
Net asset value per unit:  Type II                                19.77          19.92           24.12          16.18          13.33
====================================================================================================================================
=========================================================================================
                                                                 Janus Aspen Series
                                                         --------------------------------
                                                           International         Capital
                                                                  Growth    Appreciation
                                                               Portfolio       Portfolio
-----------------------------------------------------------------------------------------
Investment in Janus Aspen Series, at fair value (note 2):
     Aggressive Growth Portfolio (4,811,044 shares;
      cost - $92,491,724)                                              -               -
     Growth Portfolio (13,622,366 shares;
      cost - $217,283,170)                                             -               -
     Worldwide Growth Portfolio (17,044,934 shares;
      cost - $390,790,569)                                             -               -
     Balanced Portfolio (6,400,837 shares;
      cost - $112,608,063)                                             -               -
     Flexible Income Portfolio (2,261,803 shares;
      cost - $26,773,371)                                              -               -
     International Growth Portfolio (3,464,824 shares;
      cost - $71,978,767)                                     63,233,035               -
     Capital Appreciation Portfolio (1,008,797 shares;
      cost - $15,421,408)                                              -      15,020,982
Receivable from affiliate (note 3)                                28,564           3,627
Receivable for units sold                                          1,441          11,958
-----------------------------------------------------------------------------------------
Total assets                                                  63,263,040      15,036,567
=========================================================================================
Liabilities
-----------------------------------------------------------------------------------------
 Accrued expenses payable to affiliate (note 3)                   82,482          63,023
 Payable for units withdrawn                                      18,625         184,089
-----------------------------------------------------------------------------------------
 Total liabilities                                               101,107         247,112
=========================================================================================
 Net assets                                                   63,161,933      14,789,455
=========================================================================================
 Outstanding units:  Type I (note 2)                           1,102,660         248,936
=========================================================================================
 Net asset value per unit:  Type I                                 13.64           14.67
=========================================================================================
 Outstanding units:  Type II (note 2)                          3,548,794         761,804
=========================================================================================
Net asset value per unit:  Type II                                 13.56           14.62
=========================================================================================

See accompanying notes to unaudited financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Operations
For the period ended  September 30, 1998
(Unaudited)

===========================================================================================================================
                                                                      GE Investments Funds, Inc.
                                             ------------------------------------------------------------------------------
                                                   S&P 500           Money           Total   International     Real Estate
                                                     Index          Market          Return          Equity      Securities
                                                      Fund            Fund            Fund            Fund            Fund
                                             ------------------------------------------------------------------------------
                                               Nine Months     Nine Months     Nine Months     Nine Months     Nine Months
                                             Ended 9/30/98   Ended 9/30/98   Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
---------------------------------------------------------------------------------------------------------------------------
Investment income:
    Income - Dividends                       $           -       6,381,187               -               -               -
    Expenses - Mortality and expense
       risk charges (note 3)                     2,042,155       1,543,135         499,825         113,919         360,154
---------------------------------------------------------------------------------------------------------------------------
Net investment income (expense)                 (2,042,155)      4,838,052        (499,825)       (113,919)       (360,154)
---------------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
  on investments:
       Net realized gain (loss)                  6,078,207         545,367        (117,395)        416,571        (387,143)
       Unrealized appreciation (depreciation)
         on investments                           (398,290)       (545,367)      2,028,502        (607,588)     (8,286,331)
---------------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
    on investments                               5,679,917               -       1,911,107        (191,017)     (8,673,474)
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets
    from operations                          $   3,637,762       4,838,052       1,411,282        (304,936)     (9,033,628)
===========================================================================================================================
=========================================================================================================
                                                              GE Investments Funds, Inc.
                                             ------------------------------------------------------------
                                                    Global           Value                          U.S.
                                                    Income          Equity         Income         Equity
                                                      Fund            Fund           Fund           Fund
                                             ------------------------------------------------------------
                                               Nine Months     Nine Months    Nine Months    Period from
                                             Ended 9/30/98   Ended 9/30/98  Ended 9/30/98   5/04-9/30/98
---------------------------------------------------------------------------------------------------------
Investment income:
    Income - Dividends                                   -               -              -              -
    Expenses - Mortality and expense
       risk charges (note 3)                        17,651         243,905        228,303          1,461
---------------------------------------------------------------------------------------------------------
Net investment income (expense)                    (17,651)       (243,905)      (228,303)        (1,461)
---------------------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
  on investments:
       Net realized gain (loss)                     14,275         648,515        116,178         (3,880)
       Unrealized appreciation (depreciation)
         on investments                            813,135      (3,974,376)     1,749,617        (35,346)
---------------------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
    on investments                                 827,410      (3,325,861)     1,865,795        (39,226)
---------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets
    from operations                                809,759      (3,569,766)     1,637,492        (40,687)
=========================================================================================================

See accompanying notes to unaudited financial statements.


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Operations, Continued
For the period ended  September 30, 1998
(Unaudited)

===================================================================================================================================

                                                                                    Oppenheimer Variable Account Funds
                                                     ------------------------------------------------------------------------------
                                                                                  Capital                                    High
                                                                 Bond        Appreciation              Growth              Income
                                                                 Fund                Fund                Fund                Fund
                                                     ------------------------------------------------------------------------------
                                                          Nine Months         Nine Months         Nine Months         Nine Months
                                                        Ended 9/30/98       Ended 9/30/98       Ended 9/30/98       Ended 9/30/98
-----------------------------------------------------------------------------------------------------------------------------------
Investment income:
    Income - Dividends                             $        1,310,262           5,903,722          14,489,848           7,439,338
    Expenses - Mortality and expense
       risk charges (note 3)                                  425,072           2,051,663           1,563,085           1,566,708
-----------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                               885,190           3,852,059          12,926,763           5,872,630
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain (loss)                               336,892          18,283,263          21,248,106             664,387
       Unrealized appreciation (depreciation)
         on investments                                     1,423,063         (43,029,816)        (40,041,789)        (13,019,924)
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                                          1,759,955         (24,746,553)        (18,793,683)        (12,355,537)
-----------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
    from operations                                $        2,645,145         (20,894,494)         (5,866,920)         (6,482,907)
===================================================================================================================================

                                                                      ==========================================================

                                                                                           Goldman Sachs Variable Insurance Trust
                                                                      -----------------------------------------------------------
                                                                                Multiple            Growth &            Mid Cap
                                                                              Strategies              Income             Equity
                                                                                    Fund                Fund               Fund
                                                                      ----------------------------------------------------------
                                                                             Nine Months         Period from        Period from
                                                                           Ended 9/30/98       05/12-9/30/98      05/08-9/30/98
                                                                      ----------------------------------------------------------
Investment income:
    Income - Dividends                             $                           4,756,691                   -                  -
    Expenses - Mortality and expense
       risk charges (note 3)                                                     720,559               4,586              6,114
--------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                                                4,036,132              (4,586)            (6,114)
--------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain (loss)                                                1,378,355             (10,091)           (14,458)
       Unrealized appreciation (depreciation)
         on investments                                                       (9,474,532)           (163,946)          (317,740)
--------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                                                            (8,096,177)           (174,037)          (332,198)
--------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
    from operations                                $                          (4,060,045)           (178,623)          (338,312)
==================================================================================================================================


See accompanying notes to unaudited financial statements.



LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Operations, Continued
For the period ended  September 30, 1998
(Unaudited)

================================================================================================================


                                                                  Variable Insurance Products Fund
                                                     ---------------------------------------------------------
                                                               Equity
                                                               Income              Growth            Overseas
                                                            Portfolio           Portfolio           Portfolio
                                                     -----------------------------------------------------------
                                                          Nine Months         Nine Months         Nine Months
                                                        Ended 9/30/98       Ended 9/30/98       Ended 9/30/98
----------------------------------------------------------------------------------------------------------------

Investment income:
    Income - Dividends                             $       40,199,361          43,602,357           8,392,807
    Expenses - Mortality and expense
       risk charges (note 3)                                6,405,043           3,185,697           1,028,976
----------------------------------------------------------------------------------------------------------------

Net investment income (expense)                            33,794,318          40,416,660           7,363,831
----------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain                                   35,421,326          12,576,239          11,370,984
       Unrealized depreciation on investments             (97,791,106)        (18,216,069)        (22,415,585)
----------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                                        (62,369,780)         (5,639,830)        (11,044,601)
----------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
    from operations                                $      (28,575,462)         34,776,830          (3,680,770)
================================================================================================================
                                                     ==============================================================================


                                                       Variable Insurance Products Fund II    Variable Insurance Product Fund III
                                                       ------------------------------------   -------------------------------------
                                                                  Asset                                Growth &             Growth
                                                                Manager          Contrafund              Income      Opportunities
                                                              Portfolio           Portfolio           Portfolio          Portfolio
                                                       ----------------------------------------------------------------------------
                                                            Nine Months         Nine Months         Nine Months        Nine Months
                                                          Ended 9/30/98       Ended 9/30/98       Ended 9/30/98      Ended 9/30/98
                                                       ----------------------------------------------------------------------------
Investment income:
    Income - Dividends                             $         61,032,559          14,347,723             102,863            948,628
    Expenses - Mortality and expense
       risk charges (note 3)                                  4,266,661           2,713,312             271,310            301,348
-----------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                              56,765,898          11,634,411            (168,447)           647,280
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain                                      9,798,800          11,603,223             834,037            208,599
       Unrealized depreciation on investments               (59,897,040)        (14,499,482)           (482,485)        (1,533,277)
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                                          (50,098,240)         (2,896,259)            351,552         (1,324,678)
-----------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets
    from operations                                $          6,667,658           8,738,152             183,105           (677,398)
===================================================================================================================================

See accompanying notes to unaudited financial statements.



LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Operations, Continued
For the period ended  September 30, 1998
(Unaudited)

===============================================================================================================

                                                               Federated Investors Insurance Series
                                                     ----------------------------------------------------------
                                                             American                High
                                                              Leaders         Income Bond             Utility
                                                              Fund II             Fund II             Fund II
                                                     ------------------------------------------------------------
                                                          Nine Months         Nine Months         Nine Months
                                                        Ended 9/30/98       Ended 9/30/98       Ended 9/30/98
-----------------------------------------------------------------------------------------------------------------
Investment income:
    Income - Dividends                             $        2,907,843           1,241,858           2,141,701
    Expenses - Mortality and expense
       risk charges (note 3)                                  530,349             428,014             343,071
-----------------------------------------------------------------------------------------------------------------

Net investment income (expense)                             2,377,494             813,844           1,798,630
-----------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain (loss)                             1,175,402             951,554           1,239,445
       Unrealized depreciation on investments              (5,541,438)         (2,461,925)         (1,036,297)
-----------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                                         (4,366,036)         (1,510,371)            203,148
-----------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations  $       (1,988,542)           (696,527)          2,001,778
===================================================================================================================

                                                      =============================================================================
                                                               Alger American                    PBHG Insurance Series Fund
                                                       --------------------------------    ---------------------------------------
                                                                Small                                    PBHG               PBHG
                                                       Capitalization              Growth           Large Cap          Growth II
                                                            Portfolio           Portfolio           Portfolio          Portfolio
                                                       --------------------------------------------------------------------------
                                                          Nine Months         Nine Months         Nine Months        Nine Months
                                                        Ended 9/30/98       Ended 9/30/98       Ended 9/30/98      Ended 9/30/98
                                                       --------------------------------------------------------------------------
Investment income:
    Income - Dividends                             $       10,556,556          14,231,938                   -                  -
    Expenses - Mortality and expense
       risk charges (note 3)                                  794,725             894,323              73,556             88,443
---------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                             9,761,831          13,337,615             (73,556)           (88,443)
---------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain (loss)                              (748,027)          3,239,141             255,122           (101,524)
       Unrealized depreciation on investments             (15,191,474)         (4,908,057)           (186,631)        (1,336,632)
---------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss)
    on investments                                        (15,939,501)         (1,668,916)             68,491         (1,438,156)
---------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations  $       (6,177,670)         11,668,699              (5,065)        (1,526,599)
==================================================================================================================================

See accompanying notes to unaudited financial statements.



LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Operations, Continued
For the period ended  September 30, 1998
(Unaudited)

===================================================================================================================================

                                                                                 Janus Aspen Series
                                                     ------------------------------------------------------------------------------
                                                           Aggressive                               Worldwide
                                                               Growth              Growth              Growth            Balanced
                                                            Portfolio           Portfolio           Portfolio           Portfolio
                                                     ------------------------------------------------------------------------------
                                                          Nine Months         Nine Months         Nine Months         Nine Months
                                                        Ended 9/30/98       Ended 9/30/98       Ended 9/30/98       Ended 9/30/98
-----------------------------------------------------------------------------------------------------------------------------------
Investment income:
    Income - Dividends                             $                -          16,918,805          16,445,382           3,439,526
    Expenses - Mortality and expense
       risk charges (note 3)                                1,079,438           2,508,154           4,259,161             994,058
-----------------------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                            (1,079,438)         14,410,651          12,186,221           2,445,468
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain                                   10,033,802           8,916,092          41,870,502           2,222,279
       Unrealized appreciation (depreciation)
         on investments                                    (9,276,050)        (12,757,900)        (40,026,802)          3,459,886
-----------------------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
    on investments                                            757,752          (3,841,808)          1,843,700           5,682,165
-----------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations  $         (321,686)         10,568,843          14,029,921           8,127,633
===================================================================================================================================




                                                           ==========================================================

                                                                               Janus Aspen Series
                                                           ----------------------------------------------------------
                                                                    Flexible       International            Capital
                                                                      Income              Growth       Appreciation
                                                                   Portfolio           Portfolio          Portfolio
                                                           ---------------------------------------------------------
                                                                 Nine Months         Nine Months        Nine Months
                                                               Ended 9/30/98       Ended 9/30/98      Ended 9/30/98
                                                           ---------------------------------------------------------
Investment income:
    Income - Dividends                             $                 826,620           1,294,926              1,541
    Expenses - Mortality and expense
       risk charges (note 3)                                         201,557             671,549             77,199
--------------------------------------------------------------------------------------------------------------------

Net investment income (expense)                                      625,063             623,377            (75,658)
--------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain (loss) on investments:
       Net realized gain                                             149,996           8,389,241            301,813
       Unrealized appreciation (depreciation)
         on investments                                              620,285         (10,567,991)          (412,608)
--------------------------------------------------------------------------------------------------------------------

Net realized and unrealized gain
    on investments                                                   770,281          (2,178,750)          (110,795)
--------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations  $               1,395,344          (1,555,373)          (186,453)
====================================================================================================================

See accompanying notes to unaudited financial statements.


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Changes in Net Assets
For the period ended  September 30, 1998
(Unaudited)

===================================================================================================================================

                                                                       GE Investments Funds, Inc.
                                                            ===============================================
                                                                   S&P 500           Money           Total
                                                                     Index          Market          Return
                                                                      Fund            Fund            Fund
                                                            -----------------------------------------------
                                                               Nine Months     Nine Months     Nine Months
                                                             Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
-----------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $     (2,042,155)      4,838,052        (499,825)
    Net realized gain (loss)                                     6,078,207         545,367        (117,395)
    Unrealized appreciation (depreciation)
       on investments                                             (398,290)       (545,367)      2,028,502
-----------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                3,637,762       4,838,052       1,411,282
-----------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                41,868,478      81,220,108       5,542,951
    Loan interest                                                        -               -               -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                             (727,803)     (3,758,912)       (245,319)
       Surrenders                                               (8,315,679)    (30,860,131)     (2,588,266)
       Loans                                                             -               -               -
       Cost of insurance and administrative expense (note 3)      (130,302)       (151,624)        (46,242)
       Transfer gain (loss) and transfer fees                      728,851       5,263,084         107,555
       Transfers (to) from the Guarantee Account (note 1)       26,878,016      17,853,530       6,538,302
    Interfund transfers                                          6,155,187      47,504,215        (257,993)
-----------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                66,456,748     117,070,270       9,050,988
-----------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                               70,094,510     121,908,322      10,462,270

Net assets at beginning of year                                153,426,324     123,694,704      44,527,117
-----------------------------------------------------------------------------------------------------------

Net assets at end of year                                 $    223,520,834     245,603,026      54,989,387
===========================================================================================================

===================================================================================================================================

                                                                                 GE Investments Funds, Inc.
                                                              ====================================================================


                                                                 International     Real Estate          Global           Value
                                                                        Equity      Securities          Income          Equity
                                                                          Fund            Fund            Fund            Fund
                                                                 ---------------------------------------------------------------
                                                                   Nine Months     Nine Months     Nine Months     Nine Months
                                                                 Ended 9/30/98   Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
                                                                 ---------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $           (113,919)       (360,154)        (17,651)       (243,905)
    Net realized gain (loss)                                           416,571        (387,143)         14,275         648,515
    Unrealized appreciation (depreciation)
       on investments                                                 (607,588)     (8,286,331)        813,135      (3,974,376)
--------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                     (304,936)     (9,033,628)        809,759      (3,569,766)
--------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                       849,665       4,681,713         292,948       8,994,031
    Loan interest                                                            -               -               -               -
    Transfers (to) from the general account of Life of Virginia
       Death benefits                                                  (49,268)       (180,442)              -         (25,562)
       Surrenders                                                     (487,717)       (938,719)        (46,222)     (1,221,314)
       Loans                                                                 -               -               -               -
       Cost of insurance and administrative expense (note 3)            (9,864)        (22,514)           (800)        (12,071)
       Transfer gain (loss) and transfer fees                          121,629        (414,218)        (14,506)      1,079,707
       Transfers (to) from the Guarantee Account (note 1)            1,146,352       5,452,947         758,896       6,075,878
    Interfund transfers                                             (1,004,357)     (3,951,396)        840,185       5,481,614
--------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                       566,440       4,627,371       1,830,501      20,372,283
--------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                      261,504      (4,406,257)      2,640,260      16,802,517

Net assets at beginning of year                                     22,876,533      52,683,797       6,115,298      15,900,008
--------------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                 $         23,138,037      48,277,540       8,755,558      32,702,525
================================================================================================================================

===================================================================================================================================

                                                                       GE Investments Funds, Inc.
                                                            ===============================================

                                                                                                    U.S.
                                                                                  Income          Equity
                                                                                    Fund            Fund
                                                                          -------------------------------
                                                                             Nine Months     Period from
                                                                           Ended 9/30/98    5/04-9/30/98
                                                                          -------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $                     (228,303)         (1,461)
    Net realized gain (loss)                                                     116,178          (3,880)
    Unrealized appreciation (depreciation)
       on investments                                                          1,749,617         (35,346)
---------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                              1,637,492         (40,687)
---------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                               1,092,477         378,981
    Loan interest                                                                      -               -
    Transfers (to) from the general account of Life of Virginia
       Death benefits                                                           (145,003)              -
       Surrenders                                                             (1,274,780)           (228)
       Loans                                                                           -               -
       Cost of insurance and administrative expense (note 3)                     (23,374)           (214)
       Transfer gain (loss) and transfer fees                                   (187,915)          2,884
       Transfers (to) from the Guarantee Account (note 1)                      2,546,940         103,868
    Interfund transfers                                                        4,198,957         299,453
---------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                               6,207,302         784,744
---------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                              7,844,794         744,057

Net assets at beginning of year                                               22,010,860               -
---------------------------------------------------------------------------------------------------------

Net assets at end of year                                 $                   29,855,654         744,057
=========================================================================================================

See accompanying notes to unaudited financial statements.



LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Changes in Net Assets, Continued
For the period ended  September 30, 1998
(Unaudited)

===========================================================================================================================

                                                                                  Oppenheimer Variable Account Funds
                                                            ---------------------------------------------------------------
                                                                                   Capital                           High
                                                                      Bond    Appreciation          Growth         Income
                                                                      Fund            Fund            Fund           Fund
                                                            ---------------------------------------------------------------
                                                               Nine Months     Nine Months     Nine Months    Nine Months
                                                             Ended 9/30/98   Ended 9/30/98   Ended 9/30/98  Ended 9/30/98
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $        885,190       3,852,059      12,926,763      5,872,630
    Net realized gain (loss)                                       336,892      18,283,263      21,248,106        664,387
    Unrealized appreciation (depreciation) on investments        1,423,063     (43,029,816)    (40,041,789)   (13,019,924)
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                2,645,145     (20,894,494)     (5,866,920)    (6,482,907)
---------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                 4,639,138       8,242,326      15,133,377     11,476,009
    Loan interest                                                        -               -               -              -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                             (397,156)       (699,319)       (603,324)      (920,913)
       Surrenders                                               (2,955,658)     (8,422,572)     (6,934,517)    (7,702,207)
       Loans                                                             -               -               -              -
       Cost of insurance and administrative expense (note 3)       (38,312)       (210,270)       (132,678)      (141,215)
       Transfer gain (loss) and transfer fees                     (223,763)       (819,009)        197,923       (550,079)
       Transfers (to) from the Guarantee Account (note 1)        6,168,977       9,397,038      13,293,443     15,470,392
    Interfund transfers                                          4,928,855     (14,303,683)     (4,897,583)     1,447,794
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions     12,122,081      (6,815,489)     16,056,641     19,079,781
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                               14,767,226     (27,709,983)     10,189,721     12,596,874

Net assets at beginning of period                               39,745,683     207,847,236     139,015,816    148,285,626
---------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                               $     54,512,909     180,137,253     149,205,537    160,882,500
=========================================================================================================================

                                                                  =======================================================
                                                                   Oppenheimer
                                                                     Variable
                                                                   Account Funds   Goldman Sachs Variable Insurance Trust
                                                                  --------------   --------------------------------------
                                                                        Multiple        Growth &         Mid Cap
                                                                      Strategies          Income          Equity
                                                                            Fund            Fund            Fund
                                                                  -----------------------------------------------
                                                                     Nine Months     Period from     Period from
                                                                   Ended 9/30/98   05/12-9/30/98   05/08-9/30/98
                                                                  -----------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $            4,036,132          (4,586)         (6,114)
    Net realized gain (loss)                                           1,378,355         (10,091)        (14,458)
    Unrealized appreciation (depreciation) on investments             (9,474,532)       (163,946)       (317,740)
-----------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                     (4,060,045)       (178,623)       (338,312)
-----------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                       5,130,694       1,330,177         976,430
    Loan interest                                                              -               -               -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                   (496,830)              -               -
       Surrenders                                                     (4,874,689)         (4,840)         (1,559)
       Loans                                                                   -               -               -
       Cost of insurance and administrative expense (note 3)             (88,553)           (196)           (173)
       Transfer gain (loss) and transfer fees                           (257,688)         46,253          (2,401)
       Transfers (to) from the Guarantee Account (note 1)              6,524,137         508,431         855,508
    Interfund transfers                                                 (787,770)        944,529         751,883
-----------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions            5,149,301       2,824,354       2,579,688
-----------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                      1,089,256       2,645,731       2,241,376

Net assets at beginning of period                                     72,023,553               -               -
-----------------------------------------------------------------------------------------------------------------

Net assets at end of period                               $           73,112,809       2,645,731       2,241,376
=================================================================================================================

See accompanying notes to unaudited financial statements.



LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Changes in Net Assets, Continued
For the period ended  September 30, 1998
(Unaudited)

==============================================================================================================


                                                                   Variable Insurance Products Fund
                                                            ---------------------------------------------
                                                                    Equity
                                                                    Income          Growth        Overseas
                                                                 Portfolio       Portfolio       Portfolio
                                                            ------------------------------------------------
                                                               Nine Months     Nine Months     Nine Months
                                                             Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $     33,794,318      40,416,660       7,363,831
    Net realized gain                                           35,421,326      12,576,239      11,370,984
    Unrealized depreciation on investments                     (97,791,106)    (18,216,069)    (22,415,585)
------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations              (28,575,462)     34,776,830      (3,680,770)
------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                41,951,405      12,126,353       1,664,234
    Loan interest                                                        -               -               -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                           (3,036,850)     (1,792,241)       (285,475)
       Surrenders                                              (28,603,108)    (18,018,219)     (4,789,369)
       Loans                                                             -               -               -
       Cost of insurance and administrative expense (note 3)      (581,606)       (363,831)       (136,062)
       Transfer gain (loss) and transfer fees                   (3,491,155)     (1,223,294)     (1,101,872)
       Transfers (to) from the Guarantee Account (note 1)       38,693,709       6,434,962       1,936,228
    Interfund transfers                                        (19,074,257)    (10,876,811)    (10,224,054)
------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions     25,858,138     (13,713,081)    (12,936,370)
------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                               (2,717,324)     21,063,749     (16,617,140)

Net assets at beginning of year                                613,582,772     315,013,607     108,304,621
------------------------------------------------------------------------------------------------------------

Net assets at end of year                                 $    610,865,448     336,077,356      91,687,481
=============================================================================================================

                                                         =========================================================================

                                                            Variable Insurance Products Fund    Variable Insurance Product Fund III
                                                         ------------------------------------    ----------------------------------
                                                                      Asset                        Growth &          Growth
                                                                    Manager      Contrafund          Income   Opportunities
                                                                  Portfolio       Portfolio       Portfolio       Portfolio
                                                              --------------------------------------------------------------
                                                                Nine Months     Nine Months     Nine Months     Nine Months
                                                              Ended 9/30/98   Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
                                                              --------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $      56,765,898      11,634,411        (168,447)        647,280
    Net realized gain                                             9,798,800      11,603,223         834,037         208,599
    Unrealized depreciation on investments                      (59,897,040)    (14,499,482)       (482,485)     (1,533,277)
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                 6,667,658       8,738,152         183,105        (677,398)
----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                  8,584,053      20,447,734       9,806,472       8,303,248
    Loan interest                                                         -               -               -               -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                            (2,335,486)     (1,121,483)       (603,412)        (89,764)
       Surrenders                                               (30,386,874)     (9,720,387)     (1,013,663)       (880,185)
       Loans                                                              -               -               -               -
       Cost of insurance and administrative expense (note 3)       (814,836)       (214,199)        (17,547)        (17,471)
       Transfer gain (loss) and transfer fees                    (4,879,348)           (212)        743,536         452,660
       Transfers (to) from the Guarantee Account (note 1)         6,804,884      19,181,695       6,626,435       7,369,824
    Interfund transfers                                          (9,740,151)     (5,825,494)      4,545,460       6,117,123
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions     (32,767,758)     22,747,654      20,087,281      21,255,435
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                               (26,100,100)     31,485,806      20,270,386      20,578,037

Net assets at beginning of year                                 483,874,812     242,137,396      15,708,222      17,087,775
----------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                 $     457,774,712     273,623,202      35,978,608      37,665,812
============================================================================================================================

See accompanying notes to unaudited financial statements.
                                       13


LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Changes in Net Assets, Continued
For the period ended  September 30, 1998
(Unaudited)

============================================================================================================

                                                                 Federated Investors Insurance Series
                                                            -----------------------------------------------
                                                                  American            High
                                                                   Leaders     Income Bond         Utility
                                                                   Fund II         Fund II         Fund II
                                                            ------------------------------------------------
                                                               Nine Months     Nine Months     Nine Months
                                                             Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $      2,377,494         813,844       1,798,630
    Net realized gain (loss)                                     1,175,402         951,554       1,239,445
    Unrealized depreciation                                     (5,541,438)     (2,461,925)     (1,036,297)
------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations               (1,988,542)       (696,527)      2,001,778
------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                15,034,695       6,407,594       4,108,101
    Loan interest                                                        -               -               -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                             (636,914)       (206,312)       (212,881)
       Surrenders                                               (1,657,436)     (1,903,747)     (1,274,683)
       Loans                                                             -               -               -
       Cost of insurance and administrative expense (note 3)       (31,960)        (22,687)        (24,937)
       Transfer gain (loss) and transfer fees (note 3)             409,078         702,366        (816,179)
       Transfers (to) from the Guarantee Account (note 1)       10,823,567       9,791,479       3,812,641
    Interfund transfers                                          1,101,316      (4,337,583)       (319,975)
------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                25,042,346      10,431,110       5,272,087
------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                               23,053,804       9,734,583       7,273,865

Net assets at beginning of year                                 34,893,726      35,195,347      30,397,894
------------------------------------------------------------------------------------------------------------

Net assets at end of year                                 $     57,947,530      44,929,930      37,671,759
=============================================================================================================

                                                                   ==============================================================
                                                                         Alger American              PBHG Insurance Series Fund
                                                                    --------------------------- ---------------------------------
                                                                         Small                            PBHG            PBHG
                                                                     Capitalization    Growth       Large Cap       Growth II
                                                                       Portfolio       Portfolio       Portfolio       Portfolio
                                                                   --------------------------------------------------------------
                                                                     Nine Months     Nine Months     Nine Months     Nine Months
                                                                     Ended 9/30/98   Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
                                                                   --------------------------------------------------------------
Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $            9,761,831      13,337,615         (73,556)        (88,443)
    Net realized gain (loss)                                            (748,027)      3,239,141         255,122        (101,524)
    Unrealized depreciation                                          (15,191,474)     (4,908,057)       (186,631)     (1,336,632)
---------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                     (6,177,670)     11,668,699          (5,065)     (1,526,599)
---------------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                       5,471,855       8,329,851       1,937,231       1,708,773
    Loan interest                                                              -               -               -               -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                   (350,016)       (599,493)        (31,834)       (109,053)
       Surrenders                                                     (2,435,841)     (3,630,139)       (316,976)       (197,221)
       Loans                                                                   -               -               -               -
       Cost of insurance and administrative expense (note 3)             (60,812)        (61,586)         (4,992)         (6,137)
       Transfer gain (loss) and transfer fees (note 3)                   122,825         222,102          50,532         (15,288)
       Transfers (to) from the Guarantee Account (note 1)              6,463,800       6,765,918       1,462,546       1,975,531
    Interfund transfers                                               (6,856,470)      1,741,127       1,219,285        (482,280)
---------------------------------------------------------------------------------------------------------------------------------

Increase in net assets from capital transactions                       2,355,341      12,767,780       4,315,792       2,874,325
---------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                     (3,822,329)     24,436,479       4,310,727       1,347,726

Net assets at beginning of year                                       73,827,690      72,153,813       4,718,267       6,951,940
---------------------------------------------------------------------------------------------------------------------------------

Net assets at end of year                                 $           70,005,361      96,590,292       9,028,994       8,299,666
=================================================================================================================================


See accompanying notes to unaudited financial statements.
                                       14




LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Statements of Changes in Net Assets, Continued
For the period ended  September 30, 1998
(Unaudited)

===================================================================================================================================

                                                                                Janus Aspen Series
                                                            ----------------------------------------------------------------
                                                                Aggressive                       Worldwide
                                                                    Growth          Growth          Growth       Balanced
                                                                 Portfolio       Portfolio       Portfolio      Portfolio
                                                            ----------------------------------------------------------------
                                                               Nine Months     Nine Months     Nine Months    Nine Months
                                                             Ended 9/30/98   Ended 9/30/98   Ended 9/30/98  Ended 9/30/98
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets From operations:
    Net investment income (expense)                       $     (1,079,438)     14,410,651      12,186,221      2,445,468
    Net realized gain                                           10,033,802       8,916,092      41,870,502      2,222,279
    Unrealized appreciation (depreciation) on investments       (9,276,050)    (12,757,900)    (40,026,802)     3,459,886
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                 (321,686)     10,568,843      14,029,921      8,127,633
----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                 4,077,619      16,599,531      34,573,904     16,992,550
    Loan interest                                                        -               -               -              -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                             (688,802)     (1,046,847)     (1,000,222)      (675,395)
       Surrenders                                               (4,633,044)     (9,075,010)    (14,197,210)    (6,542,200)
       Loans                                                             -               -               -              -
       Cost of insurance and administrative expense (note 3)       (90,086)       (225,531)       (338,613)       (97,503)
       Transfer gain (loss) and transfer fees                     (240,160)       (457,004)        812,219      1,053,204
       Transfers (to) from the Guarantee Account (note 1)        3,573,710      14,390,935      30,056,044     15,804,505
    Interfund transfers                                         (9,028,527)     (4,051,150)      1,120,574      8,588,635
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions     (7,029,290)     16,134,924      51,026,696     35,123,796
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                               (7,350,976)     26,703,767      65,056,617     43,251,429

Net assets at beginning of period                              105,815,122     224,068,917     345,126,082     77,638,235
----------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                               $     98,464,146     250,772,684     410,182,699    120,889,664
===================================================================================================================================



===================================================================================================================================


                                                                                Janus Aspen Series
                                                                              ----------------------------------------------
                                                                                   Flexible   International         Capital
                                                                                     Income          Growth    Appreciation
                                                                                  Portfolio       Portfolio       Portfolio
                                                                              ----------------------------------------------
                                                                                Nine Months     Nine Months     Nine Months
                                                                              Ended 9/30/98   Ended 9/30/98   Ended 9/30/98
                                                                              ----------------------------------------------

Increase (decrease) in net assets From operations:
    Net investment income (expense)                                      $          625,063         623,377         (75,658)
    Net realized gain                                                               149,996       8,389,241         301,813
    Unrealized appreciation (depreciation) on investments                           620,285     (10,567,991)       (412,608)
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from operations                                 1,395,344      (1,555,373)       (186,453)
----------------------------------------------------------------------------------------------------------------------------

From capital transactions:
    Net premiums                                                                  2,959,627       6,482,753       4,120,274
    Loan interest                                                                         -               -               -
    Transfers (to) from the general account of Life of Virginia:
       Death benefits                                                               (36,188)       (333,165)        (10,982)
       Surrenders                                                                  (580,263)     (1,660,151)       (459,389)
       Loans                                                                              -               -               -
       Cost of insurance and administrative expense (note 3)                        (13,591)        (49,966)         (5,330)
       Transfer gain (loss) and transfer fees                                       462,970         110,518         298,931
       Transfers (to) from the Guarantee Account (note 1)                         4,858,530       7,551,205       2,045,400
    Interfund transfers                                                           4,765,527      (2,049,614)      6,317,429
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets from capital transactions                      12,416,612      10,051,580      12,306,333
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in net assets                                                13,811,956       8,496,207      12,119,880

Net assets at beginning of period                                                14,336,751      54,665,726       2,669,575
----------------------------------------------------------------------------------------------------------------------------

Net assets at end of period                                              $       28,148,707      63,161,933      14,789,455
===================================================================================================================================

See accompanying notes to unaudited financial statements.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements

September 30, 1998

(Unaudited)

------------------------------------------------------------------------------
 (1)  Description of Entity

      Life of Virginia Separate Account 4 (the Account) is a separate investment account established in 1987 by The Life Insurance Company of Virginia (Life of Virginia) under the laws of the Commonwealth of Virginia. The Account operates as a unit investment trust under the Investment Company Act of 1940. The Account is used to fund certain benefits for flexible premium variable deferred annuity life insurance policies issued by Life of Virginia. The Life Insurance Company of Virginia is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. Eighty percent of the capital stock of Life of Virginia is owned by General Electric Capital Assurance Corporation. The remaining 20% is owned by GE Financial Assurance Holdings, Inc. General Electric Capital Assurance Corporation and GE Financial Assurance Holdings, Inc. are indirectly, wholly-owned subsidiaries of General Electric Capital ("GE Capital"). GE Capital, a diversified financial services company, is a wholly-owned subsidiary of General Electric Company
      (GE), a New York corporation. Prior to April 1, 1996, Life of Virginia was an indirect wholly-owned subsidiary of Aon Corporation (Aon).

      In May 1998, three new investment subdivisions were added to the Account, for both Type I and Type II policies. The U.S. Equity Portfolio invests solely in a designated portfolio of the GE Investments Funds, Inc. The Mid Cap Equity Portfolio and Growth & Income Portfolio each invest solely in a designated portfolio of the Goldman Sachs Variable Insurance Trust. All designated portfolios described above are series type mutual funds.

      Policyowners may transfer cash values between the Account's portfolios and the Guarantee Account that is part of the general account of Life of Virginia. Amounts transferred to the Guarantee Account earn interest at the interest rate in effect at the time of such transfer and remain in effect for one year, after which a new rate may be declared.

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements

September 30, 1998

(Unaudited)

------------------------------------------------------------------------------

 (2)  Summary of Significant Accounting Policies

      Unit Classes

      There are two unit classes included in the Account. Type I units are sold under policy form P1140 and P1141. Type II units are sold under policy forms P1142, P1142N and P1143. Type II unit sales began in the third quarter of 1994. Type III units will be sold under policy form P1152 beginning January 12, 1999.

      Investments

      Investments are stated at fair value which is based on the underlying net asset value per share of the respective portfolios or funds. Purchases and sales of investments are recorded on the trade date and income distributions are recorded on the ex-dividend date. Realized gains and losses on investments are determined on the average cost basis. The units and unit values are disclosed as of the last business day in the applicable year or period.

      The aggregate cost of investments acquired and the aggregate proceeds of investments sold, for the nine months ended September 30, 1998 were:

                                                 Cost of         Proceeds
                                                  Shares             from
Fund/Portfolio                                  Acquired      Shares Sold
--------------------------------------------------------------------------

GE Investment Funds, Inc.:
    S&P 500 Index                        $   121,940,139  $    57,326,957
    Money Market                           1,266,907,775    1,140,312,196
    Total Return                              16,145,017        7,577,323
    International Equity                      12,010,941       12,038,113
    Real Estate Securities                    17,062,178       12,877,330
    Global Income                              2,535,486          638,978
    Value Equity                              30,780,625       10,496,771
    Income                                    10,521,455        4,841,395
    U.S. Equity                                  908,227          124,155

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements

September 30, 1998

(Unaudited)

------------------------------------------------------------------------------
(2) Continued




                                                 Cost of         Proceeds
                                                  Shares             from
Fund/Portfolio                                  Acquired      Shares Sold
--------------------------------------------------------------------------

Oppenheimer Variable Account Funds:
    Bond                                      24,094,501       11,135,515
    Capital Appreciation                     134,271,418      136,961,367
    Growth                                   164,544,524      135,266,510
    High Income                               68,561,669       43,369,173
    Multiple Strategies                       22,716,649       13,460,525

Variable Insurance Products Fund:
    Equity-Income                            287,040,047      227,051,725
    Growth                                    88,701,290       61,135,871
    Overseas                                 308,039,574      316,602,161

Variable Insurance Products Fund II:
    Asset Manager                            101,552,325       76,830,434
    Contrafund                                93,919,053       59,136,517

Variable Insurance Products Fund III:
    Growth & Income                           34,432,519       14,382,980
    Growth Opportunties                       27,338,345        5,354,963

Goldman Sachs Variable Insurance Trust
    Growth & Income                            2,945,048          142,929
    Mid Cap Equity                             2,735,548          171,046

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

Notes to Financial Statements

September 30, 1998

(Unaudited)

------------------------------------------------------------------------------

(2)      Continued

                                                 Cost of         Proceeds
                                                  Shares             from
Fund/Portfolio                                  Acquired      Shares Sold
--------------------------------------------------------------------------

Janus Aspen Series:
    Aggressive Growth                         68,680,368       76,693,160
    Growth                                    69,270,450       38,363,193
    Worldwide Growth                         240,371,237      176,751,804
    Balanced                                  57,264,876       19,549,185
    Flexible Income                           18,022,658        5,416,559
    International Growth                     150,154,366      142,590,166
    Capital Appreciation                      19,305,319        6,885,545

Federated Insurance Series:
    Utility Fund II                           15,635,597        8,589,920
    High Income Bond Fund II                  39,642,423       28,354,055
    American Leaders Fund II                  44,099,083       16,440,902

The Alger American Fund
    Small Capitalization                     138,656,466      126,497,289
    Growth                                    49,169,118       22,992,622

PBHG Insurance Series Fund, Inc.
    PBHG Large Cap Growth                      7,380,770        3,113,274
    PBHG Growth II                             7,429,990        4,390,767

      Capital Transactions

      The increase/(decrease) in outstanding units for Type I and Type II from capital transactions for the nine months ended September 30, 1998 is as follows:

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)


                                                                                   GE Investments Funds, Inc.
                                         ---------------------------------------------------------------------
                                                S&P 500        Money      Total International   Real Estate
                                                  Index       Market     Return        Equity     Securites
Type I Units                                       Fund         Fund       Fund          Fund          Fund
--------------------------------------------------------------------------------------------------------------
Units outstanding at December 31, 1997          918,847    3,512,260     631,828    1,212,802     1,385,306

From capital transactions:
   Net premiums                                  41,401    2,283,462       6,804      (45,181)        2,932
   Loan Interest                                      -            -           -            -             -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                             (5,634)      (23,698)     (2,493)         542           (45)
     Surrenders                                 (66,612)  (1,413,223)    (46,344)      27,673        (1,993)
     Loans                                            -            -          -             -             -
     Cost of insurance                           (1,891)      (7,998)       (935)         642           (60)
     Fixed Transfers                             42,819      146,201      22,016      (22,232)        2,410
   Interfund transfers                           70,151    2,074,201     (23,319)      55,754        (1,366)
                                                 ------    ---------     --------     --------       -------
Net increase (decrease) in units resulting
   from capital transactions                     80,234    3,058,945     (44,271)      17,198         1,878
                                                 ------    ---------     --------     -------        ------
Units outstanding at September 30, 1998         999,081    6,571,205     587,557    1,230,000     1,387,184
==============================================================================================================

                                                                       GE Investments Funds, Inc.
                                                         -------------------------------------------
                                                           Global      Value                   U.S.
                                                           Income     Equity      Income     Equity
Type I Units                                                 Fund       Fund        Fund       Fund
----------------------------------------------------------------------------------------------------
Units outstanding at December 31, 1997                    516,898    479,621   1,295,638

From capital transactions:
   Net premiums                                             3,257     64,967      19,466      1,408
   Loan Interest                                                -          -           -          -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                             -       (258)     (5,666)         -
     Surrenders                                            (3,101)   (27,978)    (59,737)         -
     Loans                                                      -          -           -          -
     Cost of insurance                                        (46)      (700)     (1,275)       (13)
     Fixed Transfers                                        8,140     53,914      31,816          -
   Interfund transfers                                     28,772    144,398      64,092     16,803
                                                          -------    -------    --------    -------
Net increase (decrease) in units resulting
   from capital transactions                               37,022    234,343      48,696     18,198
                                                          -------    -------   ---------    -------
Units outstanding at September 30, 1998                   553,920    713,964   1,344,334     18,198
====================================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

                                                     Oppenheimer Variable Account Funds
                                    --------------------------------------------------------------------------
                                                           Capital                        High      Multiple
                                              Bond    Appreciation        Growth        Income    Strategies
Type I Units                                  Fund            Fund          Fund          Fund          Fund
-------------------------------------------------- ------------------------------------------------------------
Units outstanding at December 31, 1997       929,630       2,591,419     1,291,813     1,869,843     1,553,549

From capital transactions:
   Net premiums                               30,014          17,659        24,406        30,351        40,990
   Loan Interest                                   -               -             -             -             -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                           (6,555)         (4,934)       (2,226)      (11,064)       (7,632)
     Surrenders                             (132,051)       (132,795)      (66,743)     (134,409)     (133,426)
     Loans                                         -               -             -             -             -
     Cost of insurance                        (1,687)         (4,148)       (1,600)       (3,506)       (2,784)
     Fixed Transfers                          38,623          15,695        14,131        50,265        18,020
   Interfund transfers                        21,048        (148,407)      (20,700)      (33,276)      (34,006)
                                             -------       ---------     ---------     ---------     ----------
Net increase (decrease) in units resulting
   from capital transactions                 (50,608)       (256,930)      (52,732)     (101,639)     (118,838)
                                             --------      ----------    ----------    ----------   -----------
Units outstanding at September 30, 1998      879,022       2,334,489     1,239,081     1,768,204     1,434,711
================================================================================================================




                                                         Variable Insurance Products Fund
                                                    ---------------------------------------------
                                                            Equity
                                                            Income         Growth       Overseas
Type I Units                                             Portfolio      Portfolio      Portfolio
-------------------------------------------------------------------------------------------------
Units outstanding at December 31, 1997                   6,589,338      4,467,825      3,398,260

From capital transactions:
   Net premiums                                             87,650         22,362         20,308
   Loan Interest                                                 -              -              -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                        (20,445)       (19,448)        (7,325)
     Surrenders                                           (439,325)      (310,402)      (164,865)
     Loans                                                       -              -              -
     Cost of insurance                                     (11,251)        (6,955)        (5,356)
     Fixed Transfers                                        48,633          7,425         16,754
   Interfund transfers                                    (206,627)      (138,238)      (310,581)
                                                         ---------      ---------      ----------
Net increase (decrease) in units resulting
   from capital transactions                              (541,365)      (445,256)      (451,065)
                                                         ----------     ----------     ----------
Units outstanding at September 30, 1998                  6,047,973      4,022,569      2,947,195
==================================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

                                     Variable Insurance Products      Variable Insurance Products
                                                 Fund II                  Fund III
                                   -------------------------------- ----------------------------------
                                                Asset                       Growth &             Growth
                                              Manager     Contrafund          Income      Opportunities
Type I Units                                Portfolio      Portfolio       Portfolio          Portfolio
-----------------------------------      -------------------------------------------------------------------

Units outstanding at December 31, 1997     17,101,510      3,296,201         294,329            341,417

From capital transactions:
   Net premiums                                73,871         60,518          34,668             50,248
   Loan Interest                                    -              -               -                  -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                           (75,352)        (2,971)              -                  -
     Surrenders                            (1,112,564)      (210,453)        (29,998)           (34,673)
     Loans                                          -              -               -                  -
     Cost of insurance                        (31,674)        (4,843)           (933)              (827)
     Fixed Transfers                           17,816         39,965          43,495             35,026
   Interfund transfers                       (514,225)       (80,599)        213,467            138,428
                                           -----------     ---------        --------           --------
Net increase (decrease) in units resulting
   from capital transactions               (1,642,128)      (198,383)        260,699            188,202
                                           -----------     ---------        --------           --------
Units outstanding at September 30, 1998    15,459,382      3,097,818         555,028            529,619
=============================================================================================================


                                                   Federated Insurance Series                    Alger American
                                             ------------------------------------------- -------------------------------
                                               American             High                             Small
                                                Leaders      Income Bond        Utility     Capitalization       Growth
Type I Units                                    Fund II          Fund II        Fund II          Portfolio    Portfolio
-----------------------------------          ---------------------------------------------------------------------------

Units outstanding at December 31, 1997          361,619          456,124        485,332          1,325,070     1,022,514

From capital transactions:
   Net premiums                                  48,191           65,921         21,895            (32,265)       28,417
   Loan Interest                                      -                -              -                  -            -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                   -           (5,919)        (8,154)              (384)       (8,307)
     Surrenders                                 (36,399)         (31,570)       (43,301)           (28,813)      (99,427)
     Loans                                            -                -              -                  -            -
     Cost of insurance                             (804)          (1,361)        (1,527)            (1,249)       (1,935)
     Fixed Transfers                             22,943          101,416         27,757             27,106        17,748
   Interfund transfers                           61,095          (22,609)       (77,045)           (17,778)      118,241
                                               --------         --------       ---------          ---------    ---------
Net increase (decrease) in units resulting
   from capital transactions                     95,026          105,878         (80,375)           (53,383)      54,737
                                               --------         --------       ---------         ----------    ---------
Units outstanding at September 30, 1998         456,645          562,002         404,957          1,271,687    1,077,251
=========================================================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

=======================================================================================================
                                                              Janus Aspen Series
                                      -----------------------------------------------------------------
                                            Aggressive                       Worldwide
                                                Growth          Growth          Growth        Balanced
Type I Units                                 Portfolio       Portfolio       Portfolio       Portfolio
-------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997       1,817,576       4,505,765       4,938,272       2,481,552

From capital transactions:
   Net premiums                                 14,538          65,855          57,631         181,791
   Loan Interest                                     -               -               -               -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                             (8,275)        (12,043)         (7,233)        (24,761)
     Surrenders                               (113,442)       (236,308)       (167,715)       (551,541)
     Loans                                           -               -               -               -
     Cost of insurance                          (2,632)         (7,587)         (5,262)         (8,561)
     Fixed Transfers                            11,095          47,960          38,844         147,934
   Interfund transfers                        (129,665)        (54,677)         15,592         394,972
                                            -----------      ----------     ----------      ----------
Net increase (decrease) in units resulting
   from capital transactions                  (228,381)       (196,800)        (68,143)        139,834
                                            ----------       ---------      ----------      ----------
Units outstanding at September 30, 1998      1,589,195       4,308,965       4,870,129       2,621,386
=======================================================================================================


                                                                   Janus Aspen Series
                                                   ------------------------------------------------
                                                     Flexible     International            Capital
                                                       Income            Growth       Appreciation
Type I Units                                        Portfolio         Portfolio          Portfolio
-------------------------------------------        ------------------------------------------------

Units outstanding at December 31, 1997                280,878         1,004,669             49,257

From capital transactions:
   Net premiums                                        37,976            48,545             17,666
   Loan Interest                                            -                 -                  -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                    (2,030)           (2,665)                 -
     Surrenders                                       (17,106)          (44,411)            (4,239)
     Loans                                                  -                 -                  -
     Cost of insurance                                   (620)           (1,510)              (244)
     Fixed Transfers                                   57,499            26,630             10,466
   Interfund transfers                                147,707            71,402            176,030
                                                    ---------        ----------           --------
Net increase (decrease) in units resulting
   from capital transactions                          223,426            97,991            199,679
                                                    ---------        ----------           --------
Units outstanding at September 30, 1998               504,304         1,102,660            248,936
===================================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

                                       ==========================================================================
                                        PBHG Insurance Series Fund, Inc.   Goldman Sachs Variable Insurance Trust
                                       ----------------------------------- ---------------------------------------
                                                     PBHG            PBHG            Growth &             Mid Cap
                                                Large Cap       Growth II              Income              Equity
Type I Units                                    Portfolio       Portfolio                Fund                Fund
------------------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997             55,997          76,611

From capital transactions:
   Net premiums                                     8,042          39,330               7,806                   -
   Loan Interest                                        -               -                   -                   -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                     -               -                   -                   -
     Surrenders                                    (6,362)         (1,006)               (114)                  -
     Loans                                              -               -                   -                   -
     Cost of insurance                               (131)           (151)                (15)                (18)
     Fixed Transfers                                7,061           5,049              12,712               1,432
   Interfund transfers                             28,437           1,443              22,661              38,987
                                                  -------        --------             -------             -------
Net increase (decrease) in units resulting
   from capital transactions                       37,047          44,665              43,050              40,401
                                                  -------        --------             -------             --------
Units outstanding at September 30, 1998            93,044         121,276              43,050              40,401
==================================================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT 4

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)


===========================================================================================================
                                                                 GE Investments Funds, Inc.
                                        -------------------------------------------------------------------
                                              S&P 500        Money        Total  International  Real Estate
                                                Index       Market       Return         Equity    Securites
Type II Units                                    Fund         Fund         Fund           Fund         Fund
-----------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997      3,025,140    4,980,487      928,145        614,410    1,478,247

From capital transactions:
   Net premiums                               944,781    3,449,828      176,032         46,791      226,044
   Loan Interest                                    -            -            -              -            -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                           (12,458)    (234,079)      (5,355)        (3,549)      (9,264)
     Surrenders                              (140,541)    (815,512)     (34,221)       (26,159)     (34,003)
     Loans                                          -            -            -              -            -
     Cost of insurance                         (1,519)      (3,049)        (493)          (496)        (721)
     Fixed Transfers                          593,411    1,081,254      192,092         78,707      271,359
   Interfund transfers                         87,209    1,347,241       17,372        (54,366)    (199,702)
                                            ---------    ---------    ---------      ---------   ----------
Net increase (decrease) in units resulting
   from capital transactions                1,470,883    4,825,683      345,427         40,928      253,713
                                            ---------    ---------    ---------      ---------   ----------
Units outstanding at September 30, 1998     4,496,023    9,806,170    1,273,572        655,338    1,731,960
===========================================================================================================

                                                           GE Investments Funds, Inc.
                                                 --------------------------------------------
                                                  Global        Value                   U.S.
                                                  Income       Equity       Income    Equity
Type II Units                                       Fund         Fund         Fund      Fund
------------------------------------------       --------------------------------------------

Units outstanding at December 31, 1997            79,290      730,616      903,249

From capital transactions:
   Net premiums                                   24,706      607,803       78,055    38,870
   Loan Interest                                       -            -            -         -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                    -       (1,680)      (5,935)        -
     Surrenders                                   (1,506)     (70,164)     (37,923)      (24)
     Loans                                             -            -            -         -
     Cost of insurance                               (33)        (420)        (437)      (10)
     Fixed Transfers                              64,281      404,125      201,449    11,032
   Interfund transfers                            52,894      302,760      315,404    15,328
                                                --------    ---------    ---------   -------
Net increase (decrease) in units resulting
   from capital transactions                     140,342    1,242,424      550,613    65,196
                                                --------   -----------   ---------   -------
Units outstanding at September 30, 1998          219,632    1,973,040    1,453,862    65,196
==============================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

===============================================================================================================
                                                          Oppenheimer Variable Account Funds
                                         ----------------------------------------------------------------------
                                                              Capital                        High     Multiple
                                                 Bond    Appreciation        Growth        Income   Strategies
Type II Units                                    Fund            Fund          Fund          Fund         Fund
---------------------------------------- -----------------------------------------------------------------------
Units outstanding at December 31, 1997        994,017       3,176,448     2,462,359     2,934,974    1,200,126

From capital transactions:
   Net premiums                               197,316         208,888       348,817       340,747      153,705
   Loan Interest                                    -               -             -             -            -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                           (13,764)        (14,238)      (12,336)      (19,830)     (11,455)
     Surrenders                               (37,084)        (97,057)      (90,203)     (129,384)     (57,568)
     Loans                                          -               -             -             -            -
     Cost of insurance                           (500)         (1,579)       (1,321)       (1,465)        (708)
     Fixed Transfers                          263,397         242,652       315,566       451,205      227,380
   Interfund transfers                        218,146        (243,049)      (96,842)       75,301        2,348
                                            ---------      ----------     ---------     ---------    ---------
Net increase (decrease) in units resulting
   from capital transactions                  627,511          95,617       463,681       716,574      313,702
                                            ---------      ----------     ---------     ---------    ---------
Units outstanding at September 30, 1998     1,621,528       3,272,065     2,926,040     3,651,548    1,513,828
================================================================================================================



                                                        Variable Insurance Products Fund
                                                   -------------------------------------------
                                                          Equity
                                                          Income         Growth      Overseas
Type II Units                                          Portfolio      Portfolio     Portfolio
------------------------------------------         -------------------------------------------

Units outstanding at December 31, 1997                10,074,173      3,614,598     1,762,588

From capital transactions:
   Net premiums                                        1,005,403        246,490        52,926
   Loan Interest                                               -              -             -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                      (60,578)       (21,866)       (5,476)
     Surrenders                                         (357,009)      (116,191)      (52,523)
     Loans                                                     -              -             -
     Cost of insurance                                    (5,253)        (1,726)         (862)
     Fixed Transfers                                     955,204        134,809        68,019
   Interfund transfers                                  (312,798)      (114,471)     (150,907)
                                                     ------------    -----------   -----------
Net increase (decrease) in units resulting
   from capital transactions                           1,224,969        127,045       (88,823)
                                                     ------------    -----------   -----------
Units outstanding at September 30, 1998               11,299,142      3,741,643     1,673,765
==============================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

==================================================================================================
                                     Variable Insurance Products       Variable Insurance Products
                                            Fund II                           Fund III
                                   ----------------------------- ----------------------------------
                                              Asset                     Growth &        Growth
                                             Manager      Contrafund     Income   Opportunities
Type II Units                               Portfolio     Portfolio     Portfolio     Portfolio
----------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997      2,678,933     8,595,677       976,086     1,049,540

From capital transactions:
   Net premiums                               208,658       856,849       690,861       588,451
   Loan Interest                                    -             -             -             -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                           (14,752)      (47,338)      (44,169)       (6,810)
     Surrenders                               (91,427)     (228,694)      (50,874)      (38,129)
     Loans                                          -             -             -             -
     Cost of insurance                         (1,053)       (4,837)         (559)         (642)
     Fixed Transfers                          196,394       820,319       451,224       530,211
   Interfund transfers                         90,547      (181,820)      166,743       349,724
                                            ---------    ----------    ----------    ----------
Net increase (decrease) in units resulting
   from capital transactions                  388,367     1,214,479     1,213,226     1,422,805
                                            ---------    ----------    ----------    ----------
Units outstanding at September 30, 1998     3,067,300     9,810,156     2,189,312     2,472,345
=================================================================================================



                                                  Federated Insurance Series                Alger American
                                                ----------------------------------- -------------------------------
                                                 American            High                      Small
                                                   Leaders     Income Bond     Utility  Capitalization      Growth
Type II Units                                      Fund II         Fund II     Fund II      Portfolio    Portfolio
-------------------------------------------     -------------------------------------------------------------------
Units outstanding at December 31, 1997           2,056,691       1,886,887   1,325,701      5,645,458    4,380,186

From capital transactions:
   Net premiums                                    920,998         385,138     231,698        432,641      509,715
   Loan Interest                                         -               -           -              -            -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                (40,564)        (10,329)     (8,944)       (25,559)     (31,517)
     Surrenders                                    (77,958)       (107,887)    (55,965)      (144,411)    (150,306)
     Loans                                               -               -           -              -            -
     Cost of insurance                              (1,426)           (748)       (798)        (3,323)      (2,345)
     Fixed Transfers                               671,943         588,159     211,788        529,649      418,416
   Interfund transfers                              23,812        (272,732)     14,822       (498,271)      13,872
                                                 ---------       ---------   ---------      ---------   ----------
Net increase (decrease) in units resulting
   from capital transactions                     1,496,805         581,601     392,601        290,726      757,835
                                                 ---------       ---------   ---------      ---------    ---------
Units outstanding at September 30, 1998          3,553,496       2,468,488   1,718,302      5,936,184    5,138,021
=====================================================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

======================================================================================================
                                                               Janus Aspen Series
                                   -------------------------------------------------------------------
                                            Aggressive                        Worldwide
                                                Growth           Growth          Growth      Balanced
Type II Units                                Portfolio        Portfolio       Portfolio     Portfolio
------------------------------------------------------------------------------------------------------

Units outstanding at December 31, 1997       3,442,667        7,270,898      10,111,685     2,804,435

From capital transactions:
   Net premiums                                138,987          726,756       1,207,618       956,133
   Loan Interest                                     -                -               -             -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                            (18,942)         (38,964)        (27,328)      (29,479)
     Surrenders                                (82,379)        (222,946)       (298,956)     (134,028)
     Loans                                           -                -               -             -
     Cost of insurance                          (1,270)          (4,048)         (5,405)       (1,832)
     Fixed Transfers                           123,095          638,010       1,065,202       899,563
   Interfund transfers                        (231,770)        (143,759)         20,378       335,929
                                             ----------       ----------    -----------    -----------
Net increase (decrease) in units resulting
   from capital transactions                   (72,279)         955,049       1,961,509     2,026,286
                                             ---------        ---------      ----------   ------------
Units outstanding at September 30, 1998      3,370,388        8,225,947      12,073,194     4,830,721
======================================================================================================




                                                              Janus Aspen Series
                                                   ------------------------------------------
                                                   Flexible     International         Capital
                                                     Income            Growth    Appreciation
Type II Units                                     Portfolio         Portfolio       Portfolio
------------------------------------------         ------------------------------------------
Units outstanding at December 31, 1997              869,089         3,001,600         163,550

From capital transactions:
   Net premiums                                     196,500           372,778         251,629
   Loan Interest                                          -                 -               -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                                  (1,081)          (18,981)           (714)
     Surrenders                                     (30,370)          (62,263)        (25,987)
     Loans                                                -                 -               -
     Cost of insurance                                 (526)           (1,694)           (124)
     Fixed Transfers                                326,663           465,277         123,369
   Interfund transfers                              243,319          (207,923)        250,081
                                                  ---------        -----------       --------
Net increase (decrease) in units resulting
   from capital transactions                        734,505           547,194         598,254
Units outstanding at September 30, 1998           1,603,594         3,548,794         761,804
=============================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT

NOTES TO FINANCIAL STATEMENTS

September 30, 1998

(Unaudited)

=====================================================================================================
                                    PBHG Insurance Series Fund,      Goldman Sachs Variable Insurance
                                                   Inc.                           Trust
                                    ------------------------------- ----------------------------------
                                                 PBHG         PBHG          Growth &          Mid Cap
                                            Large Cap    Growth II            Income           Equity
Type II Units                               Portfolio    Portfolio              Fund             Fund
---------------------------------- -------------------------------------------------------------------
Units outstanding at December 31, 1997        346,833      576,010

From capital transactions:
   Net premiums                               141,349      110,218           144,911          109,649
   Loan Interest                                    -            -                 -                -
   Tranfers (to) from the
   general acct. of Life of Virginia:
     Death benefits                            (2,437)      (9,791)                -                -
     Surrenders                               (18,782)     (16,601)             (445)            (175)
     Loans                                          -            -                 -                -
     Cost of insurance                           (269)        (385)               (8)              (1)
     Fixed Transfers                          105,862      171,820            45,994           94,584
   Interfund transfers                         68,831      (44,885)           86,365           44,008
                                             --------    ---------          ---------        --------
Net increase (decrease) in units resulting
   from capital transactions                  294,554      210,376           276,817          248,065
                                             --------    ---------          ---------        --------
Units outstanding at September 30, 1998       641,387      786,386           276,817          248,065
======================================================================================================

LIFE OF VIRGINIA SEPARATE ACCOUNT 4


Notes to Financial Statements
September 30, 1998

(Unaudited)
--------------------------------------------------------------------------------
(2)   Continued

      Federal Income Taxes

      The Account is not taxed separately because the operations of the Account are part of the total operations of Life of Virginia. Life of Virginia is taxed as a life insurance company under the Internal Revenue Code (the
      Code). Life of Virginia is included in the General Electric Capital Assurance Company consolidated federal income tax return. The Account will not be taxed as a regulated investment company under subchapter M of the Code. Under existing federal income tax law, no taxes are payable on the investment income or on the capital gains of the Account.

      Use of Estimates

      Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts and disclosures reported therein. Actual results could differ from those estimates.


 (3)  Related Party Transactions

      Net premiums transferred from Life of Virginia to the Account represent gross premiums recorded by Life of Virginia on its flexible premium variable deferred annuity products, less deductions retained as compensation for premium taxes. For policies issued on or after May 1, 1993, the deduction for premium taxes will be deferred until surrender. For Type I policies, during the first ten years following a premium payment, a charge of .20% of the premium payment is deducted monthly from the policy Account values to reimburse Life of Virginia for certain distribution expenses. In addition, a charge is imposed on full and certain partial surrenders that occur within six years of any premium payment (seven years for certain Type II policies) to cover certain expenses relating to the sale of a policy. Subject to certain limitations, the charge equals 6% (or less) of the premium surrendered, depending on the time between premium payment and surrender.

      Life of Virginia will deduct a charge of $30 per year and $25 plus .15% per year from the policy account values for certain administrative expenses incurred for policy Type I and Type II, respectively. For Type II policies, the $25 charge may be waived if the account value is greater than $75,000. In addition, Life of Virginia charges the Account 1.15% and 1.25% on policy Type I and Type II, respectively, for the mortality and expense risk

                                                                   (Continued)
                                       30

LIFE OF VIRGINIA SEPARATE ACCOUNT 4


Notes to Financial Statements
September 30, 1998

(Unaudited)
-------------------------------------------------------------------------------
 (3)  Continued

      that Life of Virginia assumes. Administrative expenses as well as mortality and risk charges are deducted daily and reflect the effective annual rates.

      GE  Investments   Funds,   Inc.  (the  Fund)  is  an  open-end diversified
      management investment company.

      Capital Brokerage Corporation, an affiliate of Life of Virginia, is a Washington Corporation registered with the Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Capital Brokerage Corporation also serves as principal underwriter for variable life insurance policies issued by Life of Virginia.

      GE Investment Management Incorporated (Investment Advisor), a wholly-owned subsidiary of GE, currently serves as investment advisor to GE Investments Funds, Inc. As compensation for its services, the Investment Advisor is paid an investment advisory fee by the Fund based on the average daily net assets at an effective annual rate of .35% for the S&P 500 Index Fund, .50% for the Money Market, Income Fund and Total Return Funds, 1.00% for the International Equity Fund, .85% for the Real Estate Securities Fund, .60% for the Global Income Fund, .65% for the Value Equity Fund and .55% for the U.S. Equity Fund.

      Certain officers and directors of Life of Virginia are also officers and directors of Capital Brokerage Corporation.

--------------------------------------------------------------------------------

THE LIFE INSURANCE COMPANY OF
VIRGINIA AND SUBSIDIARY

Consolidated Financial Statements

December 31, 1997, 1996, and 1995

(With Independent Auditors' Report Thereon)

Independent Auditors' Report


The Board of Directors
The Life Insurance Company of Virginia:


We have audited the accompanying consolidated balance sheets of The Life Insurance Company of Virginia (an indirect wholly-owned subsidiary of General Electric Capital Corporation) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1997 and the nine months ended December 31, 1996. We have also audited the preacquisition statements of income, stockholders' equity and cash flows for the three months ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of The Life Insurance Company of Virginia for the year ended December 31, 1995, were audited by other auditors whose report, dated February 8, 1996 on those consolidated financial statements included an explanatory paragraph that described the change in the Company's method of accounting for certain investments.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Life Insurance Company of Virginia and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997, the nine month period ended December 31, 1996 and the preacquisition three month period ended March 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective April 1, 1996, General Electric Capital Corporation acquired all of the outstanding stock of The Life Insurance Company of Virginia in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG Peat Marwick LLP

Richmond, Virginia
January 6, 1998

                        REPORT OF INDEPENDENT AUDITIORS

Board of Directors
The Life Insurance Company of Virginia

     We have audited the accompanying consolidated statements of income, stockholder's equity, and cash flows of The Life Insurance Company of Virginia and subsidiaries for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of The Life Insurance Company of Virginia and subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                    ERNST & YOUNG LLP

Richmond, Virginia
February 8, 1996

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 1997 and 1996
(in millions)

------------------------------------------------------------------------------------------------------------------

Assets                                                                                          1997           1996
------------------------------------------------------------------------------------------------------------------
Investments:
   Fixed maturities:
     Available for sale - at fair value (amortized cost:
         December 31, 1997 - $5,468.1; 1996 - $5,102.2)                                   $  5,622.6        5,142.7
   Equity securities - at fair value
     Common stocks (cost:  December 31, 1997 - $43.1; 1996 - $31.6)                             54.1           34.7
     Preferred stocks (cost:  December 31, 1997 - $87.6; 1996 - $123.5)                         97.6          130.8
   Mortgage loans on real estate (net of reserve for losses:
     December 31, 1997 - $17.2; 1996 - $20.8)                                                  496.2          585.4
   Real estate (net)                                                                            11.8           19.4
   Policy loans                                                                                188.4          179.5
   Short-term investments                                                                        -             42.4
------------------------------------------------------------------------------------------------------------------

Total investments                                                                            6,470.7        6,134.9
------------------------------------------------------------------------------------------------------------------

Cash                                                                                             0.2            6.4
Receivables:
   Premiums and other                                                                            6.6            7.9
   Reinsurance recoverable                                                                       8.7           13.1
   Accrued investment income                                                                   123.1          116.6
------------------------------------------------------------------------------------------------------------------

Total receivables                                                                              138.4          137.6

Deferred policy acquisition costs                                                              165.0           70.3

Goodwill (net of accumulated amortization:  December 31, 1997 - $11.3;
   1996 - $5.0)                                                                                117.1          125.4

Present value of future profits (net)                                                          332.6          419.2

Property and equipment at cost (net)                                                             3.2            1.7

Deferred income taxes                                                                           57.4           72.9

Other assets                                                                                    15.4           12.3

Assets held in separate accounts                                                             4,066.4        2,762.7
------------------------------------------------------------------------------------------------------------------

Total assets                                                                              $ 11,366.4        9,743.4
------------------------------------------------------------------------------------------------------------------


                                                                  (continued)

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

December 31, 1997 and 1996
(in millions, except share data)

------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity                                                          1997           1996
------------------------------------------------------------------------------------------------------------------
Policy liabilities:
   Future policy benefits                                                                 $    520.6          518.3
   Policy and contract claims                                                                   83.0           69.1
   Unearned and advance premiums                                                                 0.1            0.1
   Other policyholder funds                                                                  5,369.2        5,094.4
------------------------------------------------------------------------------------------------------------------

Total policy liabilities                                                                     5,972.9        5,681.9

General liabilities:
   Payable to affiliate, net                                                                     9.4            8.8
   Commissions and general expenses                                                             51.1           46.8
   Current income taxes                                                                         45.8           45.4
   Other liabilities                                                                            71.5          192.2
   Liabilities related to separate accounts                                                  4,066.4        2,762.7
------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                           10,217.1        8,737.8
------------------------------------------------------------------------------------------------------------------

Commitments and Contingent Liabilities
------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
   Common stock - $1,000 par value:
     Authorized, issued and outstanding:  4,000 shares                                           4.0            4.0
   Additional paid-in capital                                                                  925.9          928.1
   Net unrealized investment gains                                                              74.3           19.4
   Retained earnings                                                                           145.1           54.1
------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                   1,149.3        1,005.6
------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                $ 11,366.4        9,743.4
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Statements of Income

For the year ended December 31, 1997, the periods from April 1, 1996 to December 31, 1996 and from January 1, 1996 to March 31, 1996, and the year ended December 31, 1995 (in millions)

----------------------------------------------------------------------------------------------------------------------
                                                                                                      Preacquisition
                                                                                      --------------------------------
                                                                           Nine months     Three months
                                                           Year ended            ended            ended    Year ended
                                                         December 31,     December 31,        March 31,  December 31,
                                                                 1997             1996             1996          1995
----------------------------------------------------------------------------------------------------------------------
Revenue
   Premiums and policy fees                         $          273.2            154.7             92.4            179.3
   Separate account fees                                        44.4             23.1              5.9             17.7
   Net investment income (note 2)                              472.5            334.4            112.0            402.1
   Realized investment gains (losses) (note 2)                  13.3              6.0              9.0            (76.5)
   Other income                                                  2.5              0.6              1.0              2.8
----------------------------------------------------------------------------------------------------------------------

Total revenue earned                                           805.9            518.8            220.3            525.4
----------------------------------------------------------------------------------------------------------------------

Benefits and Expenses
   Benefits to policyholders                                   509.8            326.4            166.0            372.9
   Commissions and general expenses                             82.5             53.2             28.8             43.7
   Amortization of intangibles                                  59.6             50.1              0.6              3.2
   Amortization of deferred policy acquisition
      costs                                                     10.8              3.2              6.0             39.3
----------------------------------------------------------------------------------------------------------------------

Total benefits and expenses                                    662.7            432.9            201.4            459.1

Income Before Income Tax                                       143.2             85.9             18.9             66.3
   Provision for income tax (note 3)
      Current expense (benefit)                                 64.8             39.7             (3.8)            37.9
      Deferred expense (benefit)                               (12.6)            (7.9)            10.8            (10.8)
----------------------------------------------------------------------------------------------------------------------

                                                                52.2             31.8              7.0             27.1
----------------------------------------------------------------------------------------------------------------------

Net income                                          $           91.0             54.1             11.9             39.2
----------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

For the year ended December 31, 1997, the periods from April 1, 1996 to December 31, 1996 and from January 1, 1996 to March 31, 1996, and the year ended December 31, 1995 (in millions)

------------------------------------------------------------------------------------------------------------------
                                                                                                   Preacquisition
                                                                                 ---------------------------------
                                                                      Nine months    Three months
                                                       Year ended           ended           ended      Year ended
                                                      December 31,   December 31,       March 31,    December 31,
                                                             1997            1996            1996            1995
------------------------------------------------------------------------------------------------------------------
Common stock
   $1,000 par value common stock, authorized,
     issued and outstanding 4,000 in 1997,
     1996 and 1995)
------------------------------------------------------------------------------------------------------------------

   Balance at beginning and end of period              $      4.0             4.0             4.0             4.0
------------------------------------------------------------------------------------------------------------------

Additional Paid-in Capital
   Balance at beginning of period                           928.1           818.4           749.1           704.1
     Adjustment to reflect purchase method (note 1)          (2.2)          109.7             -               -
     Capital contribution from parent (notes 4, 7)            -               -              69.3            45.0
------------------------------------------------------------------------------------------------------------------

Balance at end of period                                    925.9           928.1           818.4           749.1
------------------------------------------------------------------------------------------------------------------

Net Unrealized Investment Gains (Losses)
   Balance at beginning of period                            19.4            11.9           103.1           (97.5)
     Adjustment to reflect purchase method
        (note 1)                                              -             (11.9)            -               -
     Net unrealized investment gains (losses)                54.9            19.4           (91.2)          200.6
------------------------------------------------------------------------------------------------------------------

Balance at end of period                                     74.3            19.4            11.9           103.1
------------------------------------------------------------------------------------------------------------------

Net Foreign Exchange Gains (Losses)
   Balance at beginning of period                             -               -               -              (3.0)
     Net foreign exchange gains (losses)                      -               -               -               3.0
------------------------------------------------------------------------------------------------------------------

Balance at end of period                                      -               -               -               -
------------------------------------------------------------------------------------------------------------------

Retained Earnings (Deficit)
   Balance at beginning of period                            54.1           (22.4)          (34.3)          159.8
     Adjustment to reflect purchase method
        (note 1)                                              -              22.4             -               -
     Net income                                              91.0            54.1            11.9            39.2
     Dividends to stockholder                                 -               -               -             (40.0)
     Stock dividend to affiliate (note 7)                     -               -               -            (193.3)
------------------------------------------------------------------------------------------------------------------

Balance at end of period                                    145.1            54.1           (22.4)          (34.3)
------------------------------------------------------------------------------------------------------------------

Stockholders' equity at end of period                  $  1,149.3         1,005.6           811.9           821.9
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the year ended December 31, 1997, the periods from April 1, 1996 to December 31, 1996 and from January 1, 1996 to March 31, 1996, and the year ended December 31, 1995 (in millions)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Preacquisition
                                                                                                     ----------------------------
                                                                                       Nine months   Three months
                                                                         Year ended          ended          ended     Year ended
                                                                       December 31,   December 31,      March 31,   December 31,
                                                                               1997           1996           1996           1995
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                            $    91.0           54.1           11.9           39.2
   Adjustments to reconcile net income to cash provided by
     (used in) operating activities:
       Change in policy liabilities                                          239.0           53.5          (32.8)         114.2
       Change in accrued investment income                                    (6.5)         (37.6)           4.1           (2.1)
       Deferred policy acquisition costs                                    (112.3)         (74.9)         (22.2)         (76.1)
       Amortization of deferred policy acquisition costs                      10.8            3.2            6.0           39.3
       Amortization of intangibles                                            59.6           50.1            0.6            3.2
       Other amortization and depreciation                                     8.0            7.3            1.4           (1.2)
       Premiums and operating receivables, commissions and general
         expenses, income taxes and other                                   (128.5)          77.8           22.9          (65.7)
       Realized investment (gains) losses                                    (13.3)          (6.0)          (9.0)          76.5
------------------------------------------------------------------------------------------------------------------------------

Cash provided by (used in) operating activities                              147.8          127.5          (17.1)         127.3
------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Sale (purchase) of short-term investments - net                            42.4           49.4          (10.1)         (18.8)
   Sale or maturity of investments
     Fixed maturities - held to maturity:
       Maturities                                                              -              -              -              3.9
       Calls and prepayments                                                   -              -              -             60.9
     Fixed maturities - available for sale
       Maturities                                                              -            201.5           46.1           35.0
       Calls and prepayments                                                   -            353.5          101.0           58.6
       Sales                                                                 739.1          452.0          115.8        1,700.3
     All other investments                                                   145.1          177.3           44.9          124.6
   Purchase of investments:
     Fixed maturities - available for sale                                (1,104.1)      (1,279.5)        (144.1)      (1,950.7)
     All other investments                                                   (30.8)         (39.5)         (65.5)        (183.5)
   Purchase of property and equipment                                         (2.4)           -             (0.2)          (0.8)
------------------------------------------------------------------------------------------------------------------------------

Cash provided by (used in) investing activities                             (210.7)         (85.3)          87.9         (170.5)
------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Capital contribution                                                        -              -              2.8            -
   Cash dividends to stockholder                                               -              -            (40.0)          (6.0)
   Change in cash overdrafts                                                   4.7          (12.7)          28.8            -
   Interest sensitive life, annuity and investment contract deposits       1,894.2        1,275.4          301.9        1,059.5
   Interest sensitive life, annuity and investment contract withdrawals   (1,842.2)      (1,305.6)        (358.8)      (1,031.7)
------------------------------------------------------------------------------------------------------------------------------

Cash provided by (used in) financing activities                               56.7          (42.9)         (65.3)          21.8
------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash                                                   (6.2)          (0.7)           5.5          (21.4)
Cash at beginning of period                                                    6.4            7.1            1.6           23.0
------------------------------------------------------------------------------------------------------------------------------

Cash at end of period                                                    $     0.2            6.4            7.1            1.6
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA & SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997

===============================================================================

   (1)   Summary of Significant Accounting Principles and Practices

         Basis of Presentation

         The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) and include the accounts of The Life Insurance Company of Virginia ("Life of Virginia" or "Company") and its subsidiary, Assigned Settlements Inc. All material intercompany accounts and transactions have been eliminated.

         Prior to April 1, 1996, Combined Insurance Company of America ("CICA") owned 100% or 4,000 shares of Life of Virginia. CICA is a wholly-owned subsidiary of AON Corporation (AON). On April 1, 1996, CICA sold 100% of the issued and outstanding shares of Life of Virginia to General Electric Capital Corporation ("GE Capital"). Immediately thereafter, 80% was contributed to General Electric Capital Assurance Company (the "Parent"). On December 31, 1996, the remaining 20% was contributed to General Electric Financial Assurance Holdings, Inc. ("GEFAH").

         Life of Virginia primarily sells variable annuities and universal life insurance to customers throughout most of the United States. Life of Virginia distributes variable annuities primarily through stockbrokers and universal life insurance primarily through career agents and independent brokers. Life of Virginia is also engaged in the sale of traditional individual and group life products and guaranteed investment contracts. Approximately 23%, 34% and 43% of premium and annuity consideration collected, in 1997, 1996, and 1995, respectively, came from customers residing in the South Atlantic region of the United States.

         Although the Company markets its products through numerous distributors, approximately 22%, 21% and 14% of the Company's sales in 1997, 1996 and 1995, respectively, have been through two specific national stockbrokers. Loss of all or a substantial portion of the business provided by these stockbrokers could have a material adverse effect on the business and operations of the Company. The Company does not believe, however, that the loss of such business would have a long-term adverse effect because of the Company's competitive position in the marketplace and the availability of business from other distributors.

THE LIFE INSURANCE COMPANY OF VIRGINIA & SUBSIDIARY

Notes to Consolidated Financial Statements



===============================================================================


   (1)   Continued

         Estimates

         Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that could affect amounts and disclosures reported therein. Actual results could differ from those estimates. As further discussed in the accompanying notes to the consolidated financial statements, significant estimates and assumptions affect deferred acquisition costs, PVFP, future life policy benefits, provisions for real estate-related losses and related reserves, other-than-temporary declines in values for fixed maturities, the valuation allowance for deferred income taxes and the calculation of fair value disclosures for certain financial instruments.

         Certain 1996 and 1995 amounts have been reclassified to conform to 1997 presentation.

         Purchase Accounting Method

         Upon acquisition of Life of Virginia by GE Capital, Life of Virginia restated its financial statements in accordance with the purchase method of accounting. The net purchase price for Life of Virginia and its subsidiary of $929.9 million was allocated according to the fair values of the acquired assets and liabilities, including the estimated present value of future profits. These allocated values were dependent upon policies in force and market conditions at the time of closing.

         In addition to revaluing all material tangible assets and liabilities to their respective estimated fair values as of the closing date of the sale, Life of Virginia also recorded in its consolidated financial statements the excess of cost over fair value of net assets acquired (goodwill) as well as the present value of future profits to be derived from the purchased business. These amounts were determined in accordance with the purchase method of accounting. This new basis of accounting resulted in an increase in stockholders' equity of $118 million (net of purchase accounting adjustments of $2.2 million in 1997), reflecting the application of the purchase method of accounting. The Company's consolidated financial statements subsequent to April 1, 1996 reflect this new basis of accounting.

   (1)   Continued

         All amounts for periods ended before April 1, 1996 are labeled "Preacquisition" and are based on the preacquisition historical costs in accordance with generally accepted accounting principles. The periods ending after such date are based on fair values at April 1, 1996 (which becomes the new cost basis) and subsequent costs in accordance with the purchase method of accounting.


         Present Value of Future Profits

         As of April 1, 1996, Life of Virginia established an intangible asset which represents the present value of future profits ("PVFP"). PVFP reflects the estimated fair value of the Company's life insurance business in-force and represents the portion of the cost to acquire the Company that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the present value of the actuarially determined projected cash flows for the acquired policies discounted at an appropriate rate.

         PVFP is amortized over the estimated contract life of the business acquired in relation to the present value of estimated gross profits. The estimated gross profit streams are periodically reevaluated and the unamortized balance of PVFP adjusted to the amount that would have existed had the actual experience and revised estimates been known and applied since inception. The amortization period is the remaining life of the policies, which range from 10 to 30 years from the date of original policy issue. Based on current assumptions, net amortization of the PVFP asset, expressed as a percentage, is projected to be 12.4%, 11.6%, 10.8%, 9.5% and 8.1% for the years ended December 31, 1998 through 2002, respectively. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results.

         Prior to April 1, 1996, Life of Virginia's PVFP was calculated in a similar manner as the PVFP discussed above and related to policies in-force on April 30, 1986, the date the Company was acquired by Aon. Under purchase accounting this PVFP was removed.

   (1)   Continued

         The projected ending balance of PVFP will be further adjusted to reflect the impact of unrealized gains or losses on fixed maturities classified as available for sale in the investment portfolios. Such adjustments are not recorded in the Company's net income but rather as a credit or charge to stockholders' equity, net of applicable income tax. The components of PVFP are as follows:


                                                                                               Preacquisition
                                                                                 ------------------------------
                                                                  Nine months       Three months
                                                  Year ended            ended            ended     Year ended,
                                                December 31,     December 31,        March 31,    December 31,
(millions)                                              1997             1996             1996            1995
---------------------------------------------------------------------------------------------------------------

PVFP - beginning of period                 $             419.2              -               32.6            48.6
Adjustment related to the purchase
   method of accounting                                    -              484.0              -               -
Interest accreted at 6.75% for 1997
   and 6.25% for 1996                                     28.4             22.4              0.5             2.1
Gross amortization, excluding interest                   (81.6)           (67.5)            (1.1)           (5.3)
Dividend of Globe Life Insurance
   Company (note 7)                                        -                -                -             (12.8)
Effect of net unrealized
   investment (gains) losses                             (33.4)           (19.7)             -               -
---------------------------------------------------------------------------------------------------------------

PVFP - end of period                       $             332.6            419.2             32.0            32.6
---------------------------------------------------------------------------------------------------------------


         Goodwill

         Under the purchase method of accounting, Goodwill is the excess of the purchase price over the fair value of assets and liabilities acquired and PVFP. The Company has elected to amortize goodwill on the straight line basis over a 20 year period.

         The Company reviews goodwill to determine if events or changes in circumstances may have affected the recoverability of the outstanding goodwill as of each reporting period. In the event that the Company determined that goodwill was not recoverable it would amortize such amounts as additional goodwill expense in the accompanying consolidated financial statements. As of December 31, 1997, the Company believes that no such adjustment is necessary.

   (1)   Continued

         Deferred Tax Assets and Liabilities

         Pursuant to the acquisition on April 1, 1996, GE Capital, and Aon Corporation, the Company's previous ultimate parent, agreed to file an election to treat the acquisition of Life of Virginia as an asset acquisition under the provisions of Internal Revenue Code Section 338(h)(10). As a result of that election, the tax basis of the Company's assets as of the date of acquisition were revalued based upon fair market values. The principal effect of the election was to establish a tax basis of intangibles for the value of the business acquired that is amortizable for tax purposes over 10-15 years.

         Deferred income taxes have been provided for the effects of temporary differences between financial reporting and tax bases of assets and liabilities and have been measured using the enacted marginal tax rates and laws that are currently in effect.

         Recognition of Premium Revenue and Related Expenses

         For universal life-type and investment products, generally there is no requirement for the payment of a premium other than to maintain account values at a level sufficient to pay mortality and expense charges. Consequently, premiums for universal life-type policies and investment products are not reported as revenue, but as deposits. Policy fee revenue for universal life-type policies and investment products consists of charges for the cost of insurance, policy administration, and surrenders assessed during the period. Expenses include interest credited to policy account balances and benefit claims incurred in excess of policy account balances.

         In general, for accident and health products, premiums collected are reported as earned proportionately over the period covered by the policies. For all other life products, premiums are recognized as revenue when due. Benefits and related expenses associated with the premium revenues are charged to expense proportionately over the lives of the policies through a provision for future policy benefit liabilities and through deferral and amortization of deferred policy acquisition costs.

   (1)   Continued

         Reinsurance

         Reinsurance premiums, commissions, and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and benefits ceded to other companies have been reported as a reduction of premium revenue and benefits. Expense reimbursements received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs or, to the extent such reimbursements exceed the related acquisition costs, as other revenue. All reinsurance receivables and prepaid reinsurance premium amounts are reported as assets.

         Investments

         Fixed maturities are classified as available for sale and carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts to maturity that are included in net investment income. Included in fixed maturities are investments in mortgage-backed securities. Investment income on mortgage-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective method, whereby the amortized cost of the securities is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to investment income.

         Short-term investments are carried at amortized cost which approximates fair value. Equity securities are valued at fair value. Mortgage loans are carried at their unpaid principal balance, net of allowances for estimated uncollectible amounts. Real estate is carried generally at cost less accumulated depreciation. Policy loans are carried at unpaid principal balance. Other long-term investments are carried generally at cost.

         Changes in the market values of investments available-for-sale, net of the effect on deferred policy acquisition costs, present value of future profits and deferred federal income taxes are reflected as unrealized investment gains or losses in a separate component of stockholders' interest and accordingly, have no effect on net income.

   (1)   Continued

         Investments that have declines in fair value below cost, that are judged to be other than temporary, are written down to estimated fair value and reported as realized investment losses. Additionally, reserves for mortgage loans and certain other long-term investments are established based on an evaluation of the respective investment portfolio, past credit loss experience, and current economic conditions. Writedowns and the change in reserves are included in realized investment gains and losses in the consolidated statements of income. In general, the Company ceases to accrue investment income when interest or dividend payments are in arrears.

         Impaired loans are loans for which it is probable that the Company will be unable to collect all amounts due according to terms of the original contractual terms of the loan agreement. This definition includes, among other things, leases, or larger groups of small-homogenous loans, and therefore applies principally to the Company's commercial loans. Life of Virginia measures impaired loans at the present value of the loans discounted cash flow using the effective interest rate of the original loan as the discount rate.

         Deferred Policy Acquisition Costs

         Costs of acquiring new business, principally commissions, underwriting and sales expenses that vary with and are primarily related to the production of new business, are deferred. For non-universal life-type products, amortization of deferred policy acquisition costs is related to and based on the present value of expected premium revenues on the policies. Periodically amortization is adjusted to reflect current withdrawal experience. Expected premium revenues are estimated by using the same assumptions used in estimating future policy benefits.

         Deferred policy acquisition costs related to universal life-type policies and investment products are amortized in relation to the present value of expected gross profits on the policies. Such amortization is adjusted periodically to reflect differences in actual and assumed gross profits.

   (1)   Continued

         To the extent that unrealized gains or losses on available for sale securities would result in an adjustment to deferred policy acquisition costs amortization, had those gains or losses actually been realized, the related deferred policy acquisition cost adjustments are recorded along with the unrealized gains or losses included in stockholders' equity with no effect on net income.

         The components of deferred policy acquisition costs are as follows:


                                                                                            Preacquisition
                                                                                   -------------------------
                                                                   Nine months   Three months
                                                   Year ended            ended          ended    Year ended
                                                 December 31,     December 31,      March 31,   December 31,
(millions)                                               1997             1996           1996           1995
------------------------------------------------------------------------------------------------------------

Deferred policy acquisition costs -                 $    70.3             -            363.9          388.1
   beginning of period
Commissions and expenses deferred                       112.3            74.9           22.2           76.1
Amortization                                            (10.8)           (3.2)          (6.0)         (39.3)
Dividend of Globe Life Insurance
   Company (note 7)                                       -               -              -            (22.8)
Effect of net unrealized investment
   (gains) losses                                        (6.8)           (1.4)          17.9          (38.2)
------------------------------------------------------------------------------------------------------------

Deferred policy acquisition costs - end of period   $   165.0            70.3          398.0          363.9
------------------------------------------------------------------------------------------------------------



         Property and Equipment

         Property and equipment are generally depreciated using the straight-line method over their estimated useful lives. As a result of purchase accounting, fully depreciated property and equipment were removed.

         Fair Value of Financial Instruments

         The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amounts in the consolidated statements of financial position for cash and short-term investments approximate their fair values. Fair values for fixed

   (1)   Continued

         maturity securities and equity securities are based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services or in the case of private placements, are estimated by discounted expected future cash flows using a current market rate applicable to the yield credit quality, call features and maturity of the investments, as applicable. The fair values for mortgage loans and policy loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Fair values of derivatives are based on quoted prices for exchange-traded instruments or the cost to terminate or offset with other contracts.

         Fair values for liabilities for investment-type contracts are estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

         Separate Account Business

         The assets and liabilities of the separate accounts represent designated funds of group pension, variable life and annuity policyholders and are not guaranteed or supported by other general investments of the Company. The Company earns mortality and expense risk fees from the separate accounts and assesses withdrawal charges in the event of early withdrawals. The assets are carried at fair value and are offset by liabilities that represent such policyholders' equity in those assets. The net investment income generated from these assets is not included in the consolidated statements of income.

         The Company has periodically transferred capital to the separate accounts to provide for the initial purchase of investments in the new portfolios. As of December 31, 1997, approximately $44.6 million of the Company's common stock investment related to its capital investments in the separate accounts.

         Future Policy Benefit Liabilities and Unearned Premiums and Policy and Contract Claims

         Future policy benefit liabilities on non-universal life-type and accident and health products have been provided on the net level premium method. The liabilities are calculated based on assumptions as to investment yield, mortality, morbidity and

   (1)   Continued

         withdrawal rates that were determined at the date of issue or acquisition of Life of Virginia by the Parent, and provide for possible adverse deviations. Interest assumptions are graded and range from 7.4% to 6.5%.

         Withdrawal assumptions are based principally on experience and vary by plan, year of issue, and duration.

         Policyholder liabilities on universal life-type and investment products are generally based on policy account values. Interest crediting rates for these products range from 8.6% to 4.5%.

         Unearned premiums generally are calculated using the pro rata method based on gross premiums. However, in the case of credit life and credit accident and health, the unearned premiums are calculated such that the premiums are earned over the period of risk in a reasonable relationship to anticipated claims.

         Policy and contract claim liabilities represent estimates for reported claims, as well as provisions for losses incurred, but not yet reported. These claim liabilities are based on historical experience and are estimates of the ultimate amount to be paid when the claims are settled. Changes in the estimated liability are reflected in income as the estimates are revised.

         Foreign Currency Translation

         Foreign revenues and expenses are translated at average exchange rates. Foreign assets and liabilities are translated at year-end exchange rates. Unrealized foreign exchange gains or losses on translation are generally reported in stockholders' equity. No tax effect was taken into consideration for unrealized losses.


   (2)   Invested Assets and Related Income

         Under purchase accounting, the fair value of Life of Virginia's fixed maturity investments as of April 1, 1996, became Life of Virginia's new cost basis in such investments. The difference between the new cost basis and original par is then amortized against investment income over the remaining effective lives of the fixed maturity investments.

   (2)   Continued

         The Company's investments in debt and equity securities are considered available for sale and are carried at estimated fair value, with the aggregate unrealized appreciation or depreciation being recorded as a separate component of stockholders' equity. The carrying value and amortized cost of investments at December 31, 1997 and 1996 were as follows:


                                                                                          December 31, 1997
                                                               -------------------------------------------------

                                                                                Gross        Gross
                                                                  Amortized   Unrealized  Unrealized       Fair
(millions)                                                           Cost       Gains       Losses        Value
----------------------------------------------------------------------------------------------------------------

Available for sale:
     U.S. government and agencies                            $         44.3         1.3          -           45.6
     States and political subdivisions                                  1.8         0.3          -            2.1
     Foreign governments                                              200.1         6.5         (0.3)       206.3
     Corporate securities                                           3,362.1       120.6         (8.1)     3,474.6
     Mortgage-backed securities                                     1,859.8        39.6         (5.4)     1,894.0
----------------------------------------------------------------------------------------------------------------

Total fixed maturities                                              5,468.1       168.3        (13.8)     5,622.6

Total equity securities                                               130.7        21.5         (0.5)       151.7
----------------------------------------------------------------------------------------------------------------

Total available for sale                                     $      5,598.8       189.8        (14.3)     5,774.3
----------------------------------------------------------------------------------------------------------------


                                                                                          December 31, 1996
                                                               --------------------------------------------------

                                                                                Gross        Gross
                                                                  Amortized   Unrealized  Unrealized         Fair
(millions)                                                           Cost       Gains       Losses          Value
------------------------------------------------------------------------------------------------------------------
Available for sale:
     U.S. government and agencies                            $         65.5         2.1          -           67.6
     States and political subdivisions                                  2.1         -            -            2.1
     Foreign governments                                              178.2         5.6          -          183.8
     Corporate securities                                           3,092.1        29.0        (19.6)     3,101.5
     Mortgage-backed securities                                     1,764.3        29.7         (6.3)     1,787.7
-----------------------------------------------------------------------------------------------------------------

Total fixed maturities                                              5,102.2        66.4        (25.9)     5,142.7

Total equity securities                                               155.1        11.2         (0.8)       165.5
-----------------------------------------------------------------------------------------------------------------

Total available for sale                                     $      5,257.3        77.6        (26.7)     5,308.2
-----------------------------------------------------------------------------------------------------------------

   (2)   Continued

         The scheduled maturity distribution of the fixed maturity portfolio at December 31 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                                               1997
                                                                               ---------------------------
                                                                                    Amortized         Fair
(millions)                                                                               Cost        Value
----------------------------------------------------------------------------------------------------------

Due in one year or less                                                      $         105.8         106.7
Due after one year through five years                                                1,196.8       1,224.3
Due after five years through ten years                                               1,654.9       1,705.3
Due after ten years                                                                    650.8         692.3
-----------------------------------------------------------------------------------------------------------

Subtotals                                                                            3,608.3       3,728.6

Mortgage-backed securities                                                           1,859.8       1,894.0
-----------------------------------------------------------------------------------------------------------

Totals                                                                       $       5,468.1       5,622.6
-----------------------------------------------------------------------------------------------------------



         As required by law, the Company has investments on deposit with governmental authorities and banks for the protection of policyholders of $4.7 million and $4.5 million at December 31, 1997 and 1996, respectively.

         At December 31, 1997, approximately 24.8% and 15.9% of the Company's investment portfolio is comprised of securities issued by the manufacturing and financial industries, respectively, the vast majority of which are rated investment grade, and which are senior secured bonds. No other industry group comprises more than 10% of the Company's investment portfolio. This portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.

         At December 31, 1997, the Company did not hold any fixed maturity securities, other than securities issued or guaranteed by the U.S. government, which exceeded 10% of shareholders interest.

   (2)   Continued

         The credit quality of the fixed maturity portfolio at December 31, follows. The categories are based on the higher of the ratings published by Standard & Poors or Moody's.



                                                             1997                         1996
                                                  -------------------------     -------------------------
                                                      Fair                         Fair
                                                     value      Percent           value       Percent
------------------------------------------------------------------------------------------------------

Agencies and treasuries                        $      308            5.5%   $      317          6.2%
AAA/Aaa                                             1,465           26.0         1,437         27.9
AA/Aa                                                 320            5.7           247          4.8
A/A                                                 1,101           19.6           988         19.2
BBB/Baa                                             1,862           33.1         1,864         36.3
BB/Ba                                                 307            5.5           207          4.0
B/B                                                    77            1.4            13          0.3
Not rated                                             182            3.2            69          1.3
-----------------------------------------------------------------------------------------------------

Totals                                         $    5,622          100.0%   $  5,142.         100.0%
-----------------------------------------------------------------------------------------------------



         Bonds with earnings ranging from AAA/Aaa to BBB-/Baa3 are generally regarded as investment grade securities. Some agencies and treasuries (that is, those securities issued by the United States government or an agency thereof) are not rated, but all are considered to be investment grade securities. Finally, some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the value of the security.

   (2)   Continued

         The Company had $6.4 million and $12.6 million of non-income producing investments on December 31, 1997 and December 31, 1996, respectively.

         "Impaired" loans are defined under generally accepted accounting principles as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans, and therefore applies principally to the Company's commercial loans.

         Under these principles, the Company has two types of "impaired" loans as of December 31, 1997 and 1996: loans requiring allowances for losses and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral at income recognition ($23.0 million and $-, respectively). There was no allowance for losses on these loans as of December 31, 1997 and 1996. Average investment in impaired loans during 1997 was $23.0 million and interest income earned on these loans while they were considered impaired was $2.0 million. There were no impaired loans nor related interest income earned on such loans in 1996.

         The Company's mortgage and real estate portfolio is distributed by geographic location and type. However, the Company has concentration exposures in certain regions and in certain types as shown in the following two tables.

         Geographic distribution as of December 31, 1997:



                                                                                    Mortgage    Real estate
-----------------------------------------------------------------------------------------------------------

South Atlantic                                                                          47.0%         60.3%
East North Central                                                                      14.8           2.3
Mountain                                                                                14.1           -
West South Central                                                                      12.0          37.4
Pacific                                                                                  6.6           -
Middle Atlantic                                                                          3.9           -
East South Central                                                                       1.6           -
------------------------------------------------------------------------------------------------------------

Total                                                                                  100.0%         100.0%
------------------------------------------------------------------------------------------------------------

(2)      Continued

         Type distribution as of December 31, 1997:



                                                                                Mortgage     Real estate
--------------------------------------------------------------------------------------------------------

Office building                                                                   19.8%            51.1%
Retail                                                                            23.7             21.3
Industrial                                                                        21.2               -
Apartments                                                                        21.8             25.3
Other                                                                             13.5              2.3
--------------------------------------------------------------------------------------------------------

Total                                                                            100.0%           100.0%
--------------------------------------------------------------------------------------------------------





         Net unrealized gains and losses on investment securities classified as available-for-sale are reduced by deferred income taxes and adjustments to the present value of future profits and deferred policy acquisition costs that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of stockholders' equity are summarized as follows:



                                                                                               Preacquisition
                                                                               -------------------------------------
                                                                     Nine months        Three months
                                                      Year ended        ended              ended        Year ended
                                                     December 31,    December 31,          March 31,    December 31,
(millions)                                               1997             1996               1996           1995
--------------------------------------------------------------------------------------------------------------------

Net unrealized gains on available-for-sale investment securities before adjustments:
      Fixed maturities                     $           154.5             40.5                2.8          143.8
      Equity securities                                 21.0             10.4                5.8           23.2
--------------------------------------------------------------------------------------------------------------------

Subtotal                                               175.5             50.9                8.6          167.0

Adjustments to the present value
   of future profits and deferred policy
   acquisition costs                                   (61.2)           (21.1)               9.9           (8.0)

Deferred income taxes                                  (40.0)           (10.4)              (6.6)         (55.9)
--------------------------------------------------------------------------------------------------------------------

Net unrealized gains on
   available-for-sale investment
   securities                                           74.3             19.4               11.9          103.1
--------------------------------------------------------------------------------------------------------------------

(2)      Continued

         The source of investment income of the Company is as follows:

                                                                                           Preacquisition
                                                                            ----------------------------------
                                                                Nine months     Three months
                                                  Year ended          ended            ended     Year ended
                                                 December 31,   December 31,        March 31,   December 31,
(millions)                                              1997           1996             1996           1995
--------------------------------------------------------------------------------------------------------------

Fixed maturities                           $           398.5          274.4             93.1          332.8
Equity securities                                        7.3            8.7              4.2           10.8
Mortgage loans on real estate                           48.3           41.3             13.5           49.8
Short-term investments                                   1.0            2.5              0.5            3.5
Other investments                                       22.3           12.9              3.0           13.2
--------------------------------------------------------------------------------------------------------------

Gross investment income                                477.4          339.8            114.3          410.1
Investment expenses                                     (4.9)          (5.4)            (2.3)          (8.0)
--------------------------------------------------------------------------------------------------------------

Net investment income                      $           472.5          334.4            112.0          402.1
--------------------------------------------------------------------------------------------------------------



         Gross realized investment gains and losses resulting from the sales of investment securities were as follows:



                                                                                     Preacquisition
                                                                     ---------------------------------
                                                      Nine months     Three months
                                       Year ended           ended            ended       Year ended
                                      December 31,    December 31,        March 31,     December 31,
(millions)                                   1997            1996             1996             1995
------------------------------------------------------------------------------------------------------

Fixed maturities available for sale:
   Gross gains                         $      8.3             0.6              0.5             12.9
   Gross losses                               -              (0.7)            (1.4)           (90.2)
Fixed maturities held to maturity:
   Gross gains                                -               -                -                1.1
   Gross losses                               -               -                -              (13.8)
Equity securities                             3.4             6.0             10.3              5.6
Mortgage loans on real estate                (0.8)            -               (0.4)             2.3
Other                                         2.4             0.1              -                5.6
---------------------------------------------------------------------------------------------------

Total before tax                             13.3             6.0              9.0            (76.5)
Less applicable tax                          (4.7)           (2.3)            (1.9)            26.8
----------------------------------------------------------------------------------------------------

Total                                  $      8.6             3.7              7.1            (49.7)
----------------------------------------------------------------------------------------------------

(2)      Continued

         The changes in net unrealized gains (losses) on fixed maturities and equity security investments are as follows:



                                                                                           Preacquisition
                                                                           -----------------------------------
                                                              Nine months    Three months
                                              Year ended            ended           ended       Year ended
                                             December 31,     December 31,       March 31,     December 31,
(millions)                                          1997             1996            1996             1995
--------------------------------------------------------------------------------------------------------------

Fixed maturities:
   Available for sale                         $    114.0             40.5          (141.0)           298.7
   Held to maturity                                  -                -               -              233.7
Equity securities                                   10.6             10.4           (17.4)            26.1
--------------------------------------------------------------------------------------------------------------

Net unrealized investment gains (losses)      $    124.6             50.9          (158.4)           558.5
--------------------------------------------------------------------------------------------------------------



 (3)     Income Tax

         Beginning April 1, 1996, Life of Virginia and its subsidiary have been included in the life insurance company consolidated federal income tax return of GE Capital Assurance and are also subject to a separate tax-sharing agreement, as approved by state insurance regulators, the provisions of which are substantially the same as the tax-sharing agreement with GE Capital. Prior to April 1, 1996, Life of Virginia was included in the consolidated federal income tax return of Aon and its principal domestic subsidiaries and in accordance with intercompany policy, provided taxes on income based on a separate company basis. Amounts payable or recoverable related to periods before April 1, 1996, are subject to an indemnification agreement with Aon. As such the Company is not at risk for any income taxes nor entitled to recoveries related to those periods.

(3)      Continued

         Income taxes are recorded in the statements of income and directly in stockholders' equity accounts. Income taxes for the years ending December 31 was allocated as follows:




                                                                                     Preacquisition
                                                                      -----------------------------------
                                                        Nine months     Three months
                                        Year ended            ended            ended      Year ended
                                       December 31,     December 31,        March 31,    December 31,
(millions)                                    1997             1996             1996            1995
---------------------------------------------------------------------------------------------------------

Statement of income:
   Operating income (excluding
      realized investment gains
      and losses)                         $   47.5             29.5              5.1            53.9
   Realized investment gains/losses            4.7              2.3              1.9           (26.8)
--------------------------------------------------------------------------------------------------------

   Income tax expense included
      in the statement of income              52.2             31.8              7.0            27.1
Stockholders' equity:
   Unrealized gains/(losses) on
      securities available for sale           29.6             10.4            (49.3)           86.0
--------------------------------------------------------------------------------------------------------

Total                                     $   81.8             42.2            (42.3)          113.1
--------------------------------------------------------------------------------------------------------



         The actual federal income tax expense differed from the expected tax expense computed by applying the U.S. federal statutory rate to income before income tax expense. A reconciliation of the income tax provisions based on the statutory corporate tax rate to the provisions reflected in the consolidated financial statements is as follows:

                                                                                                   Preacquisition
                                                                                     ------------------------------------------
                                                                    Nine months          Three months
                                              Year ended               ended                ended              Year ended
                                             December 31,          December 31,          December 31,         December 31,
                                                 1997                  1996                  1996                 1995
                                         --------------------- --------------------- -------------------- ---------------------
Statutory tax rate .....................  $  50.1       35.0%   $  30.1       35.0%   $  6.6       35.0%   $  23.2       35.0%
Tax-exempt investment income
 deductions ............................    ( 0.9)      (0.7)     ( 1.0)      (1.2)       --       (0.1)     ( 0.1)      (0.1)
Adjustment of prior year taxes .........       --         --         --         --        --         --        3.5        5.3
Other-net ..............................      3.0        2.2        2.7        3.2       0.4        2.1        0.5        0.7
                                          -------       ----    -------       ----    ------       ----    -------       ----
Effective tax rate .....................  $  52.2       36.5%   $  31.8       37.0%   $  7.0       37.0%   $  27.1       40.9%
                                          =======       ====    =======       ====    ======       ====    =======       ====

     Significant compnents of Life of Virginia's deffered tax liabilities and assets are as follows (in millions):



                                              December 31,     December 31,
                                                  1997             1996
                                             --------------   -------------
Deferred tax liabilities:
 Present value of future profits .........       $ 79.1             89.9
 Unrealized investment gains .............         40.0             10.4
 Other ...................................          2.7              6.5
                                                 ------            -----
Total deferred tax liabilities ...........        121.8            106.7
                                                 ------            -----
Deferred tax assets:
 Insurance reserve amounts ...............        142.9            120.4
 Policy acquisition costs ................         11.8             34.3
 Guaranty fund amounts ...................          9.4             10.8
 Other ...................................         15.1             14.1
                                                 ------            -----
Total deferred tax assets ................        179.2            179.6
                                                 ------            -----
Net deferred tax assets ..................       $ 57.4             72.9
                                                 ======            =====

     Deferred taxes are allocated to individual subsidiaries by applying the asset and liability method of accounting for deferred income taxes. Intercompany balances are settled annually.

(3)      Continued

         A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes the deferred tax assets will be fully realized in the future based on the expectation of the reversal of existing temporary differences, anticipated future earnings, and consideration of all other available evidence. Accordingly, no valuation allowance is established.

         The amount of income taxes paid (refunded) for the year ended December 31, 1997, the nine months ended December 31, 1996, three months ended March 31, 1996, and the year ended December 31, 1995 was $64.4 million, $38.6 million, $(2.4) million and $44.9 million, respectively.


   (4)   Reinsurance and Claim Reserves

         Life of Virginia is involved in both the cession and assumption of reinsurance with other companies. Life of Virginia's reinsurance consists primarily of long-duration contracts that are entered into with financial institutions and related party reinsurance. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the Company from its primary liabilities and the Company remains liable to the extent that the reinsuring companies are unable to meet their obligations.

         A summary of reinsurance activity is as follows:



                                                                                       Preacquisition
                                                                       ---------------------------------
                                                         Nine months     Three months
                                         Year ended            ended            ended        Year ended
                                       December 31,     December 31,        March 31,      December 31,
                                               1997             1996             1996              1995
                                     ---------------  ---------------  ---------------   ---------------
                                             Earned           Earned           Earned            Earned
                                     ---------------  ---------------  ---------------   ---------------
Direct                              $         337.3            210.5             77.2             261.5
Assumed                                        20.7              6.6             35.0               4.3
Ceded                                          84.8             62.4             19.8              86.5
-------------------------------------------------------------------------------------------------------

Net premiums                                  273.2            154.7             92.4             179.3
-------------------------------------------------------------------------------------------------------

   (4)   Continued

         Due to the nature of the Company's reinsurance contracts, premiums earned approximate premiums written.

         A significant portion of Life of Virginia's ceded premiums relates to group life and health premiums. Life of Virginia is the primary carrier for the State of Virginia employees group life and health plan. By statute, Life of Virginia must reinsure these risks with other Virginia domiciled companies who wish to participate.

         Incurred losses and loss adjustment expenses are net of reinsurance of $72.7 million, $60.5 million, $17.2 million and $63.1 million for the year ended December 31, 1997, the nine months ended December 31, 1996, three months ended March 31, 1996 and the year ended December 31, 1995, respectively.

         In December 1994, Life of Virginia ceded to CICA $406.6 million of its guaranteed investment contract liabilities. In conjunction with the liability cession, Life of Virginia transferred to CICA available for sale fixed maturities with a fair value of $278.1 million and a cost of $287.2 million and preferred stock with a fair value of $110.5 million and a cost of $119.7 million.

         In January 1995, Life of Virginia ceded to CICA $600 million of its single premium deferred annuity liabilities. In conjunction with the liability cession, Life of Virginia transferred to CICA available for sale fixed maturities with a fair value of $436.1 million and book value of $501.4 million and held to maturity fixed maturities with a fair value of $81.4 million and a book value of $95.1 million. In addition, $5.5 million of accrued income related to the assets above was transferred to CICA. This transaction resulted in a deferred reinsurance gain of $77.0 million, $24 million of which was recognized in 1995. Additionally, Life of Virginia recognized a $79.0 million realized investment loss.

(4)      Continued

         In connection with the sale of the Company, the following transactions occurred effective January 1, 1996: single premium deferred annuity liabilities reinsured with CICA in 1995 were recaptured, guaranteed investment contract liabilities reinsured with CICA in 1994 were recaptured, other lines of CICA insurance business inforce were assumed, and other related liabilities of CICA were assumed. In conjunction with the recapture and assumption, CICA transferred to Life of Virginia assets with a fair value totaling $842.6 million. For the three months ended March 31, 1996, premiums of $33.9 million, benefits of $46.7 million, commission expense of $10.2 million and a capital contribution of $69.3 million as a result of various reinsurance transactions. The $53 million deferred reinsurance gain remaining at December 31, 1995 from the January 1995 single premium deferred annuity cession to CICA was recognized as a capital contribution. The tables below summarize the assets and liabilities transferred from CICA to the Company.



       Millions                                                    Fair Value
-----------------------------------------------------------------------------
Assets transferred:
     Fixed maturity                                              $     727.4
     Preferred stock                                                    88.2
     Policy loans                                                       14.2
     Accrued investment income                                          10.0
     Cash                                                                2.8
-----------------------------------------------------------------------------

Total                                                                  842.6
-----------------------------------------------------------------------------

Liabilities recaptured and assumed:
     Single premium deferred annuity                                   410.5
     Guaranteed investment contracts                                   212.6
     Universal life contracts                                          156.6
     Individual traditional contracts                                   33.2
     Other lines of business inforce                                    19.9
     Other liabilities                                                  16.5
-----------------------------------------------------------------------------

Total                                                            $     849.3
-----------------------------------------------------------------------------

   (5)   Employee Benefits

         Savings Plan

         Beginning April 1, 1996, Life of Virginia's salaried and commissioned employees participated in a General Electric contributory savings plan. Provisions made for the savings plan were $.9 million and $.6 million for the year ended December 31, 1997 and the nine months ended December 31, 1996.

         Prior to the acquisition on April 1, 1996, Life of Virginia participated in Aon's contributory savings plan for the benefit of salaried and commissioned employees. Provisions made for the savings plan were $.3 million and $.8 million for the three months ended March 31, 1996, and the year ended December 31, 1995, respectively. This plan terminated upon the acquisition of Life of Virginia by GE Capital.

         Employee Stock Ownership Plan

         Prior to the acquisition on April 1, 1996, Life of Virginia participated in Aon's leveraged ESOP for the benefit of salaried and certain commissioned employees. Contributions to the ESOP for the three months ended March 31, 1996 and the year ended December 31, 1995 charged to Life of Virginia's operations amounted to $.1 million and $.5 million, respectively. This plan terminated upon the acquisition of Life of Virginia by GE Capital.

         Pension Plan

         Beginning April 1, 1996, Life of Virginia's salaried and commissioned employees participated in a General Electric contributory defined benefit pension plan. Generally, benefits are based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Benefit provisions are subject to collective bargaining. General Electric's funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as determined appropriate. The components of net periodic pension cost and benefit obligations of the General Electric defined benefit plan are not separately available for Life of Virginia. In connection with Life of Virginia's participation in the General Electric contributory defined benefit pension plan a $.6 million and $.4 million expense were incurred for the year ended December 31, 1997 and the nine months ended December 31, 1996.

   (5)   Continued

         Prior to the acquisition on April 1, 1996, Life of Virginia participated in Aon's non-contributory defined benefit pension plan providing retirement benefits for salaried employees and certain commissioned employees based on years of service and salary. Aon's funding policy was to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as Aon determined to be appropriate from time to time. The components of net periodic pension cost and benefit obligations of the Aon defined benefit plan were not separately available for Life of Virginia. In connection with Life of Virginia's participation in the Aon defined benefit plan, the Company had net pension credits of $1.2 million and $3.8 million in the three months ended March 31, 1996 and the year ended December 31, 1995. This plan terminated upon the acquisition of Life of Virginia by GE Capital.

         Postretirement Benefits Other Than Pensions

         Beginning April 1, 1996, Life of Virginia's salaried and commissioned employees participated in a General Electric retiree health and life insurance benefit plan. The plans principally provides health and life insurance benefits to employees who retire under the General Electric pension plan with 10 or more years of service. Retirees share in the cost of their health care benefits. The funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Expenses incurred by Life of Virginia for the year ended December 31, 1997 and the nine months ended December 31, 1996 for the retiree health and life insurance benefit plan were $1.9 million and $1.3 million, respectively.

         Prior to the acquisition on April 1, 1996, Aon sponsored two defined benefit postretirement health and welfare plans in which Life of Virginia participated that cover both salaried and nonsalaried employees. One plan provided medical benefits, prior to and subsequent to Medicare eligibility, and the other provided life insurance benefits. The postretirement health care plan was contributory, with retiree contributions adjusted annually; the life insurance plan was noncontributory. Both plans were funded on a pay-as-you-go basis. These plans terminated upon the acquisition of Life of Virginia by GE Capital.

(6)      Lease Commitments

         Life of Virginia has noncancelable operating leases for certain office space, equipment and automobiles. Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997 are as follows:



(millions)                                       Minimum lease payments
------------------------------------------------------------------------
1998                                                           $    1.1
1999                                                                0.8
2000                                                                0.5
2001                                                                0.3
2002                                                                -
Later years                                                         -
------------------------------------------------------------------------

Total minimum payments required                                $    2.7
------------------------------------------------------------------------




         Rental expense for all operating leases for the year ended December 31, 1997, for the nine months ended December 31, 1996, the three months ended March 31, 1996 and the year ended December 31, 1995 amounted to $1.3 million, $2.5 million, $.8 million and $3.6 million, respectively.


   (7)   Related Party Transactions

         Life of Virginia pays investment advisory fees and other fees to affiliates. Amounts incurred for these items aggregated $7.6 million, $3.2 million, $3.5 million and $5.8 million for the year ended December 31, 1997, the nine months ended December 31, 1996, the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. Life of Virginia charges affiliates for certain services and for the use of facilities and equipment which aggregated $4.6 million, $2.0 million, $1.0 million, and $10.0 million for the year ended December 31, 1997, the nine months ended December 31, 1996, the three months ended March 31, 1996, and the year ended December 31, 1995, respectively.

   (7)   Continued

         At December 31, 1997 and 1996, Life of Virginia held investments in securities of certain affiliates amounting to $2.6 million. Amounts included in net investment income related to these holdings totaled $0.1 million, $0.1 million, $0.2 million and $1.0 million for the year ended December 31, 1997, for the nine months ended December 31, 1996, the three months ended March 31, 1996 and the year ended December 31, 1995, respectively.

         In January 1995, Life of Virginia dividend 100% of its Globe Life Insurance Company ("Globe") common stock to CICA, a subsidiary of Aon. At December 31, 1994, Globe had assets of $954.9 million, liabilities of $765.7 million and stockholders' equity of $189.2 million. The fair value of this dividend was $193.3 million.

         In 1995, Life of Virginia received from CICA, in the form of a capital contribution, fixed maturities with a fair value of $45.0 million.

         In January 1995, Life of Virginia transferred limited partnership investments with a fair value of $8.0 million and book value of $7.5 million, common stocks with a fair value of $5.6 million and book value of $3.4 million, and cash of $6.4 million to pay a $20.0 million dividend declared but not paid in 1994. A $2.7 million realized investment gain was recorded on this transfer.


   (8)   Litigation

         Life of Virginia is subject to numerous claims and lawsuits that arise in the ordinary course of business. In some of these cases the remedies that may be sought or damages claimed are substantial, including cases that seek punitive or extraordinary damages. Accruals for these lawsuits have been provided to the extent that losses are deemed probable and are estimable. Although the ultimate outcome of these suits cannot be ascertained and liabilities in indeterminate amounts may be imposed on Life of Virginia, on the basis of present information, availability of insurance coverage, and advice received from counsel, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position or results of operations of Life of Virginia.

   (9)   Financial Instruments

         Interest Rate Risk Management

         Life of Virginia used interest rate swap agreements to manage asset and liability durations relating to its capital accumulation annuity business. As of December 31, 1995, these swap agreements had the net effect of lengthening liability durations. Variable rates received on interest rate swap agreements correlate with crediting rates paid on outstanding liabilities. The net effect of swap payments is settled periodically and reported in income. There was no settlement of underlying notional amounts.

         Life of Virginia performed frequent analyses to measure the degree of correlation associated with its derivative program. Life of Virginia assessed the adequacy of the correlation analyses results in determining whether the derivatives qualify for hedge accounting. Realized gains and losses on derivatives that qualify as hedges were deferred and reported as an adjustment of the cost basis of the hedged item. Deferred gains and losses were amortized into income over the life of the hedged item. The fair value of swap agreements hedging liabilities were not recognized in the consolidated statements of financial position.

         These interest rate swaps gave rise to credit risks due to possible non-performance by counterparties. The credit risk was generally limited to the fair value of those contracts that were favorable to Life of Virginia. Life of Virginia limited its credit risk by restricting investments in derivative contracts to a diverse group of highly rated major financial institutions. Life of Virginia closely monitored the credit worthiness of, and exposure to, its counterparties and considered its credit risk to be minimal.

         Life of Virginia had no interest rate swaps outstanding at December 31, 1997 and 1996.

         During the three months ended March 31, 1996 and the year ended December 31, 1995 Life of Virginia amortized $.6 million and $1.4 million, respectively, of net deferred losses relating to interest rate swaps into income.

         As of December 31, 1995, the principal swaps have maturities ranging from September 1999 to October 2000 and variable rates based on five year treasury rates. These swaps were terminated prior to March 31, 1996 resulting in a $1.1 million gain which was deferred.

(9)      Continued

         Other Financial Instruments

         Life of Virginia has certain investment commitments to provide fixed-rate loans. The investment commitments, which would be collateralized by related properties of the underlying investments, involve varying elements of credit and market risk. Investment commitments outstanding at December 31, 1997 and December 31, 1996, totaled $16.7 million and $1.7 million, respectively.


         Fair Value of Financial Instruments

         Accounting standards require the disclosure of fair values for certain financial instruments. The fair value disclosures are not intended to encompass the majority of policy liabilities, various other non-financial instruments, or other intangible items related to Life of Virginia's business. Accordingly, care should be exercised in deriving conclusions about Life of Virginia's business or financial condition based on the fair value disclosures.

         The Company has no derivative financial instruments as defined by SFAS No. 119 at December 31, 1997, other than mortgage loan commitments of $67.7 million.

   (9)   Continued

         The carrying amount and fair value of certain of Life of Virginia's financial instruments are as follows:



                                                                 December 31, 1997         December 31, 1996
                                                               ------------------------------------------------
                                                                Carrying         Fair    Carrying         Fair
(millions)                                                        Amount        Value      Amount        Value
---------------------------------------------------------------------------------------------------------------
Assets:
   Fixed maturities and
      equity securities
       (note 2)                                              $  5,774.3      5,774.3     5,308.2      5,308.2
   Mortgage loans on
      real estate                                                 496.2        532.2       585.4        622.6
   Policy loans                                                   188.4        188.4       179.5        179.5
   Cash, short-term
      investments and
      receivables                                                 138.6        138.6       186.4        186.4
   Assets held in separate accounts                             4,066.4      4,066.4     2,762.7      2,762.7
------------------------------------------------------------------------------------------------------------

Liabilities:
   Investment type
      insurance contracts                                       3,113.8      3,100.7     3,055.0      3,027.6
   Commissions and
      general expenses                                             51.1         51.1        46.8         46.8
   Liabilities related to separate accounts                     4,066.4      4,066.4     2,762.7      2,762.7
------------------------------------------------------------------------------------------------------------



         See Note 1 regarding the method used to estimate fair values.

                                                     1
  (10)   Stockholders' Equity

         Generally, the capital and surplus of Life of Virginia available for transfer to the Parent are limited to the amounts that the statutory capital and surplus exceed minimum statutory capital requirements; however, payments of the amounts as dividends may be subject to approval by regulatory authorities. The maximum amount of dividends which can be paid by the Company without prior approval at December 31, 1997, is $51.8 million.

         Statutory net income (loss) and stockholders' equity is summarized below:


                                                                                         Preacquisition
                                                                            ------------------------------
                                                                 Nine months  Three months
                                                 Year ended            ended         ended
                                               December 31,     December 31,      March 31,    December 31,
(millions)                                             1997             1996           1996           1995
----------------------------------------------------------------------------------------------------------
Statutory net income                      $           73.9             69.7           (8.3)           53.9
Statutory stockholders' equity                       522.5            419.1          360.5           364.2
----------------------------------------------------------------------------------------------------------


         The National Association of Insurance Commissioners has developed certain Risk Based Capital (RBC) requirements to help regulators identify life insurers that may be inadequately capitalized. If prescribed levels of RBC are not maintained, certain actions may be required on the part of the Company or its regulators. At December 31, 1997 the Company's Total Adjusted Capital and Authorized Control Level
         - RBC were above the calculated minimum regulatory thresholds.



THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Balance Sheets
(Unaudited)
September 30, 1998
(in millions)

=================================================================================================

Assets
================================================================================================

Investments:
   Fixed maturities:
     Available for sale - at fair value (amortized cost:
       September 30, 1998 - $5,588.3)                                              $    5,797.1
   Equity securities - at fair value
     Common stocks (cost:  September 30, 1998 - $101.5)                                   105.5
     Preferred stocks (cost:  September 30, 1998 - $65.8)                                  77.5
   Mortgage loans on real estate (net of reserve for losses:
     September 30, 1998 - $17.9)                                                          522.8
   Real estate (net)                                                                        8.5
   Policy loans                                                                           194.3
   Short-term investments                                                                  30.0
================================================================================================

Total investments                                                                       6,735.7
================================================================================================

Cash                                                                                        6.0
Receivables:
   Premiums and other                                                                      14.1
   Reinsurance recoverable                                                                 20.2
   Accrued investment income                                                              124.1
================================================================================================

Total receivables                                                                         158.4
================================================================================================

Deferred policy acquisition costs                                                         217.4

Goodwill (net of accumulated amortization:  September 30, 1998 - $15.8)                   110.3

Present value of future profits (net)                                                     291.3

Property and equipment at cost (net)                                                        3.2

Deferred income taxes                                                                      55.3

Other assets                                                                                5.4

Assets held in separate accounts                                                        4,618.1
================================================================================================

Total assets                                                                       $   12,201.1
================================================================================================


THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Balance Sheets, Continued
(Unaudited)
September 30, 1998
(in millions, except share data)

================================================================================================

Liabilities and Stockholders' Equity
=================================================================================================

Policy liabilities:
   Future policy benefits                                                  $              526.6
   Policy and contract claims                                                             116.1
   Unearned and advance premiums                                                            0.1
   Other policyholder funds                                                             5,418.0
================================================================================================

Total policy liabilities                                                                6,060.8
================================================================================================

General liabilities:
   Payable to affiliate, net                                                               17.1
   Commissions and general expenses                                                        61.0
   Current income taxes                                                                    59.6
   Other liabilities                                                                      147.7
   Liabilities related to separate accounts                                             4,618.1
=================================================================================================

Total liabilities                                                                      10,964.3
=================================================================================================

Commitments and Contingent Liabilities
================================================================================================

Stockholders' equity:
   Common stock - $1,000 par value:
     Authorized, issued and outstanding:  4,000 shares                                      4.0
   Additional paid-in capital                                                             925.9
   Net unrealized investment gains                                                         99.2
   Retained earnings                                                                      207.7
=================================================================================================

Total stockholders' equity                                                              1,236.8
=================================================================================================

Total liabilities and stockholders' equity                                 $           12,201.1
=================================================================================================


See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Statements of Income
(Unaudited)
For the nine months ended September 30, 1998
(in millions)

===============================================================================-



                                                                     Nine Months
                                                                           Ended
                                                              September 30, 1998
================================================================================

Revenue
   Premiums and policy fees                                   $          193.5
   Separate account fees                                                  44.4
   Net investment income                                                 360.1
   Realized investment gains (losses)                                      4.1
   Other income                                                            1.5
================================================================================

Total revenue earned                                                     603.6
================================================================================

Benefits and Expenses
   Benefits to policyholders                                             380.4
   Commissions and general expenses                                       69.2
   Interest expense                                                        1.7
   Amortization of intangibles                                            40.4
   Amortization of deferred policy acquisition
     costs                                                                13.0
================================================================================

Total benefits and expenses                                              504.7

Income Before Income Tax                                                  98.9
   Provision for income tax
     Current expense (benefit)                                            46.7
     Deferred expense (benefit)                                          (10.4)
===============================================================================-

                                                                          36.3
================================================================================

Net income                                                    $           62.6
================================================================================



See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity
(Unaudited)
For the nine months ended September 30, 1998
 (in millions)

================================================================================



                                                             Nine Months
                                                                   Ended
                                                          September 30, 1998
================================================================================

Common stock
   $1,000 par value common stock, authorized,
     issued and outstanding 4,000 in 1998
================================================================================

   Balance at beginning and end of period               $            4.0
================================================================================

Additional Paid-in Capital

   Balance at beginning and end of period                          925.9
================================================================================

Accumulated Non-Owner Changes in Equity
   Balance at beginning of period                                   74.3
     Net unrealized investment gains (losses)                       24.9
================================================================================

Balance at end of period                                            99.2
================================================================================

Retained Earnings (Deficit)
   Balance at beginning of period                                  145.1
     Net income                                                     62.6

Balance at end of period                                           207.7
================================================================================

Stockholders' equity at end of period                   $        1,236.8
================================================================================

See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Consolidated Statements of Cash Flows
 (Unaudited)
For the nine months ended September 30, 1998
(in millions)

================================================================================


                                                                     Nine Months
                                                                           Ended
                                                              September 30, 1998
================================================================================

Cash flows from operating activities:
   Net income                                                      $            62.6
   Adjustments to reconcile net income to cash provided by
     (used in) operating activities:
      Change in policy liabilities                                             217.2
      Change in accrued investment income                                       (1.0)
      Deferred policy acquisition costs                                        (78.0)
      Amortization of deferred policy acquisition costs                         23.0
      Amortization of intangibles                                               40.4
      Other amortization and depreciation                                        1.3
      Premiums and operating receivables, commissions and general
        expenses, income taxes and other                                        27.7
      Realized investment (gains) losses                                        (4.0)
=====================================================================================

Cash provided by (used in) operating activities                                289.2
=====================================================================================

Cash flows from investing activities:
   Sale or maturity of investments
     Fixed maturities - available for sale
      Sales                                                                    618.8
     All other investments                                                     131.4
   Purchase of investments:
     Fixed maturities - available for sale                                    (768.5)
     All other investments                                                    (134.5)
   Purchase of property and equipment                                           (0.3)
=====================================================================================

Cash provided by (used in) investing activities                               (153.1)
=====================================================================================

Cash flows from financing activities:
   Change in cash overdrafts                                                    (0.9)
   Interest sensitive life, annuity and investment contract deposits         1,347.0
   Interest sensitive life, annuity and investment contract withdrawals     (1,476.4)
=====================================================================================

Cash provided by (used in) financing activities                               (130.3)
=====================================================================================

Increase (decrease) in cash                                                      5.8
Cash at beginning of period                                                      0.2
=====================================================================================

Cash at end of period                                              $             6.0
=====================================================================================

See accompanying notes to consolidated financial statements.

THE LIFE INSURANCE COMPANY OF VIRGINIA & SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements



(1)  Summary of Significant Accounting Principles and Practices

     The financial results included in this report are stated in conformity with generally accepted accounting principles and are unaudited but include normal recurring adjustments considered necessary for a fair presentation of the results for such periods. These interim figures are not necessarily indicative of results for a full year.


Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, was adopted as of January 1, 1998. This Statement requires reporting of changes in shareholder's interest that do not result directly from transactions with shareholders. An analysis of these changes follows:



                                                       Nine Months Ended
(in millions)                                          September 30, 1998
                                                       ------------------

Net income                                                  62.6
Unrealized gains on investments securities - net            24.9
                                                            ----
Total                                                       87.5
                                                            ====

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (the "Statement"). The Statement requires that, upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will not adopt the Statement until required to do so on January 1, 2000.


Refer to the consolidated financial statements and notes in the audited financial statements for the year ended December 31, 1997 for additional details of Life of Virginia's financial position, as well as a description of the accounting policies which have continued without change. The details included in notes have not changed except as a result of normal transactions in the interim.

                                     PART C

                                OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

[Needs to be finalized]

(a)  Financial Statements

All required financial statements are included in Part B of this Registration Statement.

(b)  Exhibits

(1)(a) Resolution of Board of Directors of GE Life & Annuity authorizing the establishment of Separate Account 4. 12/


(1)(b) Resolution of Board of Directors of Life of Virginia authorizing the establishment of additional investment subdivisions of Separate
        Account 4, investing in shares of the Asset Manager Portfolio of the Fidelity Variable Insurance Products Fund II and the Balanced
        Portfolio of the Advisers Management Trust. 12/

(1)(c)  Resolution of Board of Directors of Life of Virginia  authorizing the establishment  of  additional  investment  subdivisions  of  Separate
        Account  4,  investing  in  shares  of  the  Growth  Portfolio,   the
        Aggressive  Growth  Portfolio,  and the Worldwide Growth Portfolio of
        the Janus Aspen Series. 12/

(1)(d) Resolution of Board of Directors of Life of Virginia authorizing the establishment of twenty-two (22) additional subdivisions of Separate
        Account 4, investing in shares of Money Market Portfolio, High Income
        Portfolio,  Equity-Income  Portfolio,  Growth  Portfolio and Overseas
        Portfolio of the Fidelity  Variable  Insurance  Products Fund;  Asset
        Manager  Portfolio of the Fidelity Variable  Insurance  Products Fund
        II; Money Market Portfolio,  Government Securities Portfolio,  Common
        Stock Index Portfolio, Total Return Portfolio of the Life of Virginia
        Series Fund, Inc.; Limited Maturity Bond Portfolio, Growth Portfolio and Balanced Portfolio of the Neuberger & Berman Advisers Management
        Trust; Growth Portfolio,  Aggressive Growth Portfolio,  and Worldwide
        Growth  Portfolio of the Janus Aspen Series;  Money Fund, High Income
        Fund, Bond Fund,  Capital  Appreciation  Fund, Growth Fund,  Multiple
        Strategies Fund of the Oppenheimer Variable Account Funds. 12/

(1)(e) Resolution of Board of Directors of Life of Virginia authorizing the establishment of three additional investment subdivisions of Separate
        Account 4, investing in shares of the Utility Fund and Corporate Bond
        Fund of the Insurance Management Series, and the Contrafund Portfolio of the Variable Insurance Products Fund II. 12/

(1)(f) Resolution of Board of Directors of Life of Virginia authorizing the establishment of two additional investment subdivisions of Separate
        Account 4, investing in shares of the International Equity Portfolio and the Real Estate Securities Portfolio of Life of Virginia Series
        Fund. 12/

(1)(g) Resolution of Board of Directors of Life of Virginia authorizing the establishment of four additional investment subdivisions of Separate
        Account 4, investing in shares of the American Growth Portfolio and the American Small Capitalization Portfolio of The Alger American
        Fund, and the Growth  Portfolio and Flexible Income  Portfolio of the
        Janus Aspen Series. 8/

(1)(h) Resolution of Board of Directors of Life of Virginia authorizing the establishment of two additional investment subdivisions of Separate
        Account 4, investing in shares of the Federated American Leaders Fund
        II of the Federated  Insurance Series,  and the International  Growth
        Portfolio of the Janus Aspen Series. 9/

(1)(i)  Resolution of Board of Directors of Life of Virginia  authorizing the
        establishment  of  twelve  additional   investment   subdivisions  of
        Separate  Account  4,  investing  in  shares  of the  Growth & Income
        Portfolio and Growth  opportunities  Portfolio of Variable  Insurance
        Products Fund III; Growth II Portfolio and Large Cap Growth Portfolio
        of the PBHG Insurance Series Fund, Inc.; Global Income Fund and Value
        Equity Fund of GE Investments Funds, Inc.11/

(1)(j) Resolution of Board of Directors of Life of Virginia authorizing the establishment of two additional investment subdivisions of Separate
        Account 4, investing in shares of the Capital Appreciation Portfolio of the Janus Aspen Series. 11/

(1)(k) Resolution of Board of Directors of Life of Virginia authorizing the establishment of six additional investment subdivisions of Separate
        Account  4,  investing  in shares of the U.S.  Equity  Fund of the GE
        Investments  Funds, Inc., Growth and Income Fund of the Goldman Sachs
        Variable  Insurance  Trust  Fund and Mid Cap  Equity  Fund of Goldman
        Sachs Variable Insurance Trust. Further a name change for Oppenheimer
        Variable  Account  Fund  Capital  Appreciation  fund  to  Oppenheimer
        Variable Account Fund Aggressive Growth Fund. 12/

(1)(l) Resolution of Board of Directors of Life of Virginia authorizing the establishment of Investment Subdivisions of Salomon Brothers Variable
        Series Funds, Inc.

(2)      Not applicable.

(3)(a)   Underwriting  Agreement  dated  December  12, 1997  between GE Life and
         Annuity Assurance Company and Capital Brokerage Corporation.12/

   (b)   Dealer Sales Agreement dated December 13, 1997.12/

(4)(a)   Form of Policy. 14/

   (b)   Endorsements to Policy.

         (i)  IRA  Endorsement  12/
        (ii)  Pension  Endorsement  12/
       (iii)  Section  403(b) Endorsement 12/
        (iv)  Guaranteed Minimum Death Benefit Rider 13/
         (v)  Optional Death Benefit at Death of Annuitant Endorsement 12/
        (vi)  Endorsement for Waiver of Surrender Charges 13/

(5)(a)  Form of Application. 12/

(6)(a)  Certificate  of  Incorporation  of  GE  Life  and  Annuity   Assurance
        Company. 12/

(b)     By-Laws of GE Life and Annuity Assurance Company. 12/

(7)     Not Applicable.

(8)(a)  Participation   Agreement  among  Variable  Insurance  Products  Fund,
        Fidelity Distributors  Corporation,  and The Life Insurance Company of
        Virginia. 12/

  (b) (i)Amendment to Participation Agreement Referencing Policy Form
         Numbers. 12/

  (b) (ii)Amendment to Participation Agreement among Variable Insurance
          Products Fund II, Fidelity Distributors Corporation, and The Life
          Insurance Company of Virginia. 9/

  (b) (iii) Amendment to Participation Agreement among Variable
            Insurance Products Fund, Fidelity Distributors Corporation, and The
            Life Insurance Company of Virginia. 9/

  (c) Agreement  between  Oppenheimer  Variable  Account  Funds,  Oppenheimer
      Management Corporation, and The Life Insurance Company of Virginia.
      12/

  (c)(i) Amendment to Agreement between Oppenheimer Variable Account Funds,
         Oppenheimer Management Corporation, and The Life Insurance Company of
         Virginia. 12/

  (d) Participation Agreement among Variable Insurance Products Fund II,
      Fidelity Distributors Corporation and The Life Insurance Company of
      Virginia. 12/

  (e) Participation Agreement between Janus Capital Corporation and The
      Life Insurance Company of Virginia. 12/

  (f) Participation Agreement between Insurance Management Series,
      Federated Securities Corp., and The Life Insurance Company of
      Virginia.  12/

  (g) Participation Agreement between The Alger American Fund, Fred Alger and
      Company, Inc., and The Life Insurance Company of Virginia. 8/

  (h) Participation Agreement between Variable Insurance Products Fund III and The Life Insurance Company of Virginia. 11/

  (i) Participation Agreement between Goldman Sachs Variable Insurance
      Trust Insurance and The Life Insurance Company of Virginia.11/

  (j) Participation Agreement between Salomon Brothers Variable Series
      Funds and The Life Insurance Company of Virginia.14/

  (k) Participation  Agreement between GE Investments  Funds, Inc. and The Life
      Insurance Company of Virginia. 14/

(9)   Opinion and Consent of Counsel.14/

(10)(a) Consent of Counsel.14/

    (b) Consent of Independent Auditors.14/

(11)  Not Applicable.

(12)  Not Applicable.

(13)  Not Applicable.

(14) Power of Attorney dated April 16, 1997.11/


 8/Incorporated herein by reference to post-effective amendment number 3 to the Registrant's registration statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on September 28, 1995.

 9/Incorporated herein by reference to post-effective amendment number 4 to the Registrant's registration statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on April 30, 1996.

10/Incorporated herein by reference to post-effective amendment number 6 to the Registrant's registration statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on March 24, 1997.

11/Incorporated herein by reference to post-effective amendment number 7 to the Registrant's registration statement on Form N-4, File No. 33-76334 filed with the Securities and Exchange Commission on May 1, 1997.

12/Incorporated herein by reference to post-effective amendment number 9 to the Registrant's registration statement on Form N-4, File No. 33-76334 filed with the Securities and Exchange Commission on May 1, 1998.

13/Incorporated herein by reference to post-effective amendment number 11 to the Registrant's registration statement on Form N-4, File No. 33-76334 filed with the Securities and Exchange Commission on July 17, 1998.

14/Incorporated herein



Item 25.  Directors and Officers of GE Life & Annuity



                                                        Positions and Offices with
Name                       Address                      Depositor


Ronald V. Dolan            First Colony Life             Director and Chairman of the
                           700 Main Street               Board
                           Lynchburg, VA  24505
Pamela S. Schutz           GE Life & Annuity             Director and President
                           6610 W. Broad Street
                           Richmond, VA  23230
Selwyn L. Flournoy, Jr     GE Life & Annuity             Director and Senior Vice
                           6610 W. Broad Street          President
                           Richmond, VA 23230
Robert D. Chinn            GE Life & Annuity             Director and Senior Vice
                           6610 W. Broad Street          President - Agency
                           Richmond, VA 23230
Elliot Rosenthal           GE Life & Annuity             Senior Vice President -
                           6610 W. Broad Street          Investment Products
                           Richmond, VA 23230
Victor C. Moses            GE Financial Assurance        Director
                           601 Union Street, Ste. 5600
                                Seattle, WA 98101
Geoffrey S. Stiff          GE Life & Annuity             Director
                           6610 W. Broad Street
                           Richmond, VA 23230




Item 26. Persons Controlled by or Under Common Control With the Depositor or Registrant

                              ORGANIZATIONAL CHART

                                GENERAL ELECTRIC
                  |                           COMPANY
            Other Subsidiaries                         |
                                      (100%)
                                        |
                                GENERAL ELECTRIC
                             CAPITAL SERVICES, INC.
                                        |
                                      (100%)
                                        |
                                GENERAL ELECTRIC
                               CAPITAL CORPORATION
                                        |
                                      (100%)
                                        |
                     -----   GE FINANCIAL ASSURANCE
                    |            HOLDINGS, INC.
                    |                   |
                    |                 (100%)
                    |                   |
                    |            GNA CORPORATION
                    |                   |
                    |
                    |               (100%) 20%
                    |                   |
                    |           GENERAL ELECTRIC
                    |       CAPITAL ASSURANCE COMPANY
                    |                   |
                    |                 (80%)
                    |                   |
                    |          GE LIFE AND ANNUITY
                     -----      ASSURANCE COMPANY

Item 27.  Number of Policyowners

Not applicable.

Item 28.  Indemnification

Section 13.1-698 and 13.1-702 of the Code of Virginia, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of Virginia in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 5 of the By-Laws of GE Life & Annuity further provides that:

  (a) The Corporation shall indemnify each director, officer and employee of this Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements [sic], fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation, and with respect to any criminal action, had no cause to believe his conduct unlawful. The termination of any action, suit or proceeding by judgement [sic], order, settlement, conviction, or upon a plea of nolo contendere, shall not of itself create a presumption that the person did not act in good faith, or in a manner opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, believed his conduct unlawful.

  (b) The Corporation shall indemnify each director, officer or employee of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgement [sic] in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  (c) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of the directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

  (d) Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in subsection (c) upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount to the Corporation unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

  (e) The Corporation shall have the power to make any other or further indemnity to any person referred to in this section except an indemnity against gross negligence or willful misconduct.

  (f) Every reference herein to director, officer or employee shall include every director, officer or employee, or former director, officer or employee of the Corporation and its subsidiaries and shall enure to the benefit of the heirs, executors and administrators of such person.

  (g) The foregoing rights and indemnification shall not be exclusive of any other rights and indemnification to which the directors, officers and employees of the Corporation may be entitled according to law.

                                   *           *          *

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the depositor pursuant to the foregoing provisions, or otherwise, the depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the depositor of expenses incurred or paid by a director, officer or controlling person of the depositor in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  Principal Underwriters

  (a) Capital Brokerage Corporation is the principal underwriter of the Policies as defined in the Investment Company Act of 1940, and is also the principal underwriter for flexible premium variable life insurance policies issued through GE Life & Annuity Separate Accounts I, II, III and V.

  (b)



                                                           Positions and Offices
Name                       Address                         with Depositor


Scott A. Curtis            GE Financial Assurance          President and Chief
                           6610 W. Broad St.               Executive Officer
                           Richmond, VA 23230
Charles A. Kaminski        GE Financial Assurance          Senior Vice President
                            601 Union St., Ste. 5600
                                Seattle, WA 98101
Victor C. Moses            GE Financial Assurance          Senior Vice President
                            601 Union St., Ste. 5600
                                Seattle, WA 98101
Geoffrey S. Stiff          First Colony Life               Senior Vice President
                           700 Main St.
                           Lynchburg, VA 23219
Mary Catherine Yeagley     GE Financial Assurance          Senior Vice President
                            601 Union St., Ste. 5600
                                Seattle, WA 98101
Jeffrey I. Hugunin         GE Financial Assurance          Treasurer
                           6604 W. Broad St.
                           Richmond, VA 23230
John W. Attey              GE Financial Assurance          Vice President,
Counsel
                           7125 W. Jefferson Ave., Ste. 200& Assistant Secretary
                           Lakewood, CO 80235
Thomas W. Casey            GE Financial Assurance          Vice President & Chief
                           6604 W. Broad St.               Financial Officer
                           Richmond, VA 23230
Stephen N. DeVos           GE Financial Assurance          Vice President &
                           6604 W. Broad St.               Controller
                           Richmond, VA 23230
Scott A. Reeks             GE Financial Assurance          Vice President &
                           6610 W. Broad St.               Assistant Treasurer
                           Richmond, VA 23230
Edward J. Wiles, Jr.       GE Financial Assurance          Vice President,
Counsel
                           777 Long Ridge Rd., Bldg. "B"   & Secretary
                           Stamford, CT 06927




Item 30.  Location of Accounts and Records

All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules under it are maintained by GE Life & Annuity at its executive offices.

Item 31.  Management Services

All management contracts are discussed in Part A or Part B of this Registration Statement.


Item 32.  Undertakings

  (a) Registrant undertakes that it will file a post-effective amendment to this Registration Statement as frequently as necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

  (b) Registrant undertakes that it will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

  (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to GE Life & Annuity at the address or phone number listed in the Prospectus.

  STATEMENT PURSUANT TO RULE 6c-7

  GE Life & Annuity offers and will offer Policies to participants in the Texas Optional Retirement Program. In connection therewith, GE Life & Annuity and Account 4 rely on 17 C.F.R. Section 270.6c-7 and represent that the provisions of paragraphs (a)-(d) of the Rule have been or will be complied with.

  SECTION 403(b) REPRESENTATIONS

  GE Life & Annuity represents that in connection with its offering of Policies as funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code of 1986, it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88) regarding Sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, and that paragraphs numbered (1) through (4) of that letter will be complied with.

  SECTION 26(e)(2)(A) REPRESENTATION

  GE Life & Annuity hereby represents that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by GE Life & Annuity .

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the registrant, Life of Virginia Separate Account 4, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, in the County of Henrico in the Commonwealth of Virginia, on the 17th of December, 1998.

                      Life of Virginia Separate Account 4
                                  (Registrant)

   By: /s/SELWYN L. FLOURNOY, JR.
      ---------------------------
         Selwyn L. Flournoy, Jr.
         Senior Vice President

                      The Life Insurance Company of Virginia
                                   (Depositor)

   By:  /s/SELWYN L. FLOURNOY, JR.
       ---------------------------
           Selwyn L. Flournoy, Jr.
           Senior Vice President

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                                 Date

/s/ RONALD V. DOLAN                Director, Chairman of the Board     12/10/98
-------------------
Ronald V. Dolan

/s/PAMELA S. SCHUTZ                Director and President              12/10/98
-------------------
Pamela S. Schutz

/s/SELWYN L. FLOURNOY, JR.         Director, Senior Vice President     12/10/98
--------------------------
Selwyn L. Flournoy, Jr.



/s/ROBERT D. CHINN                 Director, Senior Vice President     12/10/98
-------------------
Robert D. Chinn

/s/VICTOR C. MOSES                 Director                            12/10/98
-----------------
Victor C. Moses

/s/GEOFFREY S. STIFF               Director                             12/10/98
--------------------
Geoffrey S. Stiff



By /s/SELWYN L. FLOURNOY, JR, pursuant to Power of Attorney executed on April 16, 1997.

                                LIST OF EXHIBITS

(4)(a)      Form of Policy

(8)(j) Participation Agreement between Salomon Brothers Variable Series Fund, Inc. and The Life Insurance Company of Virginia

(8)(k) Participation Agreement between GE Investment Funds, Inc. and The Life Insurance Company of Virginia

(9)         Opinion and Consent of Counsel

(10)(a)     Consent of Counsel

(10)(b)     Consent of Auditors